UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Horizon Lines, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies: Common stock, par value $0.01 per share, of Horizon Lines, Inc.
(2)

Aggregate number of securities to which transaction applies:

As of December 23, 2014, there were (i) 40,032,632 shares of common stock outstanding, (ii) 51,838,569 shares of common stock reserved for issuance under outstanding warrants, (iii) 2,066 shares of restricted stock outstanding, (iv) 2,080,750 restricted stock units and (v) 800,972 shares of common stock reserved for issuance under convertible notes.

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The maximum aggregate value was determined based upon the sum of (i) $28,823,495, the product obtained multiplying the 40,032,632 outstanding shares of common stock by the per share merger consideration of $0.72, (ii) $37,323,770, the product obtained by multiplying the 51,838,569 shares of common stock reserved for issuance in respect of outstanding warrants by the per share merger consideration of $0.72, (iii) $1,488, the product obtained multiplying the 2,066 outstanding shares of restricted stock by the per share merger consideration of $0.72, (iv) $1,498,140, the product obtained by multiplying the 2,080,750 restricted stock units by the per share merger consideration of $0.72, and (v) $576,700, the product obtained by multiplying the 800,972 shares of common stock reserved for issuance under convertible notes by the per share merger consideration of $0.72.

	(4)	Proposed maximum aggregate value of transaction: $68,223,592
(5)

Total fee paid:

$7,928

The filing fee was calculated, in accordance with Section 14(g)(1)(A) of the Securities Exchange Act of 1934, as amended, by multiplying 0.0001162 by the proposed maximum aggregate value of the transaction.

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Horizon Lines, Inc.

2550 West Tyvola Road

Suite 530, Coliseum 3

Charlotte, NC 28217-4551

[—], 2015

Dear Stockholder:

You are cordially invited to attend a special meeting of stockholders of Horizon Lines, Inc., a Delaware corporation (“Horizon Lines,” “Horizon” or the “Company”), to be held on [—], 2015, at [—] a.m., local time, at [—].

At the special meeting, you will be asked to (i) adopt the Agreement and Plan of Merger, dated as of November 11, 2014 (as it may be amended, the “merger agreement”), by and among the Company, Matson Navigation Company, Inc., a Hawaii corporation (“Parent”), and Hogan Acquisition Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will merge with and into the Company (the “merger”), with the Company surviving the merger and becoming a wholly-owned subsidiary of Parent, and (ii) cast an advisory (non-binding) vote with respect to certain compensation that will or may become payable by the Company to its named executive officers in connection with the merger (referred to as “merger-related executive compensation”).

If the merger is completed, except as detailed below, each share of Horizon common stock outstanding immediately prior to the completion of the merger (other than treasury stock and shares held by Parent, Merger Sub or stockholders who are entitled to and properly exercise appraisal rights under Delaware law) will be converted into the right to receive $0.72 per share in cash, without interest and less applicable withholding taxes (the “per share merger consideration”). Immediately following the completion of the merger, Parent will own all of the Company’s issued and outstanding capital stock, and it is intended that all of the Company’s publicly traded debt will be repaid. As a result, Horizon common stock will no longer be traded on the over-the-counter market and the Company will no longer be required to file periodic and other reports with the Securities and Exchange Commission with respect to Horizon common stock. After the merger, you will no longer have an equity interest in the Company and will not participate in any potential future earnings of the Company.

Any holder of Horizon common stock who does not vote in favor of the adoption of the merger agreement will have the right to seek appraisal of the fair value of their shares of Horizon common stock in lieu of the per share merger consideration if the merger is completed, but only if they submit a written demand for appraisal of their shares before the taking of the vote on the merger agreement at the special meeting and they comply with all requirements of Section 262 of the General Corporation Law of the State of Delaware for exercising appraisal rights, which are summarized in the accompanying proxy statement. Such shares of Horizon common stock will not be converted into the right to receive the per share merger consideration in connection with the merger.

The Company’s Board of Directors has unanimously approved the merger agreement and the transactions contemplated by the merger agreement, including the merger, determined that the merger agreement is advisable and in the best interests of the Company’s stockholders, and recommends that you vote “FOR” the adoption of the merger agreement.

The Company’s Board of Directors also recommends that you vote “FOR” the advisory (non-binding) approval of merger-related executive compensation. Adoption of the merger agreement and approval of merger-related executive compensation are subject to separate votes by the Company’s stockholders, and approval of merger-related executive compensation is not a condition to completion of the merger. In considering the recommendation of the Company’s Board of Directors, you should be aware that some of the Company’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of the Company’s stockholders generally.

If your shares are held in “street name” by your broker, bank or other nominee, your broker, bank or other nominee will be unable to vote your shares without receiving instructions from you. You should instruct your broker, bank or other nominee to vote your shares, and you should do so following the procedures provided by your broker, bank or other nominee. Failure to vote (if you are a registered holder), or to instruct your broker, bank or other nominee how to vote (if you hold you shares in “street name”), will have the same effect as voting against the adoption of the merger agreement and will have no effect on the advisory non-binding vote on merger-related executive compensation.

Your proxy may be revoked at any time before it is voted by submitting a later-dated proxy to the Company by Internet, by telephone or by mail, by submitting a written revocation to the Company’s corporate secretary prior to the vote at the special meeting or by attending and voting in person at the special meeting. For shares held in “street name,” you may revoke or change your vote by submitting instructions to your bank, broker or other nominee.

The merger cannot be completed unless the holders of a majority of the outstanding shares of Horizon common stock entitled to vote approve the adoption of the merger agreement. Whether or not you plan to attend the special meeting, please complete, sign and return the enclosed proxy card or submit your proxy by following the instructions on the proxy card.

Thank you for your continued support.

Sincerely,

[—]

Steven L. Rubin

President and Chief Executive Officer

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved the merger, passed upon the merits or fairness of the merger agreement or the transactions contemplated thereby, including the proposed merger, or passed upon the adequacy or accuracy of the information contained in this document or the accompanying proxy statement. Any representation to the contrary is a criminal offense.

The accompanying proxy statement is dated [—], 2015 and is first being mailed to the Company’s stockholders on or about [—], 2015.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON [—], 2015

HORIZON LINES, INC.

To the Stockholders of Horizon Lines, Inc.:

Notice is hereby given that a special meeting of stockholders of Horizon Lines, Inc., a Delaware corporation (“Horizon” or the “Company”), will be held on [—], 2015, at [—] a.m., local time, at [—], for the following purposes:

1.	To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of November 11, 2014 (as it may be amended, the “merger agreement”), by and among the Company, Matson Navigation Company, Inc., a Hawaii corporation (“Parent”), and Hogan Acquisition Inc., a Delaware corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will merge with and into the Company (the “merger”), with the Company surviving the merger and becoming a wholly-owned subsidiary of Parent;

2.	To consider and cast an advisory (non-binding) vote with respect to certain compensation that will or may become payable by the Company to its named executive officers in connection with the merger (referred to as merger-related executive compensation);

3.	To consider and vote upon a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement; and

4.	To consider and vote upon any other matters that properly come before the special meeting or any adjournment or postponement thereof.

Only holders of record of Horizon common stock, par value $0.01 per share, at the close of business on [—], 2015, the record date of the special meeting, are entitled to notice of, and to vote at, the special meeting or any adjournments or postponements of the special meeting.

The merger agreement, the merger and merger-related executive compensation arrangements are more fully described in the accompanying proxy statement, which the Company urges you to read carefully and in its entirety. A copy of the merger agreement is attached as Appendix A to the accompanying proxy statement, which the Company also urges you to read carefully and in its entirety.

The merger cannot be completed unless holders of a majority of the outstanding shares of Horizon common stock approve the adoption of the merger agreement. The approval of merger-related executive compensation is advisory (non-binding) and is not a condition to completion of the merger. Whether or not you plan to attend the special meeting, please complete, sign and return the enclosed proxy card or submit your proxy by Internet, by telephone or by mail following the instructions on the proxy card.

The Company’s Board of Directors has unanimously approved the merger agreement and recommends that you vote “FOR” the adoption of the merger agreement. The Company’s Board of Directors recommends that you vote “FOR” the approval, on an advisory (non-binding) basis, of merger-related executive compensation payable to the Company’s named executive officers in connection with the merger.

Under the Delaware General Corporation Law, the Company’s stockholders may exercise appraisal rights in connection with the merger. Holders of Horizon common stock who do not vote in favor of the proposal to adopt the merger agreement and who comply with all of the other necessary procedural requirements under the Delaware General Corporation Law will have the right to dissent from the merger and to seek appraisal of the fair value of their shares of Horizon common stock in lieu of receiving the per share merger consideration, as determined by the Delaware Court of Chancery. For a description of appraisal rights and the procedures to be followed to assert them, stockholders should review the provisions of Section 262 of the General Corporation Law of the State of Delaware, a copy of which is included as Appendix D to the accompanying proxy statement.

The affirmative vote of holders of a majority of the shares of Horizon common stock present at the special meeting, either in person or by proxy, and entitled to vote on the proposal regarding merger-related executive compensation is required for the approval of such proposal.

The Company urges you to read the proxy statement and merger agreement carefully and in their entirety.

If you have questions about the merger agreement or the merger, including the procedures for voting your shares, you should contact the Company’s proxy solicitor, Alliance Advisors, LLC at 1-855-928-4479.

BY ORDER OF THE BOARD OF DIRECTORS

[—]

Michael F. Zendan II, Secretary

[—], 2015

Please do not send your Horizon common stock certificates to the Company at this time. If the merger is completed, you will be sent instructions regarding the surrender of your stock certificates.

Proxy Statement

i

ii

Agreement and Plan of Merger	Appendix A

Contribution, Assumption and Purchase Agreement	Appendix B

Opinion of Goldman, Sachs & Co.	Appendix C

Section 262 of the General Corporation Law of the State of Delaware	Appendix D

iii

SUMMARY

This summary highlights selected information contained in this Proxy Statement related to the merger agreement and the transactions contemplated by the merger agreement, including the proposed merger of Hogan Acquisition Inc. with and into Horizon Lines, Inc. (the “merger”). We urge you to read this entire Proxy Statement carefully, including the appendices and the documents referred to or incorporated by reference in this Proxy Statement, as this summary may not contain all of the information that is important to you. We have included section references to direct you to a more complete description of the topics described in this summary. You may obtain the information incorporated by reference into this Proxy Statement without charge by following the instructions in “Where Stockholders Can Find More Information” beginning on page [—].

Except as otherwise specifically noted in this Proxy Statement, references in this Proxy Statement to the “Company”, “Horizon,” “we,” “our” or “us” refer to Horizon Lines, Inc., including, in certain cases, our subsidiaries; references to “Parent” refer to Matson Navigation Company, Inc., a Hawaii corporation and a wholly-owned subsidiary of Matson, Inc., and references to “Merger Sub” refer to Hogan Acquisition Inc., a Delaware corporation and a wholly-owned subsidiary of Parent. In addition, throughout this Proxy Statement we refer to the Agreement and Plan of Merger, dated as of November 11, 2014, as it may be amended from time to time, by and among Horizon, Parent and Merger Sub as the “merger agreement.”

Parties Involved in the Merger (page [—])

Horizon Lines, Inc.

Horizon Lines, Inc. is one of the nation’s leading domestic ocean shipping companies. Horizon owns a fleet of 13 fully Jones Act qualified vessels and operates five port terminals in Alaska, Hawaii and Puerto Rico. On November 11, 2014, the Company announced that it would discontinue the Puerto Rico services by the end of 2014. Horizon is based in Charlotte, NC, and its common stock trades on the over-the-counter market under the symbol “HRZL.”

Matson Navigation Company, Inc.

Founded in 1882, Matson Navigation Company, Inc. (“Parent”) is a wholly-owned subsidiary of Matson, Inc. (collectively, “Matson”), a leading provider of ocean transportation and logistics services. Matson’s ocean transportation business is conducted through Parent, an asset-based business that provides a vital lifeline of ocean freight transportation services to the island economies of Hawaii, Guam and Micronesia, and also operates a premium, expedited service from China to Long Beach, California.

Hogan Acquisition Inc.

Hogan Acquisition Inc. (“Merger Sub”) is a Delaware corporation and a wholly-owned subsidiary of Parent. Merger Sub was formed solely for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement. Merger Sub has not engaged in any business except for activities incidental to its formation and as contemplated by the merger agreement.

The Merger Agreement and the Merger (page [—])

You will be asked to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of November 11, 2014, by and among the Company, Parent and Merger Sub (as it may be amended from time to time, the “merger agreement”). The merger agreement provides that, following the sale of the Company’s Hawaii business (the “Hawaii sale”) to The Pasha Group (“Pasha”) pursuant to a Contribution, Assumption and Purchase Agreement, dated as of November 11, 2014, by and among the Company, Pasha and the other parties thereto (the “purchase agreement”), and satisfaction (or waiver, if permissible under applicable law) of the other conditions to closing under the merger agreement, Merger Sub will merge with and into the Company, with the Company as the surviving corporation in the merger (the “merger”). At the effective time of the merger:

•	each outstanding share of common stock, par value $0.01 per share, of the Company (“Horizon common stock”), other than shares owned by the Company, Parent, Merger Sub and holders who are entitled to and properly exercise appraisal rights under Delaware law, will be converted into the right to receive $0.72 in cash, without interest and less any applicable withholding taxes (the “per share merger consideration”); and

•	each outstanding warrant to acquire shares of Horizon common stock will be canceled and converted into the right to receive an amount in cash equal to the product of the per share merger consideration multiplied by the total number of shares of Horizon common stock subject to such warrant, without interest and less any applicable withholding taxes.

The completion of the Hawaii sale is a condition to Parent’s obligation to close the merger. The satisfaction or waiver of the conditions to the completion of the merger set forth in the merger agreement (other than the condition relating to the consummation of the Hawaii sale and those conditions that by their nature are to be satisfied at the closing of the merger) and the delivery by the Company and Parent of written confirmations regarding their respective commitment to consummate the merger are conditions to the obligation of the Company and Pasha to close the Hawaii sale. The Company currently expects to close the merger immediately after the completion of the Hawaii sale, assuming that all of the conditions to the completion of the merger have been satisfied when the conditions to the completion of the Hawaii sale are satisfied.

Treatment of Company RSUs and Other Equity-Based Awards in the Merger (page [—])

The merger agreement provides that the Company’s equity awards that are outstanding immediately prior to the effective time of the merger will be subject to the following treatment at the effective time of the merger:

•	Company RSUs – Each restricted stock unit with respect to shares of Horizon common stock (a “Company RSU”), whether vested or unvested, will be converted into a vested right to receive an amount in cash equal to the per share merger consideration.

•	Restricted Stock – Each share of restricted stock of the Company will be converted into a vested right to receive an amount in cash equal to the per share merger consideration.

•	Options – Each outstanding option to acquire shares of Horizon common stock, whether or not then vested or exercisable, will be canceled and converted into the right to receive an amount in cash equal to the product of (x) the excess, if any, of the per share merger consideration over the per share exercise price of such option, multiplied by (y) the total number of shares of Horizon common stock subject to such option. Because the per share exercise price of all outstanding options is greater than the per share merger consideration, all outstanding options will be canceled at the effective time of the merger without the payment of any consideration.

Effects of the Merger (page [—])

As a result of the merger, the Company will become a wholly-owned subsidiary of Parent. Horizon common stock will no longer be publicly traded, and you will no longer have any interest in the Company’s future earnings or growth. In addition, Horizon common stock will be deregistered under the Securities Exchange Act of 1934, as amended, and the Company will no longer be required to file periodic reports with the SEC with respect to Horizon common stock.

Treatment of Existing Indebtedness (page [—])

In connection with the completion of the merger, Parent intends to (i) redeem all of the Company’s 11.00% First-Lien Senior Secured Notes Due 2016 and all of the Company’s 13.00%—15.00% Second-Lien Senior Secured Notes Due 2016, (ii) terminate the Company’s asset-based revolving credit facility and repay all of the outstanding borrowings under such facility and (iii) repay the Company’s $75,000,000 term loan due September 30, 2016 and $20,000,000 term loan due September 30, 2016.

The Special Meeting (page [—])

Date, Time and Place

The special meeting will be held at [—] on [—], 2015, at [—] a.m., local time.

Purpose

At the special meeting, you will be asked to vote on proposals to adopt the merger agreement, to cast an advisory (non-binding) vote with respect to certain compensation that will or may become payable by the Company to its named executive officers in connection with the merger, and to adjourn the special meeting to a later date, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting.

Record Date and Quorum

You are entitled to vote at the special meeting if you owned shares of Horizon common stock at the close of business on [—], 2015, which is the record date for the special meeting. On the record date, [—] shares of Horizon common stock were outstanding and entitled to vote at the special meeting.

The presence at the special meeting, in person or by proxy, of the holders of a majority of the shares of Horizon common stock outstanding on the record date will constitute a quorum and will permit business to be conducted at the meeting.

Vote Required

•	The Merger Proposal – The affirmative vote of holders of a majority of the shares of Horizon common stock outstanding on the record date is necessary to approve the proposal for the adoption of the merger agreement (the “Merger Proposal”). Approval of the Merger Proposal is a condition to the completion of the merger. Abstentions and broker non-votes will have the same effect as voting “AGAINST” the Merger Proposal.

•	The Advisory Vote on Merger-Related Executive Compensation – The affirmative vote of holders of a majority of the shares of Horizon common stock present at the special meeting, either in person or by proxy, and entitled to vote on the proposal regarding merger-related executive compensation is required to approve such proposal. The vote to approve merger-related executive compensation is advisory only and will not be binding on the Company or Parent and is not a condition to completion of the merger. If the merger agreement is adopted by the stockholders and completed, merger-related executive compensation may be paid to the Company’s named executive officers even if stockholders fail to approve merger-related executive compensation. Abstentions will have the same effect as voting “AGAINST” the proposal to approve merger-related executive compensation, and broker non-votes (or other failures to vote) will have no effect on such proposal.

•

The Adjournment Proposal – The approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger proposal (the “Adjournment Proposal”), requires the affirmative vote of holders of a majority of the shares of Horizon common stock present at the special meeting, either in person or by proxy, and entitled to vote on such proposal. Abstentions will have the same effect as voting “AGAINST” the proposal to approve the Adjournment Proposal, and broker non-votes (or other failures to vote) will have no effect on such proposal.

Share Ownership of Our Directors and Executive Officers

As of [—], 2015, the record date, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate, 6,682 shares of Horizon common stock, representing less than 1.0% of the outstanding shares of Horizon common stock on the record date. The Company’s directors and executive officers have informed the Company that as of the date of this Proxy Statement, they intend to vote their shares in favor of the proposal to adopt the merger agreement and the other proposals to be considered at the special meeting, although none of them is obligated to do so.

Voting Agreements

In connection with the execution of the merger agreement, certain stockholders of the Company have entered into voting agreements with Parent pursuant to which each such stockholder has agreed to vote or cause to be voted its shares of Horizon common stock in favor of the adoption of the merger agreement.

As of [—], 2015, the record date for the special meeting, the stockholders who are parties to the voting agreements collectively owned, in the aggregate, approximately 41% of the outstanding shares of Horizon common stock entitled to vote at the special meeting. These stockholders also own warrants to acquire shares of Horizon common stock, but the warrants will not entitle the holders to vote at the special meeting unless the warrants were exercised prior to the record date for the special meeting.

Voting and Proxies

Before you vote, you should read this Proxy Statement carefully and in its entirety, including the appendices, and carefully consider how the merger will affect you.

You may vote your shares of Horizon common stock by returning a signed proxy card by mail or voting electronically over the Internet or by telephone, or you may vote in person by appearing at the special meeting. If you are a beneficial owner and hold your shares of Horizon common stock in “street name” through a broker, bank or other nominee, you should instruct your broker, bank or other nominee on how you wish to vote your shares of Horizon common stock using the instructions provided by your broker, bank or other nominee. Under applicable rules, brokers, banks or other nominees have the discretion to vote on routine matters. The proposals in this Proxy Statement are non-routine matters, and brokers, banks and other nominees cannot vote on these proposals without your instructions. Therefore, it is important that you cast your vote or instruct your broker, bank or nominee on how you wish to vote your shares.

If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the special meeting by submitting a new proxy electronically over the Internet or by telephone after the date of the earlier submitted proxy, signing another proxy card with a later date and returning it to us prior to the special meeting or attending the special meeting and voting in person. If you hold your shares of Horizon common stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote in person at the special meeting if you obtain a valid “legal” proxy from your bank, broker or other nominee.

Recommendation of Our Board of Directors and Reasons for the Merger (page [—])

The Company’s Board of Directors, after careful consideration of various factors described in the section entitled “The Merger (Proposal 1)—Recommendation of Our Board of Directors; Reasons for the Merger”, has unanimously approved the merger agreement and the transactions contemplated by the merger agreement, including the merger, and determined that the merger agreement is advisable and in the best interests of the stockholders of the Company. The Company’s Board of Directors recommends that you vote “FOR” the adoption of the merger agreement, “FOR” the approval of merger-related executive compensation, and “FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the merger agreement at the time of the special meeting.

Opinion of the Company’s Financial Advisor (page [—])

In connection with the merger, Goldman, Sachs & Co. (“Goldman Sachs”) delivered its opinion to the Board of Directors of the Company that as of November 11, 2014, and based upon and subject to the factors and assumptions set forth therein, the $0.72 in cash per share of Horizon common stock to be paid to the holders (other than Parent and its subsidiaries) of shares of Horizon common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated November 11, 2014, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Appendix C. Goldman Sachs provided its opinion for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transactions contemplated by the merger agreement. The Goldman Sachs opinion is not a recommendation as to how any holder of shares of Horizon common stock should vote with respect to the transactions contemplated by the merger agreement or any other matter.

Pursuant to an engagement letter between the Company and Goldman Sachs, the Company has agreed to pay Goldman Sachs a transaction fee, all of which is payable upon consummation of the transactions contemplated by the merger agreement.

Interests of Our Directors and Executive Officers in the Merger (page [—])

When considering the recommendation of the Board of Directors of the Company that you vote to approve the proposal to adopt the merger agreement, you should be aware that some of our directors and executive officers have interests in the merger that are in addition to or different from the interests of our stockholders generally. The Board of Directors of the Company was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement, in approving the merger agreement and the merger and in recommending that the Company’s stockholders vote in favor of the adoption of the merger agreement. These interests include, among other things, the following:

•	The merger agreement provides for the vesting and cash-out of all Company RSUs, shares of restricted stock and stock options;

•	The merger agreement provides for, upon completion of the merger, a pro-rated payment of (i) the quarterly bonus and (ii) the full year bonus (without duplication of the amount payable pursuant to the preceding clause (i)) to which employees (including executive officers) would be entitled, in each case, based on (x) the Company’s actual performance and (y) the number of days worked during such quarter and fiscal year in which the effective time of the merger occurs;

•	Our chief executive officer has an employment agreement with the Company that provides for severance benefits if he is terminated without cause prior to June 27, 2015;

•	Our executive officers, other than our chief executive officer, have change in control severance agreements with the Company that provide for severance benefits if, in connection with or following the merger, any such executive officer is terminated by the Company without cause or resigns for good reason (Parent has acknowledged in the merger agreement that grounds for good reason will exist for these executive officers following the completion of the merger, notwithstanding any notice or cure provisions in the change in control severance agreements);

•	Our executive officers may be entitled to retention bonuses as described under “The Merger—Interests of the Company’s Directors and Officers in the Merger”; and

•	Our directors and executive officers are entitled to continued indemnification and insurance coverage after the completion of the merger under their indemnification agreements with the Company and the merger agreement.

If the proposal to adopt the merger agreement is approved by our stockholders, the shares of common stock held by our directors and executive officers will be treated in the same manner as outstanding shares of common stock held by all other stockholders of the Company entitled to receive the per share merger consideration.

Appraisal Rights (page [—])

Under Delaware law, holders of Horizon common stock who do not vote in favor of the adoption of the merger agreement, who properly demand appraisal of their shares of Horizon common stock and who otherwise comply with the requirements of Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”) will be entitled to seek appraisal for, and obtain payment in cash for the judicially determined fair value of, their shares of Horizon common stock in lieu of receiving the merger consideration if the merger is completed, but only if they comply with all applicable requirements of the DGCL. This value determined upon such appraisal could be more than, the same as, or less than the per share merger consideration. Any holder of Horizon common stock intending to exercise appraisal rights, among other things, must deliver a written demand for appraisal to us prior to the vote on the Merger Proposal, must not vote in favor of the Merger Proposal, and must otherwise strictly comply with all of the procedures required by Delaware law. The relevant provisions of the DGCL are included as Appendix D to this Proxy Statement. You are encouraged to read these provisions carefully and in their entirety. Moreover, due to the complexity of the procedures for exercising the right to seek appraisal, stockholders who are considering exercising such rights are encouraged to seek the advice of legal counsel. Failure to strictly comply with these provisions will result in loss of the right of appraisal.

Litigation Relating to the Merger (page [—])

Since the announcement of the merger agreement, three putative class action lawsuits have been filed in the Court of Chancery of the State of Delaware. The lawsuits allege, among other things, that the merger consideration is unfair and inadequate, and that the directors of the Company breached their fiduciary duties to the Company’s stockholders by failing to take steps to maximize the value of the Company to its public stockholders and failing to apprise themselves of the true value of the Company. The lawsuits also allege that the Company and Matson have aided and abetted the directors’ breaches of fiduciary duty in connection with the proposed transaction. The plaintiffs seek, among other relief, preliminary and permanent injunctive relief prohibiting the consummation of the proposed merger, rescissory damages (if applicable), as well as the award of reasonable attorneys’ and experts’ fees to the plaintiffs.

The outcome of these lawsuits is uncertain. An adverse monetary judgment could have a material adverse effect on the operations and liquidity of the Company, a preliminary injunction could delay or jeopardize the completion of the merger, and an adverse judgment granting permanent injunctive relief could indefinitely enjoin completion of the merger. The Company believes these lawsuits are meritless.

Material U.S. Federal Income Tax Consequences of the Merger (page [—])

The exchange of Horizon common stock or warrants by a U.S. holder (as defined below in “The Merger (Proposal 1)—Material U.S. Federal Income Tax Consequences”) for cash in the merger generally will be a taxable transaction for U.S. federal income tax purposes and may also be taxable under state and local and non-U.S. tax laws. Each U.S. holder generally will recognize a taxable gain or loss equal to the difference between the cash received (prior to reduction for any applicable withholding taxes) in the merger and the U.S. holder’s adjusted tax basis in the shares of Horizon common stock or warrants surrendered therefor. The exchange of Horizon common stock or warrants by a non-U.S. holder (as defined below in “The Merger (Proposal 1)—Material U.S. Federal Income Tax Consequences”) for cash in the merger generally will be exempt from U.S. federal income tax unless certain exceptions apply. Holders may be subject to backup withholding with respect to cash payments made pursuant to the merger unless certain certification requirements are met. See “The Merger (Proposal 1)—Material U.S. Federal Income Tax Consequences” beginning on page [—] for a discussion of material U.S. federal income tax consequences of the merger to U.S. holders and non-U.S. holders. The tax consequences of the merger to you will depend on the facts of your own situation. You should consult your tax advisor for a full understanding of the U.S. federal tax consequences of the merger to you, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Conditions to the Completion of the Merger (page [—])

The completion of the merger is subject to the satisfaction or waiver of conditions, which are described in “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page [—]. These conditions include, among others:

•	the adoption of the merger agreement by holders of a majority of the outstanding shares of Horizon common stock (the “Required Stockholder Approval”);

•	the absence of any pending litigation by any governmental authority under antitrust laws with respect to the merger or the Hawaii sale that would reasonably be expected to adversely affect in any material respect Parent (including, after the closing of the merger, the Company) with respect to the Hawaii trade lane;

•	the absence of any law or order by any governmental authority enjoining, restraining, preventing or prohibiting the consummation of the merger or making the consummation of the merger illegal;

•	the accuracy of the representations and warranties of the Company, Parent and Merger Sub in the merger agreement, generally subject to certain materiality or material adverse effect qualifiers, as of date of the merger agreement and as of the closing date of the merger or the date in respect of which such representation or warranty was specifically made;

•	the performance in all material respects by the Company, on the one hand, and Parent and Merger Sub, on the other hand, of the respective obligations required to be performed by them under the merger agreement at or prior to the effective time of the merger;

•	the absence of a Non-Hawaii Material Adverse Effect (as such term is defined in the merger agreement) with respect to the Company;

•	the completion of the Hawaii sale in accordance with the terms of the purchase agreement and, subject to limited exceptions, no term, provision, condition or requirement of the purchase agreement having been amended, waived or modified in any material respect that is adverse to the Company, except with the express written consent of Parent;

•	if the main engines of any vessel in the Company’s Alaska business are operating on ultra-low-sulfur-fuel, the Company having not suffered net adverse financial impact associated with the use of ultra-low-sulfur-fuel in an amount in excess of $15 million in the aggregate; and

•	the Company’s delivery of a certificate attesting to the fact that the Company is not and has not been, during the five-year period ending on the closing date of the merger, a United States real property holding corporation.

The Hawaii Sale (page [—])

As noted above, the completion of the Hawaii sale in accordance with the terms of the purchase agreement is a condition to the completion of the merger. The completion of the Hawaii sale is subject to the satisfaction and waiver of a number of closing conditions, including, among others:

•	the termination or expiration of any waiting periods applicable to the Hawaii sale under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”);

•	the absence of any law or order by any governmental authority enjoining, restraining, preventing or prohibiting the consummation of the Hawaii sale or making the consummation of the Hawaii sale illegal;

•	the satisfaction or waiver of the conditions to the completion of the merger (other than the condition relating to the consummation of the Hawaii sale and those conditions that by their nature are to be satisfied at the closing of the merger) and the delivery by the Company and Parent of written confirmations regarding their respective commitment to consummate the merger;

•	the accuracy of the representations and warranties of the Company and Pasha in the purchase agreement, generally subject to certain materiality or material adverse effect qualifiers, as of the closing date of the Hawaii sale or the date in respect of which such representation or warranty was specifically made;

•	the performance in all material respects by the Company, on the one hand, and Pasha, on the other hand, of the respective obligations required to be performed by them under the purchase agreement at or prior to the closing of the Hawaii sale;

•	the absence of a Hawaii Material Adverse Effect (as such term is defined in the purchase agreement); and

•	the completion by the Company of certain specified actions relating to the separation of the Hawaii business.

The completion of the Hawaii sale does not require approval by stockholders of the Company or Pasha. For a detailed description of the terms and conditions of the Hawaii sale, see “The Purchase Agreement” beginning on page [—].

Regulatory Approvals for the Merger (page [—])

Based on the structure and the equity value of the merger, the merger is not subject to any waiting period under the HSR Act. However, there can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if a challenge is made, of the results of such challenge. See “The Merger (Proposal 1)—Regulatory Approvals” beginning on page [—] of this Proxy Statement.

In addition, one of the conditions to Parent’s obligation to complete the merger is the consummation of the Hawaii sale, and the Hawaii sale may not be consummated until the waiting periods under the HSR Act with respect to the Hawaii sale have been terminated or have expired. A notification filing under the HSR Act is required with respect to the Hawaii sale. See “The Purchase Agreement—Reasonable Best Efforts to Obtain Consents and Approvals” beginning on page [—] of this Proxy Statement.

No Solicitation of Alternative Proposals (page [—])

The Company has agreed to cease and cause its subsidiaries and representatives to immediately cease all existing discussions or negotiations with any persons conducted prior to the date of the merger agreement with respect to any alternative proposal (as defined below). In addition, the Company has agreed that neither it nor its subsidiaries will, and the Company will not authorize or permit any of their respective representatives to:

•	solicit, initiate, knowingly encourage or knowingly facilitate (including by way of furnishing non-public information) any inquiries regarding, or the making of an proposal or offer that constitutes or would reasonably be expected to lead to, any alternative proposal;

•	enter into, continue or otherwise participate in any discussions or negotiations, or furnish any non-public material information in connection with, any alternative proposal; or

•	enter into any contract or agreement in principle with respect to any alternative proposal.

The term “alternative proposal” refers to any inquiry, proposal or offer from any person (other than Parent or any of its affiliate) relating to, or that is reasonably expected to lead to, any purchase or acquisition, in a single transaction or series of related transactions, of all or substantially all of the assets of the Company related to the Company’s Alaska properties, vessels, finances and businesses, whether alone or together with other assets of the Company and its subsidiaries.

Notwithstanding the restrictions above, the Board of Directors of the Company is permitted to engage in discussions and negotiations of, or furnish non-public information in connection with, any unsolicited alternative proposal received by the Company if the Board determines in good faith, after consultation with the Company’s outside legal and financial advisors, that the alternative proposal is or could reasonably be expected to lead to a superior proposal (as defined below); provided, that before furnishing any non-public information to the person making such alternative proposal, such person must enter into a confidentiality agreement that contains provisions that are not materially less favorable in the aggregate to the Company than the confidentiality agreement between the Company and Matson, Inc.

The term “superior proposal” refers to any bona fide written alternative proposal on terms which the Board of Directors of the Company determines in good faith, after consultation with the Company’s outside legal counsel and independent financial advisors, to be more favorable to the holders of Horizon common stock from a financial point of view than the transaction with Parent, taking into account the legal, financial, regulatory and other aspects of such proposal and the merger agreement (including any changes to the merger agreement proposed by Parent pursuant to its matching right) that the Board of Directors of the Company considers relevant.

Company Adverse Recommendation Change; Fiduciary Termination (page [—])

The merger agreement prohibits the Board of Directors of the Company from (i) changing, qualifying, withdrawing or modifying, or publicly proposing to change, qualify, withdraw or modify, in a manner adverse to Parent, the Board’s recommendation of the merger agreement and the transactions contemplated by the merger agreement, (ii) failing to include the Board’s recommendation of the merger agreement in this Proxy Statement, (iii) taking any action or making any recommendation or public statement in connection with a tender offer or exchange offer other than a recommendation against such offer or a temporary “stop, look and listen” communication, or (iv) approving or recommending, or publicly proposing to approve or recommend, any alternative proposal (any of the actions referred to in the foregoing clauses (i) through (iv), a “Company Adverse Recommendation Change”).

Notwithstanding the restrictions described above, prior to obtaining the Required Stockholder Approval, the Board of Directors of the Company may effect a Company Adverse Recommendation Change in response to a superior proposal and/or terminate the merger agreement in order to enter into a superior proposal (such termination is referred to as a “fiduciary termination”) if the Board determines in good faith, after consultation with its outside legal counsel, that the failure to take these actions would reasonably be expected to be inconsistent with the Board’s fiduciary duties under applicable law, provided that the Board has complied with certain obligations set forth in the merger Agreement, including providing Parent with prior notice and allowing Parent the right to negotiate with the Company to match the terms of any superior proposal and, in the event of a fiduciary termination, has paid a termination fee to Parent and reimbursed Parent for its out-of-pocket expenses relating to the merger.

Termination (page [—])

The merger agreement may be terminated at any time prior to the effective time of the merger by mutual written consent of the Company and Parent.

The merger agreement may also be terminated prior to the effective time of the merger by either the Company or Parent if:

•	the merger is not consummated on or prior February 11, 2016 (the “Merger End Date”) (the Merger End Date may be extended under certain specified circumstances, including the extension of the end date under the purchase agreement), provided that this right to terminate the merger agreement is not available to a party if the failure to consummate the merger on or prior to the Merger End Date was primarily due to the failure of such party to perform any of its obligations under the merger agreement;

•	any law or order prohibiting the merger has become final and non-appealable, provided that this right to terminate the merger agreement is not available to a party if the issuance of such order was primarily due to the failure of such party to perform any of its obligations under the merger agreement;

•	the Company’s stockholders’ meeting held for purposes of adopting the merger agreement has concluded and the Required Stockholder Approval was not obtained;

•	the purchase agreement has been terminated; or

•	the other party has breached any of its representations, warranties, obligations or agreements in the merger agreement, which breach would give rise to the failure to satisfy one of the conditions to the consummation of the merger, and such breach cannot be cured or, if capable of being cured, has not been cured by the other party within 30 days following receipt of the terminating party’s notice of the breach.

In addition, prior to the receipt of the Required Stockholder Approval, the Company may terminate the merger agreement in order to enter into a definitive agreement for a superior proposal, provided that the Company has complied with certain obligations set forth in the merger agreement, including providing Parent with prior notice and allowing Parent to negotiate with the Company to match the terms of any superior proposal, and paid a termination fee to Parent and reimbursed Parent for its out-of-pocket expenses relating to the merger.

Finally, Parent may terminate the merger agreement if the Board of Directors of the Company has effected a Company Adverse Recommendation Change.

Termination Fee and Expense Reimbursement (page [—] and page [—])

If the merger agreement is terminated, neither the Company nor Parent will have any further obligation or liability to each other except for liabilities arising from any willful or material breach of the merger agreement.

However, the Company is obligated to pay Parent a termination fee of $17,142,000 and reimburse Parent for all of its out-of-pocket expenses incurred in connection with the merger under the following circumstances:

•	if the Company terminates the merger agreement in order to enter into a definitive agreement for a superior proposal;

•	if Parent terminates the merger agreement due to a Company Adverse Recommendation Change by the Board of Directors of the Company; or

•	if all of the following three events have occurred: (i) the merger agreement has been terminated by either party due to the failure to obtain the Required Stockholder Approval, (ii) an alternative proposal was publicly disclosed and not publicly withdrawn prior to the Company’s stockholders’ meeting held for purposes of adopting the merger agreement, and (iii) within 12 months after the termination of the merger agreement, the Company enters into an agreement with respect to any alternative proposal.

In the event the merger agreement is terminated under circumstances where the termination fee and expense reimbursement are payable by the Company to Parent, these payments are Parent’s sole and exclusive remedy. For a more detailed discussion of the Company’s obligations to pay termination fee and expense reimbursement in connection with a termination of the merger agreement, see “The Merger Agreement—Effect of Termination; Termination Fee and Expense Reimbursement” beginning on page [—].

Either the Company or Pasha may terminate the purchase agreement if the merger agreement is terminated. If the purchase agreement is terminated following the termination of the merger agreement and the merger agreement is terminated under circumstances in which the termination fee and expense reimbursement are payable by the Company to Parent, the Company is also obligated to pay Pasha a termination fee of $4,950,400 and reimburse Pasha for its out-of-pocket expenses incurred in connection with the Hawaii sale.

On the other hand, either the Company or Parent may terminate the merger agreement if the purchase agreement is terminated. Pasha is obligated to pay the Company a termination fee of $30,000,000 if the purchase agreement is terminated under the following circumstances:

•	the purchase agreement is terminated by the Company or Pasha as a result of the failure to consummate the Hawaii sale by February 11, 2016 (as such date may be extended under certain circumstances) or as a result of a final and non-appealable law or order enjoining, restraining, preventing or prohibiting the consummation of the Hawaii sale or making the consummation of the Hawaii sale illegal and, in each case, at the time of such termination, all of the closing conditions to the Hawaii sale have been satisfied (other than conditions that by their nature are to be satisfied at closing, but these conditions would be satisfied or would be capable of being satisfied if the date of termination were the closing date for the Hawaii sale) except for the closing condition relating to the expiration or termination of the waiting period under the HSR Act and/or the closing condition relating to the absence of any law or order enjoining, restraining, preventing or prohibiting the consummation of the Hawaii sale or making the consummation of the Hawaii sale illegal; or

•	the purchase agreement is terminated by the Company as a result of Pasha’s failure to actively and in good faith pursue antitrust clearance for the Hawaii sale and such failure is not cured within 30 days after receipt of a written notice from the Company of its intention to terminate the purchase agreement.

For a more detailed discussion of the respective obligations of the Company and Pasha to pay termination fees (and, in the case of the Company, expense reimbursement) in connection with a termination of the purchase agreement, see “The Purchase Agreement—Effect of Termination; Termination Fee and Expense Reimbursement” beginning on page [—].

Specific Performance (page [—])

If for any reason Parent, Merger Sub or the Company has failed to perform their respective obligations under the merger agreement or otherwise breached the merger agreement, then the party seeking to enforce the merger agreement against such nonperforming party will be entitled to specific performance and the issuance of immediate injunctive and other equitable relief, this being in addition to and not in limitation of any other remedy to which they are entitled at law or in equity.

Market Prices (page [—])

The closing price of Horizon common stock on the over-the-counter market on November 10, 2014, the last completed trading day prior to the execution of the merger agreement, was $0.38 per share. On [—], 2015, the latest practicable trading day before the printing of this Proxy Statement, the closing price of Horizon common stock on the over-the-counter market was $[—] per share.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following questions and answers, which are for your convenience only, briefly address some commonly asked questions about the merger and the Hawaii sale and are qualified in their entirety by the more detailed information contained elsewhere in this Proxy Statement. These questions and answers may not address all questions that may be important to you as a stockholder of the Company. You should still carefully read this entire Proxy Statement, including the appendices and the documents referred to or incorporated by reference in this Proxy Statement.

Q:	Why am I receiving these materials?

A:	You are receiving this Proxy Statement and proxy card because you own shares of Horizon common stock. The Company’s Board of Directors is providing these proxy materials to you as part of the solicitation of proxies by the Board in connection with a special meeting of stockholders at which stockholders of the Company will be asked to vote to approve the adoption of a merger agreement.

Q:	When and where is the special meeting?

A:	The special meeting will be held at [—] a.m. local time on [—], 2015, at [—].

Q:	What matters will be voted on at the special meeting?

A:	You are being asked to consider and vote upon the following proposals:

1.	To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of November 11, 2014 (as it may be amended, the “merger agreement”), by and among the Company, Matson Navigation Company, Inc., a Hawaii corporation (“Parent”), Hogan Acquisition Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will merge with and into the Company (the “merger”), with the Company surviving the merger and becoming a wholly owned subsidiary of Parent (this proposal is referred to as the “merger proposal”);

2.	To consider and cast an advisory (non-binding) vote with respect to certain compensation that will or may become payable by the Company to its named executive officers in connection with the merger (referred to as merger-related executive compensation);

3.	To consider and vote upon a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement (this proposal is referred to as the “adjournment proposal”); and

4.	To consider and vote upon any other matters that properly come before the special meeting or any adjournment or postponement thereof.

Q:	Will there be any other items of business on the agenda?

A:	The Company does not expect a vote to be taken on any other matters at the special meeting or any adjournment or postponement thereof. If any other matters are properly presented at the special meeting or any adjournment or postponement thereof for consideration, however, the holders of the proxies will have discretion to vote on these matters in accordance with their best judgment.

Q:	What is the proposed transaction and what effect will it have on the Company?

A:

In the proposed transaction, pursuant to the terms and conditions of the merger agreement, after completion of the sale of the Company’s Hawaii business (the “Hawaii sale”) to The Pasha Group (“Pasha”) pursuant to the terms of a Contribution, Assumption and Purchase Agreement, dated as of November 11, 2014, by and among the Company, Pasha and the other parties thereto (the “purchase agreement”), Merger Sub will merge with and into the Company and the Company will continue as the surviving corporation in the merger and become a wholly owned subsidiary of Parent. As a result of the merger, Horizon common stock will no longer be publicly traded, and you will no longer have any interest in the Company’s future earnings or growth. In addition, Horizon common stock will be deregistered under the Securities Exchange Act of 1934, as amended, and the Company will no longer be required file periodic reports with the SEC with respect to Horizon common stock in each case in accordance with applicable law, rules and regulations.

The completion of the Hawaii sale is a condition to Parent’s obligation to close the merger. The satisfaction or waiver of the conditions to the completion of the merger set forth in the merger agreement (other than the condition relating to the consummation of the Hawaii sale and those conditions that by their nature are to be satisfied at the closing of the merger) and the delivery by the Company and Parent of written confirmations regarding their respective commitment to consummate the merger are conditions to the obligation of the Company and Pasha to close the Hawaii sale. The Company currently expects to close the merger immediately after the completion of the Hawaii sale, assuming that all of the conditions to the completion of the merger have been satisfied when the conditions to the completion of the Hawaii sale are satisfied.

Q:	What will I receive in the merger for my shares of Horizon common stock?

A:	If the merger is completed, you will be entitled to receive $0.72 per share in cash, without interest and less applicable withholding taxes, for each share of Horizon common stock that you own immediately prior to the effective time of the merger. For example, if you own 100 shares of Horizon common stock, you will receive $72.00 in cash in exchange for your shares of Horizon common stock, prior to giving effect to any applicable withholding taxes. This does not apply to shares of Horizon common stock held by any of the Company’s stockholders who are entitled to and who properly exercise their appraisal rights under Delaware law.

You will not own any shares of the capital stock in the surviving corporation.

Q:	Who will own the Company after the merger?

A:	Immediately following the merger, the Company will be a wholly owned subsidiary of Parent, which is a wholly owned subsidiary of Matson, Inc.

Q:	How does the per share merger consideration compare to the market price of Horizon common stock prior to announcement of the merger?

A:	The $0.72 per share merger consideration represents a premium of approximately 89.5% relative to the Company’s closing stock price on the over-the-counter (“OTC”) market on November 10, 2014, the last trading day before the announcement of the transaction, and 84.6% relative to the Company’s average stock price on the OTC market for the three-month period ending November 10, 2014.

Q:	What will happen to the preferred share purchase rights attached to my common stock?

A:	Prior to the completion of the merger, the Company will take all actions necessary so that the Rights Agreement dated as of August 27, 2012, between the Company and American Stock Transfer & Trust Company will expire immediately prior to the effective time of the merger. In connection with the merger, all of the rights to purchase the Series A Participating Preferred Stock of the Company will be cancelled without any consideration therefor.

Q:	In addition to shares of Horizon common stock, I own warrants to acquire shares of Horizon common stock. How will the warrants be treated in the merger?

A:	At the effective time of the merger, each outstanding warrant to acquire shares of Horizon common stock will be canceled and converted into the right to receive an amount in cash equal to the product of $0.72 multiplied by the total number of shares of Horizon common stock subject to such warrant, without interest and less any applicable withholding taxes.

Q:	Who is entitled to vote at the special meeting?

A:	All holders of Horizon common stock at the close of business on [—], 2015, the record date for the special meeting, will be entitled to vote (in person or by proxy) on the adoption of merger agreement at the special meeting or any adjournments or postponements of the special meeting.

Q:	How many votes do I have?

A:	You have one vote for each share of Horizon common stock that you own as of the record date.

Q:	In addition to shares of Horizon common stock, I own warrants to acquire shares of Horizon common stock. Will I be able to cast any votes at the special meeting in respect of the warrants I own?

A:	No. The warrants do not give you any voting rights or other rights as a stockholder of the Company unless and until you exercise the warrants. Therefore, you cannot cast any votes in respect of the warrants you own unless you have exercised the warrants prior to the record date for the special meeting. Under the terms of the Company’s Restated Certificate of Incorporation and the terms of the applicable warrant agreement, warrant holders are not permitted to exercise the warrants if (i) the shares of Horizon common stock issuable upon exercise would constitute “excess shares” under the Company’s Restated Certificate of Incorporation, or (ii) a warrant holder cannot establish to the Company’s reasonable satisfaction that it (or, if not the holder, the person that the holder has designated to receive the Horizon common stock upon exercise or conversion) is a United States citizen and receipt of such stock would cause such person or any person whose ownership position would be aggregated with that of such person to exceed 4.9% of the outstanding shares of Horizon common stock.

Q:	What vote is required to adopt the merger agreement?

A:	The affirmative vote of holders of a majority of the shares of Horizon common stock outstanding on the record date is required to adopt the merger agreement. Because the required vote is based on the number of shares of Horizon common stock outstanding rather than on the number of votes cast, failure to vote your shares (including as a result of broker non-votes, as explained below) and abstentions will have the same effect as voting “AGAINST” the adoption of the merger agreement.

A “broker non-vote” occurs when a broker does not have discretion to vote on the matter and has not received instructions from the beneficial holder as to how such holder’s shares are to be voted on the matter.

The adoption of the merger agreement by our stockholders is a condition to the completion of the merger. We urge you to complete, execute and return the enclosed proxy card or submit your proxy or voting instructions by Internet, by telephone or by mail to assure the representation of your shares of Horizon common stock at the special meeting.

Q:	Have any stockholders already agreed to approve the adoption of the merger agreement?

A:	In connection with the execution of the merger agreement, certain stockholders of the Company have entered into voting agreements with Parent pursuant to which each such stockholder has agreed to vote or cause to be voted its shares of Horizon common stock in favor of the adoption of the merger agreement. See “The Merger (Proposal 1)—Voting Agreements” on page [—].

As of [—], 2015, the record date for the special meeting, the stockholders who are parties to the voting agreements collectively owned, in the aggregate, approximately 41% of the outstanding shares of Horizon common stock entitled to vote at the special meeting. These stockholders also own warrants to acquire shares of Horizon common stock, but the warrants will not entitle the holders to vote at the special meeting unless the warrants were exercised prior to the record date for the special meeting.

In addition, the Company’s directors and executive officers have informed the Company that as of the date of this proxy statement, they intend to vote their shares in favor of the proposal to adopt the merger agreement and the other proposals to be considered at the special meeting, although none of them is obligated to do so. As of the record date for the special meeting, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate, 6,682 shares of Horizon common stock, representing less than 1.0% of the outstanding shares of Horizon common stock on the record date.

Q:	Why am I being asked to cast an advisory (non-binding) vote with respect to merger-related executive compensation payable to certain of the Company’s named executive officers in connection with the merger?

A:	The rules of the U.S. Securities and Exchange Commission (the “SEC”) require the Company to seek an advisory (non-binding) vote with respect to certain payments that will be made to the Company’s named executive officers in connection with the merger.

Q:	What is merger-related executive compensation for purposes of this advisory vote?

A:	Merger-related executive compensation is certain compensation that is tied to or based on the merger and payable to the Company’s named executive officers. See “Advisory Vote on Merger-Related Executive Compensation (Proposal 2)” on page [—].

Q:	What vote is required to approve on an advisory basis merger-related executive compensation payable to certain of the Company’s named executive officers in connection with the merger?

A:	The affirmative vote of holders of a majority of the shares of Horizon common stock present at the special meeting, either in person or by proxy, and entitled to vote on the proposal regarding merger-related executive compensation is required for approval on an advisory basis of such proposal.

Q:	What will happen if stockholders do not approve merger-related executive compensation at the special meeting?

A:	Approval of merger-related executive compensation is not a condition to completion of the merger. The vote with respect to merger-related executive compensation is an advisory vote and will not be binding on the Company or Parent. If the merger agreement is adopted by the stockholders and the merger is completed, merger-related executive compensation may be paid to the Company’s named executive officers even if stockholders fail to approve merger-related executive compensation at the special meeting.

Q:	How does the Company’s Board of Directors recommend I vote?

A:	The Company’s Board of Directors has unanimously approved the merger agreement and recommends that you vote “FOR” the adoption of the merger agreement. After careful consideration, the Company’s Board of Directors has unanimously (i) determined that the merger agreement is advisable to and in the best interests of the Company and its stockholders, (ii) approved and declared advisable the merger agreement and the merger and the other transactions contemplated thereby, (iii) resolved to recommend that the Company’s stockholders vote in favor of the adoption of the merger agreement, and (iv) directed that the merger agreement be submitted to the stockholders of the Company for adoption at a stockholders’ meeting duly called and held for such purpose. For a more detailed discussion of the conclusions, determinations and reasons of the Company’s Board of Directors for recommending that the Company undertake the merger on the terms of the merger agreement, see “The Merger (Proposal 1)—Recommendation of the Company’s Board of Directors; Reasons for the Merger” beginning on page [—].

The Company’s Board of Directors also recommends that you vote “FOR” approval of merger-related executive compensation and “FOR” the adjournment proposal.

Q:	Do any of the Company’s directors or officers have interests in the merger that may differ from those of Horizon stockholders generally?

A:	Yes. In considering the recommendation of the Company’s Board of Directors with respect to the merger proposal, you should be aware that some of our directors and executive officers have interests in the merger that are in addition to or different from the interests of our stockholders generally. The Board was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, in approving the merger agreement and the merger, and in recommending that stockholders of the Company vote in favor of the adoption of the merger agreement. For a description of the interests of our directors and executive officers in the merger, see “The Merger (Proposal 1)—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page [—].

Q:	When do you expect the merger to be completed?

A:	In order to complete the merger, the Company must obtain the stockholder approval described in this Proxy Statement and the other closing conditions under the merger agreement must be satisfied or waived. The parties to the merger agreement currently expect to complete the merger in 2015, although the Company cannot assure completion by any particular date, if at all. Because the merger is subject to a number of conditions, the exact timing of the merger cannot be determined at this time.

Q:	What are the conditions to the completion of the merger?

A:	The completion of the merger is subject to the satisfaction or waiver of the conditions described under “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page [—]. These conditions include, among others:

•	The adoption of the merger agreement by holders of a majority of the outstanding shares of Horizon common stock;

•	The absence of any pending litigation by any governmental authority under antitrust laws with respect to the merger or the Hawaii sale that would reasonably be expected to adversely affect in any material respect Parent (including, after the closing of the merger, the Company) with respect to the Hawaii trade lane;

•	The absence of any law or order by any governmental authority enjoining, restraining, preventing or prohibiting the consummation of the merger or making the consummation of the merger illegal;

•	The accuracy of the representations and warranties of the Company, Parent and Merger Sub in the merger agreement, generally subject to certain materiality or material adverse effect qualifiers, as of date of the merger agreement and as of the closing date of the merger or the date in respect of which such representation or warranty was specifically made;

•	The performance in all material respects by the Company, on the one hand, and Parent and Merger Sub, on the other hand, of the respective obligations required to be performed by them under the merger agreement at or prior to the effective time of the merger;

•	The absence of a Non-Hawaii Material Adverse Effect (as such term is defined in the merger agreement) with respect to the Company;

•	The completion of the Hawaii sale in accordance with the terms of the purchase agreement and, subject to limited exceptions, no term, provision, condition or requirement of the purchase agreement having been amended, waived or modified in any material respect that is adverse to the Company, except with the express written consent of Parent;

•	If the main engines of any vessel in the Company’s Alaska business are operating on ultra-low-sulfur-fuel, the Company having not suffered net adverse financial impact associated with the use of ultra-low-sulfur-fuel in an amount in excess of $15 million in the aggregate; and

•	The Company’s delivery of a certificate attesting to the fact that the Company is not and has not, during the five-year period ending on the closing date of the merger, been a United States real property holding corporation.

Q:	How does the Hawaii sale impact the merger? When will the Hawaii sale be completed?

A.	Completion of the Hawaii sale in accordance with the terms of the purchase agreement is a condition to Parent’s obligations to consummate the merger. If the Hawaii sale is terminated for any reason, Parent and Merger Sub will not be obligated to consummate the merger, and either Parent or the Company may terminate the merger agreement.

The parties to the purchase agreement currently expect to complete the Hawaii sale in 2015, although the Company cannot assure completion by any particular date, if at all. The completion of the Hawaii sale is subject to the satisfaction or waiver of a number of conditions, which are described under “The Purchase Agreement—Conditions to the Completion of the Hawaii Sale” beginning on page [—]. These conditions include, among others:

•	The termination or expiration of any waiting periods applicable to the Hawaii sale under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”);

•	The absence of any law or order by any governmental authority enjoining, restraining, preventing or prohibiting the consummation of the Hawaii sale or making the consummation of the Hawaii sale illegal;

•	The satisfaction or waiver of the conditions to the completion of the merger (other than the condition relating to the consummation of the Hawaii sale and those conditions that by their nature are to be satisfied at the closing of the merger) and the delivery by the Company and Parent of written confirmations regarding their respective commitment to consummate the merger (the “Merger Closing Condition”);

•	The accuracy of the representations and warranties of the Company and Pasha in the purchase agreement, generally subject to certain materiality or material adverse effect qualifiers, as of the closing date of the Hawaii sale or the date in respect of which such representation or warranty was specifically made;

•	The performance in all material respects by the Company, on the one hand, and Pasha, on the other hand, of the respective obligations required to be performed by them under the purchase agreement at or prior to the closing of the Hawaii sale;

•	The absence of a Hawaii Material Adverse Effect (as such term is defined in the purchase agreement); and

•	The completion by the Company of certain specified actions relating to the separation of the Hawaii business.

The completion of the Hawaii sale does not require approval by stockholders of the Company or Pasha.

Q:	Will the merger always occur immediately after the Hawaii sale? Could one transaction happen without the other?

A.	The completion of the Hawaii sale is a condition to Parent’s obligation to close the merger, and the satisfaction of the Merger Closing Condition is a condition to the obligation of the Company and Pasha to close the Hawaii sale. The Company currently expects to close the merger immediately after the completion of the Hawaii sale, assuming that all of the conditions to the completion of the merger have been satisfied when the conditions to the completion of the Hawaii sale are satisfied.

The Company does not expect Parent to waive the closing condition relating to the completion of the Hawaii sale. Among other things, Parent has indicated that it does not want to acquire any of the Company’s Hawaii assets. Therefore, the Company does not expect the merger to occur without the completion of the Hawaii sale prior to the merger.

Under limited circumstances, the Company and Pasha may complete the Hawaii sale without the closing of the merger immediately thereafter. Under the terms of the merger agreement and the purchase agreement, under certain specified circumstances where all of the conditions to the completion of the Hawaii sale (other than the Merger Closing Condition and the conditions that are by their nature to be satisfied at closing) have been satisfied, and yet the conditions to the merger (other than the condition relating to the completion of the Hawaii sale and the conditions that are by their nature to be satisfied at closing) have not been satisfied due to a pending antitrust proceeding by a governmental authority with respect to the merger or the Hawaii sale that would reasonably be expected to adversely affect in any material respect Parent (including, after the closing of the merger, the Company) with respect to the Hawaii trade lane, the Company and Pasha are permitted to waive the Merger Closing Condition so that the Company and Pasha may complete the Hawaii sale. However, there is no assurance whether Pasha and/or the Company will waive the Merger Closing Condition under these circumstances. If both parties do elect to waive the Merger Closing Condition, the Company may complete the Hawaii sale without completing the merger immediately thereafter.

In addition, while each of the Company and Pasha is entitled to terminate the purchase agreement if the merger agreement has been terminated, it is possible that under certain circumstances where the merger agreement has been terminated, the Company and Pasha may elect not to terminate the purchase agreement and continue to pursue the Hawaii sale pursuant to the terms of the purchase agreement. There is no assurance whether the Company or Pasha will elect not to terminate the purchase agreement under those circumstances.

Q:	What happens if the merger is not completed?

A.	If the merger agreement is not adopted by the stockholders of the Company or if the merger is not completed for any other reason, the stockholders of the Company will not receive any payment for their shares of Horizon common stock. Instead, the Company will remain an independent public company, Horizon common stock will continue to be traded on the over-the-counter market and registered under the Exchange Act, and the Company will continue to file periodic reports with the SEC with respect to Horizon common stock.

If the merger is not completed, we expect that management will operate the Company’s business in a manner similar to that in which it is being operated today and that the Company’s stockholders will continue to be subject to the same risks and opportunities to which they are currently subject. In particular, if the merger is not completed, the Company would likely face significant risks and uncertainties as an independent company, including, among other things, relating to the Company’s substantial leverage, the Company’s ability to maintain adequate liquidity to operate its business, significant challenges in refinancing the Company’s existing indebtedness, and the Company’s aging fleet.

If the merger agreement is terminated under specified circumstances, the Company would be required to pay Parent a termination fee of $17,142,000 and reimburse Parent for all of its out-of-pocket expenses incurred in connection with the merger and the other transactions contemplated by the merger agreement. In addition, if the purchase agreement is terminated following such a termination of the merger agreement, the Company would also be required to pay Pasha a termination fee of $4,950,400 and reimburse Pasha for all of its out-of-pocket expenses incurred in connection with the Hawaii sale.

On the other hand, either the Company or Matson may terminate the merger agreement if the purchase agreement is terminated. Pasha is obligated to pay the Company a termination fee of $30,000,000 if the purchase agreement is terminated under the following circumstances (the set of circumstances described in either (i) or (ii) below, the “Pasha Termination Fee Circumstances”):

(i)

the purchase agreement is terminated by the Company or Pasha as a result of the failure to consummate the Hawaii sale by February 11, 2016 (as such date may be extended under certain circumstances) or as a result of a final and non-appealable law or order enjoining, restraining, preventing or prohibiting the consummation of the Hawaii sale or making the consummation of the Hawaii sale illegal and, in each case, at the time of such termination, all of the closing conditions to the Hawaii sale have been satisfied (other than conditions that by their nature are to be satisfied at closing, but these conditions would be satisfied or would be capable of being satisfied if the date of termination were the closing date for the Hawaii sale) except that the closing condition relating to the expiration or termination of the waiting period under the HSR Act and/or the closing condition relating to the absence of any law or order enjoining, restraining, preventing or prohibiting the consummation of the Hawaii sale or making the consummation of the Hawaii sale illegal; or

(ii)	the purchase agreement is terminated by the Company as a result of Pasha’s failure to actively and in good faith pursue antitrust clearance for the Hawaii sale and such failure is not cured within 30 days after receipt of a written notice from the Company of its intention to terminate the purchase agreement.

For more details on the consequences of the failure to complete the merger, see “The Merger (Proposal I)—Effects on the Company if the Merger is Not Completed” beginning on page [—].

Q:	What are the U.S. federal income tax consequences of the merger?

A:	The exchange of Horizon common stock or warrants by a U.S. holder (as defined in “The Merger (Proposal 1)—Material U.S. Federal Income Tax Consequences”) for cash in the merger generally will be a taxable transaction for U.S. federal income tax purposes. Each U.S. holder generally will recognize a taxable gain or loss equal to the difference between the cash received (prior to reduction for any applicable withholding taxes) in the merger and the U.S. holder’s adjusted tax basis in the shares of Horizon common stock or warrants surrendered therefor. The exchange of Horizon common stock or warrants by a non-U.S. holder (as defined in “The Merger (Proposal 1)—Material U.S. Federal Income Tax Consequences”) for cash in the merger generally will be exempt from U.S. federal income tax unless certain exceptions apply. Holders may be subject to backup withholding with respect to cash payments made pursuant to the merger unless certain certification requirements are met. See “The Merger (Proposal 1)—Material U.S. Federal Income Tax Consequences” beginning on page [—] for a discussion of material U.S. federal income tax consequences of the merger to U.S. holders and non-U.S. holders. The tax consequences of the merger to you will depend on the facts of your own situation. You should consult your tax advisor for a full understanding of the U.S. federal tax consequences of the merger to you, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	If your shares are registered directly in your name with our transfer agent, American Stock Transfer and Trust Company, you are considered, with respect to those shares, to be the “stockholder of record.” In this case, this Proxy Statement and your proxy card have been sent directly to you by the Company.

If your shares are held through a bank, broker or other nominee, you are considered the “beneficial owner” of the shares of Horizon common stock held in “street name.” In that case, this Proxy Statement has been forwarded to you by your bank, broker or other nominee who is considered, with respect to those shares, to be the stockholder of record. As the beneficial owner, you have the right to direct your bank, broker or other nominee how to vote your shares by following their instructions for voting. You are also invited to attend the special meeting. However, because you are not the stockholder of record, you may not vote your shares in person at the special meeting unless you request and obtain a valid “legal” proxy from your bank, broker or other nominee.

Q:	What constitutes a quorum?

A:

The presence at the special meeting, in person or by proxy, of the holders of a majority of the shares of Horizon common stock outstanding on the record date will constitute a quorum and will permit business to be conducted at the special meeting. As of the record date, [—] shares of Horizon common stock were outstanding. If a quorum is not present at the special meeting, the special meeting may be adjourned or postponed from time to time until a quorum is obtained. If you submit a proxy but abstain from one or more of the proposals listed on the proxy card, your shares will nonetheless be counted for purposes of determining whether a quorum is present. If your shares are held through a bank, broker or other nominee in “street name” and you do not tell the bank, broker or nominee how to vote your shares, your shares will not be counted for purposes of determining whether a quorum is present.

Q:	How do I vote my shares of Horizon common stock?

A:	If you are a stockholder of record (that is, if your shares of Horizon common stock are registered in your name with American Stock Transfer and Trust Company, our transfer agent), there are four ways to vote:

•	By completing, dating, signing and returning the enclosed proxy card by mail in the accompanying prepaid envelope;

•	By calling the toll-free (within the U.S. or Canada) phone number on your proxy card;

•	By submitting a proxy by Internet at the address on your proxy card; or

•	By attending the special meeting and voting in person.

If your shares are held in “street name” through a broker, bank or other nominee, you may vote through your broker, bank or other nominee by completing and returning the voting form provided by your broker, bank or other nominee, or electronically over the Internet or by telephone through your broker, bank or other nominee if such a service is provided. To vote via the Internet or via telephone through your broker, bank or other nominee, you should follow the instructions on the voting form provided by your broker, bank or nominee.

Q:	What is a proxy?

A:	A proxy is your legal designation of another person, referred to as a “proxy,” to vote your shares of Horizon common stock. The document used to designate a proxy to vote your shares of Horizon common stock is called a “proxy card.” The Board of Directors of the Company has designated Steven L. Rubin, President and Chief Executive Officer of the Company, and Michael F. Zendan II, General Counsel and Secretary of the Company, and each of them, with full power of substitution, as proxies for the special meeting.

Q:	If a stockholder gives a proxy, how are the shares voted?

A:	Regardless of the method you choose to vote, the individuals named on the enclosed proxy card, or your proxies, will vote your shares in the way that you indicate. When completing the Internet or telephone process or the proxy card, you may specify whether your shares should be voted “FOR” or “AGAINST” or to abstain from voting on all, some or none of the specific items of business to come before the special meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted “FOR” the adoption of the merger agreement, “FOR” the proposal to approve merger-related executive compensation, and “FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting.

Q:	May I attend the special meeting and vote in person?

A:

All stockholders as of the record date may attend the special meeting and vote in person. Stockholders will need to present proof of ownership of Horizon common stock, such as a recent bank or brokerage account statement, and a form of personal identification to be admitted to the special meeting. Even if you plan to attend the special meeting in person, we encourage you to complete, sign, date and return the enclosed proxy or vote electronically over the Internet or via telephone to ensure that your shares will be represented at the special meeting. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. If you hold your shares in “street name,” because you are not the stockholder of record, you may not vote your shares in person at the special meeting unless you request and obtain a valid “legal” proxy from your bank, broker or other nominee.

Q:	How are votes counted?

A:	Votes will be counted by the meeting inspector appointed for the special meeting, who will separately count “FOR” and “AGAINST” votes, abstentions and broker non-votes, and separately count votes in respect of each proposal. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not receive instructions from the beneficial owner with respect to the merger proposal, or the proposal for merger-related executive compensation, or the adjournment proposal, counted separately.

Because Delaware law requires the affirmative vote of holders of a majority of the outstanding shares of Horizon common stock to approve the adoption of the merger agreement, abstentions, broker non-votes and the failure to vote will have the same effect as voting “AGAINST” the merger proposal.

Because the advisory vote to approve the proposal regarding merger-related executive compensation requires the affirmative vote of holders of a majority of the shares of Horizon common stock present at the special meeting, either in person or by proxy, and entitled to vote on such proposal, abstentions will have the same effect as voting “AGAINST” the proposal to approve merger-related executive compensation, and broker non-votes (or other failures to vote) will have no effect on such proposal.

The vote to approve merger-related executive compensation is advisory only and will not be binding on the Company or Parent and is not a condition to completion of the merger. If the merger agreement is adopted by the stockholders and completed, merger-related executive compensation may be paid to the Company’s named executive officers even if stockholders fail to approve merger-related executive compensation.

Because the approval of the adjournment proposal requires the affirmative vote of holders of a majority of the shares of Horizon common stock present at the special meeting, either in person or by proxy, and entitled to vote on such proposal, abstentions will have the same effect as voting “AGAINST” the proposal to approve merger-related executive compensation, and broker non-votes (or other failures to vote) will have no effect on such proposal.

Q:	What happens if I do not vote?

A:	The vote to adopt the merger agreement is based on the total number of shares of Horizon common stock outstanding on the record date, and not just the shares that are voted. If you do not vote, it will have the same effect as a vote “AGAINST” the merger proposal. If the merger is completed, whether or not you vote for the merger proposal, you will be paid the per share merger consideration for your shares of Horizon common stock upon completion of the merger, unless you properly exercise your appraisal rights under Delaware law.

Q:	If the merger is completed, how will I receive cash for my shares?

A:

If the merger agreement is adopted and the merger is consummated, and if you are the record holder of your shares of Horizon common stock immediately prior to the effective time of the merger, you will be sent a letter of transmittal to complete and return to a paying agent to be designated by Parent, referred to herein as the “paying agent.” In order to receive the $0.72 per share in cash, without interest and less applicable withholding taxes, you must send the paying agent, according to the instructions provided, your validly completed letter of transmittal together with your Horizon common stock certificates and other required documents as instructed in the separate mailing. Once you have properly submitted a completed letter of transmittal, you will receive cash for your shares. If your shares of Horizon common stock are held in

“street name” by your broker, bank or other nominee, you will receive instructions after the effective time of the merger from your broker, bank or other nominee as to how to effect the surrender of your “street name” shares and receive cash for those shares.

Q:	When should I send in my stock certificates?

A:	You should send your stock certificates together with the letter of transmittal after the merger is consummated and not now. You will receive the letter of transmittal following the consummation of the merger.

Q:	I do not know where my stock certificate is—what should I do to receive cash for my shares?

A:	The materials you are sent after the completion of the merger will include the procedures that you must follow if you cannot locate your stock certificate. This will include an affidavit that you will need to sign attesting to the loss of your stock certificate. The Company may also require that you provide a customary indemnity agreement to the Company in order to cover any potential loss.

Q:	What happens if I sell my shares of Horizon common stock after the record date but before the special meeting?

A:	The record date for the special meeting is earlier than the date of the special meeting and the date the merger is expected to be completed. If you sell or transfer your shares of Horizon common stock after the record date but before the special meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you sell or otherwise transfer your shares and each of you notifies the Company in writing of such special arrangements, you will transfer the right to receive the per share merger consideration to such person if the merger is completed, but you will retain your right to vote these shares at the special meeting. Even if you sell or otherwise transfer your shares of common stock after the record date for the special meeting, we encourage you to complete, date, sign and return the enclosed proxy or vote via the Internet or telephone.

Q:	If my shares are held in “street name” by my broker, bank or other nominee, will my broker, bank or other nominee vote my shares for me?

A:	Your broker will not vote your shares on your behalf unless you provide instructions to your broker on how to vote. You should follow the directions provided by your broker regarding how to instruct it to vote your shares. Without those instructions, your shares will not be voted, which will have the same effect as voting “AGAINST” the adoption of the merger agreement, but will have no effect for purposes of the advisory (non-binding) vote on merger-related executive compensation or the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Q:	Will my shares held in “street name” or another form of record ownership be combined for voting purposes with shares I hold of record?

A:	No. Because any shares you may hold in “street name” will be deemed to be held by a different stockholder than any shares you hold of record, any shares so held will not be combined for voting purposes with shares you hold of record. Similarly, if you own shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and will need to sign and return, a separate proxy card for those shares because they are held in a different form of record ownership. Shares held by a corporation or business entity must be voted by an authorized officer of the entity. Shares held in an individual retirement account must be voted under the rules governing the account.

Q:	What does it mean if I receive more than one set of proxy materials?

A:

This means you own shares of Horizon common stock that are registered under different names or are in more than one account. For example, you may own some shares directly as a stockholder of record and other shares through a broker or you may own shares through more than one broker. In these situations, you will receive multiple sets of proxy materials. You must vote, sign and return all of the proxy cards or follow the instructions for any alternative voting procedure on each of the proxy cards that you receive in order to vote all of the shares you own. Each proxy card you receive comes with its own prepaid return envelope. If you submit your proxy by mail, make sure you return each proxy card in the return envelope that accompanies that proxy card.

Q:	What if I fail to instruct my broker?

A:	Under applicable rules, brokers, banks or other nominees have the discretion to vote on routine matters. The proposals in this Proxy Statement are non-routine matters, and brokers, banks and other nominees cannot vote on these proposals without your instructions. Without instructions, your broker will not vote any of your shares held in “street name.” Therefore, it is important that you cast your vote or instruct your broker, bank or nominee on how you wish to vote your shares.

Broker non-votes will not be counted for purposes of determining the presence or absence of a quorum. Broker non-votes will have exactly the same effect as a vote “AGAINST” the merger proposal, but will have no effect on the advisory (non-binding) vote on merger-related executive compensation or the adjournment proposal.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. You may revoke and change your vote at any time before your proxy card is voted at the special meeting. You can do this in one of three ways:

•	First, you can send a written notice to the Company’s corporate secretary stating that you would like to revoke your proxy;

•	Second, you can complete and submit a new proxy by Internet, by telephone or by mail; or

•	Third, you can attend the meeting and vote in person. Your attendance alone will not revoke your proxy.

If you have instructed a broker, bank or other nominee to vote your shares, you must follow directions received from your broker, bank or other nominee to change those instructions.

Q:	Am I entitled to exercise appraisal rights instead of receiving the merger consideration for my shares of common stock?

A:	Stockholders who do not vote in favor of the proposal to adopt the merger agreement and who otherwise comply with the requirements of Section 262 of the DGCL are entitled to statutory appraisal rights under Delaware law in connection with the merger. This means that if you comply with the requirements of Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”), you are entitled to have the “fair value” (as defined pursuant to Section 262 of the DGCL) of your shares of Horizon common stock determined by the Court of Chancery of the State of Delaware and to receive payment based on that valuation instead of receiving the merger consideration. The ultimate amount you would receive in an appraisal proceeding may be more than, the same as or less than the amount you would have received under the merger agreement. To exercise your appraisal rights, you must comply with the requirements of the DGCL. See “The Merger (Proposal 1)—Appraisal Rights” beginning on page [—] and the text of Section 262 of the DGCL, which is reproduced in its entirety as Appendix D to this Proxy Statement.

Q:	What do I need to do now?

A:

We encourage you to read this Proxy Statement, the appendices to this Proxy Statement and the documents we refer to in this Proxy Statement carefully and consider how the merger affects you. Then complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying postage-paid envelope or grant your proxy electronically over the Internet or by telephone, so that your shares can be voted at the special meeting. If you hold your shares in “street name,” please refer to the voting instruction forms provided by your bank, broker or other nominee to vote your shares. Please do not send your stock certificates with your proxy card.

Q:	Who can help answer my questions?

A:	If you have questions about the merger agreement or the merger, including the procedures for voting your shares, you should contact Alliance Advisors, LLC, which is acting as the Company’s proxy solicitor in connection with the special meeting:

Alliance Advisors, LLC

200 Broadacres Drive, 3rd Floor

Bloomfield, NJ 07003

Shareholders Call Toll Free:  855-928-4479

Banks and Brokers call:  973-873-7721

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This Proxy Statement, the documents incorporated by reference in this Proxy Statement, as well as oral statements made or to be made by us or on our behalf in connection with the solicitation of proxies, contain statements that are not historical facts and constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be, but are not necessarily, identified by the use of forward-looking terminology such as “may,” “anticipates,” “estimates,” “expects,” “intends,” “plans,” “believes,” and words and terms of similar substance.

These forward-looking statements include, but are not limited to, statements about the expected completion of the merger and the timing thereof, the satisfaction or waiver of any conditions to the merger, anticipated benefits, growth opportunities and other events relating to the merger, and projections about the Company’s business and its future revenues, expenses and profitability.

Forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual events, results, performance, circumstances or achievements to be materially different from those expressed or implied by such forward-looking statements. Factors that could cause actual events, results, performance, circumstances or achievements to differ from such forward-looking statements include, but are not limited to, the following:

•	our stockholders may not approve the adoption of the merger agreement;

•	we may be unable to complete the Hawaii sale, which is a condition to the completion of the merger;

•	we may be unable to satisfy one or more of the other conditions to the merger or the Hawaii sale;

•	the merger and the Hawaii sale may involve unexpected costs, liabilities or delays;

•	our business may suffer as a result of uncertainty surrounding the proposed merger and the Hawaii sale, including adverse impact on relationships with customers, suppliers and regulators;

•	the Company’s inability to retain and, if necessary, attract key employees, particularly during the pendency of the merger and the Hawaii sale;

•	diversion of management’s attention from ongoing business operations during the pendency of the merger and the Hawaii sale;

•	the risk of unforeseen material adverse changes to the Company’s business and operations;

•	the Company may be adversely affected by general economic and market conditions;

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement and/or the purchase agreement;

•	the outcome of any legal proceedings related to the merger or the Hawaii sale;

•	the risk that the merger may not be completed on the expected timetable, or at all, which may adversely affect the Company’s business and the share price of Horizon common stock;

•	risks relating to future ratings agency actions or downgrades as a result of the announcement of the merger; and

•	other risks and uncertainties in the Company’s filings with the SEC, including the risks set forth in “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 22, 2013 (filed with the SEC on March 21, 2014), referred to as the “Form 10-K,” as updated in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 22, 2014 (filed with the SEC on July 30, 2014) and as further updated by the Company’s Quarterly Report on Form 10-Q for the quarter ended September 21, 2014 (filed with the SEC on October 24, 2014). See “Where You Can Find More Information” beginning on page [—].

These forward-looking statements in this Proxy Statement represent our views as of the date of this Proxy Statement, and it should not be assumed that the statements made herein remain accurate as of any future date. Except to the extent required by law, the Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on the Company’s behalf are expressly qualified in their entirety by the cautionary statements contained throughout this Proxy Statement.

In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements. We cannot guarantee any future results, including with respect to the merger and the Hawaii sale.

All information contained in this Proxy Statement concerning Parent and Merger Sub has been supplied by Parent and Merger Sub, as applicable, and has not been independently verified by the Company.

THE SPECIAL MEETING

Time and Place of the Special Meeting

The enclosed proxy is solicited on behalf of the Company’s Board of Directors for use at a special meeting of the Company’s stockholders to be held at [—] on [—], 2015, at [—] a.m., local time, or at any adjournments or postponements thereof.

Purpose of the Special Meeting

The purpose of the special meeting is for our stockholders to consider and vote on the adoption of an Agreement and Plan of Merger, dated as of November 11, 2014 (as it may be amended, the “merger agreement”), by and among the Company, Parent and Merger Sub, pursuant to which Merger Sub will merge with and into the Company (the “merger”), with the Company surviving the merger and becoming a wholly owned subsidiary of Parent. The adoption of the merger agreement by our stockholders is a condition to the completion of the merger. If our stockholders fail to adopt the merger agreement, the merger will not occur. A copy of the merger agreement is attached to this Proxy Statement as Appendix A and the material provisions of the merger agreement are described under “The Merger Agreement.”

In addition, in accordance with Section 14A of the Exchange Act, the Company is providing its stockholders with the opportunity to cast an advisory (non-binding) vote on the compensation that may be payable to its named executive officers in connection with the merger, the value of which is disclosed in the table in the section of the Proxy Statement entitled “The Merger (Proposal 1)—Interests of the Company’s Directors and Executive Officers in the Merger.” The vote on executive compensation payable in connection with the merger is a vote separate and apart from the vote to adopt the merger agreement. Accordingly, a stockholder may vote to approve the executive compensation and vote not to adopt the merger agreement and vice versa. Because the vote is advisory in nature only, it will not be binding on either the Company or Parent. Accordingly, because the Company is contractually obligated to pay the compensation, the compensation will be payable, subject only to the conditions applicable thereto, if the merger agreement is adopted and regardless of the outcome of the advisory vote.

Our stockholders are also being asked to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.

This Proxy Statement and the enclosed form of proxy are first being mailed to our stockholders on or about [—], 2015.

Board Recommendation

The Company’s Board of Directors, after careful consideration, has unanimously approved the merger agreement and the transactions contemplated by the merger agreement, including the merger, and determined that the merger agreement is advisable and in the best interests of the stockholders of the Company. For a discussion of the material factors considered by the Company’s Board of Directors in reaching its conclusions, see “The Merger (Proposal 1)—Recommendation of the Company’s Board of Directors; Reasons for the Merger” beginning on page [—].

The Company’s Board of Directors recommends that you vote “FOR” the proposal to adopt the merger agreement, “FOR” the proposal to approve merger-related executive compensation and “FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

Record Date; Quorum

Only holders of record of Horizon common stock at the close of business on [—], 2015 are entitled to notice of and to vote at the special meeting. At the close of business on the record date, [—] shares of Horizon common stock were outstanding and entitled to vote. A list of the Company’s stockholders will be available for review at the Company’s executive offices during regular business hours after the date of this Proxy Statement and through the date of the special meeting.

The presence, in person or by proxy, of the holders of a majority of the shares of Horizon common stock outstanding on the record date is necessary to constitute a quorum for the transaction of business at the special meeting. If a quorum is not present at the special meeting, the special meeting may be adjourned or postponed from time to time until a quorum is obtained. Proxies received but marked as abstentions will be included in the calculation of the number of shares considered to be present at the special meeting. Broker non-votes will not be included in the calculation of the number of shares considered to be present at the special meeting.

How You Can Vote

Shares Held by Record Holder. If you are a stockholder of record (that is, if your shares of Horizon common stock are registered in your name with American Stock Transfer and Trust Company, our transfer agent), you may vote your shares in any of the following ways:

•	Submitting a Proxy by Mail. If you choose to have your shares voted at the special meeting by submitting a proxy by mail, simply complete the enclosed proxy card, date and sign it, and return it in the postage-paid envelope provided.

•	Submitting a Proxy by Telephone. You can have your shares voted at the special meeting by submitting a proxy by telephone by calling the toll-free number on the proxy card until 11:59 p.m. Eastern Time on [—], 2015. You will then be prompted to enter the control number printed on your proxy card and to follow the subsequent instructions. Submitting a proxy by telephone is available 24 hours a day. If you submit a proxy by telephone with respect to a proxy card, do not return that proxy card.

•	Submitting a Proxy by Internet. You can also have your shares voted at the special meeting by submitting a proxy via the Internet until 11:59 p.m. Eastern Time on [—], 2015. Instructions on how to submit a proxy via the Internet are located on the proxy card enclosed with this Proxy Statement. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and create an electronic voting form. If you submit a proxy via the Internet with respect to a proxy card, you should not return that proxy card.

•	Voting in Person. You can also vote by appearing and voting in person at the special meeting. To ensure that your shares are voted at the special meeting, we recommend that you provide voting instructions promptly by proxy even if you plan to attend the special meeting in person.

Shares Held in “Street Name.” If your shares are held in “street name” through a broker, bank or other nominee, you may vote through your broker, bank or other nominee by completing and returning the voting form provided by your broker, bank or other nominee, or electronically over the Internet or by telephone through your broker, bank or other nominee if such a service is provided. To vote via the Internet or via telephone through your broker, bank or other nominee, you should follow the instructions on the voting form provided by your broker, bank or nominee.

Please do not send in stock certificates at this time. If the merger is completed, you will be sent a letter of transmittal regarding the procedures for exchanging the existing Horizon common stock certificates for the payment of the merger consideration.

Vote Required

Each holder of record of Horizon common stock on the record date will be entitled to one vote for each share held by such holder. All votes will be tabulated by the meeting inspector appointed for the special meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes, if any.

The affirmative vote of holders of a majority of the shares of Horizon common stock outstanding on the record date is required to adopt the merger agreement. Because adoption of the merger agreement requires the approval of stockholders representing a majority of the shares of Horizon common stock outstanding rather than on the number of votes cast, failure to vote your shares of Horizon common stock (including broker non-votes, as explained below) will have exactly the same effect as voting “AGAINST” the adoption of the merger agreement. The adoption of the merger agreement by our stockholders is a condition to the completion of the merger. We urge you to complete, execute and return the enclosed proxy card or submit your proxy or voting instructions by Internet, by telephone or by mail to assure the representation of your shares of Horizon common stock at the special meeting.

The affirmative vote of holders of a majority of the shares of Horizon common stock present at the special meeting, either in person or by proxy, and entitled to vote on the proposal regarding merger-related executive compensation is required for approval of such proposal. Failure to vote your shares (including broker non-votes, as explained below) will have no effect on the vote to approve merger-related executive compensation. The vote to approve merger-related executive compensation is advisory only and will not be binding on the Company or Parent and is not a condition to the consummation of the merger. If the merger agreement is adopted by the stockholders and completed, merger-related executive compensation may be paid to the Company’s named executive officers even if stockholders fail to approve merger-related executive compensation.

The approval of the proposal to adjourn the special meeting if there are not sufficient votes to adopt the merger agreement requires the affirmative vote of holders of a majority of the shares of Horizon common stock present at the special meeting, either in person or by proxy, and entitled to vote on such proposal.

Voting of Proxies

If you choose to have your shares of Horizon common stock voted at the special meeting by submitting a proxy, your shares will be voted at the special meeting in accordance with the voting instructions you indicate on your proxy card.

If you returned a signed proxy card without marking the boxes showing how your shares should be voted, all of your shares of Horizon common stock will be voted “FOR” the adoption of the merger agreement, “FOR” the approval of merger-related executive compensation and “FOR” the approval of the proposal to adjourn the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

Abstentions and Broker Non-Votes

An abstention occurs when a stockholder attends a meeting, either in person or by proxy, but abstains from voting. Abstentions will be included in the calculation of the number of shares of Horizon common stock present at the special meeting for purposes of determining whether a quorum has been achieved. Abstaining from voting will have the same effect as voting “AGAINST” the proposal to adopt the merger agreement, “AGAINST” the proposal regarding merger-related executive compensation, and “AGAINST” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Under applicable rules, brokers, banks or other nominees who hold shares of Horizon common stock in “street name” for their clients have the discretion to vote on routine matters. All of the proposals in this Proxy Statement are non-routine matters, and brokers, banks and other nominees are not allowed to exercise their voting discretion with respect to these proposals without instructions from the beneficial owners. Proxies submitted without a vote by brokers on these matters are referred to as “broker non-votes.” Broker non-votes will not be counted for purposes of determining whether a quorum exists at the special meeting. Broker non-votes will have the same effect as voting “AGAINST” the adoption of the merger agreement, but will have no effect for purposes of the advisory (non-binding) vote regarding merger-related executive compensation or the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Voting by the Company’s Directors and Executive Officers

At the close of business on the record date, directors and executive officers of the Company were entitled to vote 6,682 shares of Horizon common stock, representing less than 1.0% of the shares of Horizon common stock entitled to vote at the special meeting. The Company’s directors and executive officers have informed the Company that as of the date of this Proxy Statement, they intend to vote their shares in favor of the proposal to adopt the merger agreement and the other proposals to be considered at the special meeting, although none of them is obligated to do so.

Voting Agreements

In connection with the execution of the merger agreement, certain stockholders of the Company have entered into voting agreements with Parent pursuant to which each such stockholder has agreed to vote or cause to be voted its shares of Horizon common stock in favor of the adoption of the merger agreement. As of the record date for the special meeting, the stockholders who are parties to the voting agreements collectively owned, in the aggregate, approximately 41% of the outstanding shares of Horizon common stock entitled to vote at the special meeting. These stockholders also own warrants to acquire shares of Horizon common stock, but the warrants will not entitle the holders to vote at the special meeting unless the warrants were exercised prior to the record date for the special meeting.

Revocation of Proxies

Any person giving a proxy pursuant to this solicitation has the power to revoke and change it any time before it is voted at the special meeting by:

•	giving written notice of revocation to the Company’s corporate secretary at Horizon Lines, Inc., 2550 West Tyvola Road, Suite 530, Coliseum 3, Charlotte, NC 28217-4551, Attention: Corporate Secretary;

•	submitting another proper proxy by Internet, by telephone or by a later-dated written proxy; or

•	attending the special meeting and voting by paper ballot in person. Your attendance at the special meeting alone will not revoke your proxy.

Please note, however, that only your last-dated proxy will count. Attending the special meeting without taking one of the actions described above will not in itself revoke your proxy. Please note that if you want to revoke your proxy by mailing a new proxy card to the Company or by sending a written notice of revocation to the Company, you should ensure that you send your new proxy card or written notice of revocation in sufficient time for it to be received by the Company before the special meeting.

If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee in order to revoke your proxy or submit new voting instructions.

Attendance at the Special Meeting

All stockholders as of the record date may attend the special meeting and vote in person. Stockholders will need to present proof of ownership of Horizon common stock, such as a recent bank or brokerage account statement, and a form of personal identification to be admitted to the special meeting. Even if you plan to attend the special meeting in person, we encourage you to complete, sign, date and return the enclosed proxy or vote electronically over the Internet or via telephone to ensure that your shares will be represented at the special meeting. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. If you hold your shares in “street name,” because you are not the stockholder of record, you may not vote your shares in person at the special meeting unless you request and obtain a valid “legal” proxy from your bank, broker or other nominee.

Adjournments and Postponements

Although the Company does not expect to do so, if the Company has not received sufficient proxies to constitute a quorum or sufficient votes for adoption of the merger agreement, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. The proposal to approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of holders of a majority of the shares of Horizon common stock present at the special meeting, either in person or by proxy, and entitled to vote on such proposal. Abstentions will have the same effect as voting “AGAINST” the adjournment proposal; broker non-votes will not be counted as present at the special meeting and will not have any effect on the outcome of this proposal. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow stockholders who have already sent in their proxies to revoke them at any time prior to their use.

Other Matters

The Company does not expect a vote to be taken on any other matters at the special meeting or any adjournment or postponement thereof. If any other matters are properly presented at the special meeting or any adjournment or postponement thereof for consideration, however, the holders of the proxies will have discretion to vote on these matters in accordance with their best judgment.

Solicitation of Proxies

The Board of Directors of the Company is soliciting your proxy in connection with the special meeting and the Company will pay for the costs of soliciting proxies. We have also hired Alliance Advisors, LLC to assist us with the solicitation of proxies. Horizon has paid Alliance Advisors a fee of $9,500 and will also reimburse Alliance for all related expenses. In addition, we may reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of shares for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited by some of our directors, officers and employees, personally or by telephone, facsimile, e-mail or other means of communication. No additional compensation will be paid to our directors, officers or employees for such services.

Questions and Additional Information

If you have questions about the special meeting or the merger after reading this proxy, or if you would like additional copies of this Proxy Statement or the proxy card, you should contact, Alliance Advisors, LLC, the Company’s proxy solicitor:

Alliance Advisors, LLC

200 Broadacres Drive, 3rd Floor

Bloomfield, NJ 07003

Shareholders Call Toll Free:  855-928-4479

Banks and Brokers call:  973-873-7721

THE MERGER (PROPOSAL 1)

Parties Involved in the Merger

Horizon Lines, Inc.

2550 West Tyvola Road

Coliseum 3, Suite 530

Charlotte, NC 28217-4551

Telephone: (704) 973-7000

Horizon Lines, Inc. (“Horizon” or the “Company”) is one of the nation’s leading domestic ocean shipping companies. The Company owns a fleet of 13 fully Jones Act qualified vessels and operates five port terminals in Alaska, Hawaii and Puerto Rico. On November 11, 2014, the Company announced that it would discontinue the Puerto Rico services by the end of 2014. A trusted partner for many of the nation’s leading retailers, manufacturers and U.S. government agencies, Horizon Lines, Inc. provides reliable transportation services that leverage its unique combination of ocean transportation and inland distribution capabilities to deliver goods that are vital to the prosperity of the markets it serves. The Company is based in Charlotte, NC, and its stock trades on the over-the-counter market under the symbol “HRZL”.

Matson Navigation Company, Inc.

1411 Sand Island Parkway

Honolulu, Hawaii 96819

Telephone: (808) 848-1211

Founded in 1882, Matson Navigation Company, Inc. (“Parent”) is a wholly-owned subsidiary of Matson, Inc. (collectively, “Matson”), a leading provider of ocean transportation and logistics services. Matson’s ocean transportation business is conducted through Parent, an asset-based business that provides a vital lifeline of ocean freight transportation services to the island economies of Hawaii, Guam and Micronesia, and also operates a premium, expedited service from China to Long Beach, California. Matson’s fleet consists of 18 owned and three chartered vessels including containerships, combination container/roll-on/roll-off ships, and custom-designed barges. In addition, a subsidiary of Parent provides container stevedoring, container equipment maintenance and other terminal services for Parent and other ocean carriers on the islands of Oahu, Hawaii, Maui and Kauai. Matson Logistics, a wholly-owned subsidiary of Parent established in 1987, is an asset-light business that provides multimodal transportation services, including domestic and international rail intermodal service; long-haul and regional highway brokerage, specialized hauling, flat-bed and project services, less-than-truckload services, and expedited freight services; and warehousing and distribution services. Additional information about Matson is available at www.matson.com.

Hogan Acquisition Inc.

c/o Matson Navigation Company, Inc.

1411 Sand Island Parkway

Honolulu, Hawaii 96819

Telephone: (510) 628-4505

Hogan Acquisition Inc. (“Merger Sub”) is a Delaware corporation and a wholly-owned subsidiary of Parent that was formed solely for the purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement. Merger Sub has not engaged in any business except for activities incidental to its formation and as contemplated by the merger agreement. Upon the completion of the merger, Merger Sub will cease to exist and Horizon Lines, Inc. will continue as the surviving corporation in the merger.

Effects of the Merger

If the merger agreement is adopted by the Company’s stockholders and the other conditions to the completion of the merger are either satisfied or waived, following the sale of the Company’s Hawaii business to Pasha, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation in the merger.

At the effective time of the merger, (i) each outstanding share of Horizon common stock, other than shares owned by the Company, Parent, Merger Sub and holders who are entitled to and properly exercise appraisal rights under Delaware law, will be converted into the right to receive $0.72 in cash, without interest and less any applicable withholding taxes, and (ii) each outstanding warrant to acquire shares of Horizon common stock will be cancelled and converted into the right to receive an amount in cash equal to the product of $0.72 and the number of shares of common stock subject to such warrant.

Prior to the completion of the merger, the Company will take all actions necessary so that the Rights Agreement dated as of August 27, 2012 between the Company and American Stock Transfer & Trust Company will expire immediately prior to the effective time of the merger. In connection with the merger, all of the rights to purchase the Series A Participating Preferred Stock of the Company will be cancelled without any consideration therefor.

Horizon common stock is currently traded on the over-the-counter market under the symbol “HRZL.” Upon completion of the merger, the Company will cease to be a publicly traded company and will be deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Company will no longer file periodic reports with the SEC with respect to Horizon common stock. Upon completion of the merger, all of the equity interests in the Company will be owned by Parent, and no current stockholder will have any ownership interest in, or be a stockholder of, the Company. Following the completion of the merger, you will cease to have any rights as a stockholder of the Company, and Parent will benefit from any increases in the value of the Company and also will bear the risk of any decreases in the value of the Company.

In connection with the completion of the merger, Parent intends to (i) redeem all of the Company’s 11.00% First-Lien Senior Secured Notes Due 2016 (the “First Lien Notes”) and all of the Company’s 13.00%–15.00% Second-Lien Senior Secured Notes Due 2016 (the “Second Lien Notes”), (ii) terminate the Company’s asset-based revolving credit facility (the “ABL Facility”) and repay all of the outstanding borrowings under such facility and (iii) repay the Company’s $75,000,000 term loan due September 30, 2016 and $20,000,000 term loan due September 30, 2016.

In the event that the Convertible Notes for any reason remain outstanding as of the closing date, Parent, the Company and its subsidiaries will use commercially reasonable efforts to cooperate with each other in connection with the suspension of certain covenants under the indenture for the Convertible Notes and related security documents. In connection with the execution of the merger agreement, the Company entered into a fifth supplemental indenture to the indenture for the Convertible Notes, which provides that, subject to the satisfaction and discharge of all secured debt that is senior to the Convertible Notes, immediately after the consummation of the merger, the Company will make an irrevocable deposit with the trustee for the Convertible Notes of an amount in cash that is sufficient to pay the principal of, premium (if any) and interest on the Convertible Notes on the scheduled due dates through and including its stated maturity. Upon receipt of this cash deposit, unless and until a default or event of default with respect to the payment of principal, premium (if any) or interest on the Convertible Notes occurs, certain covenants in the indenture for the Convertible Notes will be suspended, including, among others, covenants regarding the Company’s obligation to furnish annual and quarterly reports to the trustee, covenants regarding restricted payments, covenants regarding restrictions on dividends and other distributions, incurrence of debt, incurrence of liens, affiliate transactions, and certain covenants regarding asset sales. The trustee will use the cash deposit for payment of principal, premium (if any) and interest on the Convertible Notes.

Effective Time of the Merger

Unless otherwise mutually agreed in writing between the Company and Parent, the closing of the merger is expected to take place on the date that is five business days following the day on which the last of the conditions to the closing of the merger (for a description of the conditions to the completion of the merger, see “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page [—]) have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time).

Assuming timely satisfaction of the necessary closing conditions pursuant to the merger agreement, including, among other conditions, the completion of the Hawaii sale in accordance with the terms of the purchase agreement (for a description of the terms and conditions of the purchase agreement, see “The Purchase Agreement” beginning on page [—]), the Company currently expects the closing of the merger to occur in 2015.

The effective time of the merger will occur as soon as practicable on the closing date following the filing of a certificate of merger with the Secretary of State of the State of Delaware (or at such later time as the Company, Parent and Merger Sub may agree and specify in such certificate of merger).

Effects on the Company if the Merger is Not Completed

If the merger agreement is not adopted by the Company’s stockholders, if the Company and Pasha fail to complete the Hawaii sale, or if the merger is not completed for any other reason, the Company’s stockholders will not receive any payment for their shares in connection with the merger. Instead, the Company will remain an independent public company, Horizon common stock will continue to be traded on the over-the-counter market and registered under the Exchange Act and the Company will continue to file periodic reports with the SEC with respect to Horizon common stock.

If the merger is not completed, we expect that management will operate the Company’s business in a manner similar to that in which it is being operated today and that the Company’s stockholders will continue to be subject to the same risks and opportunities to which they are currently subject. In particular, if the merger is not completed, the Company would likely face significant risks and uncertainties as an independent company, including risks and uncertainties relating to the following:

•	the Company’s substantial leverage and the Company’s ability to make interest payments on its outstanding indebtedness;

•	the Company’s ability to maintain adequate liquidity to operate its business;

•	significant challenges in refinancing the Company’s existing indebtedness;

•	the continued aging of the vessels in the Company’s fleet, and the fact that the Company may not have the resources to replace, repower or retrofit its vessels;

•	volatility in fuel prices;

•	fluctuations or decreases in shipping volumes and competitive dynamics in the trade lanes in which the Company operates;

•	work stoppages, strikes and other adverse union actions involving the Company’s employees; and

•	potential repeal or substantial amendment of the coastwise laws of the United States (also known as the Jones Act).

Under limited circumstances, it is possible that the Hawaii sale will have been completed while the merger is not completed, and in that case we expect that management will operate the Company as a standalone company. In addition, it is possible that when the merger agreement is terminated under certain specified circumstances, the Company and Pasha elect not to exercise their right to terminate the purchase agreement, in which case the Company will continue to pursue the Hawaii sale even though the merger will no longer occur. There is no assurance whether the Company or Pasha will elect not to terminate the purchase agreement under those circumstances.

If the merger agreement is terminated under specified circumstances, the Company would be required to pay Parent a termination fee of $17,142,000 and reimburse Parent for all of its out-of-pocket expenses incurred in connection with the merger and the other transactions contemplated by the merger agreement. See “The Merger Agreement—Effect of Termination; Termination Fee and Expense Reimbursement” beginning on page [—]. In addition, if the purchase agreement is terminated following such a termination of the merger agreement, the Company would also be required to pay Pasha a termination fee of $4,950,400 and reimburse Pasha for all of its out-of-pocket expenses incurred in connection with the Hawaii sale. See “The Purchase Agreement—Effect of Termination; Termination Fee and Expense Reimbursement” beginning on page [—].

On the other hand, either the Company or Matson may terminate the merger agreement if the purchase agreement is terminated. If the purchase agreement is terminated under the Pasha Termination Fee Circumstances, Pasha would be required to pay the Company a termination fee of $30,000,000. See “The Purchase Agreement—Effect of Termination; Termination Fee and Expense Reimbursement” beginning on page [—].

If the merger is not completed, and depending on the circumstances that would have caused the merger not to be completed, it is likely that the price of Horizon common stock will decline significantly. If that were to occur, it is uncertain when, if ever, the price of Horizon common stock would return to the price at which it trades as of the date of this Proxy Statement.

Accordingly, if the merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of Horizon common stock. If the merger is not completed, the Company’s Board of Directors will continue to evaluate and review the Company’s business operations, properties, and indebtedness, among other things, make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to enhance stockholder value. If the merger is not completed for any reason, there can be no assurance that any other transaction acceptable to the Company will be offered or that the Company’s business, prospects or results of operation will not be significantly adversely impacted.

Background of the Merger

The Board of Directors and senior management of the Company regularly review the Company’s operations, financial performance, short-term and long-term financial forecasts and industry conditions as they may affect the Company’s long-term strategic goals and plans. As part of this review, the Board of Directors and senior management of the Company also consider and evaluate, from time to time, options and alternatives designed to maximize stockholder value, including potential strategic transactions.

On October 5, 2011, the Company completed a comprehensive financial restructuring of all of its indebtedness. In April 2012, the Company discontinued its struggling trans-Pacific service, terminated the bareboat charters for the five vessels previously operated in the trans-Pacific service, and completed a series of transactions with its noteholders to further deleverage its balance sheet. Following the completion of these transactions, the Company was primarily focused on developing its customer base and improving operational results. In furtherance of its strategic plan, on January 31, 2013, the Company purchased three Jones Act qualified vessels for its Alaska business that were previously chartered. These vessels are critical for the Company’s Alaska business and they are designed especially for the demanding Alaska weather conditions and for the specific characteristics of the ports in Alaska.

On March 6, 2013, the Board of Directors of the Company received a letter from the President and Chief Executive Officer (“CEO”) of Matson, pursuant to which Matson made an unsolicited, nonbinding offer to acquire assets of the Company’s Alaska business for $400 million. The letter further noted that while Matson’s primary interest was to acquire the Company’s Alaska business, it was also prepared to acquire assets of the Company’s Puerto Rico business for $25 million. The letter specifically indicated that the proposed purchase price assumed no assumption of liabilities other than ordinary course business and working capital trade liabilities, and that the offer was subject to due diligence. On the same day, the Board of Directors of the Company also received an unsolicited letter from the President and CEO of The Pasha Group, pursuant to which Pasha expressed an interest in acquiring assets of the Company’s Hawaii business for $150 million, without assumption of any liabilities unless otherwise agreed by the parties. Matson and Pasha were aware of the separate interest of the other party in a portion of the Company’s business, and each party expressed a willingness to work with the other party or other third party buyers in order to facilitate a set of transactions involving the entire Company.

On March 7, 2013, the Board of Directors of the Company convened a special meeting to review the unsolicited indications of interest from Matson and Pasha, and the Company’s senior management and representatives of Kirkland & Ellis LLP (“K&E”), outside counsel to the Company, also participated in the meeting. The Board was generally of the view that the proposed purchase prices were below the fair values for the respective businesses, but instructed management to conduct further analyses of the unsolicited proposals.

On March 11, 2013, the Board of Directors of the Company met again with the Company’s senior management and representatives of K&E to discuss the indications of interest from Matson and Pasha. The Board compared the expected net proceeds from the proposed transactions with the Company’s outstanding indebtedness and other liabilities, and discussed the implications of the proposed transactions for the Company’s stockholders. In connection with these discussions, representatives of K&E reviewed with the Board their fiduciary duties. Following extensive discussions, the Board determined that the indications of interest from Matson and Pasha were inadequate. On March 13, 2013, the Company sent letters to Matson and Pasha indicating that the Company was not contemplating a sale of the Company or any individual component of its business.

In light of the receipt of the unsolicited indications of interest from Matson and Pasha, the Board of Directors of the Company determined it would be advisable to engage a financial advisor to assist the Board in analyzing potential strategic initiatives. After interviewing several potential candidates, in April 2013, the Board decided to engage Goldman Sachs & Co. (“Goldman Sachs”) because of their extensive experience with the Company and the firm’s qualifications, reputation and experience in mergers and acquisitions generally. Prior to the engagement of Goldman Sachs, the Board inquired about interests or relationships of Goldman Sachs that could create actual or potential conflicts of interest in connection with their engagement by the Company and determined that Goldman Sachs did not have any actual or potential conflicts of interest that would interfere with its engagement by the Company.

On April 26, 2013, the Board of Directors of the Company received another unsolicited letter from Matson. The letter contained a revised proposal whereby Matson would acquire all of the common stock and other equity interests in the Company for $480 million, net of an amount equal to the Company’s outstanding indebtedness, including bonds, bank debt, vessel-related loans, and other short-term or long-term interest bearing liabilities. The acquisition would be conditioned upon, among other things, the sale of the Company’s Hawaii business to a third party, and all proceeds from the sale of the Hawaii business would be for the benefit of the Company’s stakeholders.

On April 29, 2013, the Board of Directors of the Company convened a special meeting to review Matson’s revised proposal. The Company’s senior management and representatives of Goldman Sachs and K&E also participated in the meeting. Following extensive discussions, the Board was generally of the view that Matson’s revised proposal was problematic in several important respects. In addition to significant conditionality, the revised proposal presented significant uncertainty around its implied equity value (i.e., the consideration for holders of Horizon common stock and other equity securities) because the purchase price was subject to adjustment for debt and debt-like liabilities. The Board noted that any transaction involving the sale of the Company’s Alaska business without a corresponding solution for the rest of the Company would not be in the best interest of the Company’s stockholders. As a result, the Board determined that it would not engage in further discussions with Matson on the revised proposal.

On June 25, 2013, the Board of Directors received another unsolicited letter from Pasha. The new letter indicated that Matson and Pasha had agreed to work with each other and the two parties would offer to acquire the entire Company for a total enterprise value of $645 million. The letter also proposed a revised transaction structure under which Pasha would acquire the Company by way of a merger; Pasha would retain the Hawaii business and sell the remainder of the Company to Matson. The letter further indicated that a significant portion of the purchase price would be used to repay the Company’s approximately $526 million of existing indebtedness, plus applicable fees and premiums, and that the closing of the transaction would be contingent upon, among other things, the funding of new debt commitments that Pasha would seek to obtain in connection with the proposed transaction.

On June 28, 2013, the Board of Directors of the Company convened a special meeting to consider the revised unsolicited indication of interest from Pasha and Matson and the Company’s senior management and representatives of Goldman Sachs and K&E also participated in the meeting. Following extensive discussions, the Board was of the view that although Pasha and Matson had increased the total consideration in their latest proposal, the price was still inadequate and the proposed transaction was subject to significant conditionality, including uncertainty relating to financing arrangements. In connection with its consideration of the revised proposal from Pasha and Matson, the Board discussed the possibility of commencing a formal process to explore strategic alternatives for the Company, and the potential value implications of a potential sale of the Company versus continued operation of the Company on an independent basis. At the end of the meeting, the Board instructed Goldman Sachs to inform Pasha and Matson that the Company was not for sale at this time; however, the Board would be willing to consider the possibility of a potential transaction if there was a compelling offer, but the latest proposal was not compelling due to its price and conditionality.

At a subsequent Board meeting held on July 8, 2013, representatives of Goldman Sachs informed the Board of Directors of the Company that they had conveyed the Board’s position to both Matson and Pasha. Matson indicated that it had little flexibility on price while Pasha indicated that it might be able to improve its offer price for the Company’s Hawaii business if it was given the opportunity to conduct due diligence and was able to obtain additional comfort on value through its investigation. Representatives of Goldman Sachs also informed the Board that Pasha had submitted a priority due diligence request list that focused on the Company’s liabilities and other material obligations. Based on the responses from Matson and Pasha, the Board was generally of the view that a meaningful improvement on price would be unlikely. At the same meeting, the Company’s senior management updated the Board on the status of several growth initiatives, including a potential fleet repowering project and a possible joint venture with another strategic partner that would hold and operate the Company’s terminal assets in Puerto Rico, Hawaii and Alaska. Following extensive discussions, the Board decided to focus on the Company’s growth initiatives for the time being and not engage in further discussions with Matson or Pasha. The Board also determined that it wanted to have a better sense of the Company’s potential valuation on a standalone basis before deciding whether it wanted to commence a formal process to explore strategic alternatives. To that end, the Board instructed management to update the Company’s financial projections.

During the summer and fall of 2013, the Company continued to pursue various growth initiatives, including the potential joint venture relating to the Company’s terminals assets. During this period, the Board also decided to engage the law firm Paul, Weiss, Rifkind, Wharton & Garrison LLP (“Paul Weiss”) as special counsel to the Company to analyze certain aspects of the Company’s liabilities and contingent obligations.

In August and September of 2013, several of the Company’s key stakeholders who held both debt and equity securities of the Company, including funds managed by Archview Investment Group LP (“Archview”), Beach Point Capital Management LP (“Beach Point”), Caspian Capital, L.P. (“Caspian”), and SFL Container Holding Limited (“SFL” and, together with Archview, Beach Point and Caspian, the “Stakeholders”), requested to meet with the members of the Company’s Board of Directors and senior management to discuss the Company’s strategic plans and growth initiatives. In light of the Stakeholders’ long-standing relationship with the Company and their familiarity with the industry in which the Company operates, the Board decided to meet with representatives of the Stakeholders, subject to the execution of confidentiality agreements that were satisfactory to the Company.

On October 24, 2013, prior to a scheduled regular meeting of the Board of Directors of the Company in New York City, the Company’s senior management and certain members of the Board of Directors of the Company met with representatives of the Stakeholders; representatives of Goldman Sachs, K&E and Paul Weiss also participated in the meeting. Prior to the meeting, each of the Stakeholders entered into a new confidentiality agreement with the Company with a term of approximately 10 months. At the meeting, the Company’s senior management updated the Stakeholders on various growth initiatives, focusing on the potential fleet repowering project and the potential joint venture relating to the Company’s terminals assets. The Stakeholders expressed certain concerns regarding these growth initiatives, including the significant amount of capital investment required for the fleet repowering project and the uncertainty around the terminals joint venture. The Stakeholders also expressed concerns regarding the Company’s medium-term liquidity in light of the pending maturities of the Company’s debt in 2016. The Stakeholders further indicated that in light of the foregoing concerns and the Company’s financial condition, they would not be willing to provide any additional financing to the Company.

Later that day, the Board of Directors of the Company met at the New York office of K&E for its regular quarterly meeting and the Company’s senior management and representatives of Goldman Sachs, K&E and Paul Weiss also participated in the meeting. In addition to business updates, committee reports and other items on the agenda for the Board meeting, the Board also discussed the views expressed by the Stakeholders on the Company’s growth initiatives, the pending debt maturities in 2016, and the difficulty of accessing capital markets for additional liquidity. Following extensive discussions, the Board decided that while the Company should continue to focus on pursuing various growth initiatives on a standalone basis, it would be prudent to consider engaging in a formal process to explore potential strategic alternatives. Accordingly, the Board instructed representatives of Goldman Sachs to work on a framework for such a process for presentation for the Board’s consideration at an upcoming meeting.

On November 1, 2013 and again on November 20, 2013, the Board of Directors of the Company met telephonically to discuss the possibility of a process to explore potential strategic alternatives. At these meetings, representatives of Goldman Sachs presented a framework of a potential process, which would include parallel solicitation of possible interest in the Company as a whole, as well as in one or more of the Company’s businesses. In connection with Goldman Sachs’s presentation, the Board of Directors of the Company engaged in extensive discussions of the objectives, timing and strategy for the potential process.

During the month of November 2013, the trading price of the Company’s common stock experienced substantial volatility. On November 20, 2013, the trading price of Horizon common stock closed on the over-the-counter (the “OTC”) market at $1.02 per share, a 19.7% decline from the closing price of $1.27 per share on October 31, 2013.

On December 5, 2013, the Board of Directors of the Company received another unsolicited letter from Pasha reaffirming its prior joint proposal with Matson to acquire the Company for an enterprise value of $645 million. Later that day, the Company formally engaged Goldman Sachs as its financial advisor to assist the Company in exploring a potential sale of the Company or certain of its businesses. The trading price of Horizon common stock closed on the OTC market at $0.92 per share on December 5, 2013.

In the afternoon of December 6, 2013, the Board of Directors of the Company held a special meeting to discuss the latest unsolicited letter from Pasha and the Company’s process to explore strategic alternatives. The Company’s senior management and representatives of Goldman Sachs also participated in the meeting. Following extensive discussions, the Board instructed representatives of Goldman Sachs to immediately commence a confidential outreach program to assess interests of potential buyers in a transaction involving all or part of the Company. The Board also instructed representatives of Goldman Sachs to give Pasha certain feedback on its joint proposal with Matson, including the need to improve price and certainty.

On December 16, 2013, in order to facilitate the process for exploring strategic alternatives and provide feedback and guidance to the Company’s financial and legal advisors on an expedited basis, the Board formed an ad-hoc committee (the “Ad-Hoc Committee”) composed of four independent directors—Messrs. David N. Weinstein, Kurt M. Cellar, Steven L. Rubin and Martin Tuchman, with Mr. Weinstein as the chairperson of the committee. The purpose of the Ad-Hoc Committee was to assist the Board in evaluating proposals received during the process, but the committee did not have authority to approve or enter into any transaction.

During the three month period from December 2013 through February 2014, in accordance with the Board’s instructions, representatives of Goldman Sachs contacted 31 potential buyers, consisting of 15 strategic buyers (including Pasha and Matson) and 16 financial buyers. Of the 31 potential buyers, 23 entered into confidentiality agreements with the Company; the other eight declined to participate in the process. The confidentiality agreements with potential buyers contain customary standstill provisions, but the standstill obligations would either be released completely or would be partially released so as to allow the counterparty to make proposals to the Board of Directors of the Company on a confidential basis once the Company enters into a definitive agreement for a change of control transaction. Pasha and Matson entered into confidentiality agreements with the Company on December 27, 2013, and both parties commenced their due diligence investigation in January 2014. During this period, the Company’s stock price continued to experience significant volatility. On February 4, 2014, the trading price of Horizon common stock closed on the OTC market at $0.61 per share.

On February 5, 2014, Pasha and Matson submitted a revised proposal to Goldman Sachs. Under their revised proposal, Pasha and Matson increased the proposed total enterprise value to $680 million, representing an implied equity value of $1.57 per share as of that date. Pasha and Matson indicated that the revised proposal represented a 21% increase over the implied per share consideration offered in their December 5, 2013 letter. The structure of the proposed transaction remained the same as before—Pasha would acquire the entire Company through a merger and immediately following the merger, Pasha would retain the Hawaii business and sell the rest of the Company, including the Alaska and Puerto Rico businesses, to Matson.

By the end of February 2014, in addition to the joint proposal from Pasha and Matson, the Company had received three additional preliminary indications of interest: a proposal from a financial buyer, referred to as Party A, to acquire the entire Company for a purchase price between $575 million and $625 million on an enterprise value basis; a proposal from a strategic buyer, referred to as Party B, to acquire the assets of the Company’s Hawaii business for a purchase price of $40 million; and a proposal from another strategic buyer, referred to as Party C, to acquire assets of the Company’s Puerto Rico business for $30 million. None of the other parties contacted by Goldman Sachs during the process submitted any proposal.

On March 10, 2014, representatives of Goldman Sachs sent a draft merger agreement prepared by K&E to Pasha’s counsel, the law firm Cadwalader, Wickersham & Taft LLP (“Cadwalader”), and Matson’s counsel, the law firm Gibson Dunn & Crutcher (“Gibson”).

On March 25, 2014, the Company’s senior management met with the senior management of each of Matson and Pasha in New York City to discuss the potential transactions. Representatives of each party’s financial advisor also participated in the meeting. In addition to joint discussions of the proposed structure and timing of the potential transactions, senior management of the Company also met with the senior management of each of Matson and Pasha separately to discuss the operating results and key drivers of the businesses that each buyer was seeking to acquire.

Throughout the month of March 2014, Pasha, Matson and their respective representatives continued their due diligence investigation of the Company.

On March 31, 2014, Pasha and Matson submitted a markup of the merger agreement and a revised transaction structure under which a newly created acquisition vehicle jointly owned by Pasha and Matson would acquire the entire Company through a merger and then sell the Hawaii business to Pasha in return for Pasha’s interest in the acquisition vehicle, after which the Company (excluding the Hawaii business) would be solely owned by Matson. The closing of the merger would be conditioned upon the subsequent sale of the Hawaii business being ready to close immediately after the merger. During the weeks following the receipt of the merger agreement markup, representatives of K&E engaged in a series of discussions with representatives of Cadwalader and Gibson on certain key issues in the merger agreement, including structure, conditionality and allocation of regulatory risks.

During the same period, the Company also engaged in a series of negotiations with Party C regarding their proposal to acquire assets of the Company’s Puerto Rico business. In particular, the parties engaged in extensive discussions of potential strategies to seek regulatory clearance for the proposed transaction, and the allocation of regulatory risks.

During this period, the Company’s senior management and representatives of Goldman Sachs and K&E provided regular updates to the Ad-Hoc Committee on the status of their discussions with the interested parties.

On April 25, 2014, the Company received a revised joint proposal from Pasha and Matson. The bidders indicated that they had identified a number of substantial issues during their due diligence investigation over the last 60 days, including, among other things, a substantial decline in the projected EBITDA for the Company’s Alaska business; the need to repower three of the vessels for the Alaska business and the requirement to obtain a waiver from the requirements under the International Convention for the Prevention of Pollution of Ships (also known as the MARPOL convention) to use low sulfur fuel until the completion of the repowering project; and substantial costs associated with continuing the operation of the Company’s Sea-Logix business. Pasha and Matson indicated that these issues directly impacted their view of the total value of the Company’s businesses, and accordingly they would reduce the offer price to $0.68 per share, which was the closing price of Horizon common stock on April 25, 2014; Pasha also reduced its proposed purchase price for the Hawaii business from $150 million to $125 million. The bidders noted that the $0.68 per share proposal was contingent upon holders of the Company’s Second Lien Notes waiving their rights to accrued interest between signing and closing and any call premia. As part of their revised proposal and in response to the Company’s request for a transaction structure that offered more deal certainty, Pasha and Matson proposed a revised structure whereby Pasha would acquire the Hawaii business first, with Matson acquiring the rest of the Company by way of a merger; the two transactions would be cross-conditioned upon each other and close concurrently. As part of these negotiations, Pasha proposed that it would be willing to pay a reverse termination fee of $25 million as liquidated damages in the event its proposed acquisition of the Company’s Hawaii business was terminated due to failure to obtain regulatory approval.

On May 1, 2014, the Board of Directors of the Company met at K&E’s office in New York City for a regular quarterly meeting, and the Company’s senior management and representatives of Goldman Sachs, K&E and Paul Weiss also participated in the meeting. At the meeting, the Board engaged in an extensive discussion with its financial and legal advisors of the viability of various strategic alternatives available to the Company, including the Company’s prospects as a standalone company, whether with or without a sale of its Hawaii business and/or a sale or shutdown of its Puerto Rico business. In connection with these discussions, the Board reviewed in detail the financial and other aspects of the joint proposal from Matson and Pasha, and the indications of interest from Party A, Party B and Party C. Representatives of K&E also reviewed with the Board certain issues in the merger agreement markup submitted by Matson and Pasha that could directly impact deal certainty, including conditionality and allocation of regulatory risks. In connection with this discussion, the Board noted that while the revised transaction structure proposed by Matson and Pasha would not require the Company’s stockholders to vote on the proposed sale of the Hawaii business to Pasha, the Company’s stockholders would be able to take into consideration the terms of the Hawaii sale in connection with their vote on the adoption of the merger agreement because the completion of the Hawaii sale would be a closing condition for the merger. Following extensive discussions and after taking into consideration the fact that Party A was yet to submit a formal offer with respect to the entire Company, the Board decided not to respond to Matson and Pasha until there was further clarity on Party A’s offer. The Board also engaged in an in-depth discussion of potential alternatives for the Company’s Puerto Rico business, which had incurred substantial cumulative losses and negative cash flows in recent years. The Board discussed the possibility of shutting down the Puerto Rico operations and a potential sale of the Puerto Rico assets to Party C, but noted that both alternatives presented a number of challenges, including the substantial costs associated with a shutdown scenario, and significant regulatory risks associated with a potential transaction with Party C. Following extensive discussions, the Board was generally of the view that Party C’s offer was not attractive on a standalone basis or in combination with a proposal from another bidder for the rest of the Company or for the Company’s Hawaii business. The Board also determined that Party B’s offer for the Hawaii business was not attractive due to both the low valuation and Party B’s requirement that the Company retain a substantial amount of liabilities relating to the Hawaii business. At the same meeting, the Board also discussed a very preliminary indication of interest received on April 30, 2014 regarding a potential equity investment in the Company in the amount of $120 to $150 million, but decided not to pursue this proposal in light of the status of the discussions with Matson, Pasha and Party A. At the end of the meeting, the Board instructed the Company’s representatives to focus on a potential transaction for the whole Company. The Board also instructed management to continue their work on updated projections for the Company, including projections for an Alaska-only business model assuming a sale of the Company’s Hawaii business and a sale or shutdown of the Company’s Puerto Rico business.

Following the May 1, 2014 Board meeting, in accordance with the Board’s instructions, representatives of Goldman Sachs informed Party B that its offer for the Hawaii business was not attractive due to both the low valuation and Party B’s requirement that the Company retain a substantial amount of liabilities relating to the Hawaii business. Party B did not submit any revised offer following their receipt of the Company’s feedback.

On May 5, 2014, Party A informed representatives of Goldman Sachs that based on its due diligence investigation, it could not reach a valuation that would be compelling for the Board of Directors of the Company. Accordingly, Party A withdrew from the process without submitting an offer.

On May 7, 2014, the Board of Directors convened a special meeting to review the status of the process. The Board observed that despite serious issues with the joint proposal from Matson and Pasha, including valuation, conditionality and uncertainty relating to financing arrangements, the Board was willing to continue engaging with Matson and Pasha for the time being. The Board instructed representatives of Goldman Sachs to seek additional information from Pasha regarding its financing arrangements.

On May 19, 2014, Matson and Pasha submitted a further revised proposal, together with another markup of the merger agreement. The bidders dropped the requirement that holders of the Company’s Second Lien Notes waive their right to interest accrual and call premia, but Matson further lowered the proposed merger consideration to $0.52 per share. Under the revised proposal, Pasha increased its proposed purchase price for the Hawaii business from $125 million to $135 million.

On May 21, 2014, the Board of Directors of the Company convened a special meeting to discuss the status of the Company’s process to explore strategic alternatives. Among other things, the Board discussed the lack of improvement on certain issues relating to a potential transaction with Matson and Pasha, including conditionality, allocation of regulatory risk, and the continued lack of clarity on financing arrangements. The Board discussed potential alternatives to a sale of the Company, including an Alaska-only business model, a sale of the Company’s Hawaii business as a standalone transaction, a potential sale to Party C or a shutdown of the Company’s struggling Puerto Rico business, and different approaches to the Company’s fleet repowering initiatives, but noted significant challenges and uncertainties with each of these alternatives. The Board also discussed the Company’s liquidity needs in the near to medium term, noting the fact that while the Company would not face any debt maturities until July 2016, the Company would likely require additional funding to meet its capital expenditure needs prior to July 2016, especially if the Company were to pursue the fleet repowering initiatives, and the Stakeholders had declined to provide additional financing to the Company. In addition, the Board discussed debt refinancing possibilities under current market conditions, and representatives of Goldman Sachs shared their view that any comprehensive refinancing would likely be extremely difficult, if not impossible, given the Company’s operational performance and financial condition, especially in light of the

Company’s significant capital expenditure needs. The Board also noted the recent decline in the Company’s stock price; the trading price for Horizon common stock had closed on the OTC market at $0.44 per share on May 20, 2014, the day before the Board meeting. Following extensive discussions, the Board was generally of the view that while further analyses of an Alaska-only model and alternatives for the Company’s Puerto Rico business were needed, based on the process conducted to date, none of the other potential strategic alternatives was superior to or comparable with the joint proposal from Matson and Pasha. Among other things, the Board observed that it would be challenging for the Company to remain as a standalone company over the long term given its operational and financial conditions; any significant refinancing or liquidation process would likely result in a worse outcome for the Company’s stockholders than a transaction with Matson and Pasha; a transaction with Matson and Pasha would allow the Company to avoid a potential event of default on its debt obligations; and the Company could not isolate the significant negative impact of its struggling Puerto Rico business from the remainder of the Company. Representatives of Goldman Sachs also noted the lack of proposals from the other parties contacted during the extensive process to evaluate strategic alternatives. In light of the foregoing, the Board decided to continue engaging with Matson and Pasha to explore the possibility of a potential transaction, and instructed representatives of Goldman Sachs to make a counteroffer of $0.80 per share. At the same meeting, the Board also decided to engage a financial advisory firm as outside advisor (the “Outside Advisor”) to assist management in evaluating operating alternatives and developing updated financial projections for the Company.

On May 27, 2014, in response to the Company’s counteroffer of $0.80 per share, Matson and Pasha submitted a revised joint proposal, under which Matson raised its offer from $0.52 per share to $0.67 per share. On the same day, following discussions between the Ad-Hoc Committee and representatives of Goldman Sachs and K&E, the Ad-Hoc Committee instructed Goldman Sachs to make a counteroffer of $0.75 per share.

On May 30, 2014, in response to the Company’s counteroffer of $0.75, Matson agreed to raise its offer to $0.72 per share. The trading price for Horizon common stock closed on the OTC market at $0.36 per share on that day.

On June 5, 2014, following the Company’s 2014 annual meeting of stockholders, the Board of Directors of the Company convened a telephonic meeting to discuss certain Board business and the revised offer from Matson and Pasha. Following extensive discussions, the Board was generally of the view that while a number of significant issues remained unresolved with respect to the joint proposal from Matson and Pasha, the Board was willing to explore a potential transaction with Matson and Pasha on the basis of the $0.72 per share offer. Accordingly, the Board instructed representatives of Goldman Sachs and K&E to engage with Matson and Pasha on other deal terms immediately, and to allow Matson and Pasha to resume their due diligence investigation. At the same meeting, representatives of Goldman Sachs informed the Board that Party B, who had submitted an indication of interest for the Company’s Hawaii business earlier in the year, now had expressed an interest in exploring an acquisition of the Company’s Puerto Rico business. In light of the status of the discussions with Matson and Pasha, the Board decided not to engage with Party B for the time being. On June 5, 2014, the trading price of Horizon common stock closed on the OTC market at $0.30 per share.

On June 11, 2014, Cadwalader sent an initial draft of the purchase agreement for Pasha’s acquisition of the Company’s Hawaii business to K&E. During the following weeks, the Company’s senior management and representatives of K&E engaged in a series of negotiations with Matson and Pasha regarding the merger agreement and the purchase agreement, focusing on the issues that were critical for deal certainty, including conditionality and allocation of regulatory risk. During this period, in light of the possibility that Pasha’s proposed acquisition of the Company’s Hawaii business may involve a lengthy period between signing and closing and the customary duration of bank financing commitments, Pasha asked for permission from the Board of Directors of the Company to approach the Stakeholders to discuss the possibility of seeking backstop financing commitments of a longer duration from those Stakeholders. In light of the status of the negotiations with Pasha and Matson at that time, the Board determined it was premature to allow Pasha to contact the Stakeholders regarding possible backstopping financing commitments, and declined Pasha’s request.

During the month of June 2014, the Company’s senior management and the Outside Advisor made a series of presentations to the Board of Directors of the Company regarding potential operating alternatives for the Company on a standalone basis. Based on the analyses of senior management and the Outside Advisor, the Board, in consultation with senior management and advisors, determined that an Alaska-only scenario was the best option among potential standalone operating alternatives. Accordingly, the Board instructed management and the Outside Advisor to work together to prepare a financial model to reflect an Alaska-only operating scenario, assuming a sale of the Hawaii business and a sale or discontinuation of the Company’s Puerto Rico business. At a Board meeting held on July 17, 2014, management of the Company and the Outside Advisor presented a preliminary working draft of the financial projections for an Alaska-only operating model, which assumed, among other things, a hypothetical sale of the Hawaii business for $141.5 million and a hypothetical sale or shutdown of the Puerto Rico business. Following extensive discussions, the Board of Directors of the Company was generally of the view that the Alaska-only operating model was a well-reasoned plan and represented the best option for the Company on a standalone basis. Accordingly, the Board instructed management to further refine the preliminary working draft of the financial projections for the Alaska-only business model and, in the event the Company pursues a potential transaction involving a sale of the Company, provide the financial projections to Goldman Sachs as the basis for their financial analysis of any such potential transaction.

During the month of July 2014, certain media outlets reported that the Company was in discussions with Crowley Maritime Corporation regarding a sale of the Company’s Puerto Rico business. The reports further speculated that the Company would likely sell its other two businesses and cited Matson as the most likely buyer of the Company’s Alaska business. On July 24, 2014 when the first media report speculating about a potential transaction with Matson was published, the trading price of Horizon common stock closed on the OTC market at $0.40 per share.

After weeks of negotiation with Matson and Pasha during July 2014, the parties’ positions on a number of key issues remained far apart.

On July 29, 2014, representatives of the Company, including the Chairman of the Board of Directors of the Company (the “Chairman of the Board”) and Mr. Rubin, who became the Company’s interim CEO following the resignation of the Company’s former CEO at the end of June 2014, and representatives of Pasha, including the President and CEO of Pasha, met in person at K&E’s office in New York City, along with their respective financial and legal advisors. Following negotiations, the parties reached general agreement on a number of key terms in the purchase agreement, including the closing condition relating to the accuracy of the Company’s representations and warranties, the level and extent of Pasha’s commitment to seek regulatory approval, the circumstances under which the purchase agreement would be terminated, and the circumstance under which Pasha would be obligated to pay a termination fee to the Company. In addition, Pasha agreed to increase the termination fee from $25 million to $30 million. In light of the progress on key terms at the July 29, 2014 meeting, the Board of Directors of the Company gave Pasha permission to approach the Stakeholders to discuss possible backstop financing arrangements for the proposed transaction.

During the month of August 2014, the Company’s senior management and representatives of Goldman Sachs and K&E engaged in a series of negotiations with representatives of Matson and Gibson. However, by the end of August, the parties remained at an impasse on a number of key issues, including Matson’s request for the receipt of a waiver from the requirements to use low sulfur fuel in the North America Emission Control Area (the “ECA Waiver”) as a condition to closing. During these discussions, Matson also indicated that as a condition to its execution of the merger agreement, it would insist on entering into voting agreements with certain of the Company’s principal stockholders, including the Stakeholders, pursuant to which these stockholders would agree to vote in favor of the adoption of the merger agreement.

In August 2014, in light of the continued discussions with Matson and Pasha, the Company extended the term of the confidentiality agreement with the Stakeholders to October 19, 2014.

On August 15, 2014, the Board of Directors of the Company held a regular quarterly meeting at K&E’s office in New York City. In connection with the Board’s review of the Company’s performance during the second quarter of 2014, the Board discussed the continuing losses related to the Company’s Puerto Rico business and potential strategic alternatives for the Puerto Rico business. Among other things, the Board noted a number of challenges with the Puerto Rico business, including uncertain prospects for the Puerto Rican economy and an aging fleet that had become increasingly costly to operate and expensive to maintain. In particular, the Board discussed the fact that three of the vessels in the Puerto Rico trade lane would be required by federal law to be dry-docked for maintenance in 2015, and the dry-docking would require an estimated combined expenditure of $23.6—29.6 million. Management also noted the fact that other carriers were scheduled to introduce four new, efficient vessels into the Puerto Rico trade lane, which would further adversely affect the Company’s ability to remain competitive. Following extensive discussions, the Board was unanimously of the view that exploring a shutdown of the Company’s Puerto Rico operations was the best alternative for this business, and the potential shutdown would be in the best interest of the Company as a standalone company. Following this Board meeting, in accordance with the Board’s instructions, representatives of Goldman Sachs informed Matson of the Board’s decision to explore a potential shutdown of the Puerto Rico operations.

On September 9, 2014, the Chief Financial Officer of Matson contacted the Company’s Chairman of the Board by telephone and indicated that in light of the substantial potential costs associated with shutting down the Company’s Puerto Rico operations, Matson had decided to reduce the proposed merger consideration from $0.72 per share to $0.47 per share. In connection with the revised offer, Matson also submitted a written summary of its positions on certain key issues in the merger agreement, including its willingness to remove the closing condition regarding the receipt of the ECA Waiver in exchange for an alternative condition relating to the extent of engine damages as a result of the use of low sulfur fuel. Matson also reiterated that as a condition to its execution of the merger agreement, it would insist on entering into voting agreements with certain of the Company’s principal stockholders, including the Stakeholders. On September 9, 2014, the trading price of Horizon common stock closed on the OTC market at $0.42 per share.

Following the receipt of Matson’s revised offer, members of the Company’s Board of Directors, the Company’s senior management and representatives of Goldman Sachs and K&E convened by teleconference in the evening of September 9, 2014. Following extensive discussions concerning Matson’s reduced offer, the Board decided to suspend the discussions with Matson and explore the possibility of a Hawaii-only deal with Pasha without a subsequent acquisition of the Company by Matson. During this call, Mr. Rubin, who had become the Company’s President and CEO, informed the Board that representatives of Party C had contacted him at the beginning of September expressing an interest in resuming discussions of a potential acquisition of the Company’s Puerto Rico business. Following further discussions, the Board was generally of the view that while the Board had decided to pursue a shutdown of the Puerto Rico operations, in light of Party C’s renewed interest, it would be advisable to engage with Party C and explore the possibility of a potential transaction involving the Puerto Rico business that could significantly mitigate the shutdown costs. The Board also instructed Goldman Sachs to re-engage with Party B, which had expressed an interest in the Company’s Puerto Rico assets earlier in the year.

On the morning of September 19, 2014, the Board of Directors of the Company held a special meeting to discuss the status of the discussions with Pasha and Party C, and representatives of Goldman Sachs, K&E and Paul Weiss also participated in the meeting. Representatives of Goldman Sachs informed the Board that while Pasha was willing to explore a Hawaii-only deal, the Stakeholders, who had been in discussions with Pasha regarding the provision of backstop financing to the proposed transaction, had expressed concerns regarding the provision of financing for a Hawaii-only deal based on the resulting impact on the Company’s financial position. Members of the Company’s senior management updated the Board on a meeting with Party C in Washington, D.C. on September 11, 2014. The CEO of the Company informed the Board that during the meeting with Party C, the Company’s senior management proposed a revised transaction structure under which the Company would explore two separate, independent transactions with Party C – a sale of Company’s San Juan terminal assets and a sale of the Company’s Puerto Rico ocean transportation business. The Chief Financial Officer of the Company then presented a preliminary analysis of the economic terms of a potential sale of the San Juan terminal assets, which included the assumption by Party C of certain of the Company’s obligations and liabilities pertaining to the Puerto Rico business. Based on the preliminary analysis, management believed that such a transaction could substantially mitigate the significant costs associated with a possible shutdown of the Company’s Puerto Rico operations. Following management’s update, the Board was generally of the view that the potential transaction with Party C regarding the San Juan terminal assets would be in the best interests of the Company regardless of whether the Company pursued a sale of its Hawaii business or a sale of the entire Company. At the end of the meeting, the Board instructed senior management and representatives of Goldman Sachs and K&E to continue the discussions with Pasha regarding a Hawaii-only transaction and the discussions with Party C regarding a standalone transaction to acquire the San Juan terminal assets.

Later that day, the President and CEO of Matson and representatives of Bank of America, Matson’s financial advisor, contacted the Company’s Chairman of the Board regarding the revised proposal submitted by Matson on September 9, 2014. The Chairman of the Board informed them of the Board’s decision to explore a Hawaii-only deal. Following further discussions, in the early afternoon of the same day, the CEO of Matson informed the Chairman of the Board that Matson was willing to revert to its previous proposal of $0.72 per share.

In the afternoon of September 19, 2014, the Board of Directors of the Company reconvened telephonically to discuss the revised offer from Matson. Following extensive discussions, the Board was generally of the view that in light of the $0.72 per share offer, the Board was willing to re-engage with Matson and pursue the proposed transactions with both Matson and Pasha. Accordingly, the Board instructed senior management and representatives of Goldman Sachs and K&E to resume discussions with both Matson and Pasha immediately with the goal of finalizing definitive transaction documents as soon as possible. The Board also decided that the Company should continue to explore a potential sale of the San Juan terminal assets to Party C; if the Company and Party C were able to reach definitive agreement for such a transaction, the Company would explore with Matson the possibility of sharing with the Company’s stockholders the cost savings benefit generated from such a sale in the form of cost savings.

During the weeks following the September 19, 2014 Board meeting, the Chairman of the Board and senior management of the Company and representative of Goldman Sachs and K&E engaged in extensive negotiations with Matson and Pasha and their financial and legal advisors regarding the terms of the proposed transactions, and exchanged multiple drafts of the merger agreement, the purchase agreement and other transaction documents during this process. The parties engaged in a series of in-person negotiations at Gibson’s office in New York City during the week of October 6, 2014 and during the week of October 29, 2014. At these meetings, among other things, the parties negotiated the Company’s representations and warranties, the covenants regarding the Company’s operations between signing and closing, closing conditions, the parties’ respective obligations regarding the separation of the Hawaii business, and the treatment of the Company’s outstanding convertible notes in connection with the proposed transactions. The parties also discussed certain aspects of Pasha’s commitment to seek regulatory approvals and the circumstances under which Pasha would be obligated to pay the Company a termination fee. In addition, representatives of Matson and Pasha also engaged in negotiations regarding the manner of separating the Company’s assets and liabilities in connection with the proposed transactions.

During the same period, the Company’s senior management and representatives of K&E also engaged in intense negotiations with Party C regarding a potential sale of the San Juan terminal assets, and exchanged multiple drafts of a memorandum of understanding. Party C also conducted due diligence of the San Juan terminal assets, including on-site inspections. In light of the progress with Party C, during the in-person meetings in New York City during the week of October 6, 2014, the Company informed Matson of the possibility of a sale of the San Juan terminal assets and the proposed terms of such a transaction, and requested that Matson consider an increase in merger consideration so as to share with the Company’s stockholders the benefit of cost savings from the potential transaction with Party C. Matson informed the Company that, pending review of the memorandum of understanding with Party C, it might be willing to share the potential cost savings with the Company’s stockholders by increasing the aggregate equity value of the transaction by up to $15 million, which increase would be contingent upon the consummation of the sale of the San Juan terminal assets and the assumption by Party C of certain of the Company’s obligations and liabilities pertaining to the Puerto Rico business pursuant to the terms of the memorandum of understanding.

At the beginning of October, following its review of the due diligence materials provided by the Company, Party B informed Goldman Sachs that in light of the substantial liabilities associated with the Company’s Puerto Rico business, it has decided not to pursue an acquisition of the Puerto Rico business.

Throughout the negotiations with Matson, Pasha and Party C, the Company’s Chairman of the Board, senior management and representatives of Goldman Sachs and K&E provided regular updates to the Board of Directors of the Company.

On October 23, 2014, the Board of Directors of the Company met at K&E’s office in New York City to review the status of the proposed transactions. At the meeting, the Chairman of the Board and senior management of the Company and representatives of K&E updated the Board on the key outstanding issues regarding the merger agreement and the purchase agreement. Representatives of Goldman Sachs and K&E also informed the Board that after months of negotiation, while the Stakeholders were willing to provide a backstop financing commitment to Pasha in connection with Pasha’s proposed acquisition of the Hawaii business, the terms of such financing commitment were unlikely to provide certainty of funding for the Company’s benefit. The Board noted that the purchase agreement did not contain any condition relating to availability of financing and that Pasha would be required to close the Hawaii business acquisition even if debt financing envisioned by any commitments it obtained was not available for any reason. At this meeting, members of senior management also updated the Board on the negotiations with Party C and the key outstanding issues regarding the memorandum of understanding, and representatives of Goldman Sachs discussed the up to $15 million of contingent consideration proposed by Matson to reflect sharing of cost savings from the potential transaction with Party C, which would represent an increase of up to $0.16 in per share merger consideration. Following further discussions, the Board was generally of the view that up to $0.16 per share would be a substantial increase in the value of the proposed transaction to the Company’s stockholders, and instructed management to finalize the memorandum of understanding with Party C as soon as possible.

On October 24, 2014, the Company reached a general agreement with Party C on the terms of the memorandum of understanding. In accordance with the Board’s instructions, representatives of Goldman Sachs sent a draft of the memorandum of understanding to Matson.

October 28, 2014, following its review of the draft memorandum of understanding with Party C, Matson confirmed that it would be willing to increase the merger consideration by up to $0.16 per share, which increase would be conditioned upon the completion of the proposed sale of the San Juan terminal assets to Party C on terms consistent with the proposed memorandum of understanding. During the next two days, representatives of K&E and Gibson worked on revisions to the merger agreement to reflect the contingent consideration.

In the afternoon of October 31, 2014, Party C informed the Company’s senior management that as a result of findings from its on-site visit and availability of alternative arrangements, it had decided not to pursue the acquisition of the San Juan terminal assets. As a result, the Company and Matson terminated the discussions regarding the contingent consideration.

During the first week of November, the parties continued their negotiations of transaction documents at Gibson’s office in New York City and made significant progress.

On November 3, 2014, the Company informed the Stakeholders, on a confidential basis, of the key terms of the proposed transactions with Matson and sent a draft voting agreement prepared by Matson and Gibson to the Stakeholders. The term of the confidentiality agreements with the Stakeholders had been extended to November 14, 2014. During the next few days, representatives of Matson and Gibson engaged in a series of negotiations of the terms of the voting agreement with the Stakeholders.

On November 3, 2014, Pasha provided the Company with a draft of its debt commitment letter with the Stakeholders, which contemplated a $150 million senior secured bridge facility. The draft commitment letter included significant conditionality to the Stakeholders’ obligation to fund the debt commitments. Pasha indicated to the Company that it intended to seek replacement long term financing from other lenders after the parties enter into definitive agreements for the proposed transaction. During the next few days, the Chairman of the Board and other members of the Company’s Board of Directors had a series of discussions with representatives of Goldman Sachs and K&E regarding the terms of Pasha’s debt commitment letter. The Board again noted that the purchase agreement did not contain any condition relating to availability of financing and that Pasha would be required to close the Hawaii business acquisition even if debt financing envisioned by any commitments it obtained was not available for any reason. The Board also noted that the Company would not be a beneficiary of any debt commitment letter obtained by Pasha and would not have any legal rights to enforce the funding of any such commitment even if the conditions to funding in that letter were satisfied. Following extensive discussions, the Board was generally of the view that due to the concerns with the proposed debt commitment letter between Pasha and the Stakeholders, from the Company’s perspective the proposed debt commitment letter failed to serve a material aspect of its intended purpose of providing the Company with greater certainty as to Pasha’s ability to finance its portion of the purchase price. As a result of the issues with the debt commitment letter with the Stakeholders and in light of Pasha’s intention to seek alternative financing after the execution of definitive agreements, the Board decided to proceed with the proposed transaction with Pasha without requiring Pasha to provide evidence of committed debt financing (although the Board understood from Pasha that it still intended to seek committed backstop financing from the Stakeholders).

On November 6, 2014, in connection with Matson’s request to enter into a voting agreement with Western Asset Management Company (“WAMCO”), a holder of approximately 22.4% of the outstanding shares of Horizon common stock and 11.4% of the Company’s fully diluted equity, the Company contacted WAMCO and indicated that the Company would like to enter into a confidentiality agreement with WAMCO so that it could discuss certain confidential matters with WAMCO. On November 7, 2014, the Company entered into a confidentiality agreement with WAMCO and informed WAMCO, on a confidential basis, of the key terms of the proposed transaction of Matson and Pasha and of Matson’s request for a voting agreement.

On November 9, 2014, representatives of Gibson contacted representatives of K&E and proposed an aggregate termination fee of $25,320,000, payable upon the termination of the merger agreement and purchase agreement under certain specified circumstances involving a superior proposal. The termination fee would be split between Matson and Pasha on a pro rata basis based on their respective contributions to the total consideration.

On November 10, 2013, the Board of Directors of the Company held a special meeting at K&E’s office in New York City to review the terms of the proposed transaction with Matson and Pasha, and the Company’s senior management and representatives of Goldman Sachs and K&E also participated in the meeting. At the meeting, representatives of K&E reviewed the Board’s fiduciary duties under Delaware law in connection with a potential sale of the Company. Representatives of K&E also reviewed with the Board the principal terms of the proposed merger agreement and the proposed purchase agreement, including closing conditions, each buyer’s commitment to seek regulatory approval, covenants regarding the Company’s operations between signing and closing, and termination and termination fee provisions (including a discussion of the percentage of transaction value represented by such fee and the basis for such calculations in light of the significant debt of the Company that had to be repaid by the buyers in the proposed transactions). During this discussion, K&E noted the fact that while the merger agreement and the purchase agreement prohibit the Company from soliciting alternative acquisition transactions, both agreements allow the Board to change its recommendation and terminate the transactions with Matson and Pasha if an unsolicited superior proposal emerges after the execution of definitive agreements, subject to the Company’s payment of a customary termination fee. At the same meeting, representatives of Goldman Sachs reviewed with the Board the financial analyses of the $0.72 per share merger consideration that they had performed in connection with the preparation of their fairness analysis. Representatives of Goldman Sachs noted that in accordance with the Board’s instructions, they had used the financial projections prepared by management for an Alaska-only operating model as the basis for their financial analyses. For a more detailed discussion of the financial projections provided to Goldman Sachs for its financial analysis, see “—Projected Financial Information” beginning on page [—].

Following the Board meeting, in accordance with the Board’s instructions, representatives of K&E contacted representatives of Gibson and proposed an aggregate termination fee of $21,000,000. Later that day, the CEO of Matson contacted the Company’s Chairman of the Board and made a counterproposal of $22,100,000. The Board of Directors of the Company accepted Matson’s final proposal.

Throughout the afternoon and evening of November 10, 2014, senior management and legal counsel to the Company, Matson and Pasha continued their negotiations of the various transaction documents. By early afternoon of November 11, 2014, the transaction documents were close to final form.

At 3:00 p.m. New York City time on November 11, 2014, the Board of Directors of the Company reconvened telephonically and the Company’s senior management and representatives of Goldman Sachs, K&E and Paul Weiss also participated in the meeting. Following updates by the advisors on the status of the merger agreement, the purchase agreement and certain related matters, representatives of Goldman Sachs rendered to the Board an oral opinion, confirmed by delivery of a written opinion dated November 11, 2014, to the effect that, as of the date of the opinion and subject to the assumptions and qualifications set forth in the opinion, the $0.72 in cash per share to be paid the holders of Horizon common stock (other than Matson and its subsidiaries) was fair from a financial point of view to such holders. Goldman Sachs confirmed that, in Goldman Sachs’s opinion, nothing would limit its ability to fulfill its responsibilities as financial advisor to the Company in connection with its engagement by the Company. Following further discussions, the Board unanimously determined that the terms of the merger and the other transactions contemplated by the merger agreement and the purchase agreement were advisable, fair to and in the best interests of the Company and its stockholders, approved the merger agreement, the purchase agreement and the transactions contemplated by these agreements, and recommended that the Company’s stockholders vote “FOR” the proposal to adopt the merger agreement. See “—Recommendation of the Company’s Board of Directors; Reasons for the Merger” beginning on page [—] for more information on the factors considered by the Board of Directors of the Company. At the same meeting, in light of the continuing losses from the Company’s Puerto Rico operations, the continuing decline of the Puerto Rico economy and market in general, the significant capital expenditures required to dry-dock the vessels for the Puerto Rico business, and the lack of actionable acquisition interest in the Company’s Puerto Rico business, the Board unanimously determined to discontinue the Company’s Puerto Rico operations by the end of 2014. This decision was separate and apart from the decision to enter into the transactions with Pasha and Matson, and the Puerto Rico shutdown plan was not conditioned on the closing of the transactions.

Shortly after the closing of trading on the stock market on November 11, 2014, the Company executed the merger agreement and the purchase agreement with Matson and Pasha, respectively. Prior to the execution of the merger agreement, Matson entered into a voting agreement with each of the Stakeholders and WAMCO. Immediately following execution of definitive agreements, the parties publicly announced the transactions.

Recommendation of the Company’s Board of Directors; Reasons for the Merger

The Board of Directors of the Company has, after careful consideration, unanimously determined that the merger agreement is advisable, fair to and in the best interests of the Company’s stockholders, and approved the execution, delivery and performance of the merger agreement and the transactions contemplated by the merger agreement. The Board of Directors of the Company recommends that you vote “FOR” adoption of the merger agreement.

In reaching its determination, the members of the Company’s Board of Directors consulted with the Company’s management, as well as the Company’s outside financial and legal advisors, considered the short-term and long-term interests and prospects of the Company and its stockholders and considered a number of factors, including, among others, the following:

•	the Company’s historical and current financial performance and results of operations, the Company’s prospects and long-term strategy, the Company’s competitive position and general economic and capital market conditions;

•	the Company’s Board of Directors’ knowledge of the business, financial condition, results of operations, business strategy and future prospects of the Company as a standalone company, as well as the risks involved in achieving those prospects and objectives, the nature of the markets in which the Company operates and the Company’s position in such markets, including the following:

–	the Company’s liquidity needs in the near to medium term, including the need for additional funding to meet its capital expenditure needs, especially if the Company were to pursue the fleet repowering initiatives;

–	the Company’s Board of Directors’ belief that it would be challenging for the Company to remain as a standalone company over the long term given its operational and financial conditions;

–	the Company’s Board of Directors’ belief that any significant refinancing or liquidation process would likely result in a far worse outcome for the Company’s stockholders than the transactions contemplated by the merger agreement; and

–	the Company’s Board of Directors’ belief that the proposed transactions with Matson and Pasha would allow the Company to avoid a potential event of default on its debt obligations.

•	the Company’s Board of Directors’ belief, based on discussions with the Company’s financial advisors, that given the Company’s operational performance and financial condition, the Company’s ability to refinance its existing debt in connection with the pending maturities in 2016 was extremely limited, if not impossible, particularly in light of the Company’s significant capital expenditure needs in connection with retrofitting and repowering of its vessels;

•	the fact that the Stakeholders had declined to provide additional financing to the Company;

•	the fact that the Company will incur significant costs in connection with the shutdown of its Puerto Rico business, including withdrawal liabilities under the Company’s multiemployer pension plan;

•	the fact that the merger consideration is all cash, so that the transaction provides stockholders certainty of value and liquidity for their shares, especially when viewed against the risks and uncertainties inherent in the Company’s business, including the following:

–	the Company’s substantial leverage and the Company’s ability to make interest payments on its outstanding indebtedness;

–	the Company’s ability to maintain adequate liquidity to operate its business;

–	significant challenges to refinancing the Company’s existing indebtedness;

–	the continued aging of the vessels in the Company’s fleet, and the fact that the Company may not have the resources to replace, repower or retrofit its vessels;

–	volatility in fuel prices;

–	fluctuations or decreases in shipping volumes and competitive dynamics in the trade lanes in which the Company operates;

–	work stoppages, strikes and other adverse union actions involving the Company’s employees; and

–	potential repeal or substantial amendment of the coastwise laws of the United States (also known as the Jones Act).

•	the current and historical market prices of Horizon common stock and recent trading activity, including the fact that the per share merger consideration represents a premium of approximately 89% over the Company’s closing stock price on November 10, 2014, the last trading day before the announcement of the transaction, and 84.6% over the average trading price of Horizon common stock on the OTC market for the three-month period ending November 10, 2014 and the six-month period ending November 10, 2014;

•	the fact that the Board of Directors of the Company had carefully evaluated, with the assistance of the Company’s financial and legal advisors, various strategic alternatives available to the Company, including the continued operation of the Company on an Alaska-only business model following a sale of the Company’s Hawaii business and the discontinuation of the Company’s Puerto Rico business, a recapitalization of the Company’s outstanding indebtedness, and a retrofitting and/or repowering of the Company’s existing fleet, all of which had significant risks and uncertainties, and the Board’s belief that the per share merger consideration of $0.72 per share was significantly more favorable to the Company’s stockholders than the potential value that was reasonably likely to result from these alternatives;

•	the fact that the Company had recently conducted a broad process to explore potential strategic alternatives, including a possible sale of the Company or one or more of its businesses, during which representatives of the Company contacted a substantial number of potential interested parties, none of which produced a higher offer than the $0.72 per share offer by Matson;

•	the fact that following extensive negotiations between the parties, the merger consideration of $0.72 per share was the highest price per share for Horizon common stock that Matson was willing to pay at the time of those negotiations;

•	the financial analysis presented to the Board of Directors of the Company and the oral opinion of Goldman Sachs rendered to the Board on November 11, 2014, which was subsequently confirmed in writing, to the effect that as of the date of the opinion and subject to the assumptions and qualifications set forth in the opinion, the $0.72 in cash per share to be paid the holders of Horizon common stock (other than Matson and its subsidiaries) was fair from a financial point of view to such holders, as more fully described under “—Opinion of the Company’s Financial Advisor” beginning on page [—];

•	the fact that it is a condition to the closing of the merger that the merger agreement has been adopted by our stockholders, which allows for an informed vote by the stockholders on the merits of the merger;

•	the financial and other terms and conditions of the merger agreement, including those listed below, and the fact that they were the product of extensive arm’s-length negotiations between the parties:

–	subject to compliance with the merger agreement, prior to the time our stockholders approve the proposal to adopt the merger agreement, the Board of Directors is permitted to participate in discussions or negotiations with, or provide non-public information to, any person in response to an unsolicited acquisition proposal for the Company, if our Board determines, after consultation with outside legal counsel and financial advisors, that such acquisition proposal constitutes or could reasonably be expected to lead to a superior proposal;

–	the provision of the merger agreement allowing the Board to terminate the merger agreement in specified circumstances relating to a superior proposal, subject, in specified cases, to the payment of an aggregate termination fee of $22.1 million to Matson and Pasha, which amount the Board of Directors believed was reasonable in light of, among other matters, the benefits of the merger to the Company’s stockholders, the typical size of such termination fees in similar transactions and the likelihood that a fee of such size would not be a meaningful deterrent to alternative acquisition proposals, as more fully described under “The Merger Agreement—Effects of Termination; Termination Fee and Expense Reimbursement” beginning on page [—];

–	the nature of the conditions to Parent’s obligation to consummate the merger, and the fact that the merger is not subject to any financing condition; and

–	the fact that the Company may seek specific performance of the merger agreement by Parent and Merger Sub.

•	the identity of Matson, which is a reputable strategic buyer, and our Board’s assessment that Matson would have adequate capital resources to pay the merger consideration;

•	the fact that while the consummation of the merger is contingent upon the consummation of the sale of the Hawaii business to Pasha and the transaction with Pasha is subject to a variety of risks and uncertainties, Pasha is required to pay the Company a termination fee of $30 million in the event the purchase agreement is terminated under the Pasha Termination Fee Circumstances. See “Purchase Agreement—Effects of Termination; Termination Fees and Expense Reimbursement” beginning on page [—];

•	the fact that the Board of Directors of the Company and the Ad-Hoc Committee had overseen the process to explore potential strategic options and had led the negotiation of the transaction with Matson;

•	the fact that the Company had engaged financial and legal advisors with significant experience in public company transactions to advise it in connection with the merger, and that those financial and legal advisors were involved throughout the negotiations with Matson and updated the Board of Directors and the Ad-Hoc Committee directly and regularly;

–	the voting agreements with the Stakeholders will terminate upon the termination of the merger agreement; and

–	the availability of appraisal rights under Delaware law to holders of Horizon common stock who do not vote in favor of the proposal to adopt the merger agreement and comply with all of the required procedures under Delaware law, which provides those eligible stockholders with an opportunity to have a Delaware court determine the fair value of their shares, which may be more than, less than, or the same as the amount such stockholders would have received under the merger agreement.

The Board of Directors of the Company also considered a variety of risks and other potentially negative factors concerning the merger agreement and the merger, including the following:

•	the fact that following the completion of the merger, the Company’s stockholders generally will have no continuing equity participation in the surviving corporation in the merger, and that such stockholders will cease to participate in the surviving corporation’s future earnings or growth, if any, or to benefit from increases, if any, in the value of Horizon common stock, and will not participate in any potential future sale of the surviving corporation to a third party;

•	the risk that there can be no assurance that all conditions to the parties’ obligations to complete the merger will be satisfied, and as a result, it is possible that the merger may not be completed even if the merger agreement is approved by our stockholders;

•	the risk that one of the closing conditions to the merger is the consummation of the sale of Hawaii business to Pasha pursuant to the terms of the purchase agreement, and the completion of such sale is subject to a variety of risks and uncertainties, including the parties’ ability to obtain regulatory clearance for the sale and Pasha’s ability to obtain sufficient financing for the purchase;

•	the risk that, if the merger is not completed:

–	the Company will be required to pay its expenses related to the merger, which are substantial, including expenses incurred in connection with any litigation that may result from the announcement or pendency of the merger;

–	the market’s perception of the Company’s continuing business could potentially result in a loss of customers, suppliers, business partners and employees;

–	potential revenue runoff and vendor credit contraction could have an adverse impact on the Company’s liquidity;

–	all of the Company’s principal indebtedness will mature in 2016 and the Company may be unable to repay or refinance this indebtedness;

—	the Company’s auditor may in the future issue a going concern qualification in its audit opinion in light of the upcoming maturities of the Company’s principal indebtedness and the Company’s liquidity and financial condition;

—	diversion of management and employee attention and employee attrition; and

—	the trading price of the Horizon common stock could be adversely affected.

•	the potential negative effect of the pendency of the merger on the Company’s business, including uncertainty about the effect of the proposed merger on the Company’s employees, customers, suppliers, regulators and other parties, which may impair the Company’s ability to attract, retain and motivate key personnel, and could cause customers, suppliers and others to seek to change existing business relationships with the Company;

•	the fact that the merger agreement prohibits the Company and its representatives from soliciting alternative acquisition proposals;

•	the restrictions on the conduct of business prior to the completion of the merger, requiring the Company to conduct its business only in the ordinary course, subject to specific limitations, which may delay or prevent the Company from undertaking business opportunities that may arise pending completion of the merger;

•	the requirement that, under certain circumstances described under “The Merger Agreement—Effects of Termination; Termination Fee and Expense Reimbursement” beginning on page [—] and “The Purchase Agreement—Effects of Termination; Termination Fee and Expense Reimbursement” beginning on page [—], the Company is required to pay Matson and Pasha an aggregate termination fee of $22.1 million and reimburse Matson and Pasha for their expenses incurred in connection with the merger agreement and the purchase agreement, which might have the effect of discouraging other parties potentially interested in acquiring the Company from pursuing an acquisition of the Company;

•	the fact that some of the Company’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our stockholders generally; our Board was fully informed of these interests, which are described under “—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page [—]; and

•	the fact that the receipt of cash by stockholders in exchange for their shares of Horizon common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes.

We do not intend for the foregoing discussion of the information and factors considered by the Board of Directors to be exhaustive. We do believe, however, that the foregoing discussion summarizes the material factors considered by our Board of Directors in its consideration of the merger agreement, the merger and the other transactions contemplated by the merger agreement. After considering these factors, the Board of Directors concluded that the positive factors relating to the merger agreement, the merger and the other transactions contemplated by the merger agreement outweighed any potential negative factors. In view of the number of factors considered by the Board of Directors, and the complexity of these matters, the Board of Directors did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors. In addition, individual members of the Board of Directors may have assigned different weights to various factors. The Board of Directors approved and recommended the merger agreement, the merger and the other transactions contemplated by the merger agreement based upon the totality of the information presented to and considered by it.

The Board of Directors of the Company has unanimously approved the merger agreement and the transactions contemplated by the merger agreement, including the merger, determined that the merger agreement is advisable and in the best interests of the Company’s stockholders, and recommends that you vote “FOR” the adoption of the merger agreement.

Opinion of the Company’s Financial Advisor

Goldman Sachs delivered its opinion to the Board of Directors of the Company that, as of November 11, 2014 and based upon and subject to the factors and assumptions set forth therein, the $0.72 in cash per share of Horizon common stock to be paid to the holders (other than Parent and its subsidiaries) of shares of Horizon common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated November 11, 2014, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Appendix C. Goldman Sachs provided its opinion for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transactions contemplated by the merger agreement. The Goldman Sachs opinion is not a recommendation as to how any holder of shares of Horizon common stock should vote with respect to the transactions contemplated by the merger agreement or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five fiscal years ended December 22, 2013;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company;

•	certain other communications from the Company to its stockholders;

•	certain publicly available research analyst reports for the Company; and

•	certain internal financial analyses and forecasts for the Company (including the Projections described under “—Projected Financial Information”) prepared by its management, as approved for Goldman Sachs’ use by the Company (the “Forecasts”).

Goldman Sachs also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the shares of Horizon common stock; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the maritime industry and in other industries; and performed such other studies and analyses, and considered such other factors, as it deemed appropriate.

For purposes of rendering this opinion, Goldman Sachs, with the consent of the Board of Directors of the Company, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, it, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed, with the consent of the Board of Directors of the Company, that the Forecasts were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and it was not furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the transactions contemplated by the merger agreement will be obtained without any adverse effect on the expected benefits of such transactions in any way meaningful to its analysis. Goldman Sachs has also assumed that the transactions contemplated by the merger agreement will be consummated on the terms set forth in the merger agreement, without the waiver or modification of any term or condition, the effect of which would be in any way meaningful to its analysis.

Goldman Sachs’ opinion does not address the underlying business decision of the Company to engage in the transactions contemplated by the merger agreement or the relative merits of such transactions as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs’ opinion addressed only the fairness from a financial point of view to the holders (other than Parent and its subsidiaries) of shares of Horizon common stock, as of the date of the opinion, of the $0.72 in cash per share of Horizon common stock to be paid to such holders pursuant to the merger agreement. Goldman Sachs’ opinion does not express any view on, and does not address, any other term or aspect of the merger agreement or the transactions contemplated by the merger agreement or any term or aspect of any agreements relating to the sales of business lines of the Company (including the purchase agreement) or any transaction contemplated by such agreements (such transactions, the “Divestiture Transactions”) or any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the transactions contemplated by the merger agreement, including, the fairness of the consideration to be received by the Company pursuant to the Divestiture Transactions or the fairness of the transactions contemplated by the merger agreement to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the transactions contemplated by the merger agreement, whether relative to the $0.72 in cash per share of Horizon common stock to be paid to the holders (other than Parent and its subsidiaries) of shares of Horizon common stock pursuant to the merger agreement or otherwise. Goldman Sachs does not express any opinion as to (i) the impact of the transactions contemplated by the merger agreement on the solvency or viability of the Company, Parent, Pasha or the entities resulting from the Divestiture Transactions (the “Divested Businesses”), (ii) the ability of the Company to complete the Divestiture Transactions or (iii) the ability of the Company, Parent, Pasha or the Divested Businesses to pay their respective obligations when they come due. Goldman Sachs’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.

The following is a summary of the material financial analyses delivered by Goldman Sachs to the Board of Directors of the Company in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before November 10, 2014, the last trading day before the public announcement of the transactions contemplated by the merger agreement, and is not necessarily indicative of current market conditions.

Implied Premia Based on Historical Stock Trading Analysis. Goldman Sachs analyzed the $0.72 in cash per share of Horizon common stock to be paid to holders (other than Parent and its subsidiaries) of shares of Horizon common stock pursuant to the merger agreement in relation to the market prices as of November 10, 2014, the last trading day before the announcement of the transactions contemplated by the merger agreement, and for various historical periods.

This analysis indicated that the $0.72 in cash per share of Horizon common stock to be paid to holders (other than Parent and its subsidiaries) of shares of Horizon common stock pursuant to the merger agreement represented:

•	a premium of 89.5% based on the closing price of shares of Horizon common stock on the over-the-counter (the “OTC”) market of $0.38 per share on November 10, 2014;

•	a negative premium of (35.7%) based on the highest market price per share of Horizon common stock on the OTC market for the 12-month period ending November 10, 2014, which was $1.12 per share on November 12, 2013;

•	a premium of 140% based on lowest market price per share of Horizon common stock on the OTC market for the 12-month period ending November 10, 2014, which was $0.30 per share on June 11, 2014;

•	a premium of 84.6% based on the average market price per share of Horizon common stock for the three-month period ending November 10, 2014, which was $0.39 per share;

•	a premium of 84.6% based on the average market price per share of Horizon common stock for the six-month period ending November 10, 2014, which was $0.39 per share; and

•	a premium of 20% based on the average market price per share of Horizon common stock for the 12-month period ending November 10, 2014, which was $0.60 per share.

Implied Valuation Multiples Analysis. Goldman Sachs analyzed the enterprise value of the Company implied by (i) the $0.72 in cash per share of Horizon common stock to be paid to holders (other than Parent and its subsidiaries) of shares of Horizon common stock and (ii) the closing price per share of Horizon common stock on the OTC market, as of November 10, 2014, in each case, as a multiple of the Company’s LTM EBITDA and 2014 estimated full-year EBITDA. The $0.72 in cash per share of Horizon common stock implied an enterprise value of $597.6 million. The closing price of $0.38 per share of Horizon common stock on the OTC market, as of November 10, 2014, implied an enterprise value of $564.9 million. Goldman Sachs calculated each of the Company’s LTM EBITDA and 2014 estimated full-year EBITDA on an adjusted (without giving effect to severance costs, legal expenses and settlements, impairment charges and restructuring charges) and unadjusted basis.

The following table presents the results of this analysis:

Based on:
Enterprise Value as a Multiple of:	The $0.72 in cash per share of Horizon common stock	Closing price of $0.38 per share of Horizon common stock on the OTC market, as of November 10, 2014
LTM EBITDA—Unadjusted:	6.8x	6.4x
LTM EBITDA—Adjusted	6.3x	6.0x
2014E EBITDA—Unadjusted:	6.3x	5.9x
2014E EBITDA—Adjusted:	6.0x	5.7x

Goldman Sachs analyzed the enterprise value of Matson, Inc. implied by its price per share, as of November 10, 2014, as a multiple of its LTM EBITDA and 2014 estimated full-year EBITDA. Although Matson, Inc. is not directly comparable to the Company, it was chosen because it is a publicly traded company with operations that for purposes of analysis may be considered similar to certain operations of the Company. Matson Inc.’s price per share, as of November 10, 2014, implied an enterprise value of $1,414 million.

The following table presents the results of this analysis:

Based on:
Enterprise Value as a Multiple of:	Matson, Inc.’s price per share, as of November 10, 2014
LTM EBITDA:	7.9x
2014E EBITDA:	7.5x

Illustrative Discounted Cash Flow Analysis. Goldman Sachs performed an illustrative discounted cash flow analysis for the Company using the Forecasts to determine a range of illustrative per share equity values for the Company. For purposes of this analysis, Goldman Sachs assumed, based on and in accordance with the Forecasts, that, in absence of the transactions contemplated by the merger agreement, the Company would undergo an out-of-court recapitalization at the end of 2015 (the “Forecast Recapitalization”), pursuant to which a portion of the Company’s debt would be canceled in exchange for newly issued shares of Horizon common stock that would result in the dilution of the existing shares of Horizon common stock (including shares of Horizon common stock underlying the Company’s outstanding warrants) to within a range of 0% to 30% of the fully diluted shares of Horizon common stock at year-end 2015. Goldman Sachs calculated (i) a range of illustrative equity values, as of year-end 2015 (each, a “2015 Equity Value”), by using discount rates ranging from 9.5% to 11.5%, reflecting estimates of the Company’s weighted average cost of capital after the Forecast Recapitalization (the “Post-Recap WACC”), and (ii) a range of illustrative per share equity values, as of November 2014 (each, a “2014 Per Share Equity Value”), by using discount rates ranging from 21% to 25%, reflecting estimates of the Company’s costs of equity prior to the Forecast Recapitalization (“Pre-Recap COE”). Using the range of Post-Recap WACCs, Goldman Sachs calculated an illustrative range of implied enterprise values for the Company by discounting to year-end 2015 (i) estimates of the Company’s unlevered free cash flow as reflected in the Forecasts and (ii) illustrative terminal values based on perpetuity growth rates ranging from 1.5% to 2.5% for the terminal year estimate of the Company’s unlevered free cash flow based on the Forecasts, and adding, based on the Forecasts, the value of net operating losses, and subtracting, based on the Forecasts, the remaining multiemployer pension plan withdrawal payments relating to the shutdown of the Puerto Rico business line. Goldman Sachs then adjusted this range of illustrative enterprise values by subtracting the amount by which the Company’s indebtedness exceeded its cash as of year-end 2015, based on the Forecasts, to derive a range of 2015 Equity Values. Goldman Sachs then derived a range of illustrative per share equity values, as of year-end 2015 (each, a “2015 Per Share Equity Value”), by dividing each 2015 Equity Value by the fully diluted number of shares of Horizon common stock assuming conversion of all outstanding warrants (based on information provided by the Company’s management), assuming that the Forecast Recapitalization resulted in the dilution of the existing shares of Horizon common stock to 0% to 30% of fully diluted shares of Horizon common stock at year-end 2015. The range of Pre-Recap COEs was applied to each 2015 Per Share Equity Value to determine a range of 2014 Per Share Equity Values. This analysis resulted in a range of 2014 Per Share Equity Values of (i) $0.00 to $0.67 when the range of Post-Recap WACCs was used, assuming a constant Pre-Recap COE of 23%, and (ii) $0.00 to $0.55 when the range of the Pre-Recap COEs was used, assuming a constant Post-Recap WACC of 10.5%.

Selected Transactions Analysis. Goldman Sachs analyzed certain information relating to the following selected transactions involving Jones Act companies in the maritime industry since 2002, representing transactions where multiples could have been calculated based on publicly available information:

Date of Announcement	Acquiror	Target
December 23, 2013	Kinder Morgan	American Petroleum Tankers and State Class Tankers

November 27, 2012	Kirby Corporation	Penn Maritime Inc. and Maritime Investments

October 11, 2012	International Shipholding Corp.	U.S. United Ocean Services

October 18, 2010	Platinum Equity	American Commercial Lines

July 29, 2009	Overseas Shipholding Group	OSG America LP

July 24, 2007	Hornbeck Offshore Services	Nabors Industries Ltd., Sea Mar Fleet

September 25, 2006	Overseas Shipholding Group	Maritrans Inc.

March 16, 2005	Seacor Holdings Inc.	Seabulk International Inc.

May 23, 2004	Castle Harlan	Horizon Lines LLC

January 24, 2002	Ingram Barge Company	Midland Enterprises Inc.

For each of the selected transactions, Goldman Sachs calculated and compared, based on publicly available information, each target’s transaction enterprise value as a multiple of its latest twelve months EBITDA based on public filings and press releases. While none of the companies that participated in the selected transactions are directly comparable to the Company, the companies that participated in the selected transactions were companies with operations that, for the purposes of analysis, may be considered similar to certain of the Company’s operations. The following table presents the results of this analysis:

Transaction Enterprise Value as a Multiple of:	Selected Transactions
	Range	Median
LTM EBITDA	3.2x – 10.3x	7.7x

Selected Historical Premia Analysis. Goldman Sachs reviewed the implied premia paid in cash transactions involving U.S. target companies having transaction enterprise values from $250 million to $1 billion since 2004 through November 10, 2014. For each of the transactions, Goldman Sachs compared, based on information it obtained from Thomson Financial Securities Data, the implied premium paid in such transaction represented by the per share acquisition price as compared to the acquired company’s closing share price one trading day prior to announcement (except for those transactions subject to pre-announcement media speculation and/or transactions where the target company announced it was considering strategic alternatives, in which case the premiums reviewed were those calculated on an undisturbed basis). The results of this analysis showed average annual acquisition premia ranging from a low of 22% to a high of 42%, with an overall annual median of 27%.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to the Company or the transactions contemplated by the merger agreement.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to the Board of Directors of the Company as to the fairness from a financial point of view to the holders (other than Parent and its subsidiaries) of shares of Horizon common stock, as of the date of the opinion, of the $0.72 in cash per share of Horizon common stock to be paid to such holders pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of the Company, Matson, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The $0.72 in cash per share of Horizon common stock was determined through arm’s-length negotiations between the Company and Matson and was approved by the Board of Directors of the Company. Goldman Sachs provided advice to the Company during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to the Company or its Board of Directors or that any specific amount of consideration constituted the only appropriate consideration for the transactions contemplated by the merger agreement.

As described above, Goldman Sachs’ opinion to the Board of Directors of the Company was one of many factors taken into consideration by the Board of Directors of the Company in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Appendix C.

Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Matson, any of their respective affiliates and third parties, including Beach Point Capital Management, Caspian Capital Management, Pioneer Investment Management, Inc., Western Asset Management Co., Ship Finance International Ltd. and Archview Investment Group LP, each a significant stockholder and/or debtholder of the Company (each, a “Company Security Holder”), and Pasha, a party to the purchase agreement, and any of their respective affiliates, or any currency or commodity that may be involved in the transactions contemplated by the merger agreement. Goldman Sachs acted as financial advisor to the Company in connection with, and participated in certain of the negotiations leading to, the transactions contemplated by the merger agreement. Goldman Sachs has provided certain financial advisory and/or underwriting services to the Company and/or its affiliates from time to time for which the Investment Banking Division of Goldman Sachs has received, and may receive, compensation. During the two year period ended November 11, 2014, the Investment Banking Division of Goldman Sachs has received compensation for financial advisory and underwriting services provided to the Company and its affiliates of approximately $1 million. Goldman Sachs has not provided financial advisory or underwriting services to Matson or Pasha during the past two years ended November 11, 2014 for which the Investment Banking Division has received compensation. Goldman Sachs may in the future provide financial advisory and/or underwriting services to the Company, Parent, Pasha, the Company Security Holders and their respective affiliates for which the Investment Banking Division of Goldman Sachs may receive compensation. Affiliates of Goldman Sachs also may have co-invested with certain of the Company Security Holders and their respective affiliates from time to time and may have invested in limited partnership units of affiliates of certain of the Company Security Holders from time to time and may do so in the future.

The Board of Directors of the Company selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the transactions contemplated by the merger agreement. Pursuant to a letter agreement dated December 5, 2013, the Company engaged Goldman Sachs to act as its financial advisor in connection with the transactions contemplated by the merger agreement. The engagement letter between the Company and Goldman Sachs provides for a transaction fee in respect of the transactions contemplated by the merger agreement that is estimated, based on the Company’s indebtedness as of September 21, 2014, and otherwise based on information available as of the date of the announcement, to be approximately $8 million, all of which becomes payable upon consummation of the transactions contemplated by the merger agreement. In addition, the Company has agreed to reimburse Goldman Sachs for certain of its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Projected Financial Information

The Company’s senior management does not as a matter of course publicly disclose projections as to future performance or earnings beyond the current fiscal year, and is especially wary of making public projections for extended earnings periods due to the unpredictability of the underlying assumptions and estimates. In connection with the Company’s process to explore strategic alternatives, management prepared financial projections based on an Alaska-only business model for the years 2014 to 2020. In accordance with the instructions of the Board of Directors of the Company, management provided such financial projections to the Company’s financial advisor, Goldman Sachs, for purposes of its financial analysis summarized under “—Opinion of the Company’s Financial Advisor.” We have included a summary of these financial projections below (such summary, the “Projections”) to give our stockholders access to certain nonpublic information provided to our Board and Goldman Sachs for purposes of considering and evaluating the merger.

The Projections were prepared solely for internal use of the Company, are subjective in many respects, and, in the view of management, were prepared on a reasonable basis, consistent with the accounting policies used by management in the preparation of our financial statements and certain internal metrics, reflect the best available estimates and judgments at the time, and present, to the best of management’s knowledge and belief, the expected course of action and our expected future financial performance. However, the Projections were not prepared with an intent of public disclosure and are included in this Proxy Statement only because such information was made available to Goldman Sachs for use in connection with its financial analysis summarized under “—Opinion of the Company’s Financial Advisor.” The Projections were not prepared to be in strict compliance with the generally accepted accounting principles as applied in the United States (“GAAP”), the published guidelines of the SEC regarding projections and forward-looking statements, or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Furthermore, neither our independent auditors nor any other independent accountants have examined, reviewed, compiled or otherwise applied procedures to the Projections. Accordingly, our independent auditors assume no responsibility for, express no opinion on, and disclaim any association with, the Projections. The Projections included in this Proxy Statement have been prepared by, and are the responsibility of, our management.

Although a summary of the Projections is presented with numerical specificity, they reflect numerous assumptions and estimates as to future events that our management believed were reasonable at the time the Projections were prepared, taking into account the relevant information available at the time. However, this information is not fact and should not be relied upon as being necessarily indicative of actual future results and readers of this Proxy Statement are cautioned not to place undue reliance on the prospective financial information. As noted above, the Projections were based on an Alaska-only business model. The key assumptions underlying the Projections include, among other things, the following:

•	Puerto Rico Shutdown—The Company’s Puerto Rico business would be discontinued beginning in January 2015. The Puerto Rico shutdown would result in net cash outflow of $24.1 million in 2015, and the shutdown would trigger a pension withdrawal liability under the Company’s multiemployer pension plan for Puerto Rico of approximately $53.8 million in the aggregate or annual payments of $3.9 million through 2028.

•	Sale of Hawaii Business—The Company’s Hawaii business would be sold to a buyer for $141.5 million in June 2015. The proceeds from the sale would be used to immediately pay down $141.5 million of the Company’s First Lien Notes. The Company would incur transaction and other expenses of $19.8 million in connection with the sale.

•	“Scrubber” Installation—The three vessels used in the Company’s Alaska business would be outfitted with exhaust gas cleaning system, also known as “scrubbers”, at a cost of $17.6 million, which cost would be spread across fiscal years 2014 through 2016.

•	Recapitalization—The Company would raise approximately $225 million of new first lien debt at the end of 2015. Proceeds from the new $225 million financing would be used to repay all of the existing First Lien Notes and a portion of the existing Second Lien Notes. The remaining Second Lien Notes would be converted to equity securities in the Company at the end of 2015 based on an assumed trading price of Horizon common stock at that time.

Important factors that may affect actual results and cause the Projections not to be achieved include general economic conditions, the projected growth rate of the Company’s Alaska business, costs and liabilities arising from Puerto Rico shutdown, the Company’s ability to complete the sale of the Hawaii business within the expected time frame and the assumed price, the Company’s ability to raise new financing and the amount and terms of such new financing, the trading price of Horizon common stock at the time of the equitization of the Second Lien Notes, accuracy of certain accounting assumptions, changes in actual or projected cash flows, competitive pressures and changes in tax laws. In addition, the Projections do not take into account any circumstances or events occurring after the date that they were prepared and do not give effect to the merger. As a result, there can be no assurance that the Projections will be realized, and actual results may be materially better or worse than those contained in the Projections. The inclusion of this information should not be regarded as an indication that our Board of Directors, the Company, Goldman Sachs or any other recipient of this information considered, or now considers, the Projections to be predictive of actual future results. The summary of the Projections is not included in this Proxy Statement in order to induce any stockholder to vote in favor of the proposal to adopt the merger agreement or any of the other proposals to be voted on at the special meeting.

The Projections are forward-looking statements. For information on factors that may cause the Company’s future results to materially vary, see “Cautionary Statement Concerning Forward-Looking Statements” on page [—].

Except to the extent required by applicable federal securities laws, we do not intend, and expressly disclaim any responsibility, to update or otherwise revise the Projections to reflect circumstances existing after the date when the Company’s management prepared the Projections or to reflect the occurrence of future events or changes in general economic or industry conditions, even in the event that any of the assumptions underlying the Projections are shown to be in error.

Certain of the measures included in the Projections are considered non-GAAP financial measures, including EBITDA, Adjusted EBITDA and Free Cash Flow. EBITDA means earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA means EBITDA as adjusted for certain changes that the Company’s management term excludes when evaluating the Company’s operating performance, making day-to-day operating decisions, and determining the payment of discretionary bonuses. Free Cash Flow is the amount equal to cash from operations minus capital expenditures, and represents remaining cash available for debt service and growth opportunities. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by the Company may not be comparable to similarly titled amounts used by other companies.

Summary 2015-2020 Projections for Alaska Standalone Business

	Projections
($ in millions)	2015(1)	2016	2017	2018	2019	2020
Revenue	$597	$372	$371	$385	$399	$414
EBITDA	40	69	76	74	80	76
Adjusted EBITDA	83	69	76	74	80	76
Adjusted EBITDA Margin	14.0%	18.4%	20.4%	19.2%	20.0%	18.3%
Free Cash Flow	$(2)	$18	$36	$45	$53	$47
Net Debt(2)	$259	$238	$199	$151	$95	$45

(1)	2015 includes 6 months of Hawaii results prior to its presumed sale.
(2)	Net debt numbers include liabilities of discontinued operations, present value of withdrawal liability under the Company’s multiemployer pension plan for Puerto Rico, and liabilities under capital leases.

Interests of the Company’s Directors and Executive Officers in the Merger

Details of the beneficial ownership of the Company’s directors and executive officers of the Company’s common stock are set forth in the section entitled “Security Ownership of Certain Beneficial Owners and Management,” beginning on page [—]. In considering the recommendation of the Company’s Board of Directors, you should be aware that some executive officers and directors of the Company have interests in the merger that are different from or in addition to your interests as a stockholder and that may present actual or potential conflicts of interest, each of which is described below, including (i) acceleration of unvested incentive equity awards under the terms of the merger agreement, (ii) acceleration of certain bonus payments under the terms of the merger agreement, (iii) the payment of certain retention bonuses, (iv) potential payment of severance under certain employment and/or change in control severance agreements, and (v) certain indemnification and insurance rights provided to the directors and executive officers under the merger agreement. The members of the Company’s Board of Directors were aware of such interests and considered them, among other matters, when deciding to approve the merger and recommending that you vote “FOR” the adoption of the merger agreement. For purposes of all of the agreements and plans described below, the completion of the merger, as applicable, will constitute a “change of control” of the Company to the extent any benefit provided therein is contingent on such event.

Treatment of Equity-Based Awards

Pursuant to the terms of the merger agreement, at the effective time of the merger, equity-based awards held by the Company’s directors and officers will be treated as follows:

•	Company RSUs—Each restricted stock unit with respect to shares of Horizon common stock (a “Company RSU”), whether vested or unvested, will be converted into a vested right to receive an amount in cash equal to the per share merger consideration.

•	Restricted Stock—Each share of restricted stock of the Company will be converted into a vested right to receive an amount in cash equal to the per share merger consideration.

•	Options—Each outstanding option to acquire shares of Horizon common stock, whether or not then vested or exercisable, will be canceled and converted into the right to receive an amount in cash equal to the product of (x) the excess, if any, of the per share merger consideration over the per share exercise price of such option, multiplied by (y) the total number of shares of Horizon common stock subject to such option. Because the per share exercise price of all outstanding options is greater than the per share merger consideration, all outstanding options will be canceled at the effective time of the merger without the payment of any consideration.

Acceleration of Bonus Amounts

The merger agreement provides for, upon completion of the merger, a pro-rated payment of (i) the quarterly bonus and (ii) the full year bonus (without duplication of the amount payable pursuant to the preceding clause (i)) to which employees (including executive officers) would be entitled, in each case, based on (x) the Company’s actual performance and (y) the number of days worked during such quarter and fiscal year in which the merger is consummated.

Retention Bonuses

Pursuant to the merger agreement, the Company may, between the date of the merger agreement and the effective time of the merger, establish a retention bonus pool of up to $750,000 for the benefit of the employees of the Company and its subsidiaries. It is expected that Mr. Rubin will participate in the retention bonus pool, and certain additional executive officers may participate, but the details of such participation and the terms of any retention bonus awards have not be finalized.

Employment Agreement with Steven L. Rubin

On June 27, 2014, the Company entered into an Employment Agreement (the “Rubin Agreement”) with Mr. Rubin to serve as the President and Chief Executive Officer of the Company. Pursuant to the Rubin Agreement, if Mr. Rubin’s employment is terminated without cause at any time prior to the one year anniversary of the effective date thereof, he will be entitled to a lump-sum payment equal to six months’ base salary.

Separation Agreement with Samuel A. Woodward

On June 27, 2014, Mr. Samuel A. Woodward resigned as President and Chief Executive Officer of the Company and resigned as a member of the Company’s Board of Directors. Mr. Woodward’s resignations from the Company were effective June 27, 2014. Upon his resignation, he received (i) five months of base salary totaling $250,000 payable in accordance with regular payroll practices and (ii) continued participation for himself and his covered dependents in the Company’s medical and dental benefit plans for up to 18 months. Mr. Woodward does not, however, hold any unvested equity awards and will not receive any additional payments in connection with the consummation of the merger.

Change of Control Severance Agreements with the Executive Officers

The Company has entered into Change of Control Severance Agreements (the “COC Agreements”) with certain of its employees, including each of its executive officers other than Mr. Rubin. The COC Agreements provide that if the executive is terminated without cause, or if the executive terminates his or her employment for good reason, within 24 months of a change of control, the executive will be entitled to receive:

•	a cash lump sum severance payment equal to two times the sum of: (A) the executive’s annual base salary in effect immediately before his or her termination, and (B) the executive’s annual target bonus opportunity for the fiscal year in which the severance payment is triggered;

•	full vesting of the executive’s equity awards outstanding on the termination date and not otherwise vested (though the relevant equity awards will have already vested in connection with the merger);

•	a cash lump sum payment equal to the total premiums the executive would have been required to pay for 18 months of COBRA continuation coverage for himself or herself, plus any eligible dependents;

•	continued participation for the executive and his or her eligible dependents in the Company’s optional life insurance and optional personal accident plans for two years following the executive’s termination date; and

•	outplacement services incurred of up to $25,000 for the period ending one year after the termination date.

Parent acknowledged in the merger agreement that certain employees (including each of the Company’s executive officers that is party to a COC Agreement) will have good reason to terminate their employment immediately after the effective time of the merger, and that any notice requirements or cure provisions are waived.

Indemnification of Directors and Officers; Directors’ and Officers’ Insurance

The merger agreement provides that certain indemnification and insurance arrangements for the Company’s officers and directors will be continued for six years after the completion of the merger. See “The Merger Agreement—Indemnification; Directors’ and Officers’ Insurance” beginning on page [—].

Quantification of Payments and Benefits to the Company’s Executive Officers and Non-Employee Directors

The table below, entitled “Potential Change in Control Payments to Executive Officers,” along with its footnotes, shows the compensation that could become payable to the Company’s President and Chief Executive Officer (Mr. Rubin), its former Chief Executive Officer (Mr. Woodward), and the two other most highly compensated executive officers (Mr. Zendan and Mr. Avara), as determined for purposes of the Company’s most recent annual proxy statement (the “named executive officers”), and that are based on or otherwise relate to the merger under each such individual’s agreement with the Company (see “—Employment Agreement with Steven L. Rubin,” “—Separation Agreement with Samuel A. Woodward” and “—Change of Control Severance Agreements with the Executive Officers” above). The amounts set forth in the table below are subject to a non-binding advisory vote of the Company’s stockholders (see “Advisory Vote on Merger-Related Executive Compensation (Proposal 2)” on page [—]). In addition, although the rules of the SEC do not require tabular disclosure with respect to payments to the Company’s other executive officer (Mr. Hamlin) because Mr. Hamlin is not a named executive officer of the Company, and such payments are not subject to an advisory vote of the Company’s stockholders for that reason, information with respect to Mr. Hamlin has been included so that quantification of the potential change of control payments and benefits that could be received by all of the Company’s executive officers is presented in a uniform manner.

The amounts indicated below are estimates of the amounts that would be payable to the executive officers, and the estimates are based on multiple assumptions that may or may not actually occur, including that the merger is consummated and, in the case of the executive officers, each such executive officer experienced a qualifying termination on June 21, 2015. Some of the assumptions are based on information not currently available and, as a result, the actual amounts, if any, to be received by a named executive officer may differ in material respects from the amounts set forth below.

Potential Change in Control Payments to Executive Officers

Name	Cash ($)(1)	Equity ($)(2)	Perquisites/ Benefits ($)(3)	Other ($)(4)	Total ($)
Steven L. Rubin (President and Chief Executive Officer)	$450,000	—	—	—	$450,000

Sam Woodward (former Chief Executive Officer)	—	—	—	—	$0

Michael T. Avara (Executive Vice President and Chief Financial Officer)	$1,250,600	—	$45,819	$25,000	$1,321,419

William Hamlin (Executive Vice President and Chief Operating Officer)	$1,115,400	—	$33,096	$25,000	$1,173,496

Michael F. Zendan II (Executive Vice President and General Counsel)	$1,250,600	—	$51,049	$25,000	$1,326,649

(1)	Amounts reflected above include (A) projected accelerated bonus amounts based on target performance, and (B) potential severance payments that could be made to each respective executive officer. The payments provided with respect to (A) are “single-trigger,” as they will be paid upon the merger and notwithstanding whether the executive officer is terminated. For Mr. Rubin, the severance amount reflected above is equal to 6 months’ base salary. For all other executive officers, the severance amounts reflected above are equal to two times the sum of each applicable named executive officer’s (i) annual base salary as of the termination date plus (ii) the annual target bonus opportunity for the year of termination. Mr. Rubin’s severance payment is payable upon a termination without cause that occurs prior to June 27, 2015, notwithstanding the occurrence of a change in control. For all other executive officers, the severance payments reflected above are “double-trigger,” as they will only be payable in the event of a termination of employment without “cause” or, for “good reason” during the 24-month period following the consummation of the merger. These payments are based on target bonus amounts and the compensation and benefit levels in effect on December 23, 2014; therefore, if actual performance exceeds the bonus targets, or if compensation and benefit levels are increased after such date, actual payments to a named executive officer may be greater than those provided for above.

The cash components described above are set forth in the following table:

Name	Retention bonus Payment ($)	Accelerated Bonus Payment	Base Salary Component ($)	Annual Target Bonus Opportunity Component ($)	Total ($)
Steven L. Rubin	*		$450,000	—	$450,000
Sam Woodward	*	—	—	—	$0
Michael T. Avara	*	$66,600	$740,000	$444,000	$1,250,600
William Hamlin	*	$59,400	$660,000	$396,000	$1,115,400
Michael F. Zendan II	*	$66,600	$740,000	$444,000	$1,250,600

*	To be determined. The retention bonus payments to these executive officers would not exceed $750,000 in the aggregate (see “—Retention Bonuses” above).

(2)	Assuming that the effective time of the merger is June 21, 2015, none of the executive officers will hold unvested equity, but certain executive officers currently hold unvested RSUs that will vest on March 31, 2015 if, (i) with respect to time-vesting RSUs, such executive officer remains in continuous employment with the Company at such time and (ii) with respect to performance-vesting RSUs, such executive remains in continuous employment with the Company at such time and the relevant performance criteria are achieved (or are deemed to be achieved). Set forth below is a table that shows the value of each executive officer’s unvested RSUs as of the date hereof, as well as the corresponding value of such holdings that would result at the effective time of the merger based on the per share merger consideration of $0.72. Any such RSUs that remain unvested at the effective time of the merger will “single trigger” vest immediately upon consummation of the merger, whether or not such executive officer’s employment is terminated.

Name	No. of Shares Underlying Unvested Time-Vesting RSUs	No. of Shares Underlying Unvested Performance-Vesting RSUs	Resulting Consideration from Unvested RSUs ($)
Steven L. Rubin	60,000	—	$43,200
Sam Woodward	—	—	$0
Michael T. Avara	123,334	308,333	$310,800
William Hamlin	110,000	275,000	$277,200
Michael F. Zendan II	123,334	308,333	$310,800

(3)	As described above, upon termination of employment without “cause” or for “good reason”, the executive officer is entitled to (i) a lump sum amount equal to the total premiums the executive officer would have to pay for 18 months of COBRA continuation coverage under the Company’s health benefit plan (i.e., medical, dental and vision coverage), determined using the COBRA premium rate in effect for the level of coverage as of the termination date and (ii) continued participation for the executive officer and his eligible dependents in the Company’s optional life insurance and optional personal accident plans for two years following the termination date. These benefits are “double-trigger,” as they will only be payable in the event of a termination of employment without “cause” or for “good reason” during the 24-month period following the consummation of the merger. The estimated value of this benefit is set forth above.

(4)	As described above, upon termination of employment without “cause” or for “good reason”, the named executive officer is entitled to outplacement services of up to $25,000 during the 12-month period following termination of employment. These benefits are “double-trigger,” as they will only be payable in the event of a termination of employment without “cause” or for “good reason” during the 24-month period following the consummation of the merger. The maximum value of this benefit is set forth above.

Potential Change in Control Payments to Non-Employee Directors

Assuming that the effective time of the merger is June 21, 2015, none of the non-employee directors will be entitled to compensation or other benefits that are different from or in addition to your interests as a stockholder. However, the non-employee directors currently hold unvested time-vesting RSUs that, if the merger took place at any point prior to March 31, 2015, would “single trigger” vest immediately upon consummation of the merger, whether or not their service is terminated. Set forth below is a table that shows the value of non-employee director’s unvested RSUs as of the date hereof, as well as the corresponding value of such holdings that would result if the effective time of the merger occurred as of the date hereof (based on the merger consideration of $0.72).

Name	No. of Shares Underlying Unvested RSUs	Resulting Consideration from Unvested RSUs ($)
Jeffrey Brodsky	60,000	$43,200
Kurt M. Cellar	60,000	$43,200
James LaChance	60,000	$43,200
Martin Tuchman	60,000	$43,200
David N. Weinstein	60,000	$43,200

Regulatory Approvals

Based on the structure and the equity value of the merger, the merger is below the notification threshold under the HSR Act. Accordingly, no filings will be required under the HSR Act in connection with the merger and the merger is not subject to any waiting period under the HSR Act. However, at any time before or after consummation of the merger, the Antitrust Division of the Department of Justice (the “Antitrust Division”), the Federal Trade Commission (the “FTC”) or a state attorney general could take action with respect to the merger under applicable antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the merger or seeking divestiture of substantial assets of Horizon or Matson. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if a challenge is made, of the results of such challenge.

In addition, one of the conditions to Parent’s obligation to complete the merger is the consummation of the Hawaii sale, and the Hawaii sale may not be consummated until the waiting periods under the HSR Act with respect to the Hawaii sale have been terminated or have expired. See “The Purchase Agreement—Reasonable Best Efforts to Obtain Consents and Approvals” beginning on page [—] of this Proxy Statement.

Funding for the Merger

Assuming the merger is consummated on June 21, 2015, we anticipate that the total amount of funds needed to complete the merger and the other transactions contemplated by the merger agreement will be approximately $679.7 million, which includes (i) approximately $68.2 million to pay the amounts due in respect of outstanding shares of Horizon common stock, outstanding warrants to acquire shares of Horizon common stock, as well as Company RSUs and other outstanding equity-based awards, (ii) approximately $584.5 million to redeem and repay certain of the Company’s outstanding indebtedness, including the First Lien Notes, the Second Lien Notes, borrowings under the ABL Facility, and the term loans, (iii) approximately $2.0 million for the tender offer for the Convertible Notes, and (iv) approximately $25 million to pay fees and expenses (including call and prepayment premia relating to the redemption and repayment of outstanding indebtedness) relating to the merger and the other transactions contemplated by the merger agreement. In the event the merger is consummated prior to or later than June 21, 2015, the total amount of funds needed may vary from the foregoing estimates.

Parent expects to fund the transactions contemplated by the merger agreement with cash on hand and available borrowings under Parent’s revolving credit facility, together with the anticipated cash proceeds of $141.5 million (subject to certain adjustments) from the completion of the Hawaii sale.

The completion of the merger is not subject to any condition relating to Parent or Merger Sub having obtained sufficient funds to consummate the merger and the other transactions contemplated by the merger agreement.

Voting Agreements

In connection with the execution of the merger agreement, certain stockholders of the Company have entered into voting agreements with Parent (the “Voting Agreements”) pursuant to which each such stockholder has agreed to vote or cause to be voted its shares of Horizon common stock in favor of the adoption of the merger agreement. As of [—], 2015, the record date for the special meeting, the stockholders who are parties to the Voting Agreements collectively owned, in the aggregate, approximately 41% of the outstanding shares of Horizon common stock entitled to vote at the special meeting. These stockholders also own warrants to acquire shares of Horizon common stock, but the warrants will not entitle the holders to vote at the special meeting unless the warrants were exercised prior to the record date for the special meeting.

The Voting Agreements allow the stockholders to transfer their shares of Horizon common stock and their warrants to another person as long as such person either is a party to an existing voting agreement with Parent, or enters into a new voting agreement with Parent, in each case containing provisions with respect to the voting and transfer of shares and warrants that are no less favorable, in the aggregate, to Parent than the voting and transfer provisions in the Voting Agreements.

Each Voting Agreement will terminate upon the earliest to occur of (i) the effective time of the merger, (ii) the termination of the merger agreement in accordance with its terms, (iii) the date on which Parent and the stockholder party to such voting agreement agree in writing to terminate such voting agreement, and (iv) February 11, 2016.

Accounting Treatment

The merger will be accounted for as a “purchase transaction” for financial accounting purposes.

Appraisal Rights

The discussion of the provisions set forth in this section is not a complete summary regarding your appraisal rights under Delaware law and is qualified in its entirety by reference to the text of Section 262 of the DGCL (“Section 262”), a copy of which is attached as Appendix D to this Proxy Statement and is incorporated herein by reference. All references in this summary to “stockholder” are to the record holder of the shares of Horizon common stock immediately prior to the effective time of the Merger as to which appraisal rights are asserted. Stockholders intending to exercise appraisal rights should carefully review Appendix D to this Proxy Statement. Failure to follow any of the statutory procedures precisely may result in a termination or waiver of these rights.

ANY STOCKHOLDER WHO WISHES TO EXERCISE APPRAISAL RIGHTS OR WHO WISHES TO PRESERVE HIS, HER OR ITS RIGHT TO DO SO SHOULD REVIEW APPENDIX D CAREFULLY AND SHOULD CONSULT HIS, HER OR ITS LEGAL ADVISOR, SINCE FAILURE TO TIMELY COMPLY WITH THE PROCEDURES SET FORTH THEREIN WILL RESULT IN THE LOSS OF SUCH RIGHTS.

Holders of Horizon common stock who do not vote in favor of the adoption of the merger agreement and who properly demand appraisal of their shares will be entitled to appraisal rights in connection with the Merger under Section 262. In order to exercise and perfect appraisal rights, a record holder of shares of Horizon common stock must follow properly and in a timely manner the steps prescribed in Section 262 and summarized below. Such holders will be entitled to have their shares of Horizon common stock appraised by the Court of Chancery of the State of Delaware (the “Delaware Chancery Court”) and to receive the “fair value” of such shares in cash, exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Chancery Court, together with interest, if any, to be paid on the amount determined to be the fair value, in lieu of the consideration that such stockholder would otherwise be entitled to receive pursuant to the merger agreement.

The following is a brief summary of Section 262, which sets forth the procedures for dissenting from the Merger and demanding and perfecting appraisal rights. Failure to follow the procedures set forth in Section 262 precisely could result in the loss of appraisal rights. Under Section 262, where a merger is to be submitted for approval at a meeting of stockholders, such as the special meeting, not less than 20 days prior to the meeting, the corporation must notify each of its stockholders as of the record date for notice of such meeting with respect to shares for which appraisal rights are available that such appraisal rights are available and include in each such notice a copy of Section 262. This Proxy Statement constitutes such notice to holders of Horizon common stock concerning the availability of appraisal rights under Section 262 and Section 262 is attached hereto as Appendix D. A stockholder of record wishing to assert appraisal rights must hold the shares of stock on the date a demand for appraisal rights with respect to such shares is made and must continuously hold such shares through the effective time of the Merger. Accordingly, a stockholder who is the record holder of shares of Horizon common stock on the date the written demand for appraisal is made, but who thereafter transfers such shares prior to the effective time of the Merger, will lose any right to appraisal in respect of such shares. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of Horizon common stock, if a stockholder considers exercising such rights, such stockholder should seek the advice of legal counsel.

Stockholders who desire to exercise their appraisal rights must satisfy all of the conditions of Section 262. A written demand for appraisal of shares must be delivered to the Company before the taking of the vote on the Merger at the special meeting. This written demand for appraisal of shares must be in addition to and separate from a vote against the adoption of the merger agreement, or an abstention or failure to vote in favor of the adoption of the merger agreement. If you sign and return a proxy card that does not contain voting instructions or submit a proxy by telephone or through the Internet that does not contain voting instructions, you will effectively waive your appraisal rights because such shares represented by the proxy will, unless the proxy is revoked, be voted for the adoption of the merger agreement. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the adoption of the merger agreement or abstain from voting on the adoption of the merger agreement. Stockholders electing to exercise their appraisal rights must not vote “FOR” the adoption of the merger agreement. Any proxy or vote against the Merger in and of itself will not constitute a demand for appraisal within the meaning of Section 262.

A demand for appraisal must be executed by or for the stockholder of record, fully and correctly, and must state that the person intends thereby to demand appraisal of his, her or its shares in connection with the Merger. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand must be executed by or for the record owner. If the shares are owned by or for more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner or owners. Beneficial owners of shares of Horizon common stock have no right directly to demand appraisal; such demands must be made through the record holder of such shares. A person having a beneficial interest in Horizon common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized herein and in a timely manner to perfect whatever appraisal rights the beneficial owner may have. A record holder who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares of Horizon common stock held for one or more beneficial owners while not exercising such rights with respect to the shares held for other beneficial owners; in such case, the written demand should set forth the number of shares as to which appraisal is sought. If the number of shares of Horizon common stock is not expressly stated, the demand will be presumed to cover all shares held in the name of the record owner. If

Horizon common stock is held through a broker who in turn holds the Horizon common stock through a central securities depository nominee such as Cede & Co., a demand for appraisal of such Horizon common stock must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder.

A stockholder who elects to exercise appraisal rights should mail or deliver the required written demand for appraisal to the Company at Horizon Lines, Inc., 2550 West Tyvola Road, Suite 530, Coliseum 3, Charlotte, NC 28217-4551, Attention: Corporate Secretary.

The demand must reasonably inform the Company of the identity of the holder as well as the holder’s intention to demand an appraisal of the “fair value” of the shares held by the holder. A stockholder’s failure to make the written demand prior to the taking of the vote on the adoption of the merger agreement at the special meeting will constitute a waiver of appraisal rights. Within ten days after the effective time of the merger, the Company must provide notice of the effective time of the merger to all of the Company’s stockholders who have complied with Section 262 and have not voted in favor of the adoption of the merger agreement.

Within 120 days after the effective time of the merger (but not thereafter), any stockholder who has satisfied the requirements of Section 262 will be entitled, upon written request, to receive from the Company a statement listing the aggregate number of shares not voted in favor of adoption of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within ten days after a written request therefor has been received by the Company or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later. A person who is the beneficial owner of shares of Horizon common stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, request from the Company the statement described in this paragraph.

Within 120 days after the effective time of the merger (but not thereafter), either the Company or any stockholder who has complied with Section 262 and who is otherwise entitled to appraisal rights may commence an appraisal proceeding by filing a petition in the Delaware Chancery Court demanding a determination of the value of the shares of Horizon common stock owned by stockholders entitled to appraisal rights. If no such petition is filed within such 120-day period, appraisal rights will be lost for all stockholders who had previously demanded appraisal of their shares. The Company has no obligation or present intention to file such a petition if demand for appraisal is made, and holders should not assume that the Company will file a petition. Accordingly, it is the obligation of the holders of Horizon common stock to initiate all necessary action to perfect their appraisal rights in respect of shares of Horizon common stock within the time prescribed in Section 262. A person who is the beneficial owner of shares of Horizon common stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file such a petition.

Upon the filing of any petition by a stockholder in accordance with Section 262, service of a copy thereof must be made upon the Company. The Company must, within 20 days after such service, file in the office of the Register in Chancery in which the petition was filed, a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom the Company has not reached agreements as to the value of their shares. The Delaware Chancery Court may require the stockholders who have demanded an appraisal for their shares (and who hold stock represented by certificates) to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings and the Delaware Chancery Court may dismiss the proceedings as to any stockholder that fails to comply with such direction.

At the hearing on such petition, the Delaware Chancery Court shall determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. After the Delaware Chancery Court determines the holders of Horizon common stock entitled to appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Delaware Chancery Court, including any rules specifically governing appraisal proceedings. Through such proceeding, the Delaware Chancery Court shall determine the “fair value” of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. Unless the Delaware Chancery Court in its discretion determines otherwise for good cause shown, interest from the effective time of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5.0% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the merger and the date of payment of the judgment.

In determining fair value, the Delaware Chancery Court will take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Supreme Court of Delaware stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Supreme Court of Delaware stated that such exclusion is a “narrow exclusion that does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” In addition, the Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenting stockholder’s exclusive remedy. Stockholders considering seeking appraisal of their shares should note that the fair value of their shares determined under Section 262 could be more, or less than, or equal to, the consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares. Although the Company believes that the per share merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Chancery Court. Moreover, the Company does not anticipate offering more than the per share merger consideration to any stockholder exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of Horizon common stock is less than the per share merger consideration.

The costs of the appraisal proceeding (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Chancery Court and taxed against the parties as the Delaware Chancery Court deems equitable under the circumstances. Upon application of a dissenting stockholder, the Delaware Chancery Court may order all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. In the absence of a determination or assessment, each party bears his, her or its own expenses.

Any stockholder who has duly demanded appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote for any purpose the shares subject to the demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the effective date of the merger.

At any time within 60 days after the effective time of the merger, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party will have the right to withdraw his, her or its demand for appraisal and to accept the terms offered in the merger agreement by delivering the Company a written withdrawal of the demand for appraisal. After this period, a stockholder may withdraw his, her or its demand for appraisal and receive payment for his, her or its shares as provided in the merger agreement only with the Company’s written consent. No appraisal proceeding in the Delaware Chancery Court will be dismissed as to any stockholder without the approval of the Delaware Chancery Court, and such approval may be conditioned upon such terms as the Delaware Chancery Court deems just; provided, however, that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the per share merger consideration offered pursuant to the merger agreement within 60 days after the effective time of the merger. If the Company does not approve a request to withdraw a demand for appraisal when that approval is required, or, except with respect to any stockholder who withdraws such stockholder’s right to appraisal in accordance with the proviso in the immediately preceding sentence, if the Delaware Chancery Court does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be more or less than, or equal to, the consideration being offered pursuant to the merger agreement. If no petition for appraisal is filed with the Delaware Chancery Court within 120 days after the effective time of the merger, stockholders’ rights to appraisal (if available) will cease and he, she or it will be entitled to receive the cash payment for his, her or its shares pursuant to the merger agreement, as if he, she or it had not demanded appraisal of his, her or its shares. Inasmuch as the Company has no obligation to file such a petition, any stockholder who desires a petition to be filed is advised to file it on a timely basis.

If you desire to exercise your appraisal rights, you must not vote for the adoption of the merger agreement and you must strictly comply with the procedures set forth in Section 262. Failure by any stockholder to comply fully with the procedures of Section 262 of the DGCL (as reproduced in Appendix D to this Proxy Statement) may result in termination of such stockholder’s appraisal rights. In view of the complexity of Section 262, stockholders of the Company who may wish to dissent from the merger and pursue appraisal rights should consult their legal and financial advisors. To the extent there are any inconsistencies between the foregoing summary and Section 262, Section 262 shall govern.

Material U.S. Federal Income Tax Consequences

The following are material U.S. federal income tax consequences of the merger to “U.S. holders” and “non-U.S. holders” (in each case, as defined below) of Horizon common stock or warrants. This discussion applies only to a holder that holds its shares of Horizon common stock or warrants as capital assets (generally, property held for investment) within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•	dealers or traders in stock or securities;

•	persons holding Horizon common stock or warrants as part of a straddle, hedging transaction, conversion transaction, integrated transaction or constructive sale transaction;

•	U.S. holders whose functional currency is not the U.S. dollar;

•	except to the limited extent described below, partnerships (or other entities classified as partnerships for U.S. federal income tax purposes), S corporations or other flow-through entities;

•	persons who acquired Horizon common stock or warrants through the exercise of employee stock options or otherwise as compensation;

•	certain financial institutions;

•	regulated investment companies;

•	real estate investment trusts;

•	certain former citizens or residents of the United States;

•	entities subject to the U.S. anti-inversion rules;

•	tax-exempt entities, including an “individual retirement account” or “Roth IRA”;

•	persons subject to the United States alternative minimum tax; or

•	any holders who acquired their Horizon common stock or warrants in exchange for consideration other than cash (e.g., this discussion does not apply to holders who acquired Horizon common stock or warrants in exchange for indebtedness of the Company).

If any entity that is classified as a partnership for U.S. federal income tax purposes holds Horizon common stock or warrants, the U.S. federal income tax treatment of a person treated as a partner of the entity will generally depend on the tax status of that person and the activities of that person and the entity. Entities treated as partnerships for U.S. federal income tax purposes that hold Horizon common stock and persons treated as partners in such entities should consult their tax advisers as to the particular U.S. federal income tax consequences of the merger to them.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final and temporary Treasury regulations, all as of the date hereof, any of which is subject to change, possibly with retroactive effect. Moreover, the effects of any applicable federal estate or gift, state, local or non-U.S. tax laws and any tax arising under the “Medicare” tax on certain net investment income are not discussed. In addition, tax consequences to holders of securities other than Horizon common stock or warrants are not discussed in this Proxy Statement.

Treatment of the Warrants

Although the matter is not free from doubt, Horizon intends to treat the warrants as shares of its common stock for all U.S. federal income tax purposes. The remainder of this discussion assumes that the warrants will be so treated.

U.S. Holders

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Horizon common stock or warrants that is:

•	a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes; or

•	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source.

The exchange of Horizon common stock or warrants for cash in the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder whose shares of Horizon common stock or warrants are converted into the right to receive cash in the merger will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares or warrants and the U.S. holder’s adjusted tax basis in such shares or warrants. Gain or loss will be determined separately for each block of shares of Horizon common stock or warrants (i.e., shares of Horizon common stock or warrants acquired at the same cost in a single transaction). Such gain or loss generally will be treated as long-term capital gain or loss if the U.S. holder’s holding period in the shares of common stock or warrants exceeds one year at the time of the completion of the merger. Long-term capital gains of non-corporate U.S. holders generally are subject to U.S. federal income tax at preferential rates. The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

For purposes of this discussion, the term “non-U.S. holder” means a beneficial owner of Horizon common stock or warrants that is:

•	a nonresident alien individual;

•	an entity treated as a corporation for U.S. federal income tax purposes created or organized under non-U.S. law; or

•	an estate or trust that is not a U.S. holder or a flow-through entity.

The following discussion applies only to non-U.S. holders, and assumes that no item of income, gain, deduction or loss derived by the non-U.S. holder in respect of shares of Horizon common stock or warrants at any time is effectively connected with the conduct of a U.S. trade or business. Special rules, not discussed herein, may apply to certain non-U.S. holders, such as:

•	certain former citizens or residents of the United States;

•	controlled foreign corporations;

•	passive foreign investment companies;

•	corporations that accumulate earnings to avoid U.S. federal income tax;

•	investors in pass-through entities that are subject to special treatment under the Code; and

•	non-U.S. holders that are engaged in the conduct of a U.S. trade or business.

Payments made to a non-U.S. holder in exchange for shares of Horizon common stock or warrants pursuant to the merger generally will not be subject to U.S. federal income tax unless:

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the merger and certain other conditions are met; or

•	the non-U.S. holder owned, directly or under certain constructive ownership rules of the Code, more than 5% in the aggregate of the common stock and warrants of Horizon at any time during the five-year period preceding the merger, and Horizon is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period preceding the merger or the period that the non-U.S. holder held Horizon common stock or warrants.

A non-U.S. holder described in the first bullet point immediately above will be subject to tax at a flat rate of 30% (or a lower treaty rate) on any gain realized, which may be offset by U.S.-source capital losses recognized in the same taxable year, even though the individual is not considered a resident of the United States.

Horizon believes it has not been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the five-year period preceding the merger.

Information Reporting and Backup Withholding

Payments made in exchange for shares of Horizon common stock or warrants generally will be subject to information reporting unless the holder is an “exempt recipient” and may also be subject to backup withholding (at a rate of 28%). To avoid backup withholding, each U.S. holder should complete and return Internal Revenue Service Form W-9, certifying that such U.S. holder is a U.S. person, the taxpayer identification number provided is correct and such U.S. holder is not subject to backup withholding. A non-U.S. holder that provides the applicable withholding agent with an applicable Internal Revenue Service Form W-8BEN, W-8BEN-E or W-8ECI, as appropriate, certifying that the non-U.S. holder is not a U.S. person generally will establish an exemption from backup withholding.

Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against a holder’s U.S. federal income tax liability, provided the relevant information is timely furnished to the Internal Revenue Service.

This summary of certain material U.S. federal income tax consequences is for general information only and is not tax advice. You are urged to consult your tax adviser with respect to the application of U.S. federal income tax laws to your particular circumstances as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local or foreign jurisdiction.

Dissenting Stockholders

Each holder of Horizon common stock who perfects appraisal rights with respect to the Merger, as discussed under “The Merger (Proposal 1)—Appraisal Rights” beginning on page [—] of this Proxy Statement and who receives cash in respect of their shares of Horizon common stock should consult the holder’s individual tax advisor as to the tax consequences of the receipt of cash as a result of exercising appraisal rights.

Litigation Related to the Merger

On November 25, 2014, a putative class action captioned Joshua Loken v. Horizon Lines, Inc. et al., Case No. 10399, was filed in the Delaware Chancery Court. The complaint alleges, among other things, that the proposed transaction with Matson is the product of a flawed process that deprived the Company’s public stockholders of the ability to participate in the Company’s long-term prospects, the merger consideration is unfair and inadequate, and that the directors of the Company breached their fiduciary duties to the Company’s stockholders in approving the merger agreement. The complaint also alleges that the Company and Matson have aided and abetted the directors’ breaches of fiduciary duty in connection with the proposed transaction. The complaint seeks, among other relief, preliminary and permanent injunctive relief prohibiting the consummation of the proposed merger, rescissory damages (if applicable), as well as the award of reasonable attorneys’ and experts’ fees to the plaintiff.

On December 1, 2014, a putative class action captioned J. Cola, Inc. v. Horizon Lines, Inc. et al., Case No. 10412, was filed in the Delaware Chancery Court. The complaint alleges, among other things, that the directors of the Company breached their fiduciary duties by failing to (i) adequately consider the proposed transaction with Matson, (ii) apprise themselves of the true value of the Company or the benefits associated with pursuing the proposed transaction or an alternative transaction, and (iii) otherwise take the steps necessary to comply with their fiduciary duties to the Company’s stockholders. The complaint further alleges that the Company and Matson have aided and abetted the directors’ breach of their fiduciary duties. The complaint seeks, among other relief, preliminary and permanent injunctive relief prohibiting the consummation of the proposed merger, rescissory damages (if applicable), as well as award of reasonable attorneys’ and experts’ fees to the plaintiff.

On December 2, 2014, a third putative class action captioned F. Kristiansen v. Horizon Lines, Inc. et al., Case No. 10418, was filed in the Delaware Chancery Court. The complaint alleges, among other things, that the directors of the Company breached their fiduciary duties by (i) failing to take steps to maximize the value of the Company to its public stockholders, (ii) taking steps to avoid competitive bidding, (iii) failing to properly value the Company, and (iv) impermissibly splitting the transaction into two steps to bypass a stockholder vote on the Hawaii sale. The complaint further alleges that the Company and Matson have aided and abetted the directors’ breach of their fiduciary duties. The complaint seeks, among other relief, preliminary and permanent injunctive relief prohibiting the consummation of the proposed merger, rescissory damages (if applicable), as well as award of reasonable attorneys’ and experts’ fees to the plaintiff.

The outcome of these lawsuits is uncertain. An adverse monetary judgment could have a material adverse effect on the operations and liquidity of the Company, a preliminary injunction could delay or jeopardize the completion of the merger, and an adverse judgment granting permanent injunctive relief could indefinitely enjoin completion of the merger. The Company believes these lawsuits are meritless.

Payment of Merger Consideration and Surrender of Stock Certificates

At the effective time of the merger, the Company will become a wholly owned subsidiary of Parent and each holder of Horizon common stock of record immediately prior to the effective time of the merger (other than the Company, Parent, Merger Sub and holders who are entitled to and properly exercise appraisal rights under applicable law) will be entitled to receive $0.72 per share in cash, without interest and less applicable withholding taxes, for each share of the Horizon common stock held by such holder immediately prior to the effective time of the merger. Parent will designate a paying agent to make the cash payments contemplated by the merger agreement. At or prior to the effective time of the merger, Parent will deposit with the paying agent, for the benefit of the holders of the Horizon common stock and warrants, a cash amount in immediately available funds sufficient for payment of the aggregate merger consideration. The paying agent will deliver to you your merger consideration according to the procedure summarized below.

Promptly after the closing date, and in any event within two business days thereafter, Parent will use reasonable best efforts to cause the paying agent to send you a letter of transmittal and instructions advising you how to surrender your stock certificates or book-entry shares in exchange for the per share merger consideration.

The paying agent will promptly pay you your merger consideration after you have (i) surrendered your stock certificates to the paying agent together with a properly completed letter of transmittal and any other documents required by the paying agent and (ii) provided to the paying agent any other items specified by the letter of transmittal.

Interest will not be paid or accrue in respect of any cash payments of merger consideration. Parent will reduce the amount of any merger consideration paid to you by any applicable withholding taxes.

If the paying agent is to pay some or all of your merger consideration to a person other than you, the person requesting such payment must present proper evidence of transfer or shall otherwise be in proper form for transfer and such person must pay any transfer or other taxes required by reason of the payment of the merger consideration to a person other than the registered holder of such certificate or book-entry share surrendered or shall have established to the reasonable satisfaction of the Company (as the surviving corporation) that such tax either has been paid or is not applicable.

You should not forward your stock certificates to the paying agent without a letter of transmittal, and you should not return your stock certificates with the enclosed proxy.

The transmittal instructions will tell you what to do if you have lost your stock certificate, or if it has been stolen or destroyed. You will have to provide an affidavit to that fact and, if required by the surviving corporation, post a bond in an amount that the surviving corporation reasonably directs as indemnity against any claim that may be made against it in respect of the stock certificate.

Any portion of the per share merger consideration deposited with the paying agent that remains unclaimed by former record holders of Horizon common stock following the first anniversary of the effective time of the merger will be delivered to the Company (as the surviving corporation). After that time, if you have not received payment of the per share merger consideration in exchange for your shares, you may only look to the Company (as the surviving corporation) for payment of the per share merger consideration. If any certificate representing Horizon common stock has not been surrendered prior to one year after the completion of the Merger, the payment with respect to such certificate will, to the extent permitted by applicable law, become the property of the Company (as the surviving corporation), free and clear of all claims or interest of any person previously entitled to any claims or interest.

Fees and Expenses

Except as otherwise described in “The Merger Agreement—Treatment of Existing Indebtedness” beginning on page [—] and “The Merger Agreement—Effects of Termination; Termination Fee and Expense Reimbursement” beginning on page [—], all fees, expenses and costs incurred in connection with the merger agreement, including legal, accounting, investment banking and other fees, expenses and costs, will be paid by the party incurring such fees, expenses and costs, whether or not the merger is consummated. The expenses incurred in connection with the filing, printing and mailing of this Proxy Statement and the solicitation of the approval of the Company’s stockholders, and all filing and other fees paid to the SEC will be borne by the Company.

THE MERGER AGREEMENT

The following describes the material provisions of the merger agreement, which is attached as Appendix A to this Proxy Statement and which is incorporated by reference herein. The description in this section and elsewhere in this Proxy Statement is qualified in its entirety by reference to the merger agreement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. The Company and Parent encourage you to read carefully the merger agreement in its entirety before making any decisions regarding the merger because it is the principal document governing the merger.

The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about the Company, Parent, Merger Sub or their affiliates. The representations, warranties and covenants contained in the merger agreement were made only for the purposes of that agreement and as of the specific dates, were solely for the benefit of the parties to the merger agreement, and may be subject to limitations agreed upon by the parties, including being qualified by information in confidential disclosure schedules that the parties have exchanged in connection with signing the merger agreement and made for the purposes of allocating contractual risk among the parties to the merger agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Stockholders are not third-party beneficiaries of the merger agreement and should not rely on the representations, warranties or covenants or any description thereof as characterizations of the actual state of facts at the time they were made or otherwise. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

The Merger

The merger agreement provides that, upon the terms and subject to the conditions set forth in the merger agreement and in accordance with the Delaware General Corporation law (“DGCL”), following the sale of the Hawaii business to Pasha pursuant to the purchase agreement and at the effective time of the merger (the “Effective Time”), the Company will merge with Merger Sub, with the Company as the surviving corporation (the “Surviving Corporation”) in the merger. Upon completion of the merger, the Company will become a wholly-owned subsidiary of Parent.

At the Effective Time, the certificate of incorporation and bylaws of the Company will be amended and restated to be in the form of the certificate of incorporation and bylaws of Merger Sub, except that the Company’s name will be changed to “Matson Alaska, Inc.” The directors of Merger Sub immediately prior to the Effective Time will become directors of the Surviving Corporation immediately following the Effective Time, and the officers of the Company immediately prior to the Effective Time will remain as officers of the Company, in each case until their respective successors are elected or appointed or until their earlier death, resignation or removal.

Effect of the Merger on Company Common Stock and Warrants

At the Effective Time, each issued and outstanding share of Horizon common stock (other than treasury stock and shares held by Parent, Merger Sub or stockholders who are entitled to and properly exercise appraisal rights under the DGCL), together with the associated preferred share purchase rights granted pursuant to the Company Rights Agreement (as defined below), will be converted into the right to receive an amount in cash equal to $0.72, without interest and subject to any applicable withholding taxes (the “per share merger consideration”). Any shares of Horizon common stock that are owned by the Company as treasury stock and any shares of Horizon common stock owned by Parent or Merger Sub will be canceled and cease to exist without the payment of any consideration.

At the Effective Time, outstanding warrants to acquire shares of Horizon common stock will be canceled and converted into the right to receive an amount in cash equal to the product of the per share merger consideration multiplied by the total number of shares of Horizon common stock subject to such warrants immediately prior to the Effective Time, without interest and subject to any applicable withholding taxes.

At the Effective Time, each issued and outstanding share of capital stock of Merger Sub will be converted into one share of common stock of the Surviving Corporation.

The Company has agreed that prior to the closing of the merger, it will take all actions necessary so that the Rights Agreement dated as of August 27, 2012 (the “Company Rights Agreement”) by and between the Company and American Stock Transfer & Trust Company will expire immediately prior to the Effective Time. In connection with the merger, all of the rights to purchase the Series A Participating Preferred Stock of the Company will be cancelled without any consideration therefor.

Treatment of Company RSUs and Other Equity-Based Awards

At the Effective Time, the Company RSUs and other equity-based awards will be treated as follows:

•	each Company RSU that is outstanding immediately prior to the Effective Time will be converted into a vested right to receive an amount in cash equal to the per share merger consideration, without interest, and subject to any applicable withholding taxes.

•	each share of restricted stock of the Company that is outstanding immediately prior to the Effective Time will become fully vested and be converted into the right to receive an amount in cash equal to the per share merger consideration, without interest and subject to any applicable withholding taxes; and

•	each option to acquire shares of Horizon common stock (each, a “Company Option”) that is outstanding immediately prior to the Effective Time (whether or not then vested or exercisable) will be canceled in exchange for the right to receive an amount in cash (without interest, and subject to any applicable withholding taxes) equal to the product of (x) the total number of shares of Horizon common stock subject to the Company Option immediately prior to the Effective Time, multiplied by (y) the excess, if any, of the per share merger consideration over the exercise price per share of Horizon common stock subject to such Company Option. If the exercise price per share of any Company Option is equal to or greater than the merger consideration, such Company Option will be canceled without any consideration. Because the per share exercise price of all outstanding Company Options is greater than the per share merger consideration, all outstanding Company Options will be canceled at the Effective Time without the payment of any consideration.

Conditions to the Completion of the Merger

The respective obligations of each party to effect the merger are subject to the satisfaction (or waiver, if permissible under applicable law) of the following conditions:

•	The merger agreement will have been adopted by the affirmative vote of the holders of a majority of the outstanding shares of Horizon common stock entitled to vote on the merger (the “Required Stockholder Approval”).

•	Any waiting periods applicable to the merger under the HSR Act will have been terminated or have expired. Based on the structure and the equity value of the merger, no waiting period under the HSR Act is applicable to the merger (see “The Merger (Proposal 1)—Regulatory Approvals” on page [—]).

•	No litigation under antitrust laws by any governmental authority will be pending with respect to the merger or the Hawaii sale that would reasonably be expected to adversely affect in any material respect Parent (including, after the closing of the merger, the Company) with respect to the Hawaii trade lane.

•	No law or order by any governmental authority will be in effect enjoining, restraining, preventing or prohibiting the consummation of the merger or making the consummation of the merger illegal.

The obligations of Parent and Merger Sub to effect the merger are further subject to the satisfaction (or waiver, if permissible under applicable law) of the following conditions:

•	The representations and warranties of the Company set forth in the merger agreement will be true and correct as set forth below and Parent will have received an officer’s certificate from the Company to such effect:

—	the representations and warranties of the Company with respect to the inapplicability of anti-takeover or similar provisions must be true and correct in all respects as of the date of the merger agreement and as of the Effective Time as though made as of the Effective Time;

—	the representations and warranties of the Company with respect to organization, authority, guarantees for the Hawaii business, brokers fees and required stockholder approval must be true and correct in all material respects as of the date of the merger agreement and as of the Effective Time as though made as of the Effective Time;

—	the representations and warranties with respect to the purchase agreement, including the representations and warranties of the Company in the purchase agreement, must be true and correct as of the closing date as though made on the closing date except for such inaccuracies that, individually or in the aggregate, would not result in the failure to satisfy the closing condition in purchase agreement regarding accuracy of the Company’s representations and warranties (for a more detailed description of the Company’s representations and warranties in the purchase agreement and conditions to the completion of the Hawaii sale, see “The Purchase Agreement” beginning on page [—];

—	the representations and warranties with respect to the Company’s capitalization must be true and correct in all respects as of the date of the merger agreement and as of the Effective Time as though made as of the Effective Time, except for such inaccuracies that (x) would not result in more than a de minimis increase in the aggregate merger consideration payable by Parent pursuant to the merger agreement or (y) that arise from any stock split or other specified changes in the capital stock of the Company as long as the merger consideration has been equitably adjusted; and

—	all other representations and warranties of the Company (disregarding, subject to limited exceptions, all qualifications and exceptions relating to materiality, Non-Hawaii Material Adverse Effect (as defined below) and/or dollar thresholds) must be true and correct as of the date of the merger agreement and as of the Effective Time as though made as of the Effective Time (except to the extent that such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty must be true and correct as of such earlier date), except where the failure to be true and correct would not, individually or in the aggregate, have or reasonably be expected to have a Non-Hawaii Material Adverse Effect.

•	Subject to limited exceptions, the Company will have performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing date, and Parent will have received an officer’s certificate from the Company to that effect.

•	Since the date of the merger agreement, there will not have occurred, individually or in the aggregate, a Non-Hawaii Material Adverse Effect.

•	The Hawaii sale will have been consummated in accordance with the terms of the purchase agreement and, subject to limited exceptions, no term, provision, condition or requirement of the purchase agreement will have been amended, waived or modified in any material respect that is adverse to the Company by any party thereto, except with the express written consent of Parent (for a detailed description of the terms and conditions of the Hawaii sale, see “The Purchase Agreement” beginning on page [—]).

•	If any Alaska vessel’s main engines are operating on ultra-low-sulfur diesel fuel with a sulfur content of less than or equal to 0.1% (“ULSD”), the Company will not have suffered net adverse financial impact associated with such ULSD use in an amount in excess of $15 million in the aggregate.

•	The Company will have delivered to Parent a properly executed officer’s certificate attesting to the fact that the Company is not and has not been, during the five-year period ending on the closing date, a United States real property holding corporation.

The obligation of the Company to effect the merger is further subject to the satisfaction (or waiver, if permissible under applicable law) of the following conditions:

•	The representations and warranties of Parent and Merger Sub set forth in the merger agreement (disregarding all qualifications and exceptions relating to materiality or Parent Material Adverse Effect) must be true and correct as of the date of the merger agreement and as of the Effective Time as though made as of the Effective Time (except to the extent that such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), except where the failure to be true and correct would not have a Parent Material Adverse Effect (as defined below). The Company will have received an officer’s certificate from Parent and Merger Sub to such effect.

•	Parent and Merger Sub must have performed in all material respects the obligations required to be performed by them under the merger agreement at or prior to the Closing Date, and the Company will have received an officer’s certificate from Parent to such effect.

None of the Company, Parent or Merger Sub may rely on the failure to satisfy any of the conditions to the consummation of the merger if such failure was caused by such party’s failure to use its reasonable best efforts to consummate the merger and the other transactions provided for in the merger agreement.

One business day after the satisfaction or waiver (to the extent permitted by applicable law) of all of the closing conditions (other than the conditions that by their nature are to be satisfied at or immediately prior to the closing, including the condition relating to the completion of the Hawaii sale), each of the Company and Parent is required to deliver to each other a written confirmation to the effect that such party is committed to effect the closing of the merger subject to the satisfaction or waiver, at the closing, of all of the closing conditions to the merger. The delivery of these written confirmations is a condition to the consummation of the Hawaii sale. See “The Purchase Agreement—Conditions to the Completion of the Hawaii Sale” beginning on page [—].

Material Adverse Effect

Non-Hawaii Material Adverse Effect

The term “Non-Hawaii Material Adverse Effect” means any change, event, development or occurrence that (i) has been or would reasonably be expected to be materially adverse to the business, results of operations or financial condition of the Company and its subsidiaries (excluding the Hawaii business to be acquired by Pasha pursuant to the purchase agreement) or (ii) would reasonably be expected to prevent or materially delay the consummation by the Company of the merger.

Among other things, impacts from the following events are expressly excluded from the determination of whether the adverse effect referred to in clause (i) of the term “Non-Hawaii Material Adverse Effect” has occurred:

•	events generally affecting the economic, regulatory, political or geopolitical conditions or conditions in the financial, credit or securities markets in any country or region in which the Company’s businesses (excluding the Hawaii business) are conducted;

•	events affecting any of the industries or markets in which the Company’s businesses (excluding the Hawaii business) operate;

•	acts of God, natural disasters, terrorism, armed hostilities, sabotage or war;

•	changes in law, GAAP or governmental policy;

•	the announcement, pendency or performance of the transactions contemplated by the merger agreement or the purchase agreement, including by reason of the identity of Parent or Pasha or any communication by Parent regarding its plans or intentions with respect to the Company (including any direct impact on relationships with customers, suppliers, collaboration partners, employees, labor unions or regulators);

•	actions specifically required pursuant to the merger agreement or the purchase agreement, or taken with the written consent of Parent;

•	changes in the market price or trading volume of Horizon common stock or warrants (but the underlying facts giving rise or contributing to such changes may nonetheless be taken into account);

•	failures to meet internal, analysts’ or other earnings estimates or financial projections or forecasts, or any changes in credit ratings or analyst recommendations (although the underlying facts giving rise or contributing to such may nonetheless be taken into account); and

•	any litigation or investigation against the Company or its officers or directors arising out of or relating to the execution of the merger agreement, the purchase agreement or the transactions contemplated thereby.

Any of the events set forth in first, second, third and fourth bullets above may be taken into account in determining whether a Non-Hawaii Material Adverse Effect has occurred to the extent any such event has a materially disproportionate adverse impact on the Company’s businesses (excluding the Hawaii business) as compared to other companies that conduct business in the same regions and industries.

Parent Material Adverse Effect

The term “Parent Material Adverse Effect” means any change, event, occurrence or effect that would, individually or in the aggregate, reasonably be expected to prevent or materially impede or delay the consummation by Parent or Merger Sub of the transactions contemplated by the merger agreement, including the merger.

Representations and Warranties

The merger agreement contains customary representations and warranties by the Company, including representations and warranties regarding, among other things, the following (subject to certain exceptions, the representations and warranties of the Company in the merger agreement do not cover assets, liabilities or other matters pertaining to the Hawaii business to be acquired by Pasha pursuant to the purchase agreement):

•	corporate organization, qualification and similar matters;

•	capitalization of the Company and its subsidiaries;

•	approval and authorization of the merger agreement;

•	the absence of conflicts with the Company’s organizational documents and material contracts or with applicable law as a result of the execution of the merger agreement and consummation of the merger;

•	governmental filings, notifications, approvals and consents required in connection with the merger;

•	the Company’s SEC filings and financial statements included in these filings;

•	no material undisclosed liabilities;

•	absence of a Non-Hawaii Material Adverse Effect or other specified changes since December 22, 2013;

•	legal proceedings;

•	compliance with law and permits;

•	the Company’s tax attributes, tax filings and other tax matters;

•	employee benefits matters;

•	labor matters;

•	environmental matters;

•	intellectual property;

•	inapplicability of anti-takeover provisions in the Company’s organizational documents or under applicable law;

•	real and personal property;

•	material contracts;

•	insurance matters;

•	qualification of the Company and its subsidiaries as U.S. citizens for Jones Act purposes;

•	ownership, qualification, condition and other matters relating to the Company’s vessels;

•	information supplied by the Company in connection with this Proxy Statement;

•	receipt of opinion from Goldman Sachs;

•	brokers and finders for the transaction;

•	stockholder approval required for the adoption of the merger agreement; and

•	authorization of the purchase agreement and accuracy of the representations and warranties in the purchase agreement.

The merger agreement also contains customary representations and warranties by Parent and Merger Sub, including representations and warranties regarding, among other things, the following:

•	corporate organization, qualification and similar matters;

•	approval and authorization of the merger agreement;

•	the absence of conflicts with the organizational documents and material contracts of Parent and Merger or with applicable law as a result of the execution of the merger agreement and consummation of the merger;

•	governmental filings, notifications, approvals and consents required in connection with the merger;

•	sufficiency of funds to consummate the merger and other transactions contemplated by the merger agreement, including redemption and repayment of the Company’s outstanding indebtedness;

•	brokers and finders for the transactions;

•	legal proceedings;

•	no ownership of Horizon common stock by Parent or Merger Sub;

•	qualification of Parent and Merger Sub as U.S. citizens for Jones Act purposes;

•	no requirement for approval of the merger agreement by stockholders of Parent or Matson, Inc.;

•	information supplied by Parent and Merger Sub in connection with this Proxy Statement; and

•	neither Parent nor any affiliate of Parent is engaged in the business of, or plans to provide, ocean freight carriage between the continental United States and Alaska or Puerto Rico except by consummation of the merger.

None of the representations or warranties by the Company, Parent or Merger Sub will survive the closing of the merger.

Covenants Regarding Interim Operations

The merger agreement provides that, subject to certain exceptions set forth in the merger agreement or the disclosure schedules delivered in connection with the merger agreement or as required by law, during the period from the date of the merger agreement until the Effective Time, unless Parent otherwise consents in writing, the Company will and will cause its subsidiaries to (x) conduct their respective business in all material respects in the ordinary course of business consistent with past practice and (y) use reasonable best efforts to preserve intact their present lines of business, maintain permits, preserve their assets and properties in reasonably good repair and condition and preserve satisfactory relationships with governmental authorities, employees, suppliers, customers and other persons with which the Company or its subsidiaries have material business dealings, and the Company will not, and will cause its subsidiaries not to, among other things, take the following actions:

•	issue securities or effect other changes in capitalization, including repurchases, redemptions and stock splits;

•	declare dividends or other distributions;

•	incur, guarantee or prepay indebtedness, except for (i) unsecured indebtedness of up to $10,000,000 for ordinary course working capital purposes or otherwise incurred pursuant to existing contracts, (ii) borrowings under the Company’s credit facility and (iii) capital leases within the allocation contemplated by in the 2014-2015 capital plan for the Company (excluding the Hawaii business) (the “Non-Hawaii Capital Plan”);

•	enter into guarantees, bonds or other similar contracts in favor of the Hawaii business, except for guarantees and performance bonds entered into in the ordinary course of business that will either expire at closing or be transferred to Pasha;

•	make loans to or investments in any person or company, other than (i) intercompany loans, trade credits in the ordinary course of business and (ii) advances of business expenses to employees in the ordinary course of business;

•	sell, pledge or otherwise encumber or dispose of any properties or assets that are material, individually or in the aggregate, to the Company and its subsidiaries taken as a whole, other than (i) transactions pursuant to existing contracts, (ii) equipment disposals contemplated by the Non-Hawaii Capital Plan, (iii) actions with respect to assets of the Hawaii business, and (iv) non-exclusive license or disposition of the Company’s intellectual property;

•	make capital expenditures, other than (i) as contemplated by the Non-Hawaii Capital Plan or (ii) capital expenditures with respect to the Hawaii business;

•	make any business acquisitions, except pursuant to existing contracts;

•	increase the compensation, benefits or severance for officers, employees or consultants, except as required by law or existing benefit plans or collective bargaining agreements, or as required by any new plans or agreements in respect of employees of the Hawaii business;

•	(i) hire senior employees with the title of vice president or above, except to fill existing open positions or vacancies arising after the execution of the merger agreement, (ii) appoint any new director to the Board of Directors of the Company, or (iii) hire consultants or independent contractors outside the ordinary course of business.

•	adopt or amend any equity-based plan or other employee benefit plans or arrangements, except as required by law or in the ordinary course of business consistent with past practice (excluding stock-based plans);

•	amend any material contracts or any contract relating to material indebtedness of the Company, or enter into any new material contract, except that the foregoing restrictions do not apply to, among other things, the entry into real property leases, equipment leases, customer agreements, supply agreements, consulting agreements or collective bargaining agreements in the ordinary course of business;

•	change accounting principles, except as required by GAAP, law or regulation;

•	amend organizational documents of the Company or any of its subsidiaries;

•	make, change or revoke material tax elections, adopt or change material methods of tax accounting, enter into any agreements with respect to taxes with a governmental authority, file amended income or other material tax returns, consent to extensions or waivers of the limitations periods with respect to any income or other material taxes, or take any action outside the ordinary course of business to impair the Company’s tax assets;

•	settle lawsuits or claims in excess of $1,000,000 individually or $2,000,000 in the aggregate;

•	grant any encumbrance or lien on any material assets, other than certain ordinary course, non-material permitted liens and encumbrances;

•	enter into any contract with change of control provisions that that would require payment to the counterparty in connection with merger or the Hawaii sale;

•	adopt any plan of liquidation, restructuring, recapitalization or other reorganization;

•	take any unilateral action to change the conversion rate for the Company’s 6.00% Convertible Senior Notes (the “Convertible Notes”); or

•	take any action that would reasonably be expected to prevent or materially interfere with, hinder or delay the consummation by the Company or its affiliates of the transactions contemplated by the merger agreement or the purchase agreement.

No Solicitation of Alternative Proposals

The merger agreement requires the Company and its subsidiaries, directors, officers, employees and other representatives to immediately cease all existing discussions or negotiations conducted prior to the date of the merger agreement with respect to any alternative proposal (as defined below). In addition, the Company has agreed that neither it nor its subsidiaries will, and the Company will not authorize or permit any of their respective representatives to, directly or indirectly:

•	solicit, initiate, knowingly encourage or knowingly facilitate (including by way of furnishing non-public information) any inquiries regarding, or the making of an proposal or offer that constitutes or would reasonably be expected to lead to, any alternative proposal;

•	enter into, continue or otherwise participate in any discussions or negotiations, or furnish any non-public material information in connection with, any alternative proposal; or

•	enter into any contract or agreement in principle with respect to any alternative proposal.

The term “alternative proposal” refers to any inquiry, proposal or offer from any person (other than Parent or any of its affiliate) relating to, or that is reasonably expected to lead to, any purchase or acquisition, in a single transaction or series of related transactions, of all or substantially all of the assets of the Company related to the Company’s Alaska properties, vessels, finances and businesses, whether alone or together with other assets of the Company and its Subsidiaries.

Notwithstanding the restrictions above, the Board of Directors of the Company is permitted to engage in discussions and negotiations of, or furnish non-public information in connection with, any unsolicited alternative proposal received by the Company if the Board determines in good faith, after consultation with the Company’s outside legal and financial advisors, that the alternative proposal is or could reasonably be expected to lead to a superior proposal (as defined below); provided, that before furnishing any non-public information to the person making such alternative proposal, such person must enter into a confidentiality agreement that contains provisions that are not materially less favorable in the aggregate to the Company than the confidentiality agreement between the Company and Matson, Inc.

The term “superior proposal” refers to any bona fide written alternative proposal on terms which the Board of Directors of the Company determines in good faith, after consultation with the Company’s outside legal counsel and independent financial advisors, to be more favorable to the holders of Horizon common stock from a financial point of view than the transaction with Parent, taking into account the legal, financial, regulatory and other aspects of such proposal and the merger agreement (including any changes to the merger agreement proposed by Parent pursuant to its matching right) that the Board of Directors of the Company considers relevant.

Upon the receipt of any alternative proposal, the Company must promptly notify Parent in writing and provide Parent a copy of the proposal. The Company must keep Parent apprised on a prompt basis (and in any event within twenty-four (24) hours) of the status of any alternative proposal, including any material developments (including a change in price), material discussions or material negotiations regarding any alternative proposal.

Company Adverse Recommendation Change; Fiduciary Termination

The merger agreement prohibits the Board of Directors of the Company from (i) changing, qualifying, withdrawing or modifying, or publicly proposing to change, qualify, withdraw or modify, in a manner adverse to Parent, the Board’s recommendation of the merger agreement and the transactions contemplated by the merger agreement, (ii) failing to include the Board’s recommendation of the merger agreement in this Proxy Statement, (iii) taking any action or making any recommendation or public statement in connection with a tender offer or exchange offer other than a recommendation against such offer or a temporary “stop, look and listen” communication, or (iv) approving or recommending, or publicly proposing to approve or recommend, any alternative proposal (any of the actions referred to in the foregoing clauses (i) through (iv), a “Company Adverse Recommendation Change”).

Notwithstanding the restrictions described above, prior to obtaining the Required Stockholder Approval, the Board of Directors of the Company may effect a Company Adverse Recommendation Change in response to a superior proposal and/or terminate the merger agreement in order to enter into a superior proposal (such termination is referred to as a “fiduciary termination”) if the Board determines in good faith, after consultation with its outside legal counsel, that the failure to take these actions would reasonably be expected to be inconsistent with the Board’s fiduciary duties under applicable law, provided that the Company has complied with the requirements below:

•	the Company notifies Parent in writing of its intention to make a Company Adverse Recommendation Change in response to a superior proposal or effect a fiduciary termination at least four business days prior to taking such action, which notice should include the material terms of the superior proposal, the identity of the party making the superior proposal, and copies of any proposed agreement or other transaction documents;

•	during the subsequent four-business-day period (the “matching period”), if requested by Parent, the Company will negotiate, and will cause its legal counsel and financial advisors to negotiate, with Parent and its representatives in good faith and, if agreed between the Company and Parent, to make modifications to the terms and conditions of the merger agreement such that the alternative proposal would cease to constitute a superior proposal; and

•

if Parent has not, within the matching period, made a written, binding and irrevocable offer capable of being accepted by the Company to alter the terms or conditions of the merger agreement such that the alternative proposal would cease to constitute a superior proposal, and the Board, after taking into account any modifications to the terms of the merger agreement and the merger agreed to by Parent and Merger Sub during the matching period, continues to believe, after consultation with its outside legal counsel, that such alternative proposal constitutes a superior proposal, then the Board may effect a Company Adverse Recommendation Change or a fiduciary termination in respect to such superior proposal, provided that in the case of a fiduciary termination, the Company shall have paid the termination fee and expense reimbursement described under “—Effects of Termination; Termination Fee and Expense Reimbursement” substantially concurrently with such termination.

Any material revision or amendment to the terms of a superior proposal will require a new written notice to Parent and restart the matching period, exception that the length of any such new matching period would be three business days rather than four business days.

Reasonable Best Efforts to Obtain Consents and Approvals

Under the merger agreement, each party is committed to use reasonable best efforts to obtain required regulatory approvals, including to (i) obtain all required consents, approvals or waivers from, or participation in other discussions or negotiations with, third parties; (ii) obtain all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from governmental authorities, make all necessary registrations, declarations and filings and take all steps as may be necessary to obtain an approval or waiver from, or to avoid any commencement or proposed or threatened commencement of any investigation, litigation or administrative or judicial action or proceeding under antitrust laws with respect to the transactions by any governmental authority; (iii) vigorously resist and contest any action, including any antitrust proceeding, and seek to have vacated, lifted, reversed or overturned any order (whether temporary, preliminary or permanent) that is in effect and that could restrict, prevent or prohibit consummation of the transactions, including, without limitation, by vigorously pursuing all avenues of administrative and judicial appeal; and (iv) execute and deliver any additional instruments necessary to consummate the transactions, and to fully carry out the purposes of the merger agreement.

Notwithstanding anything to the contrary, nothing in the merger agreement requires, or would be deemed to require, Parent or Merger Sub to agree to or effect (i) any sale or other disposition of any vessel (whether owned by the Company or Parent), (ii) any action that would reasonably be expected to impair the value of the transaction to Parent in any material respect, and (iii)  any action that would reasonably be expected to have any adverse effect on Parent’s existing assets or businesses.

Treatment of Existing Debt

As part of the transactions contemplated by the merger agreement:

•	The Company will redeem, on the closing date of the merger, all First Lien Notes and Second Lien Notes outstanding on the closing date pursuant to the terms of the notes and the applicable indentures. The Company will send notices of redemption to holders of the First Lien Notes and Second Lien Notes on or before a date to be specified by Parent.

•	The Company will commence a tender offer and consent solicitation for all of the Company’s outstanding Convertible Notes pursuant to the terms of the applicable indenture. The purchase price offered to holders of the Convertible Notes in the tender offer will be 101% of the principal amount thereof plus accrued and unpaid interest to the date of purchase. The closing of the tender offer will be conditioned upon, among other things, the completion of the merger. Parent will promptly reimburse the Company and any dealer-manager for the tender offer for all reasonable out-of-pocket expenses incurred with the tender offer and the consent solicitation.

•	The Company will terminate and repay, on the closing date of the merger, all outstanding obligations under the ABL Facility.

•	The Company will terminate and repay, on the closing date of the merger, its $75,000,000 term loan due September 30, 2016 and its $20,000,000 term loan due September 30, 2016.

The redemption and repayments of existing indebtedness described above will be funded with amounts provided by Parent and the proceeds from the Hawaii sale. Prior to the Closing, the Company will use reasonable best efforts to negotiate and seek to obtain payoff and lien release documents in connection with the debt redemption and repayments described above.

In the event that the Convertible Notes for any reason remain outstanding as of the closing date, Parent, the Company and its subsidiaries will use commercially reasonable efforts to cooperate with each other in connection with the suspension of covenants under the indenture for the Convertible Notes and related security documents, in each case in accordance with a Fifth Supplemental Indenture to the indenture for the Convertible Notes entered into on November 11, 2014.

The Company’s Obligations with Respect to the Purchase Agreement

Under the merger agreement, the Company has agreed to perform, and cause its subsidiaries to perform, in all material respects, their respective obligations with respect to the purchase agreement, provided that neither Parent nor Merger Sub may allege any breach or anticipated breach of this covenant or seek any remedy or exercise any right on the basis of any breach or anticipated breach of this covenant unless and until the purchase agreement has been terminated, and the Company’s liability under this covenant is limited to liabilities arising out of any willful and material breach of the purchase agreement.

In addition, the Company agreed that prior to the closing of the merger, it will not amend, waive or otherwise expressly modify any term, provision or requirement of the purchase agreement in a manner that would or could reasonably be expected to adversely affect the Company in any material respect.

ECA Permit; Engine Inspection Relating to ULSD Use

Under the merger agreement, the Company has agreed to use reasonable best efforts to seek to obtain on or before January 1, 2015 or as soon as possible thereafter, an Emission Control Area Permit (“ECA Permit”) granting a conditional waiver from the North America Emissions Control Area fuel sulfur content requirements, which would allow the Company’s vessels in Alaska trade lane to operate while underway utilizing heavy fuel oil with a sulfur content of not less than 1.0% on the average, nor more than 2.5%, until the installation of exhaust gas cleaning system (also known as “scrubber” technology) and the completion of equivalency testing on each Alaska vessel.

If any Alaska vessel’s main engines are operating on ULSD, the Company and Parent will jointly engage MAN Prime Serv or such other engine inspector as third-party inspector to conduct periodic inspection of the condition of such main engines.

Employee Matters

Under the merger agreement, Parent has agreed to, for one year post-closing, (x) provide employees of the Company (excluding union employees and employees of the Hawaii business) with salary, wages and incentive compensation opportunities that are no less favorable than such compensation arrangements in effect prior to the closing, and (y) use reasonable best efforts to provide these employees with benefits (including equity awards or other forms of long-term incentive compensation) that are no less favorable in the aggregate than those in effect prior to the closing. In addition, for any employees of the Company (excluding employees of the Hawaii business) who are terminated by Parent within one year after the closing, Parent will provide severance benefits at levels no less favorable than those under the Company’s current severance policies or, if more favorable, as required by applicable law.

The employment, compensation and benefits of union employees will continue to be governed by the collective bargaining agreements applicable to these employees, so long as such agreements remain in effect.

Indemnification; Directors’ and Officers’ Insurance

From and after the Effective Time, Parent will, and will cause the Surviving Corporation to, (i) to the fullest extent permitted under applicable law, indemnify, defend and hold harmless each current and former director, officer and employee of the Company and any of its subsidiaries (each, an “Indemnitee” and, collectively, the “Indemnitees”) against all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including fees and expenses of legal counsel) in connection with any actual or threatened lawsuit or other proceeding arising out of any action or omission relating to their position with the Company or its subsidiaries occurring or alleged to have occurred before or at the Effective Time (including any claim relating in whole or in part to the merger agreement or the transactions contemplated by the merger agreement), and (ii) assume all obligations of the Company and its subsidiaries to the Indemnitees in respect of limitation of liability, exculpation, indemnification and advancement of expenses as provided in the certificate of incorporation, bylaws and other organizational documents of the Company and its subsidiaries and as provided in any existing indemnification agreements with the Indemnitees. Without limiting the foregoing, from and after the Effective Time until six (6) years from the Effective Time, the Surviving Corporation will, and Parent will cause the Surviving Corporation to, cause the certificate of incorporation and bylaws of the Surviving Corporation to include provisions for limitation of liabilities of directors and officers, indemnification, advancement of expenses and exculpation of the Indemnitees that are no less favorable to the Indemnitees than those set forth in the certificate of incorporation and bylaws of the Company as in effect on the date of the merger agreement.

In addition, for a period of six years after the Effective Time, Parent will, and will cause the Surviving Corporation to, maintain in effect the coverage provided by the directors’ and officers’ liability insurance and fiduciary liability insurance policies in effect as of the date of the merger agreement with respect to matters arising on or before the Effective Time either through the Company’s existing insurance provider or another provider reasonably selected by the Surviving Corporation; provided, however, that the Surviving Corporation will not be required to pay annual premiums in excess of 300% of the last annual premium paid by the Company prior to the date of the merger agreement in respect of such coverage. In lieu of the foregoing insurance coverage, the Company may purchase “tail” insurance coverage, at a cost no greater than the aggregate amount which the Surviving Corporation would be permitted to spend during the six-year period referred to above, that provides coverage no materially less favorable than the coverage described above.

Termination Rights

The merger agreement may be terminated at any time prior to the Effective Time by mutual written consent of the Company and Parent.

The merger agreement may also be terminated prior to the effective time of the merger by either the Company or Parent if:

•	the merger is not consummated on or prior to February 11, 2016 (the “Merger End Date”) (the Merger End Date may be extended under certain specified circumstances, including, among others, the extension of the end date under the purchase agreement), provided that this right to terminate the merger agreement is not available to a party if the failure to consummate the merger on or prior to the Merger End Date was primarily due to the failure of such party to perform any of its obligations under the merger agreement;

•	any law or order prohibiting the merger has become final and non-appealable, provided that this right to terminate the merger agreement is not available to a party if the issuance of such order was primarily due to the failure of such party to perform any of its obligations under the merger agreement;

•	the Company’s stockholders’ meeting held for purposes of adopting the merger agreement has concluded and the Required Stockholder Approval was not obtained;

•	the purchase agreement has been terminated; or

•	the other party has breached any of its representations, warranties, obligations or agreements set forth in the merger agreement, which breach would give rise to the failure to satisfy one of the conditions to the consummation of the merger, and such breach cannot be cured or, if capable of being cured, has not been cured by the other party within 30 days following receipt of the terminating party’s notice of the breach.

In addition, prior to the receipt of the Required Stockholder Approval, the Company may terminate the merger agreement in order to enter into a definitive agreement for a Superior Proposal, provided that the Company has complied with the procedures set forth under “—Company Adverse Recommendation Change; Fiduciary Termination” and has paid Parent the termination fee and expense reimbursement described under “—Effects of Termination; Termination Fee and Expense Reimbursement” substantially concurrently with such termination.

In addition, Parent may terminate the merger agreement if the Board of Directors of the Company has effected a Company Adverse Recommendation Change.

Effects of Termination; Termination Fee and Expense Reimbursement

If the merger agreement is terminated, neither the Company nor Parent will have any further obligation or liability to each other except for liabilities arising from any willful or material breach of the merger agreement.

However, the Company is obligated to pay Parent a termination fee of $17,142,000 and reimburse Parent for all of its out-of-pocket expenses incurred in connection with the merger under the following circumstances:

•	if the Company terminates the merger agreement in order to enter into a definitive agreement for a Superior Proposal;

•	if Parent terminates the merger agreement due to a Company Adverse Recommendation Change by the Board of Directors of the Company; or

•	if all of the following three events have occurred: (i) the merger agreement has been terminated by either party due to the failure to obtain the Required Stockholder Approval, (ii) an alternative proposal was publicly disclosed and not publicly withdrawn prior to the Company Stockholders Meeting, and (iii) within 12 months after the termination of the merger agreement, the Company enters into an agreement with respect to any alternative proposal.

In the event the merger agreement is terminated under circumstances where the termination fee and expense reimbursement are payable by the Company to Parent, these payments are Parent’s sole and exclusive remedy.

Specific Performance

If for any reason Parent, Merger Sub or the Company shall have failed to perform its obligations under the merger agreement or otherwise breached the merger agreement, then the party seeking to enforce the merger agreement against such nonperforming party will be entitled to specific performance and the issuance of immediate injunctive and other equitable relief without the necessity of proving the inadequacy of money damages as a remedy. The parties further agreed to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief. A party’s right to specific performance and injunctive or other equitable relief under the purchase agreement is in addition to and not in limitation of any other remedy to which it is entitled at law or in equity.

Amendment

The merger agreement may be amended by mutual agreement of the parties at any time before or after approval of the merger agreement by the stockholders of the Company. However, after the receipt of the Required Stockholder Approval, no amendment that requires further approval by such stockholders pursuant to law or the rules of any stock exchange may be made without further stockholder approval nor any change not permitted under applicable law.

Governing Law; Jurisdiction

The parties have agreed that the merger agreement will be governed by Delaware law. Each party has irrevocably and unconditionally submitted to the exclusive jurisdiction of the Delaware Court of Chancery sitting in New Castle County (and if the Delaware Court of Chancery does not have subject matter jurisdiction, any state or federal court within the State of Delaware) in any action or proceeding arising out of or relating to the merger agreement or the transactions contemplated thereby or for recognition or enforcement of any judgment relating thereto. Each party has further irrevocably and unconditionally waived any right such party may have to a trial by jury with respect to any litigation directly or indirectly arising out of or relating to the merger agreement or the transactions contemplated by the merger agreement.

THE PURCHASE AGREEMENT

The following describes certain material provisions of the purchase agreement, dated November 11, 2014, by and among the Company, Sunrise Operations LLC, Pasha and SR Holdings LLC (the “purchase agreement”), which is attached as Appendix B to this Proxy Statement and incorporated by reference herein. This summary does not purport to be complete and is qualified in its entirety by reference to the purchase agreement.

Since the Company currently expects to consummate the merger immediately after the completion of the Hawaii sale and the Company will become a wholly-owned subsidiary of Matson upon consummation of the merger, the provisions regarding the manner of separating the Company’s assets and liabilities in connection with the proposed transactions were primarily negotiated between Matson and Pasha.

As described in “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page [—], the consummation of the sale of the Hawaii business to Pasha in accordance with the terms of the purchase agreement is a condition to the obligation of Parent and Merger Sub to complete the merger. However, neither the execution of the purchase agreement nor the consummation of the Hawaii sale requires the approval of the Company’s stockholders. We are including the description of the purchase agreement in this Proxy Statement so that you can better understand the terms and conditions of the purchase agreement and the Hawaii sale, but we are not asking you to vote on the purchase agreement or the Hawaii sale.

The purchase agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about the Company, Pasha or their affiliates. The representations, warranties and covenants contained in the purchase agreement were made only for the purposes of that agreement and as of the specific dates, were solely for the benefit of the parties to the purchase agreement, and may be subject to limitations agreed upon by the parties, including being qualified by information in confidential disclosure schedules that the parties have exchanged in connection with signing the purchase agreement and made for the purposes of allocating contractual risk among the parties to the purchase agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Stockholders are not third-party beneficiaries of the purchase agreement and should not rely on the representations, warranties or covenants or any description thereof as characterizations of the actual state of facts at the time they were made or otherwise. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the purchase agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

The Hawaii Sale

The purchase agreement provides that, upon the terms and subject to the conditions set forth in the purchase agreement and in accordance with applicable law, the Company will sell its Hawaii business to Pasha. The “Hawaii business” refers to the Company’s and its subsidiaries’ Jones Act and U.S. Coastwise Trade container shipping business serving the market of Hawaii from the continental United States, including the Company’s and its subsidiaries’ properties, assets, employees, finances, businesses, plans and operations used in such market, as specified in the purchase agreement.

The closing of the Hawaii sale will occur on the later of (i) the second business day after the first day on which all of the conditions to the completion of the Hawaii sale (other than conditions that by their nature are to be satisfied at closing, but subject to the satisfaction or waiver of those conditions at such time) are satisfied and (ii) the date that is 30 days following the first day on which the condition relating to the expiration or termination of the waiting period under the HSR Act and the condition relating to the absence of any law or order prohibiting the consummation of the Hawaii sale are satisfied or, if applicable, waived, unless the Company and Pasha agree to effect the closing on another date.

Transaction Structure

The sale of the Hawaii business will be accomplished in two principal steps – (i) the contribution of certain Hawaii assets to a newly formed entity and the assumption of certain liabilities by such entity, and (ii) the sale of the equity interests in the entities comprising the Hawaii business to Pasha, in each case as more fully described below.

Contribution of Hawaii Assets and Assumption of Related Liabilities

Prior to the closing of the Hawaii sale, the Company and its subsidiaries will contribute, assign and otherwise transfer all of the Company’s and its subsidiaries’ right, title and interest in and to certain assets of the Hawaii business, including, among other things, (i) vessels, equipment, containers and inventory, (ii) contracts that exclusively arise out of or relate to the conduct or operation of the Hawaii business and the portion of the Company’s multi-tradelane contracts that relates to the Hawaii business and (iii) those assets that are exclusively arising out of or relating to the conduct or operation of the Hawaii business and those assets that are or would reasonably be expected to be reflected on a balance sheet for the Hawaii business (such assets, collectively, the “Contributed Assets”), to Sunrise Operations LLC (“Hawaii LLC”), a California limited liability company and a wholly-owned subsidiary of Horizon Lines, LLC that was formed solely for the purpose of entering into the purchase agreement and owning the Contributed Assets. The Contributed Assets do not include assets owned by Sea-Logix, LLC (“Sea-Logix”) and Hawaii Stevedores, Inc. (“HSI”), two subsidiaries that are exclusively involved in the conduct of the Hawaii business. The Contributed Assets and the assets owned by Sea-Logix and HSI are collectively referred to as “Transferred Assets”.

In connection with the contribution of the Contributed Assets to Hawaii LLC, Hawaii LLC will assume certain liabilities of the Hawaii business, including, among other things, (i) all liabilities and obligations that exclusively arise out of or relate to the conduct or operation of the Hawaii business and the ownership of the Transferred Assets, (ii) liabilities and obligations that are or would reasonably be expected to be reflected as liabilities and obligations on a balance sheet for the Hawaii business and (iii) to the extent not included in clauses (i) or (ii), liabilities and obligations primarily related to the conduct or operation of the Hawaii business or any Contributed Asset, but in each case excluding certain Excluded Liabilities (as defined in the purchase agreement) (such liabilities, collectively, the “Assumed Liabilities”). The Assumed Liabilities, together with the obligations of Sea-Logix and HSI, are collectively referred to as “Transferred Liabilities.”

The transfer of the Contributed Assets to Hawaii LLC and the assumption of the Assumed Liabilities by Hawaii LLC will be completed in accordance with a step plan agreed to between the Company and Pasha in connection with the execution of the purchase agreement (the “Step Plan”).

The Company and Pasha have agreed to cooperate with each other and use reasonable best efforts to implement the Step Plan. Each party will (i) prepare the filings, notices and other documentation that are designated in the Step Plan to be prepared by such party, (ii) give the other party and its representatives a reasonable opportunity to review and comment on any such document, and (iii) consider in good faith and incorporate any comments provided by such other party and its representatives.

Sale of Acquired Entities

At the closing, the Company will sell (i) all of the equity interests in Hawaii LLC and Sea-Logix to SR Holdings LLC, a wholly-owned subsidiary of Pasha (“Pasha Sub”), and (ii) all of the equity interests in HSI to Pasha. Hawaii LLC, Sea-Logix and HSI are collectively referred to as the “Acquired Entities”.

Purchase Price

In consideration for (i) the contribution and transfer of the Contributed Assets to Hawaii LLC and the assumption of the Assumed Liabilities by Hawaii LLC, (ii) the acquisition of all of the equity interest in the Acquired Entities by Pasha and Pasha Sub and (iii) the cancellation of intercompany receivables, payables and other obligations between the Acquired Entities, on the one hand, and the Company and its other subsidiaries, on the other hand, Pasha will pay the Company a cash purchase price of $141,500,000, subject to certain adjustments (including adjustments for net working capital, capital expenditures related to the Hawaii business, and certain non-ordinary course expenses and liabilities for the Hawaii business).

The provisions regarding various adjustments to the purchase price were primarily negotiated between Matson, which would be the owner of the Company after the completion of the merger, and Pasha.

Conditions to the Completion of the Hawaii Sale

The respective obligations of each party to consummate the transactions contemplated by the purchase agreement are subject to the satisfaction (or waiver, if permissible under applicable law) of the following conditions:

•	Any applicable waiting periods under the HSR Act will have been terminated or have expired.

•	No law or order by any governmental authority will be in effect enjoining, restraining, preventing or prohibiting the consummation of the Hawaii sale or making the consummation of the Hawaii sale illegal.

•	The conditions to the completion of the merger (other than the condition relating to the consummation of the Hawaii sale and those conditions that by their nature are to be satisfied at the closing of the merger) have been satisfied or waived, and each of the Company and Parent has delivered written confirmation regarding its commitment to consummate the merger—in other words, the Company and Parent are ready to close the merger if the Hawaii sale is completed (the “Merger Closing Condition”).

The obligations of Pasha to consummate the transactions contemplated by the purchase agreement are further subject to the satisfaction (or waiver, if permissible under applicable law) of the following conditions:

•	The representations and warranties of the Company and Hawaii LLC set forth in the purchase agreement will be true and correct as set forth below and Pasha will have received an officer’s certificate from the Company to such effect:

•	the representations and warranties of the Company and Hawaii LLC with respect to organization, authority and brokers fees must be true and correct in all material respects as of the closing date as though made as of the closing date (except to the extent that such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty must be true and correct as of such earlier date);

•	the representations and warranties with respect to capitalization of the Acquired Entities, absence of certain changes, title to Hawaii vessels and ownership of equity interests in the Acquired Entities must be true and correct in all respects as of the closing date as though made as of the closing date (except to the extent that such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty must be true and correct as of such earlier date); and

•

all other representations and warranties of the Company and Hawaii LLC (disregarding, subject to limited exceptions, all qualifications and exceptions relating to materiality or a Hawaii Material Adverse Effect (as defined below)) must be true and correct as of the closing date as though made as of the closing date (except to the extent that such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty must be true and correct as of such earlier date), except where the failure to be true and correct would not, individually or in the aggregate, have or reasonably be expected to have a Hawaii Material Adverse Effect.

•	The Company and Hawaii LLC will have performed in all material respects all obligations required to be performed by them under the purchase agreement at or prior to the closing date, and Pasha will have received an officer’s certificate from the Company to such effect.

•	Since the date of the purchase agreement, there will not have occurred, individually or in the aggregate, a Hawaii Material Adverse Effect.

•	The Company has completed the steps in the Step Plan that are assigned to it and required to be completed at or prior to the closing of the Hawaii sale.

The obligation of the Company to consummate the sale is further subject to the satisfaction (or waiver, if permissible under applicable law) of the following conditions:

•	The representations and warranties of Pasha and Pasha Sub set forth in the purchase agreement will be true and correct as set forth below and the Company will have received an officer’s certificate from Pasha to such effect:

•	the representations and warranties with respect to Pasha’s organization, authority and broker fees must be true and correct in all material respects as of the closing date as though made as of the closing date (except to the extent that such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date); and

•	all other representations and warranties of Pasha set forth in the purchase agreement (disregarding all qualifications and exceptions relating to materiality or Pasha Material Adverse Effect (as defined below)) must be true and correct as of the closing date as though made as of the closing date (except to the extent that such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), except where the failure to be true and correct would not have a Pasha Material Adverse Effect. The Company will have received an officer’s certificate from Pasha to such effect.

•	Pasha must have performed in all material respects the obligations required to be performed by Pasha under the purchase agreement at or prior to the closing date, and the Company will have received an officer’s certificate from Pasha to such effect.

If all the closing conditions to the Hawaii sale (including the condition relating to the expiration or termination of the waiting period under the HSR Act but excluding the Merger Closing Condition and conditions that by their nature are to be satisfied at closing) have been satisfied, but the closing conditions in the merger agreement have not been satisfied or waived due to any pending antitrust proceeding by a governmental authority with respect to the merger or the Hawaii sale, and Pasha is ready, willing and able to complete the Hawaii sale, Pasha may irrevocably waive the Merger Closing Condition and notify the Company of Pasha’s willingness and readiness to close the Hawaii sale. Upon Pasha’s delivery of such notice following the satisfaction of the specified closing conditions, Pasha will no longer have any obligation to pay the $30 million termination fee described under “—Effects of Termination; Termination Fees and Expense Reimbursement.” Within 30 days following Pasha’s delivery such notice, the Company shall elect either to (i) waive the Merger Closing Condition and complete the Hawaii sale or (ii) irrevocably commit to waive the Merger Closing Condition on the date that is 40 days prior to the Sale End Date (as defined below under “—Termination”) in the event that the closing condition in the merger agreement relating to the pending antitrust proceeding has not been satisfied or waived by such date.

Material Adverse Effect

Hawaii Material Adverse Effect

The term “Hawaii Material Adverse Effect” means any change, event, development or occurrence that (i) has been or would reasonably be expected to be materially adverse to the business, results of operations or financial condition of the Hawaii business to be acquired by Pasha pursuant to the purchase agreement or (ii) would reasonably be expected to prevent or materially delay the consummation by the Company of the Hawaii sale.

Among other things, impacts from the following events are expressly excluded from the determination of whether the adverse effect referred to in clause (i) of the term “Hawaii Material Adverse Effect” has occurred:

•	events generally affecting the economic, regulatory, political or geopolitical conditions or conditions in the financial, credit or securities markets in any country or region in which the Hawaii business is conducted;

•	events affecting any of the industries or markets in which the Hawaii business operates;

•	acts of God, natural disasters, terrorism, armed hostilities, sabotage or war;

•	changes in law, GAAP or governmental policy;

•	the announcement, pendency or performance of the transactions contemplated by the purchase agreement or the merger agreement, including by reason of the identity of Parent or Pasha or any communication by Pasha regarding its plans or intentions with respect to the Hawaii business, including any direct impact on relationships with customers, suppliers, collaboration partners, employees, labor unions or regulators, including the loss of any employees;

•	actions specifically required pursuant to the merger agreement or the purchase agreement, or taken with the written consent of Pasha;

•	changes in the market price or trading volume of Horizon common stock or warrants (but the underlying facts giving rise or contributing to such changes may nonetheless be taken into account);

•	failures to meet internal, analysts’ or other earnings estimates or financial projections or forecasts, or any changes in credit ratings or analyst recommendations (but the underlying facts giving rise or contributing to such may nonetheless be taken into account); and

•	any litigation or investigation against the Company or its officers or directors arising out of or relating to the execution of the merger agreement, the purchase agreement or the transactions contemplated thereby.

Any of the events set forth in first, second, third and fourth bullets above may be taken into account in determining whether a Hawaii Material Adverse Effect has occurred to the extent any such event has a materially disproportionate adverse impact on the Hawaii business as compared to other companies that conduct business in the same regions and industries. The purchase agreement further provides that the loss of a vessel used in the Hawaii trade lane or total constructive loss of any such vessel which cannot be remedied within 120 days of such loss will be deemed a Hawaii Material Adverse Effect.

Pasha Material Adverse Effect

The term “Pasha Material Adverse Effect” means any change, event, occurrence or effect that would, individually or in the aggregate, reasonably be expected to prevent or materially impede or delay the consummation by Pasha of the transactions contemplated by the purchase agreement.

Representations and Warranties

The purchase agreement contains customary representations and warranties by the Company and Hawaii LLC, including representations and warranties regarding, among other things, the following:

•	corporate organization, qualification and similar matters of the Company and the Acquired Entities;

•	capitalization of the Company and the Acquired Entities;

•	approval and authorization of the purchase agreement and the transactions contemplated by the purchase agreement;

•	the absence of conflicts with the organizational documents of the Acquired Entities, material contracts or with applicable law as a result of the execution of the purchase agreement or the consummation of the Hawaii sale;

•	governmental filings, notifications, approvals and consents required in connection with the Hawaii sale;

•	absence of a Hawaii Material Adverse Effect or other specified changes since December 22, 2013;

•	legal proceedings involving the Hawaii business;

•	compliance with law and permits with respect to the Hawaii business;

•	the Company’s tax filings and other tax matters;

•	employee benefits matters pertaining to employees of the Hawaii business;

•	labor matters pertaining to employees of the Hawaii business;

•	environmental matters pertaining to the Hawaii business;

•	real and personal property of the Hawaii business;

•	material contracts of the Hawaii business;

•	insurance matters pertaining to the Hawaii business;

•	qualification of the Company and its subsidiaries that own and/or operate the Hawaii vessels as U.S. citizens for Jones Act purposes;

•	ownership, qualification, condition and other matters relating to the Hawaii vessels;

•	ownership of equity interests in the Acquired Entities;

•	title to the Contributed Assets;

•	financial statements of the Hawaii business;

•	no material undisclosed liabilities with respect to the Hawaii business;

•	intellectual property of the Hawaii business; and

•	brokers and finders for the Hawaii sale.

The purchase agreement also contains customary representations and warranties by Pasha and Pasha Sub, including representations and warranties regarding, among other things, the following:

•	corporate organization, qualification and similar matters;

•	approval and authorization of the merger agreement;

•	the absence of conflicts with the organizational documents and material contracts of Pasha and Pasha Sub or with applicable law as a result of the execution of the purchase agreement and consummation of the Hawaii sale;

•	governmental filings, notifications, approvals and consents required in connection with the Hawaii sale;

•	brokers and finders for the Hawaii sale;

•	legal proceedings;

•	no requirement for approval of the purchase agreement by stockholders of Pasha;

•	Pasha’s investment purpose and acknowledgment of securities law limitations;

•	qualification of Pasha and Pasha Sub as U.S. citizens for Jones Act purposes; and

•	opinion of Pasha’s financial advisor as to the fairness to Pasha, from a financial point of view, of the consideration to be paid by Pasha in connection with the Hawaii sale.

Covenants Regarding Interim Operations

The purchase agreement provides that, subject to certain exceptions set forth in the purchase agreement or the disclosure schedules delivered in connection with the purchase agreement or as required by law, during the period from the date of the purchase agreement until the closing date, unless Pasha otherwise consents in writing, the Company will and will cause its subsidiaries to (x) conduct the Hawaii business in all material respects in the ordinary course of business consistent with past practice and (y) use reasonable best efforts to preserve intact their present lines of Hawaii business, maintain permits, preserve their assets and properties in reasonably good repair and condition and preserve satisfactory relationships with governmental authorities, employees, suppliers, customers and other persons with which the Company or its subsidiaries have material business dealings. With respect to the Hawaii vessels, the Company is required to use reasonable best efforts to (i) implement, conduct and pay for the Company’s life extension program for the vessels, (ii) schedule each required drydocking of the Hawaii vessels and fund all drydocking expenses and (iii) implement, conduct and pay for the continuous survey recommendations of the American Bureau of Shipping with respect to the Hawaii vessels. Without limiting the foregoing, the Company will not, and will cause its subsidiaries not to, among other things, take the following actions:

•	issue securities or effect other changes in capitalization of the Acquired Entities;

•	declare dividends or other distributions in respect of equity interest of any Acquired Entity, other than cash dividends paid to the Company or any wholly owned subsidiary of the Company;

•	allow any of the Acquired Entities or any of their subsidiaries to incur, guaranty or prepay indebtedness, except for (i) intercompany indebtedness that will be terminated at the closing of the sale, (ii) borrowings under the ABL Facility and (iii) capital leases within the allocation contemplated by in the Company’s 2014-2015 budget for the Hawaii business (the “Hawaii Budget”);

•	allow any of the Acquired Entities or their subsidiaries to make loans to or investments in any person or company, other than (i) intercompany loans among the Acquired Entities, (ii) trade credits in the ordinary course of business and (iii) advances of business expenses to employees in the ordinary course of business;

•	sell, pledge or otherwise encumber or dispose of any Transferred Assets, other than (i) transactions pursuant to existing contracts, (ii) equipment disposals contemplated by the Hawaii Budget, and (iii) non-exclusive license or disposition of any intellectual property;

•	make capital expenditures in respect of the Hawaii business other than as contemplated by the Hawaii Budget or in the ordinary course of business consistent with past practice;

•	allow any of the Acquired Entities or any of their respective subsidiaries to make any business acquisitions, except pursuant to existing contracts;

•	increase the compensation, benefits or severance for Hawaii Employees, except as required by law or existing benefit plans or collective bargaining agreements;

•	(i) hire any person to provide services primarily to the Hawaii business, except, with respect only to positions subordinated to the title of vice president, to fill existing open positions or vacancies arising after the execution of the purchase agreement or (ii) hire consultants or independent contractors for the Hawaii business outside the ordinary course of business;

•	adopt or amend any equity-based plan or other employee benefit plans or arrangements effecting any Hawaii Employee, except as required by law or in the ordinary course of business consistent with past practice;

•	amend any material contracts for the Hawaii business, or entering into any new material contracts for the Hawaii business, except that the foregoing restrictions do not apply to, among other things, the entry into equipment leases, supply agreements, consulting agreements, or rates, tariffs or other customer agreements in the ordinary course of business;

•	change accounting principles for the Hawaii business, except as required by GAAP, law or regulation;

•	amend organizational documents of the Acquired Entities;

•	make, change or revoke material tax elections, adopt or change material methods of tax accounting, enter into any agreements with respect to taxes with a governmental authority, file amended income or other material tax returns, or consent to extensions or waivers of the limitations periods with respect to any income or other material taxes, in each case, with respect to any of the Acquired Entities;

•	settle lawsuits or claims relating to the Hawaii business in excess of $100,000 individually or $2,000,000 in the aggregate;

•	grant any encumbrance or lien on any material Transferred Assets, other than certain ordinary course, non-material permitted liens and encumbrances;

•	enter into any contract with respect to the Hawaii business which contains a change of control or similar provision that would require payment to the counterparty in connection with the Hawaii sale;

•	adopt any plan of liquidation, restructuring, recapitalization or other reorganization of the Acquired Entities or any of their subsidiaries; or

•	take any action that would reasonably be expected to prevent or materially interfere with, hinder or delay the consummation by the Company or its affiliates of the transactions contemplated by the purchase agreement.

Reasonable Best Efforts to Obtain Consents and Approvals

Under the purchase agreement, each party has agreed to use reasonable best efforts to obtain required regulatory approvals, including to (i) cause the transactions contemplated by the purchase agreement to be completed as soon as possible, (ii) make promptly any required submissions and filings under applicable antitrust laws and promptly furnish information required in connection therewith; (iii) keep the other parties reasonably informed with respect to any such submissions and filings, including (w) the receipt of any nonaction, action, clearance, consent, approval or waiver, (x) the expiration of any waiting period, (y) the commencement or proposed or threatened commencement of any investigation, litigation or proceeding under antitrust laws and (z) the nature and status of any objections under antitrust laws and (iv) obtain any other actions or nonactions, approvals, consents, waivers, registrations, permits, authorizations and other confirmations from any governmental authority or third party to consummate the transactions contemplated by the purchase agreement.

Subject to Pasha’s exclusive rights set forth in the following paragraph, the parties will cooperate with each other and consult each other with respect to strategy and tactics for obtaining any necessary consents or waivers from governmental authorities (including antitrust clearance) and contesting any objections or proceedings challenging the transactions contemplated by the purchase agreement. Each party must notify the other party and provide it with copies of any communication with governmental authorities and permit the other party to review and discuss such communications in advance. Neither party shall independently meet or discuss with a governmental authority in respect to any filing or inquiry concerning the transactions contemplated by the purchase agreement without providing prior notice to the other party and, in the case of the Company, the Company giving Pasha the opportunity to attend and participate in such meeting or discussions.

Subject to the foregoing participation and consultation rights granted to the Company, Pasha will have the exclusive right to determine whether and how long to contest or litigate any antitrust proceeding. Pasha shall also determine strategy for and lead all antitrust proceedings, and coordinate all activities pertaining to antitrust clearance. The Company will cooperate with Pasha on any remedy deemed prudent by Pasha; provided, however, that the Company will not be obligated to take any action with respect to its businesses, operations, assets or properties that is not conditioned upon the closing of the Hawaii sale. Pasha will make all strategic and tactical decisions as to all antitrust proceedings, except that Pasha will not enter into any agreement with any governmental authority to extend any waiting period under antitrust laws or to delay or not to consummate the Hawaii sale without the Company’s prior consent, which consent may not be unreasonably withheld. Notwithstanding anything to the contrary, Pasha is not required to effect any divestiture, hold separate order or take any similar action.

The Company will be responsible for its fees and expenses (including legal fees) incurred for purposes of obtaining antitrust clearance and any antitrust proceedings. Pasha will be solely responsible for all other fees and expenses incurred in connection with the parties’ efforts to obtain antitrust clearance, including those incurred in connection with any antitrust proceedings. Pasha will determine when and whether to retain any economist(s) or other expert(s) and will be solely responsible for their fees and expenses.

The Hawaii sale is subject to the requirements of the HSR Act and the related rules and regulations, which provide that certain acquisition transactions may not be completed until required information has been furnished to the Antitrust Division and the FTC, and until certain waiting periods have been terminated or have expired. The HSR Act requires Horizon and Pasha to observe a 30-day waiting period after the submission of their HSR filings before consummating the Hawaii sale, unless the waiting period is terminated early. The initial 30-day waiting period can be extended if either the Antitrust Division or the FTC issues a Request for Additional Information, which is often referred to as a Second Request, to Horizon and Pasha. A Second Request is a request that the parties to the transaction provide the Antitrust Division or FTC with information, documents and data that allows the agency or commission to further consider whether the sale of the Hawaii business to Pasha violates federal antitrust laws. The issuance of a Second Request extends the required waiting period to consummate the transaction for an additional 30 days, measured from the time both Horizon and Pasha certify that they have substantially complied with the Second Request.

On December 11, 2014, each of Horizon and Pasha filed a Notification and Report Form under the HSR Act with the Antitrust Division and the FTC, which filings started the 30-day waiting period required by the HSR Act.

At any time before or after consummation of the Hawaii sale, notwithstanding the early termination of the waiting period under the HSR Act, the Antitrust Division, the FTC or state antitrust and competition authorities could take such action under applicable antitrust laws as each deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the sale or seeking divestiture of substantial assets of Horizon or Pasha. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

Employee Matters

Immediately prior to the consummation of the Hawaii sale, subject to certain exceptions, the employees of the Hawaii business (other than union employees whose employment shall be governed by the applicable collective bargaining agreement and employees of Sea-Logix and HSI) will be transferred to Hawaii LLC. The employees of Sea-Logix or HSI will remain employees of Sea-Logix or HSI, respectively.

Under the purchase agreement, Pasha has agreed to provide employees of the Hawaii business (other than union employees whose employment will be governed by the relevant collective bargaining agreements) who are involuntarily terminated within one year following the closing date with severance benefits no less favorable than the Company’s current severance policies or, if more favorable, as required by applicable local law or any individual agreement. Following the closing, the Company (including as the surviving corporation following the merger) will provide health care continuation coverage, known as COBRA coverage, to employees of the Hawaii business (other than union employees and disabled employees) who become eligible to elect such coverage under applicable law and timely elect such coverage until the first day of the calendar month following 30 days after the closing date.

The employment, compensation and benefits of union employees will continue to be governed by the collective bargaining agreements applicable to these employees, so long as such agreements remain in effect.

Financing Cooperation

The completion of the Hawaii sale is not subject to a financing condition. Pasha has informed the Company that it intends to seek debt financing in order to fund the purchase price for the Hawaii sale. Prior to the closing, the Company will provide and will use reasonable best efforts to cause its representatives to provide, all cooperation reasonably requested by Pasha in connection with the arrangement and syndication of the debt financing relating to the Hawaii sale, provided that, among other things, (i) neither the Company nor any of its subsidiaries is required to enter into any certificate, agreement or instrument which will be effective prior to the closing of the Hawaii sale, (ii) the Company is not required to provide any cooperation to the extent it unreasonably interferes with the ongoing operations of the Company, and (iii) neither the Company nor any of its subsidiaries will be required to pay any commitment or similar fee or incur any other liability prior to the closing in connection with Pasha’s debt financing arrangements.

Parent will promptly, upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company and its subsidiaries in connection with such cooperation (excluding any allocation of employee time and other fixed overhead costs and expenses), and Pasha will indemnify and hold harmless the Company and its subsidiaries and their respective representatives from and against any and all losses actually suffered or incurred by them arising out of or relating to the arrangement of the debt financing, except to the extent arising from (i) any information relating to the Company or its subsidiaries provided in writing by such persons for use in connection with the debt financing or (ii) the willful misconduct, bad faith or gross negligence of the Company or its subsidiaries.

Other Covenants

The purchase agreement contains additional agreements between the Company, Hawaii LLC, Pasha and Pasha Sub, including agreements regarding the matters set forth below. These provisions were primarily negotiated between Matson, which would be the owner of the Company after the completion of the merger, and Pasha.

•	termination or elimination, at closing, of certain intercompany arrangements between the Hawaii business, on the one hand, and the Company and its subsidiaries, on the other hand;

•	the termination and release, at closing, of guarantees, performance bonds, bid bonds, letters of credit or similar instruments issued by the Company or its subsidiaries (other than the Acquired Entities) in favor of the Hawaii business;

•	cooperation to seek assignments of rights under the Company’s insurance policies in respect of the Assumed Liabilities;

•	inspection of the Hawaii vessels (at Pasha’s cost and expenses) prior to the closing and the allocation of repair costs for any out-of-class defects found upon such inspection;

•	transition services to be provided by the Company to the Hawaii business after the closing;

•	allocation of responsibilities for taxes and cooperation with respect to tax returns and other matters after the closing; and

•	indemnification obligations of each of the Company and Pasha after the closing.

Termination Rights

The purchase agreement may be terminated at any time prior to the closing date by mutual written consent of the Company and Pasha.

The purchase agreement may also be terminated prior to the closing date by either the Company or Pasha if:

•	the Hawaii sale is not consummated on or prior February 11, 2016 (the “Sale End Date”) (the Sale End Date may be extended under certain specified circumstances, including, among others, the extension of the Merger End Date under the merger agreement), provided that this right to terminate the purchase agreement is not available to a party if the failure to consummate the Hawaii sale on or prior to the Sale End Date was primarily due to the failure of such party to perform any of its obligations under the purchase agreement;

•	any law or order prohibiting the Hawaii sale has become final and non-appealable, provided that this right to terminate the purchase agreement is not available to a party if the issuance of such order was primarily due to the failure of such party to perform any of its obligations under the purchase agreement;

•	the merger agreement has been terminated in accordance with its terms; or

•	the other party has materially breached or failed to perform any of its representations, warranties or covenants resulting in the failure to satisfy a closing condition, and such breach (i) would give rise to a failure of a closing condition with respect to the accuracy of certain representations and warranties of such party and the performance of such party’s covenants and (ii) is incurable or is not cured within 30 days after notice of the breach by the terminating party.

The purchase agreement may also be terminated by Pasha if a Hawaii Material Adverse Effect has occurred that cannot be cured or is not cured within 45 days after receipt of a notice of Pasha’s intention to terminate the purchase agreement.

The purchase agreement may also be terminated by the Company if Pasha has failed to actively and in good faith pursue regulatory clearance for the Hawaii sale and such failure is not cured within 30 days after receipt of a notice by the Company of its intention to terminate the purchase agreement.

Effect of Termination; Termination Fees and Expense Reimbursement

In the event the purchase agreement is terminated in accordance with its terms, neither the Company nor Pasha will have any further obligation or liability to each other except for liabilities arising from any willful or material breach of the purchase agreement.

However, Pasha is obligated to pay the Company a termination fee of $30,000,000 if the purchase agreement is terminated under the following circumstances:

•

the purchase agreement is terminated by the Company or Pasha as a result of the failure to consummate the Hawaii sale by the Sale End Date or as a result of a final and non-appealable law or order enjoining, restraining, preventing or prohibiting the consummation of the Hawaii sale or making the consummation of the Hawaii sale illegal and, in each case, at the time of such termination, all of the closing conditions to the Hawaii sale have been satisfied (other than conditions that by their nature are to be satisfied at closing, but these conditions would be satisfied or would be capable of being satisfied if the date of termination were the closing date for the Hawaii sale) except that the closing condition relating to the expiration or termination of the waiting period under the HSR Act and/or the closing condition relating to the absence of any law or order enjoining, restraining, preventing or prohibiting the consummation of the Hawaii sale or making the consummation of the Hawaii sale illegal; or

•	the purchase agreement is terminated by the Company as a result of Pasha’s failure to actively and in good faith pursue antitrust clearance for the Hawaii sale and such failure is not cured within 30 days after receipt of a written notice from the Company of its intention to terminate the purchase agreement.

In addition, if the purchase agreement is terminated following the termination of the merger agreement, and the merger agreement was terminated under circumstances where the Company is obligated to pay Parent a termination fee and expense reimbursement under the merger agreement, then the Company is also obligated to pay Pasha a termination fee of $4,950,400 and reimburse Pasha for its out-of-pocket expenses incurred in connection with the Hawaii sale.

Specific Performance

If any party to the purchase agreement shall have failed to perform its obligations under the purchase agreement or otherwise breached the purchase agreement, then the party seeking to enforce the purchase agreement against such nonperforming party will be entitled to specific performance and the issuance of immediate injunctive and other equitable relief without the necessity of proving the inadequacy of money damages as a remedy. The parties further agreed to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief. A party’s right to specific performance and injunctive or other equitable relief under the purchase agreement is in addition to and not in limitation of any other remedy to which it is entitled at law or in equity.

Governing Law; Jurisdiction

The parties have agreed that the purchase agreement will be governed by Delaware law. Each party has irrevocably and unconditionally submitted to the exclusive jurisdiction of the Delaware Court of Chancery sitting in New Castle County (and if the Delaware Court of Chancery does not have subject matter jurisdiction, any state or federal court within the State of Delaware) in any action or proceeding arising out of or relating to the purchase agreement or the transactions contemplated thereby or for recognition or enforcement of any judgment relating thereto. Each party has further irrevocably and unconditionally waived any right such party may have to a trial by jury with respect to any litigation directly or indirectly arising out of or relating to the purchase agreement or the transactions contemplated by the purchase agreement.

ADVISORY VOTE ON MERGER-RELATED EXECUTIVE COMPENSATION (PROPOSAL 2)

Merger-Related Executive Compensation

In accordance with Item 402(t) of Regulation S-K, the table (along with its footnotes) entitled “Potential Change in Control Payments to Executive Officers” and set forth under “Quantification of Payments and Benefits to the Company’s Executive Officers and Non-Employee Directors,” beginning on page [—], shows the compensation that could become payable to the Company’s named executive officers that are based on or otherwise relate to the merger. The amounts set forth therein with respect to the Company’s named executive officers are subject to a non-binding advisory vote of the Company’s stockholders. The amounts indicated in that table and the accompanying disclosure are estimates of the amounts that would be payable to the named executive officers and the estimates are based on multiple assumptions that may or may not actually occur. Some of the assumptions are based on information not currently available and, as a result, the actual amounts, if any, to be received by a named executive officer may differ in material respects from the amounts set forth therein.

Vote Required and Board of Directors Recommendation

Section 951 of the Dodd-Frank Act and Rule 14a-21(c) under the Exchange Act require that the Company seek an advisory (non-binding) vote from its stockholders to approve certain “golden parachute” compensation that its “named executive officers” will receive from the Company in connection with the merger. Approval requires the affirmative vote of holders of a majority of the shares of Horizon common stock present at the special meeting, either in person or by proxy, and entitled to vote on the proposal. Accordingly, the Company is asking you to approve the following resolution:

“RESOLVED, that the stockholders approve, on an advisory (non-binding) basis, the agreements or understandings with and items of compensation payable to the named executive officers of Horizon Lines, Inc. that are based on or otherwise relate to the merger with Parent, as disclosed in the section of the Proxy Statement entitled “Quantification of Payments and Benefits to the Company’s Executive Officers and Non-Employee Directors” and incorporated by reference in the section entitled “Advisory Vote on Merger-Related Executive Compensation (Proposal 2).”

The Company’s Board of Directors recommends that stockholders approve merger-related executive compensation arrangements described in this Proxy Statement by voting “FOR” the above proposal.

Approval of this proposal is not a condition to completion of the merger, and the vote with respect to this proposal is advisory only and will not be binding on the Company or Parent. If the merger agreement is adopted by the stockholders and completed, merger-related executive compensation may be paid to the Company’s named executive officers even if stockholders fail to approve merger-related executive compensation.

ADJOURNMENT OF THE SPECIAL MEETING (PROPOSAL 3)

Adjournment of the Special Meeting

In the event that the number of shares of Horizon common stock present in person and represented by proxy at the special meeting and voting “FOR” the adoption of the merger agreement is insufficient to approve the merger proposal, the Company may move to adjourn the special meeting in order to enable the Company’s Board of Directors to solicit additional proxies in favor of the approval of the merger proposal. In that event, the Company will ask its stockholders to vote only upon the adjournment proposal and not on the other proposals discussed in this Proxy Statement.

Vote Required and Board of Directors Recommendation

The approval of the proposal to adjourn the special meeting requires the affirmative vote of holders of a majority of the shares of Horizon common stock present at the special meeting, either in person or by proxy, and entitled to vote on such proposal.

The Company’s Board of Directors has unanimously approved the merger agreement, and recommends that you vote “FOR” adoption of the merger agreement and, if there are not sufficient votes to adopt the merger proposal, recommends that you vote “FOR” the proposal to adjourn the special meeting.

MARKETS AND MARKET PRICE

Shares of Horizon common stock are traded on the over-the-counter market under the symbol “HRZL.” At the close of business on [—], 2015, there were [—] shares of Horizon common stock outstanding, held by approximately [—] stockholders of record.

The following table sets forth, for the periods indicated, the high and low reported per share sale prices of Horizon common stock and dividends paid per share of Horizon common stock during the periods shown:

	High	Low	Dividends
Fiscal Year Ended December 22, 2013
First Quarter	$1.56	$1.44	$—
Second Quarter	1.49	1.18	—
Third Quarter	1.40	1.20	—
Fourth Quarter	1.36	0.83	—

Fiscal Year Ended December 21, 2014
First Quarter	$1.01	$0.57	$—
Second Quarter	0.74	0.30	—
Third Quarter	0.42	0.35	—
Fourth Quarter (through December 22, 2014)	0.65	0.35	—

The closing price of Horizon common stock on the over-the-counter market on November 10, 2014, the last completed trading day prior to the execution of the merger agreement, was $0.38 per share. On [—], 2015, the latest practicable trading day before the printing of this Proxy Statement, the closing price of Horizon common stock on the over-the-counter market was $[—] per share.

Following the merger, there will be no further market for Horizon common stock and Horizon common stock will be deregistered under the Exchange Act. As a result, following the merger, we will no longer file periodic reports with the SEC with respect to the Horizon common stock.

The agreements governing the Company’s outstanding indebtedness allow the Company to pay dividends to holders of Horizon common stock only under limited circumstances and, pursuant to those agreements, the Company currently is not permitted to pay any dividends. In addition, under the terms of the merger agreement, without Parent’s consent, the Company is prohibited from declaring or paying dividends to holders of Horizon common stock prior to the closing of the merger or the earlier termination of the merger agreement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The Company’s equity ownership is split between holdings of Horizon common stock and warrants to purchase Horizon common stock. As of [—], 2015, there were [—] shares of Horizon common stock outstanding and there were outstanding warrants to purchase [—] shares of Horizon common stock. The Company issued warrants to ensure compliance with the U.S. ownership requirements of the Jones Act. Holders of warrants are not permitted to exercise their warrants if (i) the shares of Horizon common stock issuable upon exercise would constitute “excess shares” under the Company’s restated certificate of incorporation, or (ii) a holder of warrants cannot establish to the Company’s reasonable satisfaction that it (or, if not the holder, the person that the holder has designated to receive Horizon common stock upon exercise or conversion) is a United States citizen and receipt of such stock would cause such person or any person whose ownership position would be aggregated with that of such person to exceed 4.9% of the outstanding shares of Horizon common stock. Because the ability to exercise warrants is subject to conditions outside the control of the holder, beneficial ownership has not been attributed to holders of warrants on account of their warrants for purposes of disclosures required in this Proxy Statement. As a result, the table below does not reflect holders who would be beneficial owners of 5% or more of Horizon common stock if their warrants were deemed to be fully converted (such as Ship Finance International, Ltd. (14 Par-la-Ville Road, Hamilton, HM 08 Bermuda), which holds warrants to purchase 9,250,000 shares of Horizon common stock). Based on filings with the SEC and other information, the table below sets forth beneficial ownership (as defined by Rule 13d-3 under the Exchange Act) as of [—], 2015 (unless otherwise indicated) of Horizon common stock by:

•	each of the Company’s directors and named executive officers;

•	all of the Company’s current executive officers and directors as a group; and

•	each person or “group” of persons (as defined under Section 13(d)(3) of the Exchange Act) known by the Company to own beneficially more than five percent of the outstanding shares or voting power of the Company’s common stock.

Unless otherwise indicated, shares are owned directly or indirectly with sole voting and investment power.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage (%)
Pioneer Investment Management, Inc.(3) 60 State Street Boston, Massachusetts 02109	9,784,235	24.4
Western Asset Management Co.(5) 385 East Colorado Boulevard Pasadena, California 91101	8,929,838	22.3
Beach Point Capital Management (LP)(1) 1620 26th Street, Suite 6000N Santa Monica, California 90404	4,626,910	11.6
Post Advisory Group LLC(4) 1620 26th Street, Suite 6500 Santa Monica, California 90404	3,217,651	8.0
Caspian Capital LP 767 5th Avenue New York, New York 10153(2)	2,338,399	5.8
All Directors and executive officers as a group	6,682	*
Michael T. Avara	3,757	*
William A. Hamlin	2,250	*
Michael F. Zendan II	675	*

*	Indicates less than 1.0% ownership.
(1)	Based on the voting agreement between Parent and Beach Point Capital Management LP (“Beach Point”) dated November 11, 2014. Pursuant to the voting agreement, Beach Point has agreed to vote the shares of Horizon common stock owned by it in favor of the adoption of the merger agreement (see “The Merger (Proposal 1)—Voting Agreements” beginning on page [—]).
(2)	Based on the voting agreement between Parent and Caspian Capital, L.P. (“Caspian”) dated November 11, 2014. Pursuant to the voting agreement, Caspian has agreed to vote the shares of Horizon common stock owned by it in favor of the adoption of the merger agreement (see “The Merger (Proposal 1)—Voting Agreements” beginning on page [—]).
(3)	Based on the joint Schedule 13G/A filed on February 13, 2014, by Pioneer Global Asset Management S.p.A, Pioneer Investment Management, Inc., Pioneer Asset Management, SA, and Pioneer Institutional Asset Management, Inc., which reports a total aggregate ownership by the various Pioneer entities of 9,784,235 shares of Horizon common stock. Pioneer Global Asset Management S.p.A, and Pioneer Investment Management, Inc. have the shared power to vote or direct the vote and the sole power to dispose or to direct the disposition of the shares reflected in the table. We believe that the Pioneer entities also hold warrants exercisable into an additional aggregate of 9,239,745 shares of Horizon common stock.
(4)	Based on a Schedule 13G/A filed by Post Advisory Group LLC on February 8, 2013, which also reports the ownership of warrants exercisable into an additional 2,679,983 shares of our Horizon common stock.
(5)	Based on the voting agreement between Parent and Western Asset Management Company (“WAMCO”) dated November 11, 2014. Pursuant to the voting agreement, WAMCO has agreed to vote the shares of Horizon common stock owned by it in favor of the adoption of the merger agreement (see “The Merger (Proposal 1)—Voting Agreements” beginning on page [—]).

FUTURE STOCKHOLDER PROPOSALS

The Company will hold an annual meeting of its stockholders in 2015 only if the merger has not already been completed. If the merger is completed, there will be no public participation in any future meetings of the Company’s stockholders. If the merger is not completed, however, the Company’s stockholders will continue to be entitled to attend and participate in the Company’s stockholders’ meetings.

If the Company holds a 2015 Annual Meeting, we will provide notice of or otherwise publicly disclose the date on which such 2015 Annual Meeting will be held. Any proposal submitted by a stockholder for action at the 2015 Annual Meeting (if one is held) will be acted on only in the following circumstances:

Proposals for inclusion in the Company’s proxy statement:

If the Company holds a 2015 Annual Meeting, the meeting will likely take place more than 30 days after the anniversary of the Company’s 2014 Annual Meeting. Accordingly, in order to be eligible for inclusion in the proxy statement for the 2015 Annual Meeting, a stockholder proposal must have been received by the Company’s Corporate Secretary at the Company’s principal executive offices at 2550 West Tyvola Road, Suite 530, Coliseum 3, Charlotte, NC 28217-4551, a reasonable time before the Company begins to print its proxy materials for the 2015 Annual Meeting. However, in the event the 2015 Annual Meeting is held within 30 days from the anniversary of the Company’s 2014 Annual Meeting, in order to be eligible for inclusion in the proxy statement for the 2015 Annual Meeting, a stockholder proposal must have been received by the Company’s Corporate Secretary at the Company’s principal executive offices no later than December 22, 2014. Rule 14a-8 under the Exchange Act sets forth further procedures that a stockholder must follow for a proposal to be considered for inclusion as well as those circumstances under which a proposal may be excluded.

Nominations and other proposals for presentation at the 2015 Annual Meeting:

Should a stockholder desire to nominate a candidate for Director or propose any other business at the 2015 Annual Meeting (if one is held) outside of the process outlined above for inclusion of such nomination or proposal in the proxy statement, such stockholder must give us timely written notice. This notice must comply with applicable laws and our bylaws. Copies of our bylaws are available to stockholders free of charge on request to our Corporate Secretary at our principal executive offices, 2550 West Tyvola Road, Suite 530, Coliseum 3, Charlotte, NC 28217-4551. They are also available on our website at http://www.horizonlines.com.

If the Company holds a 2015 Annual Meeting, to be timely, notice of director nominations or business proposals must be delivered to the Company’s Corporate Secretary at the Company’s principal executive offices not less than 90 days nor more than 120 days prior to the date which is the first anniversary of the date on which the Company first mailed its proxy materials for the 2014 Annual Meeting; provided, that, in the event the date of the 2015 Annual Meeting is more than 30 days before or after the anniversary date of the 2014 Annual Meeting, notice by the stockholder must be delivered no earlier than 120 days before the 2015 Annual Meeting and not later than the close of business on the date that is the later of (i) 90 days before the 2015 Annual Meeting or (ii) 10 days following the day on which public announcement of the date of such meeting is first made by the Company. The public announcement of an adjournment or postponement of an annual meeting of stockholders will not commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

In order to reduce printing and postage costs, in certain circumstances only one Proxy Statement or notice, as applicable, will be mailed to multiple stockholders sharing an address unless the Company receives contrary instructions from one or more of the stockholders sharing an address. If your household has received only one Proxy Statement or notice, as applicable, the Company will deliver promptly a separate copy of the Proxy Statement or notice, as applicable, to any stockholder who sends a written or oral request to Horizon Lines, Inc.,

2550 West Tyvola Road, Suite 530, Coliseum 3, Charlotte, NC 28217-4551, (704) 973-7000, Attention: Corporate Secretary. If your household is receiving multiple copies of the Company’s Proxy Statements or notices of internet availability of proxy materials and you wish to request delivery of a single copy, you may send a written request to Horizon Lines, Inc., 2550 West Tyvola Road, Suite 530, Coliseum 3, Charlotte, NC 28217-4551, (704) 973-7000, Attention: Corporate Secretary.

WHERE STOCKHOLDERS CAN FIND MORE INFORMATION

The Company files certain reports and information with the SEC under the Exchange Act. You may obtain copies of this information in person or by mail from the public reference room of the SEC, 100 F Street, N.E., Room 1580, Washington, DC 20549, at prescribed rates. You may obtain information on the operation of the public reference room by calling the SEC at (800) SEC-0330 or (202) 942-8090. The SEC also maintains an Internet website that contains reports, Proxy Statements and other information about issuers like the Company, which file electronically with the SEC. The address of that site is http://www.sec.gov. The information contained on the SEC’s website is expressly not incorporated by reference into this Proxy Statement.

The Company maintains a website at http://www.horizonlines.com. The Company uses its website as a channel of distribution of material company information. Financial and other material information regarding Horizon Lines, Inc. is routinely posted on and accessible at http://ir.horizonlines.com. In addition, you may automatically receive email alerts and other information about Horizon Lines, Inc. by enrolling your email by visiting the “E-mail alerts” section at http://ir.horizonlines.com/phoenix.zhtml?c=188937&p=irol-alerts&t=&id=&. The Company makes available on its website free of charge its annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K as soon as practicable after the Company electronically files such reports with the SEC. In addition, copies of the Company’s (i) Corporate Governance Guidelines, (ii) charters for the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee and (iii) Code of Business Conduct and Ethics which is applicable for all of its employees including its principal executive, financial and accounting officers, are available on the Company’s website at http://www.horizonlines.com by clicking on “Investor Relations” and then on “Corporate Governance.” The Company’s website and the information posted on it or connected to it will not be deemed to be incorporated by reference into this Proxy Statement.

The information contained in this Proxy Statement speaks only as of the date indicated on the cover of this Proxy Statement unless the information specifically indicates that another date applies. The information that the Company later files with the SEC may update and supersede the information in this Proxy Statement.

Document requests from the Company should be made by [—], 2015 in order to receive them before the special meeting.

The Proxy Statement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in that jurisdiction. The delivery of this Proxy Statement should not create an implication that there has been no change in the affairs of the Company since the date of this Proxy Statement or that the information herein is correct as of any later date.

Stockholders should not rely on information that purports to be made by or on behalf of the Company other than that contained or incorporated by reference in this Proxy Statement. The Company has not authorized anyone to provide information on behalf of the Company that is different from that contained in this Proxy Statement.

No other matters are intended to be brought before the special meeting by the Company, and the Company does not know of any matters to be brought before the special meeting by others. If, however, any other matters properly come before the meeting, the persons named in the proxy will vote the shares represented thereby in accordance with the judgment of management on any such matter.

Appendix A

AGREEMENT AND PLAN OF MERGER

Dated as of November 11, 2014

by and among

MATSON NAVIGATION COMPANY, INC.

HOGAN ACQUISITION INC.

and

HORIZON LINES, INC.

i

(continued)

ii

(continued)

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of November 11, 2014 (this “Agreement”), is entered into by and among Matson Navigation Company, Inc., a Hawaii corporation (“Parent”), Hogan Acquisition Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and Horizon Lines, Inc., a Delaware corporation (the “Company”). Defined terms used herein have the meanings set forth in Section 8.13.

W I T N E S S E T H

WHEREAS, the parties intend that Merger Sub, in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), be merged with and into the Company, with the Company continuing as the surviving corporation (the “Merger”) on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Board of Directors of the Company has unanimously (a) determined that it is advisable, fair to, and in the best interests of, the Company and its stockholders to enter into this Agreement, (b) approved the execution and delivery of and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, including the consummation of the Merger, and (c) resolved to recommend adoption of this Agreement by the stockholders of the Company;

WHEREAS, the Board of Directors of each of Parent and Merger Sub have unanimously approved this Agreement and declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement and to consummate the transactions contemplated hereby;

WHEREAS, concurrently with the execution and delivery of this Agreement, The Pasha Group (“Pasha Parent”), SR Holdings LLC (“Pasha Sub” and together with Pasha Parent, “Pasha”), the Company and Sunrise Operations LLC are entering into that certain Contribution, Assumption and Purchase Agreement, dated as of the date hereof (together with the schedules (including disclosure schedules) and exhibits thereto, the “Contribution, Assumption and Purchase Agreement”), pursuant to which, subject to the satisfaction of the terms and conditions set forth in the Contribution, Assumption and Purchase Agreement, immediately prior to the Merger, the Company shall transfer the Acquired Hawaii Business (as such term is defined in the Contribution, Assumption and Purchase Agreement) to Pasha (the “Precedent Transaction”);

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to Parent and Merger Sub entering into this Agreement, Parent and certain stockholders of the Company have entered into Voting Agreements, pursuant to which such stockholders have agreed among other things to vote all shares of Company Common Stock held by them in favor of the adoption of this Agreement and the approval of the Merger and the other transactions contemplated hereby; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”).

Section 1.2 Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Gibson, Dunn & Crutcher LLP, 200 Park Avenue, New York, New York at 10:00 a.m. (local time) on the date that is five (5) Business Days following the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), or such other date, time or place as is agreed to in writing by the parties hereto. One (1) Business Day following the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at or immediately prior to the Closing), each of Parent and the Company shall deliver to each other written confirmation that, (a) to the Knowledge of such party, all conditions to such party’s obligation to effect the Closing set forth in Article VI have been satisfied or waived (other than those conditions that by their nature are to be satisfied at or immediately prior to the Closing, including the condition set forth in Section 6.2(d)) and (b) such party is committed to effect the Closing subject to the satisfaction or waiver, at the time of Closing, of all of conditions to such party’s obligation to effect the Closing set forth in Article VI) (such confirmation, the “Confirmation”). The date on which the Closing occurs is referred to herein as the “Closing Date.”

Section 1.3 Effective Time. Subject to the provisions of this Agreement, on the Closing Date the parties hereto shall file with the Secretary of State of the State of Delaware a certificate of merger, executed in accordance with, and in such form as is required by, the relevant provisions of the DGCL with respect to the Merger (the “Certificate of Merger”). The Merger shall become effective upon the filing of the Certificate of Merger or at such later time as is agreed to by the parties hereto and specified in the Certificate of Merger (the time at which the Merger becomes effective is referred to herein as the “Effective Time”).

Section 1.4 Effects of the Merger. The Merger shall have the effects set forth in the DGCL.

Section 1.5 Certificate of Incorporation and Bylaws of the Surviving Corporation. At the Effective Time, the certificate of incorporation and bylaws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated as of the Effective Time to be in the form of (except with respect to the name of the Company (which shall be “Matson Alaska, Inc.”) and any changes necessary so that they shall be in compliance with Section 5.8) the certificate of incorporation and bylaws of Merger Sub as of the date hereof and as so amended shall be the certificate of incorporation and bylaws of the Surviving Corporation until thereafter amended as provided therein or by applicable Law (and subject to Section 5.8).

Section 1.6 Directors and Officers of the Surviving Corporation.

(a) Each of the parties hereto shall take all necessary action to cause the directors of Merger Sub immediately prior to the Effective Time to be the directors of the Surviving Corporation immediately following the Effective Time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation. At Parent’s request, the Company shall use reasonable best efforts to obtain and deliver to Parent the written resignations of each of the directors of the Company, to be effective at the Effective Time.

(b) The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their respective successors are duly appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

ARTICLE II

EFFECT OF THE MERGER ON CAPITAL STOCK

Section 2.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) or any shares of capital stock of Merger Sub:

(a) Capital Stock of Merger Sub. Each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Parent-Owned Stock. Any shares of Company Common Stock that are owned by the Company as treasury stock, and any shares of Company Common Stock owned by Parent or Merger Sub, shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c) Conversion of Company Common Stock. Subject to Section 2.6, each issued and outstanding share of Company Common Stock (other than shares to be canceled in accordance with Section 2.1(b) and the Dissenting Shares), together with the associated Company Rights, shall thereupon be converted automatically into and shall thereafter represent the right to receive from Parent an amount in cash equal to $0.72, without interest, and subject to any withholding in accordance with Section 2.3(g) (the “Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and the holders immediately prior to the Effective Time of shares of Company Common Stock not represented by certificates (“Book-Entry Shares”) and the holders of certificates that immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor upon surrender of such Book-Entry Share or Certificate in accordance with Section 2.3(b) without interest (subject to any withholding in accordance with Section 2.3(g)).

Section 2.2 Treatment of Company Warrants. At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, or the Company, each outstanding unexercised warrant to purchase or otherwise acquire shares of Company Common Stock (the “Company Warrants”) shall be canceled and, in exchange therefor, each former holder of any such canceled Company Warrant shall, upon surrender of such canceled Company Warrant, be entitled to receive from Parent, in consideration of the cancellation of such Company Warrant and in settlement therefor, a payment in cash (without interest, and subject to any withholding in accordance with Section 2.3(g)) of an amount equal to the product of (i) the total number of shares of Company Common Stock subject to such Company Warrant immediately prior to the Effective Time, multiplied by (ii) the Merger Consideration (such amounts payable hereunder, the “Warrant Consideration”). From and after the Effective Time, any such canceled Company Warrant shall no longer be exercisable by the former holder thereof, but shall only entitle such holder to the payment of the Warrant Consideration. Promptly following the date of this Agreement (and in no event later than the date on which the Proxy Statement is first mailed to the Company’s stockholders), the Company shall deliver written notice, in a form reasonably acceptable to Parent, to each holder of a Company Warrant, in accordance with the terms of the applicable Company Warrant, informing such holders of the effect of the Merger on the Company Warrants. The Company shall provide Parent a reasonable opportunity to review and comment upon such notice prior to delivery of such notice to the holders of Company Warrants. Prior to the Effective Time, the Company shall take all necessary actions to permit the cancelling and exchange of the Company Warrants contemplated by the foregoing provisions of this Section 2.2.

Section 2.3 Exchange of Certificates.

(a) Paying Agent. Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company (the “Paying Agent”) for the purpose of making payment of the Merger Consideration and, subject to Section 2.3(h), the Warrant Consideration to holders of Company Common

Stock and Company Warrants, respectively, and enter into an agreement, reasonably acceptable to the Company, with the Paying Agent relating to the services to be performed by the Paying Agent. At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent a cash amount in immediate available funds sufficient for the Paying Agent to make all of the payments contemplated by Section 2.1(c) and, subject to Section 2.3(h), Section 2.2 (such cash amount, the “Exchange Fund”). The Paying Agent shall invest the Exchange Fund as directed by Parent solely in (i) short-term direct obligations of the United States of America or (ii) short-term obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest. Any interest and other income from such investments shall become part of the Exchange Fund held by the Paying Agent for purposes of paying the Merger Consideration and, subject to Section 2.3(h), the Warrant Consideration. No investment by the Paying Agent of the Exchange Fund shall relieve Parent or the Paying Agent from making the payments required by this Article II and Parent shall promptly replace any funds deposited with the Paying Agent lost through any investment made pursuant to this Section 2.3(a). No investment by the Paying Agent of the Exchange Fund shall have maturities that could prevent or delay payments to be made pursuant to this Agreement. Following the Effective Time, subject to Section 2.3(h), Parent agrees to make available to the Paying Agent, from time to time as needed, additional cash to pay the Merger Consideration and the Warrant Consideration as contemplated by this Article II without interest.

(b) Payment Procedures. Promptly after the Effective Time (but in no event more than two (2) Business Days thereafter), Parent shall use reasonable best efforts to cause the Paying Agent to mail to each holder of record of Company Common Stock (i) a letter of transmittal (which, in the case of shares of Company Common Stock represented by Certificates, shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, and shall be in such form and have such other provisions as Parent and the Company may reasonably agree and shall be prepared prior to Closing) and (ii) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for payment of the Merger Consideration. Upon surrender of Certificates for cancellation to the Paying Agent or, in the case of Book-Entry Shares, receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request), together with such letter of transmittal, duly completed and validly executed in accordance with the instructions (and such other customary documents as may reasonably be required by the Paying Agent), the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor, subject to any withholding Taxes in accordance with Section 2.3(g), the Merger Consideration, without interest, for each share of Company Common Stock surrendered, and any Certificates surrendered shall forthwith be canceled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share in exchange therefor is registered, it shall be a condition of payment that (A) the Person requesting such exchange present proper evidence of transfer or shall otherwise be in proper form for transfer and (B) the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate or Book-Entry Share surrendered or shall have established to the reasonable satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.3, each Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Article II, without interest.

(c) Transfer Books; No Further Ownership Rights in Company Stock. The Merger Consideration paid in respect of shares of Company Common Stock upon the surrender for exchange in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock, and at the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Certificates or Book-Entry Shares that evidenced ownership of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock other than the right to receive the

Merger Consideration, except as otherwise provided for herein or by applicable Law. If, at any time after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

(d) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such Certificate, as contemplated by this Article II.

(e) Termination of Exchange Fund. At any time following the first (1st) anniversary of the Closing Date, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) that had been made available to the Paying Agent and which have not been disbursed in accordance with this Article II, and thereafter Persons entitled to receive payment pursuant to this Article II shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the payment of any Merger Consideration or Warrant Consideration, that may be payable upon surrender of any Company Common Stock or Company Warrant held by such holders, as determined pursuant to this Agreement, without any interest thereon. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(f) No Liability. Notwithstanding any provision of this Agreement to the contrary, none of Parent, Merger Sub, the Surviving Corporation, the Company or the Paying Agent shall be liable to any Person for any Merger Consideration or Warrant Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g) Withholding Taxes. Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts are required to be deducted and withheld from such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or under any applicable provision of state, local or foreign Law related to Taxes. To the extent amounts are so withheld and paid over to the applicable taxing authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

(h) Alternative Payment Procedure for Company Warrants. Prior to the Closing, the parties shall cooperate with each other in good faith and consult with the Paying Agent and the Warrant Agent for Company Warrants regarding the payment procedure for Company Warrants. Following such consultation and if mutually agreed by Parent and the Company, the parties may use the Warrant Agent to process payment of the Warrant Consideration to holders of Company Warrants, in which case Parent shall, at or prior to the Effective Time, deposit, or cause to be deposited, with the Warrant Agent (rather than the Paying Agent) a cash amount in immediate available funds sufficient to pay the Warrant Consideration in accordance with the procedures set forth in this Section 2.3.

Section 2.4 Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time which are held by a stockholder who did not vote in favor of the Merger (or consent thereto in writing) and who is entitled to demand and properly demands appraisal of such shares pursuant to, and complies in all respects with, the provisions of Section 262 of the DGCL (the “Dissenting Stockholders”) shall not be converted into or be exchangeable for the right to receive the Merger Consideration (the “Dissenting Shares”), but instead such Dissenting Stockholder shall be entitled to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to Section 262 of the DGCL (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and such Dissenting Stockholder shall cease to have any rights with respect thereto, except the rights set forth in Section 262 of the DGCL), unless and until such Dissenting Stockholder shall have failed to perfect or shall have effectively withdrawn or lost rights to appraisal under the DGCL. If any Dissenting Stockholder shall have failed to perfect or shall have effectively withdrawn or lost such right, such Dissenting Stockholder’s shares of Company Common Stock shall thereupon be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, the Merger Consideration for each such share of Company Common Stock, in accordance with Section 2.1, without any interest thereon and less any withholding Taxes in accordance with Section 2.3(g). The Company shall give Parent (i) prompt notice of any demands for appraisal of any shares of Company Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to stockholders’ rights of appraisal and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

Section 2.5 Treatment of Equity Awards.

(a) Each option that represents the right to acquire shares of Company Common Stock issued pursuant to any Company Stock Plan (each, a “Company Option”) that is outstanding immediately prior to the Effective Time (whether or not then vested or exercisable) shall at the Effective Time automatically (and without any further action being required on the part of the holders thereof) be canceled and terminated at the Effective Time in exchange for the right to receive an amount in cash (without interest, and subject to any applicable withholding in accordance with Section 2.3(g)) equal to the product of (x) the total number of shares of Company Common Stock subject to the Company Option immediately prior to the Effective Time, multiplied by (y) the excess, if any, of the Merger Consideration over the exercise price per share of Company Common Stock subject to such Company Option immediately prior to the Effective Time; provided, that if the exercise price per share of any such Company Option is equal to or greater than the Merger Consideration, such Company Option shall be canceled without any cash payment being made in respect thereof.

(b) Each share of Company Common Stock issued pursuant to any Company Stock Plan that is subject to specified vesting criteria (each, a share of “Restricted Stock”) and that is outstanding immediately prior to the Effective Time shall, at the Effective Time, become fully vested and be treated in accordance with Section 2.1. In addition to any other withholding rights of the Company, any withholding Taxes arising from such vesting may be withheld from the consideration otherwise payable with respect to such shares pursuant to Section 2.3(g).

(c) Each restricted stock unit with respect to shares of Company Common Stock (each, a “Company RSU”) that is outstanding immediately prior to the Effective Time shall, at the Effective Time, be converted into a vested right to receive cash in an amount equal to the Merger Consideration (without interest, and subject to any withholding in accordance with Section 2.3(g)) and shall be paid in accordance with the award agreement governing such Company RSU.

(d) Prior to the Effective Time, the Company shall take all necessary actions to permit the treatment of the Company Options, Restricted Stock and Company RSUs contemplated by the foregoing provisions of this Section 2.5. No later than the Effective Time, Parent shall provide, or shall cause to be provided, to the Surviving Corporation all funds necessary to fulfill the payment obligations under this Section 2.5. All payments required under this Section 2.5 shall be made by the Surviving Corporation to the individual recipients through its payroll processing system as soon as reasonably practicable following the Closing.

Section 2.6 Adjustments. If at any time during the period between the date of this Agreement and the Effective Time, any change in the (a) aggregate number of outstanding shares of capital stock of the Company, (b) aggregate number of shares of capital stock of the Company issuable upon the exercise of any Company Warrants or Company Options, or (c) number of Company RSUs outstanding shall occur as a result of (i) any reclassification, stock split (including a reverse stock split) or combination, exchange or readjustment of shares, (ii) any stock dividend or stock distribution with a record date during such period, or (iii) any issuance of Company Common Stock or Company Preferred Stock upon the exercise or exchange of Company Rights following a Triggering Event (as defined in the Company Rights Agreement), then the amount of the Merger Consideration shall be equitably adjusted so that the aggregate amount of Merger Consideration payable by Parent to all security holders of the Company pursuant to this Article II (including the Company Warrants, Company Options, Restricted Stock and Company RSUs) is not affected by any such change; provided, however, that nothing in this Section 2.6 shall be deemed to permit or authorize the Company to effect any such change that it is not otherwise authorized or permitted to undertake pursuant to this Agreement.

Section 2.7 Employee Stock Purchase Plan. The Company shall amend the Employee Stock Purchase Plan (the “ESPP”) to provide that no new Purchase Period (as defined therein) shall commence after the date hereof and, therefore, that eligible employees or participants in the ESPP cannot authorize any contributions under the ESPP after the date hereof and no shares of Company Common Stock shall be issued under the ESPP after the date hereof.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as disclosed in the disclosure schedule delivered by the Company to Parent simultaneously with the execution of this Agreement (the “Company Disclosure Schedule”) (which schedule sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article III, except that any information set forth in one section or subsection of the Company Disclosure Schedule will be deemed to apply to any other sections or subsections thereof (other than Section 3.9) to the extent that the relevance of such information to such other sections and subsections is reasonably apparent on its face from a reading of such disclosure (without being required to review any document referenced in such disclosure) and the sections or subsections of this Agreement to which such disclosure relates) or (ii) as disclosed in the body of any registration statements, reports and proxy statements (excluding any exhibit or schedule thereto or document or information incorporated by reference therein) filed with or furnished to the SEC between March 12, 2013 and the date of this Agreement, where the relevance of the information so disclosed to a particular representation or warranty is reasonably apparent on its face from a reading of such disclosure and the representation or warranty to which it relates, excluding (A) any matters required to be disclosed for purposes of Section 3.1, Section 3.2, Section 3.3, Section 3.4, Section 3.5, Section 3.9, Section 3.14, Section 3.16, Section 3.19, Section 3.20, Section 3.22, Section 3.23 and Section 3.24, which matters shall be specifically disclosed in the applicable sections or subsections of the Company Disclosure Schedule, and (B) any disclosures in the “Risk Factors” or “Forward-Looking Statements” sections of any such statements or reports or any other statements therein of risks or that are similarly predictive or forward-looking in nature, in each case other than any specific factual information contained therein), the Company represents and warrants to Parent and Merger Sub that (it being understood that, except for the representations or warranties in Section 3.1(c), Section 3.2, Section 3.5 (excluding Section 3.5(f)), Section 3.6(c), Section 3.9, Section 3.16(d) and Section 3.24 and any other representation or warranty in this Article III to the extent a breach of such representation or warranty would be an Excluded Asset or Excluded Liability (as such terms are defined in the Contribution, Assumption and Purchase Agreement) or would result in an adjustment under Section 1.4 of the Contribution, Assumption and Purchase Agreement, the Acquired Hawaii Business (but not any Excluded Asset or Excluded Liability, as such terms are defined in the Contribution, Assumption and Purchase Agreement) is expressly excluded from all of the representations or warranties (regardless of time periods) in this Article III as if the Company and its Subsidiaries had divested the Acquired Hawaii Business, and the Company makes no representation or warranty in this Article III about the Acquired Hawaii Business):

Section 3.1 Organization, Standing and Corporate Power.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company has all requisite corporate power and authority necessary to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such qualification or license necessary, except where the failure to be so licensed, qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Non-Hawaii Material Adverse Effect.

(b) Section 3.1(b)(1) of the Company Disclosure Schedule sets forth a true and complete list of each Subsidiary of the Company, indicating its jurisdiction of incorporation or formation, and a true and complete list of each other corporation, partnership, limited liability company or other entity that is not a Subsidiary but in which the Company, directly or indirectly, holds an equity interest. Each of the Company’s Subsidiaries (i) is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (ii) has all requisite corporate (or similar) power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted, except in the case of (ii) where the failure to have such corporate power and authority would not reasonably be expected to prevent or materially delay the consummation by the Company of the Transactions or adversely affect the operation of the Company’s business in any material respect, and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such qualification, license or good standing necessary, except in the case of (iii) where the failure to be so qualified, licensed or in good standing would not reasonably be expected to have, individually or in the aggregate, a Non-Hawaii Material Adverse Effect. Except as set forth on Section 3.1(b)(2) of the Company Disclosure Schedule, all the outstanding shares of capital stock of, or other equity interests in, each of the Company’s Subsidiaries are owned directly or indirectly by the Company free and clear of all Liens, Encumbrances, pledges, security interests and transfer restrictions, except for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933 (the “Securities Act”), and other applicable securities Laws. Except as set forth on Section 3.1(b)(3) of the Company Disclosure Schedule, the Company and its Subsidiaries do not own, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for any of the foregoing in any Person other than the Company’s Subsidiaries, nor are any of them under any current or prospective obligation to form or participate in, provide funds, make any loan, capital contribution, or other investment in any Person.

(c) The Company has made available to Parent complete and correct copies of the certificate of incorporation and bylaws of the Company, in each case as amended to the date of this Agreement (the “Company Charter Documents”), and the certificate of incorporation and bylaws (or comparable organizational documents) of each of the Company’s Subsidiaries, in each case as amended to the date of this Agreement (the “Subsidiary Charter Documents”). Except as set forth on Section 3.1(c) of the Company Disclosure Schedule, the Company has made available to Parent true and complete copies of the minutes, to the extent finalized and approved by the Company Board or any committee thereof, of all meetings of the Company’s and each Subsidiary’s stockholders, the Company Board and each committee of the Company Board held since January 1, 2011 (including the boards and related committees of each Subsidiary, as applicable), in each case with the redaction of any information that in the opinion of counsel would reasonably be expected to be competitively sensitive and any information pertaining to a potential sale of the Company or one or more of its businesses.

Section 3.2 Capitalization.

(a) The authorized capital stock of the Company consists of 150,000,000 shares of Company Common Stock and 30,500,000 share of preferred stock, par value $0.01 per share (“Company Preferred Stock”). Section 3.2(a) of the Company Disclosure Schedule sets forth, as of November 11, 2014, (i) the number of shares of (1) Company Common Stock that were issued and outstanding, (2) Company Common Stock that were reserved for issuance under Company Stock Plans, (3) Company Common Stock that were reserved for issuance under outstanding Company Warrants, (4) Company Common Stock that were reserved for issuance upon conversion of the Company’s 6% Series A Convertible Notes, (5) Company Preferred Stock that were issued or outstanding, and (6) Company Preferred Stock that were designated as Series A Participating Preferred Stock and reserved and available for issuance pursuant to the Company Rights Agreement, (ii) the number of Company Warrants outstanding as of the date of this Agreement and (iii) the Series A Conversion Rate (as defined in the Convertible Notes Indenture) as of the date of this Agreement. All of the outstanding shares of Company Common Stock have been duly authorized and are validly issued, fully paid and nonassessable, and all of the shares of Company Common Stock and Company Preferred Stock reserved for issuance as noted in the preceding clauses (2), (3), (4) and (6), when issued in accordance with the respective terms thereof, will be duly authorized, validly issued, fully paid and nonassessable.

(b) Section 3.2(b) of the Company Disclosure Schedule contains a correct and complete list as of November 11, 2014 of (i) Company Options outstanding under the Company Stock Plans, (ii) Restricted Stock outstanding under the Company Stock Plans, and (iii) Company RSUs outstanding under the Company Stock Plans, including, with respect to the Company RSUs, the name of the holder, number of shares of Company Common Stock underlying each security held by such holder and, with respect to Company Options, the exercise price of such Company Options.

(c) Except as set forth on Section 3.2(a) and Section 3.2(b) of the Company Disclosure Schedule and except for the Company Rights and the Contribution, Assumption and Purchase Agreement, there are no preemptive or other outstanding rights, options, warrants, conversion rights, subscriptions, stock appreciation rights, phantom stock rights, redemption rights, repurchase rights, Contracts or commitments (contingent or otherwise), arrangements, calls or rights of any kind issued or authorized by the Company (i) that relate to any issued or unissued capital stock or equity interests of the Company or any of its Subsidiaries, (ii) that obligate the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock or options, warrants, other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding, or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of capital stock of the Company or any of its Subsidiaries (each of (i), (ii) and (iii), collectively, the “Company Securities”). There are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock or other equity interest of the Company (including any shares of Company Common Stock) or any of the Company’s Subsidiaries or any Company Securities.

Section 3.3 Authority; Noncontravention.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Company Stockholder Approval, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of and performance by the Company under this Agreement, and the consummation of the Transactions, have been duly authorized and approved by the Company Board, and except for obtaining the Company Stockholder Approval, no other corporate action on the part of the Company is necessary to authorize the execution and delivery of and performance by the Company under this Agreement and the consummation by it of the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in an Action at law or in equity (the “Bankruptcy and Equity Exception”).

(b) Except as set forth on Section 3.3(b) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the Transactions, nor compliance by the Company with any of the terms or provisions hereof, will (i) assuming the Company Stockholder Approval is obtained, conflict with or violate any provision of the Company Charter Documents or the Subsidiary Charter Documents, (ii) assuming that each of the consents, authorizations and approvals referred to in Section 3.4 and the Company Stockholder Approval are obtained (and any condition precedent to any such consent, authorization or approval has been satisfied) and each of the filings referred to in Section 3.4 are made and any applicable waiting periods referred to therein have expired, violate any Law applicable to the Company or any of its Subsidiaries, other than violations that, individually or in the aggregate, would not reasonably be expected to prevent or materially delay the consummation by the Company of the Transactions or adversely affect the operation of the Company’s business in any material respect, or (iii) subject to the first statement in Section 3.3(b)(iii) of the Company Disclosure Schedule, result in any material breach of, or constitute a material default (with or without notice or lapse of time, or both) under, require any consent of any counterparty pursuant to, or give rise to any right of termination, amendment, acceleration or cancellation of, any Company Material Contract to which the Company or any Subsidiary is a party, or result in the creation of a Lien or Encumbrance.

(c) The Company Board, at a meeting duly called and held on November 11, 2014, has unanimously (i) determined that it is advisable, fair to, and in the best interests of, the Company and its stockholders to enter into this Agreement, (ii) approved the execution and delivery of and performance by the Company of this Agreement and the consummation of the Transactions, including the consummation of the Merger, and (iii) resolved, subject to Section 5.3, to recommend that stockholders of the Company adopt this Agreement.

Section 3.4 Governmental Approvals. Except as set forth on Section 3.4 of the Company Disclosure Schedule and except for (a) the filing with the SEC of a Proxy Statement and other filings required under, and compliance with other applicable requirements of, the Securities Exchange Act of 1934 (the “Exchange Act”), (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, and (c) filings (if required) under, and compliance with other applicable requirements of, the HSR Act, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions, other than any filings, consents, approvals, declarations or registrations that, individually or in the aggregate, would not reasonably be expected to prevent or materially delay the consummation by the Company of the Transactions or adversely affect the operation of the Company’s business in any material respect.

Section 3.5 Company SEC Documents; Undisclosed Liabilities.

(a) The Company and each of its Subsidiaries have filed with or furnished to the SEC, on a timely basis, all registration statements, reports, proxy statements and other documents required to be filed with or furnished to the SEC since January 1, 2012 (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, as such statements and reports may have been amended since the date of their filing through the date of this Agreement, the “Company SEC Documents”). As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective filing dates (in the case of all other Company SEC Documents), or in the case of amendments thereto, as of the filing date of the last such amendment, the Company SEC Documents complied in all material respects with applicable Law, including the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the

case may be, and the rules and regulations promulgated thereunder, applicable to such Company SEC Documents, and none of the Company SEC Documents as of such respective dates (or, if amended through the date of this Agreement, the date of the filing of such amendment, with respect to the disclosures that are amended) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The consolidated financial statements (including the related notes and schedules thereto) of the Company and its Subsidiaries included (or incorporated by reference) in the Company SEC Documents, taking into account any amendment to such financial statements included in any Company SEC Document filed prior to the date of this Agreement, (i) complied as to form in all material respects with all applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) have been prepared in a manner consistent with the books and records of the Company and its Subsidiaries in all material respects, (iii) have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q and the rules and regulations promulgated by the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), and (iv) present fairly, in all material respects, the consolidated financial position of the Company and its Subsidiaries, and the results of their consolidated operations and cash flows, as of each of the dates and for the periods shown. Since December 22, 2013 (the “Balance Sheet Date”), the Company has not made any change in the accounting practices or policies applied in the preparation of the consolidated financial statements, except as required by GAAP, SEC rule or policy or applicable Law. The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP (to the extent applicable) and any other applicable legal and accounting requirements.

(c) The unaudited balance sheets and statements of income of the Hawaii Business for the quarterly period ending July 20, 2014 and the unaudited balance sheets and statements of income of the Hawaii Business for the year ended December 22, 2013 have been prepared from the books and records of Parent in accordance with GAAP, consistently applied throughout the periods indicated (except that there are no notes to such unaudited balance sheets and statements of income), and present fairly in all material respects the consolidated financial condition and results of operations of the Hawaii Business as of the times and for the periods referred to therein.

(d) The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act.

(e) The Company’s disclosure controls and procedures are designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated and made known to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company’s internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company does not have Knowledge of (i) any “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of the Company’s internal controls and procedures or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.

(f) Neither the Company nor any of its Subsidiaries has any liabilities which would be required to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP or the notes thereto, except for liabilities (i) accrued or reserved against on the consolidated balance sheet of the

Company and its Subsidiaries as of September 21, 2014 (including the notes thereto) included in the Company SEC Documents, (ii) incurred after September 21, 2014 in the ordinary course of business consistent with past practice that do not constitute Indebtedness and are not, individually or in the aggregate, material in amount to the Company, (iii) as contemplated by this Agreement or otherwise arising in connection with the Transactions, (iv) as set forth on Section 3.5(f) of the Company Disclosure Schedule or (v) which would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole.

(g) As of the date of this Agreement, there are no outstanding or unresolved comments in the comment letters received from the SEC staff with respect to the Company SEC Documents. To the Knowledge of the Company, none of the Company SEC Documents is subject to ongoing review or outstanding SEC comment or investigation. The Company has made available to Parent true, correct and complete copies of all material written correspondence between the SEC, on the one hand, and the Company and any of its Subsidiaries, on the other hand, occurring since January 1, 2011.

(h) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s published financial statements or other Company SEC Documents.

Section 3.6 Absence of Certain Changes. Since the Balance Sheet Date and through the date of this Agreement, (a) except as expressly contemplated by this Agreement in connection with the Transactions, the business of the Company and its Subsidiaries has been conducted in all material respects in the ordinary course of business consistent with past practice, (b) there has not been or occurred any change, event, development or occurrence (each, an “Event”) that has had or would reasonably be expected to have, individually or in the aggregate, a Non-Hawaii Material Adverse Effect, and (c) except as set forth on Section 3.6(c) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries have taken any action that, if taken after the date hereof, would have required Parent’s consent under Sections 5.1(a)(iii), (iv), (vi) through (ix), (xi), (xiv) through (xvii), or (xx).

Section 3.7 Legal Proceedings.

(a) Except as set forth on Section 3.7(a) of the Company Disclosure Schedule, there is no pending or, to the Knowledge of the Company, threatened, Action by or against the Company or any of its Subsidiaries, any of their respective present or former employees, officers or directors in such individual’s capacity as such, any of the assets, properties or rights of the Company or any of its Subsidiaries that, individually or in the aggregate with any related Actions, would reasonably be expected to (i) involve a payment obligation or potential damages, liability or other obligation greater than $500,000, (ii) prevent or materially delay the consummation by the Company of the Transactions or (iii) adversely affect the operation of the Company’s business in any material respect.

(b) There are no Orders imposed upon the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries, any of their respective present or former employees, officers or directors in such individual’s capacity as such, or any of the assets, properties or rights of the Company or any of its Subsidiaries is subject that (i) involve a payment obligation or potential damages, liability or other obligation greater than $500,000 individually, or $1,000,000 in the aggregate, (ii) would individually or in the aggregate reasonably be expected to prevent or materially delay the consummation by the Company of the Transactions or (iii) would individually or in the aggregate reasonably be expected to adversely affect the operation of the Company’s business in any material respect.

Section 3.8 Compliance With Laws; Permits.

(a) Except as set forth on Section 3.8(a) of the Company Disclosure Schedule, the Company and its Subsidiaries are, and at all times since January 1, 2012 have been, in compliance in all material respects with all Laws applicable to their respective businesses, operations, properties or assets (other than Environmental Laws, which are governed exclusively under Section 3.12). Neither the Company nor any of its Subsidiaries has received written notice or other written communication alleging or relating to a possible material violation of any Law applicable to their businesses, operations, properties or assets.

(b) Except as set forth on Section 3.8(b) of the Company Disclosure Schedule, the Company and each of its Subsidiaries hold, and are in compliance with, all material licenses, franchises, permits, certificates, approvals, restrictions and other authorizations (“Permits”) from Governmental Authorities required by Law or otherwise necessary or advisable for the conduct of their respective businesses and operations as they are now being conducted or the ownership or use of their respective properties and assets (collectively, with all pending applications therefor and amendments, modifications and renewals thereof, “Company Permits”) (other than those Company Permits under Environmental Laws, which are governed exclusively by Section 3.12); other than any failure to hold or be in compliance with a Company Permit that, individually or in the aggregate, would not reasonably be expected to prevent or materially delay the consummation by the Company of the Transactions or be material to the operation of the Company’s business. There has occurred no violation of, default (with or without notice or lapse of time or both) under or, to the Knowledge of the Company, Event, that with or without notice or lapse of time or both, would result in any revocation, non-renewal, adverse modification or cancellation of, any Company Permit, other than any such violations, defaults or Events that, individually or in the aggregate, would not reasonably be expected to prevent or materially delay the consummation by the Company of the Transactions or adversely affect the operation of the Company’s business in any material respect, nor would any such revocation, non-renewal, adverse modification or cancellation result from the consummation of the Transactions. Neither the Company nor any of its Subsidiaries has received written notice or other written communication from any Governmental Authority that any Company Permit will be terminated or adversely modified or cannot be renewed in the ordinary course of business consistent with past practice, and the Company has no Knowledge of any reasonable basis for any such termination, modification or non-renewal.

Section 3.9 Tax Matters.

(a) Except for those matters set forth in Section 3.9(a) of the Company Disclosure Schedule:

(i) each of the Company and its Subsidiaries has timely filed, or has caused to be timely filed on its behalf (taking into account any valid extension of time within which to file), all material Tax Returns required to be filed by it, and all such filed Tax Returns are correct and complete in all material respects;

(ii) all material amounts of Taxes (whether or not assessed) required to be withheld and/or paid by or on behalf of each of the Company and its Subsidiaries have been withheld and paid, as applicable (whether or not such Taxes are shown or required to be shown on a Tax Return);

(iii) the unpaid Taxes of the Company and its Subsidiaries do not materially exceed the reserve for liabilities for Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and taxable income) shown on the face of the most recent balance sheet included in the Company SEC Documents (excluding any notes thereto) as adjusted solely for Taxes incurred and paid in the ordinary course of business since the Balance Sheet Date consistent (except for differences resulting from ordinary course fluctuations in the income, assets or operations of the Company and its Subsidiaries or any applicable changes in Law or in GAAP) with Taxes incurred and paid in the most recent comparable prior period;

(iv) neither the Company nor any of its Subsidiaries has outstanding Contracts or waivers extending (or having the effect of extending) any statute of limitations with respect to any Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries;

(v) no Action with respect to Taxes is pending, in progress or has been threatened in writing with respect to the Company or any of its Subsidiaries, and no written notice of such an Action has been received by the Company or any of its Subsidiaries;

(vi) no claim has been made by a Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that such Person is or may be subject to taxation by such jurisdiction that has not been resolved;

(vii) neither the Company nor any of its Subsidiaries (A) is or has been a member of any affiliated, consolidated, combined or unitary group for Tax purposes (other than any such group of which the Company is the common parent), (B) is a party to, or is bound by, any Tax allocation, sharing, indemnity or other similar Contract with respect to Taxes (other than one or more Tax-related provisions in a commercial agreement a principal purpose of which is not the allocation or sharing of any Tax), (C) is a party to or bound by any closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign Law) or any other Contract with any Governmental Authority with respect to Taxes, or has requested or received a ruling from any Governmental Authority with respect to Taxes, that individually or in the aggregate could have a material effect on the liability of the Company or any Subsidiary for Taxes after the date hereof, or (D) is liable for the Taxes of another Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law, or as a transferee or successor;

(viii) neither the Company nor any of its Subsidiaries has been party to any “reportable transaction” as defined in Treasury Regulations Section 1.6011-4 (or similar transaction for purposes of comparable provisions of state, local or foreign Law) that has not been properly reported in a Tax Return;

(ix) neither the Company nor any of its Subsidiaries will be required to include a material item of income in, or exclude a material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, in each case, as a result of an action taken on or prior to the Closing Date (other than in the ordinary course of business consistent with past practice), including by virtue of a change in method of accounting under Section 481 of the Code (or any similar provision of state, local or foreign Law) made on or prior to the Closing Date, an installment sale or open transaction effected on or prior to the Closing Date, a prepaid amount received on or prior to the Closing Date or an election pursuant to Section 108(i) of the Code (or any similar provision of state, local or foreign Law) made prior to the Closing Date;

(x) neither the Company nor any of its Subsidiaries has any material deferred gain or loss arising out of any deferred intercompany transactions, as described in Treasury Regulations Section 1.1502-13 (or any similar provision of state, local or foreign Law), or, in the case of any Subsidiary, has a material excess loss account in its stock, as described in Treasury Regulations Section 1.1502-19 (or any similar provision of state, local or foreign Law);

(xi) no material Tax ruling, Tax holiday or other Contract entered into by the Company or any of its Subsidiaries with any Governmental Authority with respect to Taxes will expire, be revoked or otherwise terminate, whether as a result of the Merger, the Precedent Transaction or otherwise prior to the stated or applicable term thereof as provided therein; and

(xii) within the past two (2) years, neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(b) Section 3.9(b) of the Company Disclosure Schedule sets forth the following information with respect to the Company and its Subsidiaries: (i) a materially correct description of the amount of any unused and unexpired net operating losses, unused and unexpired investment or other credits, unused and unexpired foreign Tax credits and excess charitable contributions of the Company or any of its Subsidiaries for federal income Tax, applicable state income tax, and alternative minimum Tax purposes (including dates of expiration of such items for each of such purposes) as of December 31, 2013 and, utilizing reasonable assumptions given the fact that such information is not determined as of the closing of a taxable year, as of September 30, 2014 (assuming (x) the taxable year of the Company ended on such date but allocating deductions computed on an annual basis such as depreciation and amortization pro rata based on the number of days in the current taxable year prior to such date divided by 365 and (y) such other items as are set forth on Section 3.9(b)(i) of the Company Disclosure Schedule), (ii) (A) the date of each ownership change (as defined in Section 382(g)(1) of the Code) experienced by the Company that could have an effect on the ability to utilize the items described in clause (i), (B) the consolidated section 382 limitation (as defined in Section 382(b)(1) of the Code) of the Company and its Subsidiaries as a result of each such ownership change, and (C) the amount, if any, of consolidated net unrealized built-in gain (as defined in Section 382(h)(3) of the Code) of the Company on the date of each ownership change, and (iii) a materially correct description of the Tax basis in the assets of the Company and its Subsidiaries in the aggregate, and of the assets comprising the Transferred Assets (other than any shipping containers), in each case for federal income Tax purposes as of December 31, 2013 and, utilizing reasonable assumptions given the fact that such information is not determined as of the closing of a taxable year, as of September 30, 2014 (assuming (x) the taxable year of the Company ended on such date but taking into account deductions such as depreciation in the manner provided above and (y) such other items as are set forth on Section 3.9(b)(ii) of the Company Disclosure Schedule). Other than the effect on such net operating losses and basis of (w) ordinary course business operations for the period from and after January 1, 2014, (x) amortization and depreciation of asset Tax basis under applicable Law for such period (assuming amortization and depreciation computed on an annual basis is prorated on a daily basis as described above), (y) transactions contemplated by this Agreement or the Contribution, Assumption and Purchase Agreement or (z) such items set forth on Section 3.9(b)(iii) of the Company Disclosure Schedule, there has been no material change in the items listed in clause (i) and clause (iii) of this Section 3.9(b) since December 31, 2013, other than changes taken into account in arriving at the estimate of tax attributes as of September 30, 2014 referred to in clause (i) above. To the Knowledge of the Company, since May 3, 2012, neither the Company nor any of its Subsidiaries has undergone an ownership change under Section 382 and/or Section 383 of the Code (or any comparable provisions of state, local and foreign Law). The depreciation and amortization amounts and years reflected on Section 3.9(b) of the Company Disclosure Schedule under the heading “Non-Hawaii Depreciation and Amortization Rollout as of December 31, 2013” reflects in all material respects the amount of depreciation and amortization of the assets of the Company and its Subsidiaries (other than assets attributable to the Hawaii Business) owned as of the date to which such schedule speaks that would be claimed during each year beginning January 1, 2014 and ending December 31, 2019, utilizing reasonable assumptions given the fact that such information is forward-looking, assuming (x) the Company and its Subsidiaries continue to hold such assets in the ordinary course during such period, (y) that such assets do not become worthless during such period and (z) such items as are disclosed on Section 3.9(b)(iv) of the Company Disclosure Schedule.

(c) For purposes of this Agreement: (i) “Taxes” shall mean all (x) federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including but not limited to all income, alternative minimum, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, registration, lease, service, service use, withholding, payroll, employment, social security, unemployment, welfare, workers’ compensation, disability, environmental, capital production, premium, windfall profits, title, excise, severance, stamp, occupation, escheat, property, tonnage and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever and all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority in connection with any of the foregoing, and (y) liability in respect of any items described in clause (x) above payable pursuant to Contract (other than a commercial Contract, a principal purpose of which is not the allocation or sharing of any Tax), assumption, successor or transferee liability, or operation of law, including Treasury Regulations Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision of state, local or foreign Law); and (ii) “Tax Returns” shall mean any return, report, claim for refund, election, certificate, estimate, information return or statement or other similar document relating to, or filed or submitted or required to be filed or submitted with any Governmental Authority with respect to, Taxes, including any schedule, attachment or supplement thereto, and including any amendment thereof.

Section 3.10 Employee Benefits Matters.

(a) Section 3.10(a) of the Company Disclosure Schedule sets forth a complete and correct list of all material Company Plans (the “Disclosed Company Plans”). The Company has made available to Parent, to the extent applicable, current, correct and complete copies of (i) each Disclosed Company Plan, (ii) the three most recent annual reports on Form 5500 required to be filed with the IRS with respect to each Company Plan (if any such report was required), (iii) the most recent summary plan description for each Company Plan for which such summary plan description is required (together with any summary of material modifications, if applicable), (iv) each trust agreement and insurance or group annuity contract relating to any Company Plan, and (v) all material documents and written correspondence relating to each Company Plan received from or provided to the U.S. Department of Labor, the Pension Benefit Guaranty Corporation, the IRS or any other Governmental Authority since January 1, 2012.

(b) Each Company Plan has been established, maintained, funded and administered in all material respects in compliance with its terms and in compliance in form and in operation with the applicable provisions of ERISA, the Code and all other applicable Laws. There are no pending or, to the Knowledge of the Company, threatened Actions (other than claims for benefits in the ordinary course) with respect to, or any Liens filed against or with respect to, any Company Plans, other than claims made in the ordinary course of business which are not, individually or in the aggregate, material. All contributions required to be made by the Company and its Subsidiaries have been timely made in compliance with applicable Law with respect to all Company Plans, and there are no material unfunded obligations of the Company or any of its Subsidiaries under any Company Plan that are not accurately reflected in the Company’s financial statements and accrued in accordance with GAAP.

(c) All Company Plans, other than any “multiemployer plan” (as defined in Section 3(37) of ERISA) that are “employee pension benefit plans” (as defined in Section 3(2) of ERISA) that are intended to be Tax qualified under Section 401(a) of the Code (each, a “Company Pension Plan”) have received a favorable determination letter from the IRS on which the Company may currently rely, or has filed a timely application therefor. The Company has made available to Parent a correct and complete copy of the most recent determination letter received with respect to each Company Pension Plan, as well as a correct and complete copy of each pending application for a determination letter, if any. To the Knowledge of the Company, no fact exists or Event has occurred since the date of such letter or letters from the IRS that would reasonably be expected to result in the loss of the qualified status of any such Company Plan or the exempt status of any such trust.

(d) Except as set forth on Section 3.10(d) of the Company Disclosure Schedule, neither the Company nor any trade or business, whether or not incorporated, that together with the Company would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA (including any entity that during the past six (6) years was a Subsidiary of the Company) (each such entity, an “ERISA Affiliate”) has now or at any time within the previous six (6) years contributed to, sponsored, or maintained a multiemployer plan (as defined in Section 3(37) of ERISA) or a plan subject to section 302 or Title IV of ERISA or section 412 of the Code. The Company and each ERISA Affiliate have satisfied the minimum funding standards under Section 412 or Section 430 of the Code or Section 302 or Section 303 of ERISA. Neither the Company nor any ERISA Affiliate has incurred any withdrawal liability with respect to a complete or partial withdrawal from any Company Plan that is a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA). No Company Plan is a “multiple employer welfare arrangement” as such term is defined in Section 3(40)(A) of ERISA.

(e) Except as set forth on Section 3.10(e) of the Company Disclosure Schedule, the execution and delivery of this Agreement and the consummation of the Transactions will not, either alone or in combination with another Event, except as expressly provided in this Agreement, (i) entitle any current or former employee, officer, director or consultant of the Company to severance pay, unemployment compensation or any other payment from the Company or any of its Affiliates under any Company Plan, (ii) accelerate the time of payment or vesting, or increase the amount of compensation or otherwise enhance any benefit due any such employee, officer, director or consultant, or (iii) otherwise trigger any material obligations or penalties under, breach of or default (with or without notice or lapse of time, or both) under, any Company Plan (other than any “multiemployer plan” (as defined in Section 3(37) of ERISA)). Neither the Company nor any Subsidiary of the Company is in material breach of or material default under the terms of any Company Plan. To the Knowledge of the Company, no other party to any Company Plan is in material breach of or material default under the terms of any Company Plan.

(f) Neither the Company nor any of its Subsidiaries is a party to any Contract, arrangement or plan (including any Company Plan) that has resulted or would result, separately or in the aggregate, in connection with the Transactions (either alone or in combination with any other Events), in the payment of any “excess parachute payments” to any “disqualified individual”, in each case within the meaning of Section 280G of the Code. There is no Contract, plan or other arrangement to which the Company or any of its Subsidiaries is a party which provides for a gross-up in respect of taxes or other penalties imposed pursuant to Section 409A or 4999 of the Code.

(g) All premiums or other payments that are required to be paid have been timely paid with respect to each such Company Plan that is an employee welfare benefit plan (as defined in Section 3(1) of ERISA, whether or not such Company Plan is subject to ERISA) or are accurately accrued and reflected in the Company’s financial statements in accordance with GAAP. Except as set forth on Section 3.10(g) of the Company Disclosure Schedule, no Company Plan provides health or welfare benefits (whether or not insured), with respect to current or former employees or directors of the Company or any of its Subsidiaries beyond their retirement or other termination of service, other than health continuation coverage as required by Section 4980B of the Code, the full cost of which is borne by the current or former employee or director.

(h) No fiduciary or party in interest of any Company Plan has participated in, engaged in or been a party to any transaction that is prohibited under Section 4975 of the Code or Section 406 of ERISA and not exempt under Section 4975 of the Code or Section 408 of ERISA, respectively, or has otherwise acted or failed to act with respect to any Company Plan in a manner, in either case, that could reasonably be expected to subject the Company or any of its Subsidiaries to any material liability under ERISA or any other applicable Law.

(i) With respect to each Company Plan that is not subject exclusively to United States Law (a “Non-U.S. Benefit Plan”): (i) all employer and employee contributions to each Non-U.S. Benefit Plan required by applicable Law or by the terms of such Non-U.S. Benefit Plan or pursuant to any other contractual obligation (including contributions to all mandatory provident fund schemes) have been timely made in accordance with applicable Law or accurately accrued and reflected on the Company’s financial statements in accordance with GAAP; (ii) from and after the Closing, such funds, accruals or reserves under the Non-U.S. Benefit Plans shall be used exclusively to satisfy benefit obligations accrued under such Non-U.S. Benefit Plans or else shall remain or revert to Parent and its Affiliates in accordance with the terms of such Non-U.S. Benefit Plan or applicable Law; and (iii) each Non-U.S. Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

(j) For each Company Plan which is a “group health plan” within the meaning of Section 5000(b)(1) of the Code, the Company has complied in all material respects with the notice and continuation coverage requirements of Section 4980B of the Code, the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder.

(k) Neither the Company nor any of its ERISA Affiliates has any legally binding plan or commitment to create any additional Company Plans or modify or change any existing Company Plans that would affect any employee or terminated employee of the Company or any employee or terminated employee providing services to the Company.

Section 3.11 Labor and Employment Matters.

(a) Except as set forth on Section 3.11(a)(1) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement with any labor organization or similar representative of employees of the Company or its Subsidiaries, nor is any such agreement presently being negotiated by the Company or any of its Subsidiaries. Except as set forth on Section 3.11(a)(2) of the Company Disclosure Schedule, there are no (i) unfair labor practice complaints pending against the Company or any of its Subsidiaries, or in which the Company or any of its Subsidiaries is identified as an interested party, before the National Labor Relations Board or any other labor relations tribunal or authority; (ii) representation petitions pending against the Company or any of its Subsidiaries, or in which the Company or any of its Subsidiaries is identified as an interested party, before the National Labor Relations Board or any other labor relations tribunal or authority; (iii) grievances or other Actions pending against the Company or any of its Subsidiaries filed by a labor organization recognized by the Company or any of its Subsidiaries; (iv) strikes, work stoppages, slowdowns or other labor disputes involving a group of employees of the Company or its Subsidiaries pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries; or (v) other liabilities or contingent liabilities that have not been paid and that have not been accrued or reserved against in the consolidated balance sheet of the Company as at September 21, 2014, arising from employment guarantees under any collective bargaining agreements to which the Company or any of its Subsidiaries is a party, in the case of (i) and (iii), except for such matters that, individually or in the aggregate, would not reasonably be expected to (x) involve an amount or potential damages, liability or other obligation greater than $500,000, (y) prevent or materially delay the consummation by the Company of the Transactions or (z) adversely affect the operation of the Company’s business in any material respect.

(b) Except as set forth on Section 3.11(b) of the Company Disclosure Schedule: (i) the Company and its Subsidiaries are, and since January 1, 2012 have been, in compliance in all material respects with all applicable state, federal, and local Laws respecting labor and employment, including all Laws relating to discrimination, disability, labor relations, unfair labor practices, hours of work, payment of wages, employee benefits, retirement benefits, compensation, immigration, workers’ compensation, working conditions, occupational safety and health, family and medical leave, reductions in force, plant closings, notification of employees, and employee terminations and (ii) neither the Company nor any of its Subsidiaries has any outstanding liabilities under the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any state or local Laws requiring notice with respect to such layoffs or terminations.

(c) Except as set forth on Section 3.11(c) of the Company Disclosure Schedule, since January 1, 2012, (i) no Governmental Authority has threatened or initiated any Action with respect to the Company or its Subsidiaries arising out of, in connection with, or otherwise relating to any Company employees or any Laws governing labor or employment, and (ii) no Governmental Authority has issued, or, to the Company’s knowledge, threatened to issue, any significant Order against the Company or any of its Subsidiaries with respect to any Company employees or any Laws governing labor or employment, in each case of (i) and (ii), other than any such Actions or Orders that, individually or in the aggregate with any related or substantially similar Actions or Orders, would not reasonably be expected to (x) involve a payment obligation or potential damages, liability or other obligation greater than $500,000, (y) prevent or materially delay the consummation by the Company of the Transactions or (z) adversely affect the operation of the Company’s business in any material respect.

(d) Except as set forth on Section 3.11(d) of the Company Disclosure Schedule, with respect to any current or former employee, officer, consultant or other service provider of the Company, there are no Actions against the Company or any of its Subsidiaries pending, or to the Company’s Knowledge, threatened to be brought or filed, in connection with the employment or engagement of any current or former employee, officer, consultant or other service provider of the Company, including, without limitation, any claim relating to employment discrimination, harassment, retaliation, equal pay, employment classification or any other employment-related matter arising under applicable Laws, except where such Action would not, individually or in the aggregate, result in the Company incurring a material liability.

(e) Except as set forth on Section 3.11(e) of the Company Disclosure Schedule or with respect to any Company Plan (which subject is addressed in Section 3.10 above), the execution of this Agreement and the consummation of the Transactions will not result in any breach or violation of, or cause any payment to be made under, any applicable Laws respecting labor and employment or any collective bargaining agreement to which the Company or any of its Subsidiaries is a party.

Section 3.12 Environmental Matters. Except as set forth on Section 3.12 of the Company Disclosure Schedule, (a) each of the Company and its Subsidiaries, and their respective facilities, Vessels and real properties, whether owned, operated or leased, are, and at all times since January 1, 2011 have been, in compliance in all material respects with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with all Company Permits required under Environmental Laws, (b) there is no Action, Lien or Encumbrance relating to or arising from any noncompliance with, or liability under, Environmental Laws (including, without limitation, relating to or arising from the Release or threatened Release of any Hazardous Materials) that is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, that would reasonably be expected to (i) involve a payment obligation or potential damages, liability or other obligation greater than $500,000, (ii) prevent or materially delay the consummation by the Company of the Transactions or (iii) adversely affect the operation of the Company’s business in any material respect, (c) since January 1, 2011, neither the Company nor any of its Subsidiaries has received any notice of, or entered into or become subject to any Order or settlement involving uncompleted, outstanding or unresolved liabilities, compliance obligations, or corrective or remedial obligations relating to or arising under Environmental Laws (including, without limitation, relating to or arising from the Release or threatened Release of, any Hazardous Materials), and (d) neither the Company nor any of its Subsidiaries are parties to any indemnification or other agreements or Contracts pursuant to which the Company or any of its Subsidiaries have assumed material liabilities or obligations of other Persons relating to Environmental Laws. This Section 3.12 constitutes the sole and exclusive representation and warranty of the Company regarding Environmental Laws or relating to Hazardous Materials.

Section 3.13 Intellectual Property.

(a) Section 3.13(a) of the Company Disclosure Schedule sets forth an accurate and complete list of all Company Registered IP, including in each case the registered owner, jurisdiction, registration number and application number. The Company Registered IP is subsisting and, to the Knowledge of the Company, valid and enforceable.

(b) To the Knowledge of the Company, the conduct of the Company’s and its Subsidiaries’ businesses as currently conducted, and the provision of any products or services by the Company or any of its Subsidiaries, have not, since January 1, 2012, infringed or otherwise violated, and is not infringing or otherwise violating any Person’s Intellectual Property. There is no claim of such infringement or other violation of any Person’s Intellectual Property currently pending or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries. To the Knowledge of the Company, no Person is currently infringing or otherwise violating any Intellectual Property owned by the Company or any of its Subsidiaries in any material respect. No claims of infringement or other violation of the Intellectual Property owned by the Company or any of its Subsidiaries are currently pending or threatened in writing against any Person by the Company or any of its Subsidiaries.

(c) Each of the Company and its Subsidiaries has taken reasonable steps in accordance with standard industry practices to maintain its Intellectual Property that is being used in the conduct of the Company’s and its Subsidiaries’ businesses as currently conducted and has maintained the confidentiality of all information that constitutes a Trade Secret of the Company or any of its Subsidiaries that is being used in the conduct of the Company’s and its Subsidiaries’ businesses as currently conducted. All current and former employees, consultants and contractors of the Company or any of its Subsidiaries who have contributed to the development of material Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries that is being used in the conduct of the Company’s and its Subsidiaries’ businesses as currently conducted have executed agreements that contain confidentiality and invention assignment obligations.

(d) Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of, or result in any other material and adverse modification to, any material Intellectual Property rights used in the conduct of the Company’s or its Subsidiaries’ businesses as currently conducted or (ii) give rise to any right of any counterparty to adversely modify any of the Company’s or any of its Subsidiaries’ rights or obligations under any material Inbound License Agreement or material Outbound License Agreement in any material respect.

Section 3.14 Anti-Takeover Provisions; Rights Agreement.

(a) Assuming the accuracy of the representations and warranties set forth in Section 4.8, the Company and the Company Board have taken all actions necessary to ensure that the Transactions, including the Merger, will be exempt from any anti-takeover or similar provisions of the Company Charter Documents, and any provisions of any applicable “moratorium”, “control share acquisition”, “fair price”, “interested stockholder”, “affiliate transaction”, “business combination” or other antitakeover Laws, including Section 203 of the DGCL.

(b) Assuming the accuracy of the representations and warranties set forth in Section 4.8, the Company and the Company Board has taken all actions necessary to (i) cause the Company Rights Agreement, and the rights issued thereunder, to be rendered inapplicable to this Agreement and the Transactions, including the Merger and (ii) ensure that (A) none of Parent, Merger Sub or any of their Subsidiaries would become an Acquiring Person (as such term is defined in the Company Rights Agreement) under the Company Rights Agreement as a result of this Agreement or the Transactions, including the Merger, and (B) neither a Distribution Date nor a Stock Acquisition Date (as such terms are defined in the Company Rights Agreement) would occur, in the case of clauses (A) and (B), by reason of the execution of this Agreement or the consummation of the Transactions, including the Merger. The Company has delivered to Parent a complete and correct copy of the Rights Agreement, as amended to the date of this Agreement.

Section 3.15 Property.

(a) Section 3.15(a)(i) of the Company Disclosure Schedule sets forth a true, complete and correct list of all real property leased or subleased or otherwise used or occupied by the Company or any of its Subsidiaries. Except as set forth on Section 3.15(a)(ii) of the Company Disclosure Schedule, the Company or a Subsidiary of the Company has valid leasehold interests in or rights to use all of the properties set forth on Section 3.15(a)(i) of the Company Disclosure Schedule, free and clear of all Liens and Encumbrances (in all cases other than Permitted Liens and Permitted Encumbrances). Except as set forth on Section 3.15(a)(iii) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries owns any real property.

(b) The Company has made available to Parent a true, complete and correct list of (i) all containers (including all other cargo-carrying units such as flat racks, reefers, platforms, open tops, etc.), chassis and gen-sets owned or leased by the Company or any of its Subsidiaries as of July 22, 2014 and (ii) all other personal properties, assets and equipment owned or leased by the Company or any of its Subsidiaries as of July 22, 2014 with a book value in excess of $25,000 or under any Contract by the Company or any of its Subsidiaries that requires annual payments in excess of $25,000. The Company or one of its Subsidiaries has good and valid title to all of the material personal properties and assets, tangible or intangible (excluding Intellectual Property), that they purport to own, and valid leasehold interests in all of the material personal properties and assets that they purport to lease, free and clear of all Liens and Encumbrances (in all cases other than Permitted Liens and Permitted Encumbrances), except for any failure to have such title or leasehold interest that would not, individually or in the aggregate, materially interfere with the utility, value or the Company’s current or contemplated use of the applicable properties or assets or otherwise materially interfere with the Company’s current or contemplated business operations.

(c) Subject to (x) the Bankruptcy and Equity Exception and (y) the right of any Governmental Authority to exercise its power to revoke the use right granted by such Governmental Authority with respect to any real property, all leases under which the Company or any of its Subsidiaries lease any real property or material personal properties and assets are valid and in full force and effect against the Company or any of its Subsidiaries and, to the Company’s Knowledge, the counterparties thereto, in accordance with their respective terms. There is not, to the Company’s Knowledge, under any of such leases, any existing default by the Company or any of its Subsidiaries, or any facts or circumstances existing which, with notice or lapse of time or both, would become a default by the Company or any of its Subsidiaries, that would individually or in the aggregate, materially interfere with the utility, value or the Company’s current or contemplated use of the applicable real property, personal properties or assets or otherwise materially interfere with the Company’s current or contemplated business operations.

Section 3.16 Contracts.

(a) Except for this Agreement, the Contribution, Assumption and Purchase Agreement, any Company Plans or as set forth in Section 3.16(a) of the Company Disclosure Schedule, as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or expressly bound by, and none of their respective properties or assets is subject to, any Contract that

(i) is (x) a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act) or is (y) a Contract attached as an exhibit to a Current Report on Form 8-K filed by the Company with the SEC under which the Company or any of its Subsidiaries still has material rights or obligations;

(ii) relates to any joint venture, partnership, limited liability or other similar agreements or arrangements relating to the formation, creation, operation, management or control of any joint venture, partnership or other similar arrangement;

(iii) is (x) an indenture, credit agreement, loan agreement, security agreement, guarantee, credit enhancement, note, mortgage or other Contract providing for or securing Indebtedness (other than capital lease obligations) of the Company or any of its Subsidiaries (in each case, whether incurred, assumed, guaranteed or secured by any asset) in excess of $250,000 or (y) a capital lease obligation in excess of $1,000,000;

(iv) is (x) an Inbound License Agreement, (y) an Outbound License Agreement or (z) a Technology Agreement;

(v) is a settlement, conciliation or similar Contract with any Governmental Authority which (x) would require the Company or any of its Subsidiaries to pay consideration of more than $250,000 after the date of this Agreement or (y) would otherwise limit the operation of the Company (or Surviving Corporation or Parent or any of their respective Affiliates) in any material respect after the Closing;

(vi) limits the ability of the Company or any of its Subsidiaries (or which, following the consummation of the Merger, would restrict the ability of the Surviving Corporation or Parent or any of their respective Affiliates) (x) to engage in any line of business, to compete with any Person or operate at any geographic location, or to sell or supply any service (including any non-compete, exclusivity or “most-favored nation” provisions), or (y) to purchase or acquire an ownership interest in any other entity, or includes a covenant not to sue a third party, except, in the case of (x) and (y), for any such Contract that may be canceled without penalty or other liability of the Company upon notice of ninety (90) days or less;

(vii) is a Contract under which the Company or any of its Subsidiaries is (w) a lessee of real property, (x) a lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by a third person or entity, (y) a lessor of real property, or (z) a lessor of any tangible personal property owned by the Company or any of its Subsidiaries, in each case of (w), (x), (y) and (z), which requires future payments in excess of $1,000,000 per annum;

(viii) involves any directors, executive officers (as such term is defined in the Exchange Act) or five-percent stockholders of the Company or, to the Knowledge of the Company, any of its Affiliates (other than the Company) or immediate family members of any of the foregoing;

(ix) is a consulting agreement requiring the Company or any of its Subsidiaries to pay consideration of more than $1,000,000 per annum or a collective bargaining agreement;

(x) provides for (x) “earn-outs” or similar contingent payment obligations by the Company or any of its Subsidiaries or (y) continuing indemnification obligations outside the ordinary course consistent with past practice by the Company or any of its Subsidiaries, in each case of (x) and (y) other than any such Contract with respect to which there are no further obligations of more than $250,000 under such provisions;

(xi) was entered into after January 1, 2012, or has not yet been consummated, and involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of a business or capital stock or other equity interest of another Person or any assets or properties with a value of more than $250,000, excluding acquisitions or dispositions of equipment or other personal assets (other than any Vessels) in the ordinary course consistent with past practice;

(xii) (x) contains a standstill or similar provision pursuant to which the Company or any of its Subsidiaries has agreed not to acquire assets or securities of a third party, (y) contains any “non-solicitation”, “no hire” or similar provision which restricts the Company or any of its Subsidiaries from soliciting, hiring, engaging, retaining or employing such third party’s current or former employees in a manner or to an extent that would materially interfere with the business of the Company or any of its Subsidiaries or (z) contains a confidentiality obligation, except for (A) any agreement containing a confidentiality obligation entered into by the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice and (B) any non-disclosure agreement entered into in connection with a potential sale of the Company or one or more of its businesses;

(xiii) prohibits the payment of dividends or distributions in respect of, or the pledging of, any equity interest of, or the issuance of guarantees by, the Company or any of its Subsidiaries;

(xiv) involves a grant to any Person of any right of first offer or right of first refusal to purchase, lease, sublease, use, possess or occupy any material assets, rights or properties of the Company or any of its Subsidiaries;

(xv) would be reasonably expected to involve aggregate payments by the Company or any of its Subsidiaries, or to the Company or any of its Subsidiaries, of more than $1,000,000 per annum, other than any bill of lading and any such Contract that may be canceled without penalty or other liability of the Company upon notice of thirty (30) days or less;

(xvi) involves any obligation to provide equity or debt financing to any Person (other than any Subsidiary of the Company that is not an Acquired Entity), or provide any guarantee or credit enhancement to, or assume any liability or obligation of, any Person (other than any Subsidiary of the Company that is not an Acquired Entity) in an amount in excess of $250,000; or

(xvii) with a Governmental Authority, other than (x) any bill of lading or other one-time shipping Contracts or (y) any non-customer Contract for services provided to the Company in the ordinary course of business consistent with past practice that is not material to the Company’s business operations.

Each Contract of the type described in this Section 3.16(a) is referred to herein as a “Company Material Contract.”

(b) Each Company Material Contract is valid and binding on the Company and any of its Subsidiaries to the extent the Company or such Subsidiary is a party thereto, as applicable, and to the Knowledge of the Company, each other party thereto, and is in full force and effect and enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception). Neither the Company nor any Subsidiary of the Company is in

material breach of or material default under the terms of any Company Material Contract. To the Knowledge of the Company, no other party to any Company Material Contract is in material breach of or material default under the terms of any Company Material Contract. No Event or condition has occurred that constitutes, or, after notice or lapse of time or both, would constitute, a material default on the part of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto under any such Company Material Contract, nor has the Company or any of its Subsidiaries received any notice of any such material default, Event or condition.

(c) The Company has made available to Parent and Merger Sub complete and correct copies of each of the Company Material Contracts in effect as of the date hereof.

(d) Except as set forth on Section 3.16(d) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by any guarantee, performance bond, bid bond or other similar Contract in any amount relating to the Transferred Assets or the Transferred Liabilities, or guaranteeing any obligation, payment or performance of or by any of the Acquired Entities.

Section 3.17 Insurance. The Company and its Subsidiaries maintain insurance policies in such amounts, with such deductibles and against such risks and losses as are commercially reasonable for the assets of the Company and its Subsidiaries and the conduct of their businesses. Section 3.17 of the Company Disclosure Schedule sets forth, as of the date hereof, a true and complete list of all material insurance policies issued in favor of the Company or any of its Subsidiaries, or pursuant to which the Company or any of its Subsidiaries is a named insured or otherwise a beneficiary, as well as any historic occurrence-based policies still in force. Except as set forth on Section 3.17 of the Company Disclosure Schedule, (a) all material insurance policies of the Company and its Subsidiaries are in full force and effect, (b) all premiums due with respect to such material insurance policies have been paid, (c) neither the Company nor any of its Subsidiaries is in material breach or material default, and has not taken any action or failed to take any action which (with or without notice or lapse of time, or both) would constitute such a material breach or material default, or would permit termination or modification of, any such policy, (d) to the knowledge of the Company, no insurer issuing any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation, and (e) neither the Company nor any of its Subsidiaries has received notice of any pending or threatened cancellation or premium increase with respect thereto (other than expirations or premium increases in the ordinary course of business), nor do the terms of any such plans provide for any cancellation or premium increase as a result of the consummation of the Transactions.

Section 3.18 U.S. Citizen. Each of the Company and its Subsidiaries that owns and/or operates any vessels in the U.S. Coastwise Trade is, and has been during any period that it has owned and/or operated any vessels in the U.S. Coastwise Trade, a U.S. Citizen.

Section 3.19 Vessels.

(a) Section 3.19(a) of the Company Disclosure Schedule sets forth (except as may be noted on such section of the Company Disclosure Schedule) a true, correct and complete list of all of the Vessels (all of which are documented under the U.S. flag) that are not included in the Transferred Assets (the “Non-Hawaii Vessels”), including with respect to each Non-Hawaii Vessel (i) its name, (ii) its official number, (iii) its International Maritime Organization (IMO) number, (iv) whether it is owned, leased or chartered, and (v) if it is the subject of a lease or charter, the type of lease or charter and the name of the counterparty.

(b) With respect to each Non-Hawaii Vessel that is identified as being owned by the Company or one of its Subsidiaries in Section 3.19(a) of the Company Disclosure Schedule, the Company or the indicated Subsidiary, as applicable, has good, valid and marketable title to such Non-Hawaii Vessel, free and clear of all Encumbrances and Liens, other than Permitted Maritime Liens. The leases, bareboat charters or time charters with respect to the Non-Hawaii Vessels listed in Section 3.19(a) of the Company Disclosure Schedule are valid and in force (subject to the Bankruptcy and Equity Exception). Neither the Company nor any of its Subsidiaries has agreed to “scrap” or sell any Non-Hawaii Vessels set forth on Section 3.19(a) of the Company Disclosure Schedule.

(c) The Non-Hawaii Vessels owned by the Company and its Subsidiaries (i) were built in the United States, (ii) are eligible for use in the U.S. Coastwise Trade, (iii) are documented as U.S.-flag vessels and their Certificates of Documentation have coastwise endorsements and are valid and unexpired, and (iv) have never (x) been owned by or sold to any Person, or demise or sub-demise chartered or leased to any Person, that did not qualify as a U.S. Citizen, (y) been registered under the Laws of a foreign country, or (z) been rebuilt foreign, as defined in 46 C.F.R. § 67.177.

(d) The Company and/or its Subsidiaries maintain valid Certificates of Financial Responsibility (Oil Pollution) issued by the U.S. Coast Guard pursuant to the Federal Water Pollution Control Act and valid California Department of Fish and Game Certificates issued by the State of California for its Vessels, in each case, to the extent that such certificates are required by applicable Law in the course of the operation of any such Vessels by the Company and/or its Subsidiaries. All classification and operating certificates (for hull, engines, anchors, chains, etc.), as well as plans and specifications for the Non-Hawaii Vessels are on board the Non-Hawaii Vessels or in the Company’s possession and, if the latter, they shall be provided to Parent prior to the Closing.

(e) None of the Non-Hawaii Vessels is (i) subject to any transfer or trading restrictions that arise under the Construction-Differential Subsidy program pursuant to Title V of the Merchant Marine Act, 1936, as amended, or (ii) financed by U.S. Government financing guaranties issued pursuant to Chapter 537 of Title 46 of the United States Code (or its predecessor). None of the Non-Hawaii Vessels is subject to any restriction of the Capital Construction Fund program established under Chapter 535 of Title 46 of the United States Code (or its predecessor).

(f) The Company has made available to Parent prior to the date of this Agreement a true, correct and compete copy of the Survey Status Report prepared by the American Bureau of Shipping (“ABS Reports”) on each Non-Hawaii Vessel as of a date no earlier than ten (10) days prior to the date of this Agreement. Except as set forth in Section 3.19(f) of the Company Disclosure Schedule, each of the Non-Hawaii Vessels: (i) has no material defects; (ii) is in all material respects in good operating condition and repair (ordinary wear and tear excepted); (iii) has in all material respects been reasonably maintained consistent with standards generally followed in the industry and required by the classification society and applicable Law (ordinary wear and tear excepted); (iv) is adequate and suitable for its present uses in all material respects and is in a seaworthy condition; and (v) is in class with its classification society, free of all outstanding conditions and recommendations, except for any outstanding conditions and recommendations as set forth in the ABS Reports made available by the Company to Parent prior to the date of this Agreement.

Section 3.20 Proxy Statement; Other Information. The Proxy Statement will, at the time it is filed with the SEC, comply as to form in all material respects with the requirements of the Exchange Act applicable thereto. The Proxy Statement will not, at the time it is filed with the SEC, or at the time it is first mailed to the stockholders of the Company or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Company makes no representation or warranty with respect to any statements in the Proxy Statement based on information supplied in writing by or on behalf of Parent, Merger Sub or any of their Affiliates specifically for inclusion or incorporation by reference therein.

Section 3.21 Opinion of Financial Advisor. The Company Board has received the opinion of Goldman, Sachs & Co., dated as of the date of this Agreement, to the effect that, as of such date, and subject to the assumptions and qualifications set forth therein, the $0.72 in cash per share of the Company Common Stock to be received by holders (other than Parent and its Subsidiaries) of Company Common Stock in the Merger is fair from a financial point of view to such holders of Company Common Stock. The Company will make available to Parent a correct and complete copy of the form of such opinion solely for informational purposes.

Section 3.22 Brokers and Other Advisors. Except for Goldman, Sachs & Co., no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee, in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has furnished or made available to Parent a correct and complete copy of all Contracts between the Company and Goldman, Sachs & Co. pursuant to which Goldman, Sachs & Co. would be entitled to any payment as a result of the Transactions.

Section 3.23 Company Stockholder Approval. The adoption of this Agreement by the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote at the Company Stockholders Meeting (the “Company Stockholder Approval”) is the only vote or approval of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and approve the Transactions.

Section 3.24 Contribution, Assumption and Purchase Agreement.

(a) The Contribution, Assumption and Purchase Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by the other parties thereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Bankruptcy and Equity Exception. The Contribution, Assumption and Purchase Agreement is in full force and effect and has not been amended in any material respect, and no material term, provision or requirement of the Contribution, Assumption and Purchase Agreement has been waived by the Company or, to the Knowledge of the Company, by any other party thereto.

(b) The representations and warranties of the Company set forth in the Contribution, Assumption and Purchase Agreement are true and correct as of the date hereof and will be true and correct as of the Effective Time as though made on and as of the Effective Time (except to the extent that such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date).

(c) As of the Effective Time, the Company shall have performed in all material respects all obligations required to be performed by the Company under the Contribution, Assumption and Purchase Agreement.

Section 3.25 No Other Representations or Warranties. Except for the representations and warranties expressly made by the Company in this Agreement, neither the Company nor any other Person makes any other representation or warranty, express or implied, with respect to the Company or its Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to Parent or any of its Affiliates or Representatives of any documentation, business plan, forecasts or other information with respect to any one or more of the foregoing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company:

Section 4.1 Organization, Standing and Corporate Power. Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Hawaii and has all requisite corporate power and authority necessary to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted. Parent is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such qualification or license necessary, except where the failure to be so qualified, licensed or in good standing would not have a Parent Material Adverse Effect.

Section 4.2 Authority; Noncontravention.

(a) Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform their respective obligations hereunder and to consummate the Transactions. The execution and delivery of and performance by Parent and Merger Sub under this Agreement, and the consummation by Parent and Merger Sub of the Transactions, have been duly authorized and approved by all necessary corporate action by Parent and Merger Sub (including by the Parent Board and the board of directors of Merger Sub) and adopted by Parent, as the sole stockholder of Merger Sub, and no other corporate action on the part of Parent or Merger Sub is necessary to authorize the execution and delivery of and performance by Parent and Merger Sub under this Agreement and the consummation by them of the Transactions. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception. No vote or approval of the holders of any class or series of capital stock of Parent is necessary to adopt this Agreement and approve the Transactions.

(b) Neither the execution and delivery of this Agreement by Parent and Merger Sub, nor the consummation by Parent or Merger Sub of the Transactions, nor compliance by Parent or Merger Sub with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the articles of incorporation and bylaws of Parent or Merger Sub, in each case as amended to the date of this Agreement, (ii) assuming that each of the consents, authorizations and approvals referred to in Section 4.3 (and any condition precedent to any such consent, authorization or approval has been satisfied) and each of the filings referred to in Section 4.3 are made and any applicable waiting periods referred to therein have expired, violate any Law applicable to Parent or any of its Subsidiaries, or (iii) result in any breach of, or constitute a default (with or without notice or lapse of time or both) under, require any consent of any Person pursuant to, or give rise to any right of termination, amendment, acceleration or cancellation of, any Contract to which Parent, Merger Sub or any of their respective Subsidiaries is a party, except, in the case of clauses (ii) and (iii), as would not be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect and except, in the case of clause (iii), as to any such matter resulting from any action or inaction of the Company or any of its Subsidiaries after the date hereof and prior to the Closing Date or any other Event relating to the business of the Company or its subsidiaries arising after the date hereof and prior to the Closing Date.

Section 4.3 Governmental Approvals. Except for (a) the filing with the SEC of the Proxy Statement and other filings required under, and compliance with other applicable requirements of, the Exchange Act, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, and (c) filings (if required) under, and compliance with other applicable requirements of, the HSR Act, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions, other than as would not be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.4 Brokers and Other Advisors. Except for Bank of America Merrill Lynch and RBC Capital Markets, LLC, the fees of which will be paid by Parent, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee, in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

Section 4.5 Ownership and Operations of Merger Sub. Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

Section 4.6 Financing. Parent will have, and will cause Merger Sub to have, at the Closing, immediately available funds that, when taken together with the Purchase Price payable by Pasha pursuant to and in accordance with the Contribution, Assumption and Purchase Agreement, will be sufficient to consummate the Transaction upon the terms contemplated by this Agreement and to pay all related fees and expenses required to be paid by Parent or Merger Sub in connection therewith, including payment of all amounts contemplated by Article II of this Agreement, and all amounts in connection with the redemption, repurchase, refinancing or payoff, as applicable, of all existing Indebtedness of the Company (other than any Permitted Surviving Indebtedness).

Section 4.7 Legal Proceedings. There is no pending or, to the Knowledge of Parent, threatened, legal or administrative Action against Parent or any of its Subsidiaries, nor is there any Order imposed upon Parent or any of its Subsidiaries, in each case, by or before any Governmental Authority, that would be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.8 Share Ownership. Neither Parent nor Merger Sub has been, at any time during the three (3) years preceding the date hereof, an “interested stockholder” of the Company, as defined in Section 203 of the DGCL. As of the date of this Agreement, none of Parent, Merger Sub and their respective Affiliates owns (directly or indirectly, beneficially or of record) any shares of capital stock of the Company and none of Parent, Merger Sub and their respective Affiliates holds any rights to acquire any shares of capital stock of the Company, except pursuant to this Agreement and except for any shares of capital stock of the Company or any rights to acquire shares of capital stock of the Company held indirectly in pension plans.

Section 4.9 No Vote of Parent Stockholders. No vote of the stockholders of Parent or Matson, Inc., or the holders of any other securities of Parent or Matson, Inc. (equity or otherwise) is required by any applicable Law or the articles of incorporation or bylaws of Parent or Matson, Inc., in order for Parent and Merger Sub to consummate the Transactions.

Section 4.10 U.S. Citizen. Each of Parent and Merger Sub is a U.S. Citizen.

Section 4.11 Proxy Statement; Other Information. None of the information provided by Parent or its Subsidiaries to be included in the Proxy Statement will, at the time it is filed with the SEC, or at the time it is first mailed to the stockholders of the Company or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.12 Certain Business Activities. Neither Parent nor any of its Affiliates is engaged in the business of providing ocean freight carriage between the continental United States and each of Alaska and Puerto Rico, nor does Parent or any of its Affiliates have any plan to provide such services or otherwise enter the Alaska or Puerto Rico market (other than through the Transactions).

Section 4.13 Other Agreements. Except for the Confidentiality and Exclusivity Agreement, dated June 25, 2013, between Pasha and Matson, Inc., as of the date of this Agreement, neither Parent nor any of its Subsidiaries is a party to or bound by any Contract related to the Transactions or the Precedent Transaction with Pasha or any of its Subsidiaries.

Section 4.14 Investigation and Reliance; No Other Representations or Warranties.

(a) Parent is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Company and its Subsidiaries and the Transactions, which investigation, review and analysis were conducted by Parent together with expert advisors, including legal counsel, that it has engaged for such purpose. Parent and Merger Sub each acknowledges that, to the Knowledge of Parent, it and its Representatives have received access to such books and records, facilities, equipment, contracts and other assets of the Company and its Subsidiaries, other than the Transferred Assets, the Transferred Liabilities or the Acquired Entities, which it and its Representatives have desired or requested to review, and that it and its Representatives have had an opportunity to meet with the management of the Company and to discuss the business and assets of the Company, other than the Transferred Assets, the Transferred Liabilities or the Acquired Entities.

(b) Parent acknowledges that neither the Company nor any Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information (including any due diligence materials made available in the data room, in connection with management presentations, or in other form in connection with the transactions contemplated by this Agreement) regarding the Company furnished or made available to Parent and its Representatives except as expressly set forth in Article III, and neither the Company, its Representatives, nor any other Person shall be subject to any liability to Parent or any other Person resulting from the Company’s making available to Parent, or Parent’s use of, such information. Parent has not relied and is not relying on any statement, representation or warranty, oral or written, express or implied (including any representation or warranty as to merchantability or fitness for a particular purpose), made by the Company or its Representatives, except as expressly set forth in Article III, all of which terminate at the Closing. Parent acknowledges and agrees that the representations and warranties in Article III are the result of arm’s length negotiations between sophisticated parties and such representations and warranties are made, and Parent is relying on such representations and warranties, solely for the purposes of Section 6.2(a) hereof and acknowledges that the representations and warranties in Article III expire at the Closing. Without limiting the foregoing, the Company makes no representation or warranty regarding any estimates, projections, forecasts and other forward-looking information, as well as any forward-looking business plan information, regarding the Company, its Subsidiaries and their businesses and operations. Parent, on its behalf and on behalf of its Affiliates and Representatives, acknowledges that Parent and its Affiliates are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, other forward-looking information and forward-looking business plan information furnished to them by the Company and its Representatives (including the reasonableness of the underlying assumptions), and expressly waives any and all claims relating to such estimates, projections, forecasts and other forward-looking statements, and such business plans. Parent has no Knowledge or reason or reason to believe that any of the representations or warranties made by the Company are untrue, incomplete or inaccurate as of the date hereof.

ARTICLE V

COVENANTS

Section 5.1 Conduct of Business.

(a) Except as contemplated or expressly permitted by this Agreement, as required by applicable Law or as contemplated by Section 5.1(a) of the Company Disclosure Schedule, during the period from the date of this Agreement until the Effective Time, unless Parent otherwise consents in writing, the Company shall, and shall cause its Subsidiaries to, (x) conduct their respective business in all material respects in the ordinary course of business consistent with past practice and (y) use reasonable best efforts to preserve intact their present lines of business, maintain the Company Permits, preserve their assets and properties in reasonably good repair and condition and preserve satisfactory relationships with Governmental Authorities, employees, vendors, suppliers, contractors and customers, and other Persons with which the Company or its Subsidiaries have material business dealings. Without limiting the generality of the foregoing, except as set forth on Section 5.1(a) of the Company Disclosure Schedule or as otherwise explicitly required by this Agreement, from the date of this Agreement until the Effective Time, unless Parent otherwise consents in writing (which consent shall not be unreasonably withheld with respect to Sections 5.1(a)(viii), (x), (xiii)(A), (B) and (D), and (xix)), the Company shall not, nor shall the Company permit any of its Subsidiaries to:

(i) issue, sell, grant or pledge, or authorize or propose the issuance, sale, grant or pledge of, any shares of its capital stock, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock, or any rights, warrants or options to purchase any shares of its capital stock, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of its capital stock, except for (A) the issuance of capital stock pursuant to any Contract in effect on the date hereof as set forth on Section 5.1(a)(i) of the Company Disclosure Schedule, provided that such issuance is in accordance with such Contract’s present terms, and (B) the issuance of shares of Company Common Stock required to be issued upon exercise or settlement of Company Options, Company RSUs or Company Warrants;

(ii) redeem, purchase or otherwise acquire any of its outstanding shares of capital stock, or any rights, warrants or options to acquire any shares of its capital stock, except (A) pursuant to commitments in effect as of the date hereof in accordance with their present terms, (B) in connection with withholding to satisfy Tax obligations with respect to Company Options, Restricted Stock, Company RSUs or Company Warrants, or acquisitions in connection with the forfeiture of equity awards, or (C) in connection with the surrender of shares of Company Common Stock by holders of Company Options in order to pay the exercise price of the Company Options;

(iii) (A) declare, authorize, set aside for payment or pay any dividend on, or make any other distribution (whether in cash, stock or property) in respect of, any shares of its capital stock or other equity interests, other than dividends paid by any Subsidiary of the Company to the Company or any wholly owned Subsidiary of the Company or (B) adjust, split, combine, subdivide, reclassify or exchange or enter into any similar transaction with respect to any shares of its capital stock or other equity interests, except, with respect to (A), as explicitly required by the Contribution, Assumption and Purchase Agreement with respect to any Acquired Entity;

(iv) incur, assume, guarantee, prepay, replace, renew, extend, refinance, refund or otherwise become liable for any Indebtedness, except for (A) unsecured Indebtedness not in excess of $10,000,000 in the aggregate from and after the date hereof (x) for borrowed money incurred pursuant to Contracts as in effect as of the date of this Agreement in the ordinary course of business consistent with past practice and (y) incurred in the ordinary course of business to the extent necessary for ordinary course working capital purposes consistent with past practice, (B) borrowings under, or letters of credit issued against, the ABL Facility in the ordinary course of business, or (C) capital leases within the allocation contemplated by the 2014-2015 Capital Plan set forth in Section 5.1(a) of the Company Disclosure Schedule (the “2014-2015 Capital Plan”);

(v) enter into or become bound by any guarantee, performance bond, bid bond or other similar Contract in any amount relating to the Acquired Entities, Transferred Assets or Transferred Liabilities or guaranteeing any obligations or payment, performance or otherwise of any of the Acquired Entities, other than any such guarantee, performance bond, bid bond or other similar Contract (A) entered into in the ordinary course of business consistent with past practice, and (B) which will either expire on the Closing Date or contains provisions under which the Company and its Subsidiaries, as applicable, may fully assign and transfer all of their obligation and liabilities under such Contract to Pasha immediately after the Closing without incurring any additional cost, penalty or other liability;

(vi) make any loans, advances or capital contributions to, or any investments in, any other Person (other than (A) loans or advances among any of the Company’s wholly owned Subsidiaries or among the Company and any of its wholly owned Subsidiaries, (B) extensions of trade credit in the ordinary course of business consistent with past practice, or (C) advance of business expenses to employees in the ordinary course of business consistent with past practice), except as explicitly required by the Contribution, Assumption and Purchase Agreement;

(vii) sell, assign, lease, sublease, license, sell and leaseback, mortgage, pledge or otherwise encumber or dispose of any properties or assets that are material, individually or in the aggregate, to the Company and its Subsidiaries taken as a whole, except (A) pursuant to, and in accordance with the present terms of, Contracts in force on the date of this Agreement, (B) for equipment disposals contemplated by the 2014-2015 Capital Plan as previously provided to Parent, (C) actions with respect to any Transferred Assets, and (D) the non-exclusive license of any Intellectual Property or the disposition of any Company Registered IP in the ordinary course of business;

(viii) make capital expenditures other than (A) as contemplated by the Company’s 2014-2015 Capital Plan as previously provided to Parent and (B) capital expenditures in respect of the Transferred Assets;

(ix) make any acquisition (including by merger) of the capital stock or a material portion of the assets of any other Person (other than any transaction among the Company and its wholly owned Subsidiaries), except pursuant to Contracts in force on the date of this Agreement in accordance with their present terms;

(x) increase the compensation, benefits or severance arrangements of any of its directors, employees (including its executive officers) or consultants, except as required pursuant to (A) applicable Law or (B) the terms of the Company Plans, any collective bargaining agreement or other employee benefit plans or arrangements in effect on the date of this Agreement, or (C) any collective bargaining agreement or other employee benefit plans or arrangements entered into after the date of this Agreement to the extent both (I) such agreement, plan or arrangement would be a Hawaii Contract (as defined in the Contribution, Assumption and Purchase Agreement) and (II) all liabilities and obligations thereunder would be Transferred Liabilities and Non-Ordinary Course Expenses and Liabilities (each as defined in the Contribution, Assumption and Purchase Agreement);

(xi) (A) hire any person as an employee of the Company or any of its Subsidiaries, except, with respect only to positions subordinate to the title of vice president, (x) to fill positions that are open on the date of this Agreement or (y) to fill vacancies (excluding any position to serve as an executive officer) that are created after the date of this Agreement; (B) appoint any person to serve as a director of the Company; or (C) retain any person to serve as consultant or advisor or independent contractor to the Company or any of its Subsidiaries, except with respect to (A) and (C) in the ordinary course of business consistent with past practice, or any Hawaii Employee or any consultant, advisor or independent contractor exclusively relating to the Acquired Hawaii Business;

(xii) adopt or amend any Company Stock Plan, Company Plan or other employee benefit plans, except as required by Law or (except for any Company Stock Plan) in the ordinary course of business consistent with past practice;

(xiii) (A) terminate or cancel or waive, release or assign any material rights or claims with respect to any Company Material Contract; (B) make any material modifications or amendments to any Company Material Contract; (C) make any modification to any Contract relating to any Material Indebtedness; or (D) enter into any Contract that if in effect on the date hereof would be a Company Material Contract, or modify or amend any Contract so that it would become a Company Material Contract, with respect to clauses (A), (B) and (D), other than (x) the entry into any Contract that, if in effect on the date hereof would be required to be disclosed on Sections 3.16(a)(iv) or (vii) of the Company Disclosure Schedule, (y) the entry into any Contract in the ordinary course (for the avoidance of doubt, including customer Contracts) that, if in effect on the date hereof, would be required to be disclosed on Sections 3.16(a)(ix) or (xv) of the Company Disclosure Schedule, or (z) to the extent such Contract would be a Hawaii Contract (as defined in the Contribution, Assumption and Purchase Agreement) and all liabilities and obligations thereunder would be Transferred Liabilities and Non-Ordinary Course Expenses and Liabilities (each as defined in the Contribution, Assumption and Purchase Agreement);

(xiv) make or adopt any change to its methods, principles and policies of accounting in effect at December 22, 2013, except as required by GAAP (or any interpretation thereof), Regulation S-X of the Exchange Act, as required by a Governmental Authority or quasi-Governmental Authority (including the Financial Accounting Standards Board or any similar organization) or as required by applicable Law;

(xv) amend the Company Charter Documents or the Subsidiary Charter Documents;

(xvi) except as described on Section 5.1(a)(xvi) of the Company Disclosure Schedule, (A) make any material Tax election outside the ordinary course of business consistent with past practice, or change or revoke any material Tax election; (B) adopt or change any material method of Tax accounting; (C) apply for any ruling or benefit with respect to a material amount of Taxes, enter into any “closing agreement” as described in Section 7121 of the Code (or any comparable or similar provision of applicable Law) or any other Contract relating to a material amount of Taxes (or relating to any Taxes incurred following the date hereof) with any Governmental Authority, settle or compromise any liability with respect to Taxes or surrender any claim for a refund of Taxes; (D) file any amended income Tax or other material Tax Return or take any position on a Tax Return materially inconsistent with a position taken on a Tax Return previously filed unless required by applicable Law; (E) consent to any extension or waiver of the limitations period applicable to any claim or assessment with respect to any income Tax or other material Tax; or (F) take any action outside the ordinary course of business consistent with past practice to impair any items described in clause (i) or clause (iii) of Section 3.9(b);

(xvii) other than with respect to stockholder litigation (which is governed by Section 5.9), settle, pay or discharge any material pending or threatened Action, other than any settlement, payment or discharge that (x) involves only the payment of monetary damages not in excess of $1,000,000 individually or $2,000,000 in the aggregate, provided that the Company has, at such time of settlement, payment or discharge, sufficient funds (through cash on hand and/or borrowings under the ABL Facility) for the payment of such monetary damages if such payment had to be made by the Company and/or its Subsidiaries, as applicable, prior to Closing and such settlement, payment or discharge does not result in any other material liability or obligation of the Company or its Subsidiaries, or (y) would be a Hawaii Contract (as defined in the Contribution, Assumption and Purchase Agreement) and all liabilities and obligations thereunder would be Transferred Liabilities and Non-Ordinary Course Expenses and Liabilities (each as defined in the Contribution, Assumption and Purchase Agreement);

(xviii) grant any Encumbrance or Lien on any material assets, other than (A) Permitted Encumbrances and Permitted Liens and (B) other than with respect to any Encumbrance or Lien solely on a Transferred Asset or an Acquired Entity;

(xix) enter into any Contract which contains a change of control or similar provision that would require a payment to the other party or parties thereto in connection with the Merger or the other transactions contemplated in this Agreement and the Contribution, Assumption and Purchase Agreement (including in combination with any other Event or circumstance);

(xx) adopt a plan or Contract of complete or partial liquidation or dissolution, restructuring, recapitalization, merger, consolidation or other reorganization of the Company or any Subsidiary (other than this Agreement);

(xxi) amend any provision in the Convertible Notes Indenture or any other agreement relating to Material Indebtedness or take any action that would result in any change to the Series A Conversion Rate;

(xxii) take any action that would reasonably be expected to prevent or materially impede, materially interfere with, materially hinder or materially delay the consummation by the Company or its Affiliates of the Transactions or the Precedent Transaction; or

(xxiii) agree, resolve, authorize or commit to take any of the foregoing actions.

(b) During the period from the date of this Agreement until the Effective Time, Parent and its Subsidiaries shall not take any action that would reasonably be expected to prevent or materially impede, materially interfere with, materially hinder or materially delay the consummation by Parent or any of its Subsidiaries of the Transactions, provided, that nothing in this Agreement shall restrict Parent from engaging and competing in its business or from taking any action in furtherance of competition.

(c) Without in any way limiting the rights or obligations of any party hereto under this Agreement, the parties hereto acknowledge and agree that (i) nothing in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of the Company or any of its Subsidiaries prior to the Effective Time and (ii) prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ operations.

(d) The Company shall (i) promptly deliver to Parent or its Representative complete and correct copies of any material amendment, restatement, supplement or other modifications to or waiver of each Company Material Contract entered into after the date hereof, and (ii) promptly notify Parent upon acquiring Knowledge of any material breach or material default under the terms of any Company Material Contract; provided, that the failure to promptly deliver such copies or to notify Parent of such breach of default pursuant to this Section 5.1(d) on its own shall be treated only as a breach of Section 3.16(b) or Section 3.16(c) for purposes of Article VI and not a breach of a covenant or obligation in this Section 5.1(d).

Section 5.2 Preparation of the Proxy Statement; Stockholders Meeting.

(a) As promptly as reasonably practicable following the date of this Agreement (and in no event later than thirty (30) Business Days following the date hereof), the Company shall (i) prepare and file with the SEC a proxy statement (including the letter to stockholders, notice of meeting, proxy statement and form of proxy) for the Company Stockholders Meeting (the foregoing together with any schedules, amendments or supplements thereto, and all other soliciting materials filed with the SEC in connection with the Company Stockholders Meeting, the “Proxy Statement”) in preliminary form as required by the Exchange Act and (ii) in consultation with Parent, set a record date for the Company Stockholders Meeting and commence a broker search pursuant to Section 14a-13 of the Exchange Act in connection therewith. The Company shall provide Parent and Merger Sub with any comments that may be received from the SEC or its staff with respect to the Proxy Statement and, with Parent’s cooperation, shall use reasonable best efforts to respond as promptly as reasonably practicable to and resolve all comments received from the SEC or its staff concerning the Proxy Statement. The Company will cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as reasonably practicable after the SEC confirms that it has no further comments on the Proxy Statement. No filing of, or amendment or supplement to, or correspondence with the SEC with respect to, or mailing of, the Proxy Statement will be made by the Company without providing Parent a reasonable opportunity to review and comment thereon and the Company shall consider for inclusion in such comments, additions, deletions or changes reasonably proposed by Parent. Each of Parent and Merger Sub shall reasonably cooperate with the Company in connection with the preparation and filing of the Proxy Statement, including promptly furnishing to the Company in writing upon request any and all information relating to Parent and Merger Sub as may be required to be set forth in the Proxy Statement under applicable Law. If, at any time prior to the Company Stockholders Meeting, any party or its Representatives become aware of any information, facts or circumstances relating to the Merger, the Company, Parent, Merger Sub or any of their respective Affiliates, directors or officers which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, such party shall promptly notify the other parties hereto so that the Company may file with the SEC an appropriate amendment or supplement describing such information and, to the extent required by Law, disseminate such amendment or supplement to the stockholders of the Company.

(b) The Company shall, as soon as reasonably possible after the SEC confirms that it has no further comments on the Proxy Statement, in accordance with applicable Law and the Company Charter Documents, duly call and give notice of, and convene and hold, a meeting of its stockholders to consider the adoption of the Merger Agreement and such other matters as may be then legally required (including any adjournment or postponement thereof, the “Company Stockholders Meeting”); provided, however, that the Company shall be permitted to delay or postpone convening the Company Stockholders Meeting (i) with the consent of Parent, (ii) for the absence of a quorum, (iii) to allow reasonable additional time for any supplemental or amended disclosure which the Company has determined in good faith (after consultation with outside legal counsel) is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Company Stockholders Meeting, or (iv) to allow additional solicitation of votes as may be necessary in order to obtain the Company Stockholder Approval.

(c) The Company shall, through the Company Board (or a duly authorized committee thereof), but subject to the right of the Company Board to make a Company Adverse Recommendation Change pursuant to Section 5.3, (i) recommend to its stockholders that the Company Stockholder Approval be given (the “Company Board Recommendation”) and (ii) include the Company Board Recommendation in the Proxy Statement and,

unless there has been a Company Adverse Recommendation Change, the Company shall use all reasonable lawful action to solicit the Company Stockholder Approval. The Company shall provide Parent with such information with respect to the solicitation of the Company Stockholder Approval as is reasonably requested by Parent.

Section 5.3 No Solicitation; Change in Recommendation.

(a) Except as expressly permitted by this Section 5.3, (i) the Company shall, and shall cause its Subsidiaries, directors, officers, employees and other Representatives to, immediately cease all existing discussions or negotiations with any Person or group of Persons with respect to any Alternative Proposal and (ii) until the earlier of the Effective Time or the date (if any) on which this Agreement is terminated pursuant to Section 7.1, the Company shall not, and shall cause its Subsidiaries, directors, officers and employees and other Representatives not to, directly or indirectly, (A) solicit, initiate, knowingly encourage or knowingly facilitate (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Alternative Proposal, (B) enter into, continue or otherwise participate in any discussions (except to notify such Person of the existence of the provisions of this Section 5.3) or negotiations regarding, or furnish to any Person any non-public material information in connection with, any Alternative Proposal, or (C) enter into any Contract or agreement in principle with respect to an Alternative Proposal.

(b) Notwithstanding anything to the contrary contained in this Agreement, if at any time prior to obtaining the Company Stockholder Approval, the Company or any of its Subsidiaries, or any of its or their respective Representatives receives an Alternative Proposal, the Company, the Company Board (or a duly authorized committee thereof) and their Representatives may engage in negotiations and discussions with, or furnish any information and other access to, any Person making such Alternative Proposal and any of its Representatives (including potential sources of financing) if the Company Board determines in good faith, after consultation with the Company’s outside legal and financial advisors, that such Alternative Proposal is or could reasonably be expected to lead to a Superior Proposal; provided, that prior to furnishing any material non-public information to any such Person, the Company receives from the Person making such Alternative Proposal an Acceptable Confidentiality Agreement. Upon the receipt of any such Alternative Proposal, the Company shall promptly notify Parent in writing, provide Parent a copy of any such Alternative Proposal made in writing and provided to the Company or any of its Subsidiaries and communicate in writing the material terms of such Alternative Proposal to Parent. The Company will keep Parent apprised on a prompt basis (and in any event within twenty-four (24) hours) of the status of any Alternative Proposal, including any material developments (including a change in price), material discussions or material negotiations regarding any Alternative Proposal.

(c) Except as otherwise provided in this Agreement, the Company Board shall not (i)(A) change, qualify, withdraw or modify, or publicly propose to change, qualify, withdraw or modify, in a manner adverse to Parent, the Company Board Recommendation, (B) fail to include the Company Board Recommendation in the Proxy Statement, (C) take any action or make any recommendation or public statement in connection with a tender offer or exchange offer other than a recommendation against such offer or a temporary “stop, look and listen” communication by the Company Board pursuant to Rule 14d-9(f) of the Exchange Act, in each case, that includes reaffirmation of the Company Board Recommendation and a reaffirmation of the approval by the Company Board of this Agreement, the Merger and the Transactions, or (D) approve or recommend, or publicly propose to approve or recommend, to the stockholders of the Company an Alternative Proposal (any action described in this clause (i) being referred to herein as a “Company Adverse Recommendation Change”) or (ii) authorize the Company or any of its Subsidiaries to enter into any letter of intent, merger, acquisition or similar definitive Contract providing for an Alternative Proposal.

(d) Notwithstanding anything to the contrary in this Agreement, at any time prior to the receipt of the Company Stockholder Approval, the Company Board (or a duly authorized committee thereof) may make a Company Adverse Recommendation Change in response to a Superior Proposal and/or terminate this Agreement pursuant to Section 7.1(d)(ii) only if (i) the Company Board (or a duly authorized committee thereof) determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law; (ii) the Company provides Parent prior written notice of its intent to make a Company Adverse Recommendation Change in response to a Superior Proposal or terminate this Agreement pursuant to Section 7.1(d)(ii) at least four (4) Business Days prior to taking such action, which notice shall include the material terms of the Superior Proposal, the identity of the party making such Superior Proposal and copies of any proposed transaction Contracts and related material documents with respect to such Superior Proposal (a “Notice of Superior Proposal”) (it being understood that such Notice of Superior Proposal shall not in itself be deemed a Company Adverse Recommendation Change and that any material revision or amendment to the terms of such Superior Proposal shall require a new notice and, in such case, all references to four (4) Business Days in this Section 5.3(d) shall be deemed to refer to three (3) Business Days instead); (iii) during such four (4) Business Day period, if requested by Parent, the Company negotiates, and causes its legal counsel and financial advisors to negotiate, with Parent and its Representatives in good faith and, if agreed between the Company and Parent, to make such modifications to the terms and conditions of this Agreement such that such Alternative Proposal would cease to constitute a Superior Proposal; (iv) Parent has not, within such four (4) Business Day period, made a written, binding and irrevocable offer capable of being accepted by the Company to alter the terms or conditions of this Agreement such that such Alternative Proposal would cease to constitute a Superior Proposal; and (v) the Company Board, after taking into account any modifications to the terms of this Agreement and the Merger agreed to by Parent and Merger Sub after receipt of the Notice of Superior Proposal, continues to believe, after consultation with its outside legal counsel, that such Alternative Proposal constitutes a Superior Proposal.

(e) Subject to the proviso in this Section 5.3(e), nothing contained in this Agreement shall prohibit the Company or the Company Board (or a duly authorized committee thereof) from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) under the Exchange Act or making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 under the Exchange Act, (ii) informing any Person of the existence of the provisions contained in this Section 5.3, or (iii) making any “stop, look and listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communication to the stockholders of the Company); provided, that neither the Company Board nor any committee thereof shall effect a Company Adverse Recommendation Change unless the applicable requirements of Section 5.3(d) shall have been satisfied.

(f) As used in this Agreement, “Alternative Proposal” shall mean any inquiry, proposal or offer from any Person (other than Parent, Merger Sub and any of Affiliates thereof) relating to, or that is reasonably expected to lead to, any purchase or acquisition, in a single transaction or series of related transactions, of all or substantially all of the assets of the Company related to the Company’s Alaska properties, Vessels, finances and businesses, whether alone or together with other assets of the Company and its Subsidiaries, pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, tender offer, exchange offer or similar transaction.

(g) As used in this Agreement, “Superior Proposal” shall mean any bona fide written Alternative Proposal on terms which the Company Board (or a duly authorized committee thereof) determines in good faith, after consultation with the Company’s outside legal counsel and independent financial advisors, to be more favorable to the holders of Company Common Stock from a financial point of view than the Transaction, taking into account, to the extent applicable, the legal, financial, regulatory and other aspects of such proposal and this Agreement (including any changes to the terms of this Agreement proposed by Parent in accordance with Section 5.3(d)) that the Company Board considers relevant.

Section 5.4 Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transactions, including, without limitation, using reasonable best efforts to accomplish the following: (i) obtain all required consents, approvals or waivers from, or participation in other discussions or negotiations with, third parties; (ii) obtain all necessary actions or nonactions, waivers, consents, approvals, Orders and authorizations from Governmental Authorities, make all necessary registrations, declarations and filings and take all steps as may be necessary to obtain an approval or waiver from, or to avoid any commencement or proposed or threatened commencement of any investigation, litigation or administrative or judicial action or proceeding under Antitrust Laws with respect to the Transactions (“Antitrust Proceedings”) by, any Governmental Authority; (iii) vigorously resist and contest any Action, including any Antitrust Proceeding, and seek to have vacated, lifted, reversed or overturned any Order (whether temporary, preliminary or permanent) that is in effect and that could restrict, prevent or prohibit consummation of the Transactions, including, without limitation, by vigorously pursuing all avenues of administrative and judicial appeal; and (iv) execute and deliver any additional instruments necessary to consummate the Transactions, and fully to carry out the purposes of this Agreement; provided, however, that neither the Company nor any of its Subsidiaries shall commit to the payment of any fee, penalty or other consideration or make any other concession, waiver or amendment under any Contract in connection with obtaining any consent without the prior written consent of Parent.

(b) In furtherance and not in limitation of the foregoing: (i) each party hereto agrees to (A) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act, if applicable, with respect to the Transactions as soon as practicable and in any event within thirty (30) Business Days after the date hereof (unless the parties otherwise agree to a different date), (B) supply as soon as practicable any additional information and documentary material that may be requested pursuant to the HSR Act or pursuant to any civil investigation demand, subpoena or similar request from the Federal Trade Commission or Department of Justice, and (C) use its reasonable best efforts to take, or cause to be taken, all other actions consistent with this Section 5.4 necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act (including any extensions thereof) as soon as practicable and (ii) each party agrees to use its reasonable best efforts to take or cause to be taken all actions consistent with this Section 5.4 as necessary to obtain any other necessary Permit or other actions or nonactions from each Governmental Authority as soon as practicable. For the avoidance of doubt, obligations relating to “reasonable best efforts” and “as soon as practicable” in this Section 5.4 shall, among other things, mean using reasonable best efforts to be prepared to complete a certification of compliance with any request for additional information issued by the Department of Justice or Federal Trade Commission in connection with the Transactions (“Second Request”) as soon as practicable.

(c) Each of the Company and Parent shall furnish to each other party such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing. Subject to applicable Laws and reasonable guidance from each party’s antitrust counsel relating to the exchange of information, Parent and the Company shall each have the right to review in advance, and to the extent practicable each shall consult with the other in connection with, all of the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Authority in connection with the Transactions.

(d) Subject to applicable Laws, the instructions of any Governmental Authority and reasonable guidance from each party’s antitrust counsel relating to the exchange of information, the Company and Parent shall keep each other reasonably apprised of the status of matters relating to the completion of the Transactions and the Precedent Transaction, including promptly informing the other of, and/or furnishing the other with copies of, notices or other material communications received by the Company or Parent, as the case may be, or any of their respective Subsidiaries, from any Governmental Authority and/or third party with respect to such transactions.

(e) Notwithstanding anything to the contrary in this Agreement, including Section 5.1(b), nothing in this Agreement shall require, or be deemed to require, Parent or Merger Sub to agree to or effect (i) any direct or indirect sale, charter (in whole or any portion), lease, change or limitation in operation, divestiture, license, holding separate or other disposition of any Vessel (whether or not acquired hereunder); (ii) any action that would reasonably be expected to impair the value of the Transactions to Parent in any material respect; or (iii) any action that would reasonably be expected to have any adverse effect on Parent’s (or any of its Subsidiaries’) existing assets or businesses as conducted as of the date of this Agreement or as of the Closing Date.

Section 5.5 Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Company. In addition, the Company shall not approve or issue and release any press release with respect to the Contribution, Assumption and Purchase Agreement without the prior written approval of Parent (which approval shall not be unreasonably withheld). Following such initial press release(s), Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the Transactions and/or the Precedent Transaction and shall not issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system (and then only after as much advance notice and consultation as is feasible); provided, however, that the restrictions set forth in this Section 5.5 shall not apply to any release or public statement (a) made or proposed to be made by the Company in connection with an Alternative Proposal, a Superior Proposal or a Company Adverse Recommendation Change or any action taken pursuant thereto or (b) in connection with any dispute between the parties regarding this Agreement or the Transactions; provided, further, that the foregoing shall not limit the ability of any party hereto to make internal announcements to their respective employees and other stockholders that are not inconsistent in any material respects with the prior public disclosures regarding the Transactions.

Section 5.6 Access to Information; Confidentiality; Notification of Certain Matters.

(a) Subject to applicable Laws relating to the exchange of information, from the date hereof until the earlier of the Effective Time or the date on which this Agreement is terminated in accordance with its terms, the Company shall, and shall cause each of its Subsidiaries to, afford Parent and its Representatives reasonable access during normal business hours to the Company’s and its Subsidiaries’ officers, employees, agents, properties, books, financial statements, forecasts and other financial data, Tax Returns, Contracts, litigation files and other records and the Company shall furnish promptly such other documents and information concerning its business, personnel, assets, liabilities and properties as Parent and its Representatives may reasonably request, which shall include, without limitation, in-person meetings and conference calls between operational and functional business unit personnel of Parent and the Company, as reasonably requested by Parent, to prepare and make arrangements for Closing and post-Closing matters; provided, that Parent and its Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Company and its Subsidiaries; provided, further, that the Company and its Subsidiaries shall not be obligated to provide such access or information if the Company determines, in its reasonable judgment after consultation with outside counsel, that doing so would violate applicable Law or a Contract or obligation of confidentiality owing to a third party, jeopardize the protection of the attorney-client privilege, or expose such party to risk of liability for disclosure of sensitive or personal information. In addition, notwithstanding anything to the contrary in this Agreement, the Company shall have no obligation to provide access for, and neither Parent nor any of its Affiliates or Representatives shall have the right to perform, any sampling or analysis of soil, groundwater, building materials, effluent, indoor air or other environmental media commonly known as Phase II environmental assessment work. Until the Effective Time, the information provided will be subject to the terms of the confidentiality letter agreement, dated as of December 27, 2013, between Parent and the Company (as it may be amended from time to time, the “Confidentiality Agreement”), and, without limiting the generality of the foregoing, Parent and Company shall not, and Parent and Company shall cause their respective Representatives not to, use such information for any purpose unrelated to the consummation of the Transactions. No investigation pursuant to this Section 5.6(a) or information provided, made available or delivered to Parent pursuant to this Agreement shall affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the parties hereunder.

(b) Until the Closing, the Company and Parent shall promptly notify each other in writing of (i) any notice or other communication received by such party from any Governmental Authority in connection with the transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, (ii) any other substantive notice or communication from any Governmental Authority in connection with the Transactions, (iii) any Action commenced or, to such party’s Knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relates to the Transactions, or (iv) any Event, fact, change, condition, circumstance or occurrence or nonoccurrence of any Event (A) that (x) with respect to any representation or warranty that is qualified as to materiality, Non-Hawaii Material Adverse Effect or Parent Material Adverse Effect, renders or would reasonably be expected to render any representation or warranty of such party set forth in this Agreement (disregarding any materiality qualification contained therein) to be untrue or inaccurate in any respect or (y) with respect to any representation or warranty that is not qualified as to materiality, Non-Hawaii Material Adverse Effect or Parent Material Adverse Effect, renders or would reasonably be expected to render any representation or warranty of such party set forth in this Agreement to be untrue or inaccurate in any material respect, or (B) that results or would reasonably be expected to result in any failure of such party to comply with or satisfy in any material respect any covenant, condition or Contract (including any condition set forth in Article VI) to be complied with or satisfied hereunder; provided, however, that no such notification pursuant to this Section 5.6(b) or information provided shall affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the parties hereunder. Without limiting the foregoing, five (5) days prior to the Closing Date, the Company shall provide Parent with (x) an updated Section 3.16(a) of the Company Disclosure Schedule setting forth any and all Contracts that, as of the date of such supplement, would have been required to be set forth on Section 3.16(a) of the Company Disclosure Schedule had the date of this Agreement been the date of such supplement and (y) updated Sections 3.2(a) and (b) of the Company Disclosure Schedule setting forth such information that, as of the date of such supplement, would have been required to be set forth on Sections 3.2(a) and (b) of the Company Disclosure Schedule had the date of this Agreement been the date of such supplement. Such supplement shall not be deemed to cure any breach of any representation or warranty made in this Agreement or have any effect for purposes of determining the satisfaction of the conditions set forth in Section 6.2 or the compliance by the Company with any covenant set forth herein (other than this Section 5.6). Each party acknowledges and agrees that the failure to notify the other party of any breach of a representation or warranty or to provide the disclosure supplement pursuant to this Section 5.6(b) on its own shall be treated only as a breach of the applicable representation or warranty for purposes of Article VI and not a breach of a covenant or obligation in this Section 5.6(b).

Section 5.7 Takeover Laws. The Company and the Company Board shall each (a) use its reasonable best efforts to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Transactions and (b) if any state takeover statute or similar statute becomes applicable to the Transactions, use its reasonable best efforts to ensure that such Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Transactions.

Section 5.8 Indemnification and Insurance.

(a) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, (i) indemnify, defend and hold harmless each current and former director, officer and employee of the Company and any of its Subsidiaries (each, an “Indemnitee” and, collectively, the “Indemnitees”) against all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including fees and expenses of legal counsel) in connection with any actual or threatened Action (whether civil, criminal, administrative or investigative) (each, a “Claim”), whenever asserted, arising out of, relating to or in connection with any action or omission relating to their position with the Company or its Subsidiaries occurring or alleged to have occurred before or at the Effective Time (including any Claim relating in whole or in part to the Agreement or the Transactions), to the fullest extent permitted under applicable Law and (ii) assume all obligations of the Company and its Subsidiaries to the Indemnitees in respect of limitation of liability, exculpation, indemnification and advancement of expenses as provided in (A) the

Company Charter Documents and the Subsidiary Charter Documents, if applicable, listed on Section 5.8 of the Company Disclosure Schedule and (B) any indemnification agreements listed on Section 5.8 of the Company Disclosure Schedule with an Indemnitee, which shall in each case survive the Transactions and continue in full force and effect to the extent permitted by applicable Law. Without limiting the foregoing, from and after the Effective Time until six (6) years from the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, cause the certificate of incorporation and bylaws of the Surviving Corporation to include provisions for limitation of liabilities of directors and officers, indemnification, advancement of expenses and exculpation of the Indemnitees no less favorable to the Indemnitees than as set forth in the Company Charter Documents in effect on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnitees except as required by applicable Law.

(b) For a period of six (6) years from the Effective Time, Parent shall, and shall cause the Surviving Corporation to, maintain in effect the coverage provided by the policies of directors’ and officers’ liability insurance and fiduciary liability insurance in effect as of the date hereof maintained by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time either through the Company’s existing insurance provider or another provider reasonably selected by the Surviving Corporation; provided, however, that, after the Effective Time, the Surviving Corporation shall not be required to pay annual premiums in excess of 300% of the last annual premium paid by the Company prior to the date hereof in respect of the coverages required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such amount; provided, further, that in lieu of the foregoing insurance coverage, the Company may purchase “tail” insurance coverage, at a cost no greater than the aggregate amount which the Surviving Corporation would be permitted to spend during the six-year period provided for in this Section 5.8(b), that provides coverage no materially less favorable than the coverage described above.

(c) The provisions of this Section 5.8 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for or limitation of, any other rights to indemnification or contribution that any such Person may have by contract or otherwise. The obligations of Parent and the Surviving Corporation under this Section 5.8 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 5.8 applies unless (A) such termination or modification is required by applicable Law or (B) the affected Indemnitee shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnitees to whom this Section 5.8 applies shall be third-party beneficiaries of this Section 5.8).

(d) In the event that Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent and the Surviving Corporation shall assume all of the obligations thereof set forth in this Section 5.8.

Section 5.9 Transaction Litigation. The Company shall give Parent the opportunity to participate in, and review and comment on all material filings or responses to be made by the Company in, the defense or settlement of any stockholder litigation against the Company or any of its directors or officers relating to this Agreement, the Transactions or the Contribution, Assumption and Purchase Agreement, and no such settlement of any stockholder litigation shall be agreed to without Parent’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed; provided, that Parent shall not be obligated to consent to any settlement which (a) does not include full release of Parent and each of its Affiliates (including, after the Effective Time, the Surviving Corporation and any of its Affiliates), (b) imposes any restriction, injunction or other equitable relief upon Parent or any of its Affiliates (including, after the Effective Time, the Surviving Corporation and any of its Affiliates), or (c) involves anything other than the payment of monetary damages and attorneys’ fees not to exceed $5,000,000 individually or in the aggregate. Each of Parent and the Company shall notify the other promptly (and in any event within forty-eight (48) hours) of the commencement of any such stockholder litigation of which it has received notice.

Section 5.10 Exemption from Section 16. The Company shall take all steps reasonably necessary to cause the Transactions, including any dispositions of equity securities of the Company (including derivative securities with respect to such equity securities of the Company) by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.11 Employee Matters.

(a) This Section 5.11 shall apply only to each employee of the Company and its Subsidiaries as of immediately prior to the Effective Time, excluding those employees of the Company and its Subsidiaries who are defined as “Hawaii Employees” (including for the avoidance of doubt, Hawaii Employees of Sea-Logix or HSI) under the Contribution, Assumption and Purchase Agreement (“Company Employees”); provided, however, only Sections 5.11(d), (f) and (g) shall apply to Company Employees who are Represented Employees. For a period of one (1) year following the Effective Time, (i) Parent shall provide, or cause to be provided, to each Company Employee, both (A) annual base salary or base wages, and (B) annual cash incentive compensation opportunities, that are no less favorable than such compensation arrangements in effect as of the Effective Time and (ii) use commercially reasonable efforts to provide other employee benefits that are no less favorable in the aggregate than the employee benefits (including equity awards or other forms of long-term incentive compensation) provided to the Company Employees immediately prior to the Effective Time. Notwithstanding any other provision of this Agreement to the contrary, Parent shall or shall cause the Surviving Corporation to provide Company Employees whose employment terminates during the one (1) year period following the Effective Time with severance benefits at levels no less favorable than and pursuant to the terms of the Company’s current severance policies or, if more favorable, then as required by applicable local Law.

(b) Parent shall (or shall cause the Surviving Corporation or another of its Subsidiaries to) use commercially reasonable efforts, to the extent permitted under applicable Law, to provide that for all purposes (including purposes of vesting, eligibility to participate and level of benefits but not for purposes of defined benefit pension accrual) under the employee benefit plans of Parent and its Subsidiaries providing benefits to any Company Employee after the Effective Time (including the Company Plans) (the “New Plans”), each Company Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Disclosed Company Plan in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time, provided, that the foregoing shall not apply to the extent that its application would result in a duplication of benefits with respect to the same period of service. In addition, and without limiting the generality of the foregoing, Parent shall (or shall cause the Surviving Corporation or another of its Subsidiaries to) use commercially reasonable efforts to provide that (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is replacing comparable coverage under a Disclosed Company Plan in which such Company Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”), and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent (or the Surviving Corporation or another of Parent’s Subsidiaries) shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Company Employee and his or her covered dependents, to the extent such conditions were inapplicable or waived under the comparable Old Plans of the Company or its Subsidiaries in which such Company Employee participated immediately prior to the Effective Time. Parent shall (or shall cause the Surviving Corporation or another of its Subsidiaries to) use commercially reasonable efforts to cause any eligible expenses incurred by any Company Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Company Employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Company Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c) From and after the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to honor all obligations under the Disclosed Company Plans to any Company Employee for the period ending at the Effective Time and any additional period at or after the Effective Time during which such Disclosed Company Plan remains in effect, and Parent acknowledges and agrees that the Transactions shall be deemed to constitute a “change in control,” “change of control,” “corporate transaction” or similar term under each such Disclosed Company Plan.

(d) Notwithstanding anything to the contrary contained in this Agreement, with respect to each Company Employee whose terms and conditions of employment are covered by a collective bargaining agreement to or by which the Company or any of its Subsidiaries is a party or is bound, each such applicable collective bargaining agreement (each, a “Represented Employee”) shall govern such Represented Employee’s terms and conditions of employment (including compensation and benefits) for so long as such collective bargaining agreement remains in effect in accordance with, or as otherwise required by, applicable Law.

(e) Parent acknowledges and agrees that each employee listed on Section 5.11(e) of the Company Disclosure Schedule shall have “good reason” (or other similar term) to terminate employment immediately after the Effective Time and that any notice requirement or cure provision is hereby waived.

(f) Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Agreement shall (i) be treated as an amendment to any Company Plan, (ii) obligate Parent or the Surviving Corporation to (A) maintain any particular Company Plan or any other benefit plan, program or arrangement or (B) retain the employment of any particular employee for any specified period of time, or (iii) prevent Parent or the Surviving Corporation from amending or terminating any Company Plan or any other benefit plan, program or arrangement.

(g) Nothing in this Section 5.11 shall create any third-party beneficiary right in any Person other than the parties to this Agreement, including any current or former Company Employee, any participant in any Company Plan, or any dependent or beneficiary thereof, or any right to continued employment of any Person with the Company, Parent, the Surviving Corporation or any of their respective Affiliates.

(h) The Company shall terminate all of its cash bonus and similar cash-based incentive compensation plans, programs or arrangements set forth on Section 5.11(h) of the Company Disclosure Schedule (the “Company Incentive Plans”) immediately prior to the Effective Time and provide Parent, no later than five (5) Business Days prior to the Effective Time, with a schedule by individual recipient of any and all payments to be made thereunder based on (i) for the quarterly bonus, the actual performance for the Company’s then current fiscal quarter through the Effective Time and pro-rated for the number of days worked in the fiscal quarter during which the Effective Time occurs and (ii) for the full year bonus (without duplication of the amount payable pursuant to the preceding clause (i)), the actual performance for the Company’s then current fiscal year through the Effective Time and pro-rated for the number of days worked in the fiscal year during which the Effective Time occurs. For avoidance of doubt, any payments are to be made only to recipients who are Company Employees, and no payments shall be made in connection with or following the Closing under any Company Incentive Plan for performance based on any period of time other than the fiscal quarter during which the Closing occurs. All payments required to be made under the Company Incentive Plans in connection with this Section 5.11(h) shall be made as soon as practicable following the Effective Time by the Surviving Corporation through its payroll processing system.

(i) To the extent permissible under applicable Laws, if requested by Parent prior to the Closing, the Company shall use reasonable best efforts to terminate, effective immediately prior to the Effective Time, such other Company Plans as Parent requests.

Section 5.12 Merger Sub and Surviving Corporation. Parent shall take all actions necessary to (a) cause Merger Sub and the Surviving Corporation to perform promptly their respective obligations under this Agreement and (b) cause Merger Sub to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 5.13 No Control of Other Party’s Business. Nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 5.14 Treatment of Existing Indebtedness.

(a) As part of the Transactions, the Company shall redeem all outstanding Secured Notes on the Closing Date pursuant to the terms of the Secured Notes and the applicable Secured Notes Indentures (the “Redemption”). Each of the Company, Parent and Merger Sub shall use commercially reasonable efforts to cooperate with each other in connection with the Redemption. The Company shall take all actions necessary to effect the Redemption in accordance with the terms of the Secured Notes Indentures, including, without limitation, Section 3.01, Section 3.03 and Section 3.05 of each of the Secured Notes Indentures, and shall send the required notices of redemption in form and substance reasonably satisfactory to Parent (collectively, the “Redemption Notices”) on or before the date specified by Parent in writing, which date shall be on or after the date of termination or expiration of all waiting periods applicable to the Merger under the HSR Act. The Redemption Notices shall provide that Redemption shall occur on the Closing Date but may be contingent on the occurrence of the Closing. Concurrently with the Effective Time, the Company shall cause, or cause its Subsidiaries to cause, to be redeemed all outstanding Secured Notes in accordance with the Redemption Notices and the terms and conditions of the Secured Notes Indentures, including Section 3.07 of each of the Secured Notes Indentures. On the Closing Date substantially contemporaneously with the Redemption, all Liens securing Indebtedness related to the Secured Notes shall be released pursuant to documentation in form and substance satisfactory to Parent.

(b) As part of the transactions contemplated by this Agreement, the Company shall, on or before the date specified by Parent in writing (which date shall be at least thirty (30) Business Days after the date hereof), commence a tender offer and Consent Solicitation for all of the outstanding Convertible Notes pursuant to the terms of the Convertible Notes Indenture (the “Tender Offer”). The purchase price offered to holders of the Convertible Notes in the Tender Offer shall be 101% of the principal amount thereof plus accrued and unpaid interest to the date of purchase, and the Tender Offer shall contain the other terms and conditions set forth in Section 5.14(b) of the Company Disclosure Schedule.

(i) Each of the Company, Parent and Merger Sub shall use commercially reasonable efforts to cooperate with each other in connection with the Tender Offer. Promptly after the date of this Agreement, Parent or its Representatives shall prepare all necessary and appropriate documentation in connection with the Tender Offer, any related letters of transmittal, notice and other related documents (collectively, the “Debt Offering Documents”) and such documents shall be compliant with the terms of the Convertible Notes Indenture and otherwise reasonably acceptable to the Company and Parent. Parent and the Company shall cooperate with each other in the preparation of the Debt Offering Documents. All mailings to the holders of the Convertible Notes in connection with the Tender Offer shall be subject to the prior review and comment by each of the Company and Parent and/or their Representatives, and shall be reasonably acceptable to each of them. The consummation of the Tender Offer will not be a condition to the Closing. If at any time prior to the Effective Time any information relating to Parent or the Company, or any of their respective Affiliates, officers or directors, is discovered by Parent or the Company which should be set forth in an amendment or supplement to any of the Debt Offering Documents so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and, to the extent required by applicable Law, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and/or disseminated to the respective holders of the Convertible Notes (subject to this Section 5.14(b)). Notwithstanding anything to the contrary in this Section 5.14(b), the Company shall comply with the requirements of Rule 14e-l under the Exchange Act and any other applicable Law to the extent such Law is applicable in connection with the Tender Offer. To the extent that the provisions of any applicable Law conflict with this Section 5.14(b), the Company shall comply with the applicable Law and shall not be deemed to have breached its obligations hereunder by such compliance.

(ii) For purposes of this Agreement, “Consent Solicitation” shall mean a solicitation of the Requested Consents from the holders of the Convertible Notes, and “Requested Consents” shall mean the consents of holders of the specified percentage in principal amount of the Convertible Notes to the amendments to the Convertible Notes Indenture as described in Section 5.14(b) of the Company Disclosure Schedule. Promptly upon the receipt of the Requested Consents with respect to the Convertible Notes Indenture, the Company shall enter into a supplemental indenture reflecting the amendments to such indenture approved by such Requested Consents and will use its reasonable best efforts to cause the trustee for the Convertible Notes to promptly enter into such supplemental indenture (including using its reasonable best efforts to deliver, and to cause its counsel to deliver, any required certificates and opinions of counsel that will be reasonably required by the trustee in connection with such supplemental indenture). Neither the receipt of the Requested Consents nor the execution of the supplemental indenture referred to in the preceding sentence shall be a condition to the Closing.

(iii) The Company’s and the Surviving Corporation’s obligation to accept for payment and pay for the Convertible Notes tendered pursuant to the Tender Offer shall be subject to the conditions that (x) the Merger shall have occurred (or Parent and the Company shall each be satisfied that the Closing will occur substantially concurrently with such acceptance and payment and/or exchange), (y) there shall be no Order prohibiting the consummation of the Tender Offer, and (z) such other conditions as are customary for transactions similar to the Tender Offer.

(iv) Parent shall promptly reimburse the Company and any dealer-manager under any dealer-manager agreement for all reasonable out-of-pocket costs, fees and expenses incurred by such Person in connection with the transactions contemplated by this Section 5.14(b).

(c) The Company shall use reasonable best efforts to deliver all notices and take all other actions reasonably necessary to effect the termination of commitments and the repayment of all outstanding obligations under the Company Credit Facilities in accordance with the terms of the Payoff Letters (defined below). Prior to the Closing, the Company shall use reasonable best efforts to negotiate and seek to obtain the following payoff and lien release documents (such documents, collectively, “Payoff and Lien Release Documents”) (it being understood that Parent and its Representatives shall be afforded the opportunity to review and comment on the Payoff and Lien Release Documents):

(i) Mortgage Release Documents in recordable form and appropriate documentation releasing any recorded Liens on the Vessels;

(ii) payoff letters to effect the full repayment and discharge of the Company Credit Facilities (collectively, the “Payoff Letters” and each, a “Payoff Letter”), with the respective agents under such Company Credit Facilities, each Payoff Letter (A) indicating the total amount required to be paid to fully satisfy all outstanding and unpaid principal, interest, prepayment premiums, penalties, breakage costs, attorneys’ fees and other costs and expenses, or similar outstanding and unpaid obligations related to all indebtedness and other obligations owed under the respective Company Credit Facility as of the anticipated Closing Date (and the daily accrual thereafter) (the “Payoff Amount”), (B) stating that upon receipt of the Payoff Amount (and, in the case of the $20M Term Loan, payment in full of the debt and other outstanding obligations owed by the Company and its Subsidiaries under the $75M Term Loan and the Secured Notes referred to in clause (a) of the definition thereof), such Company Credit Facility and related notes, guaranties, security agreements and other instruments supporting the repayment of such Company Credit Facility shall be terminated (except for obligations that by the terms of such Company Credit Facility survive such termination), and (C) stating that all Liens on the assets of the Company or any of its Subsidiaries securing the obligations under such Company Credit Facility shall be, upon the payment by the

Company or Parent of the Payoff Amount on the Closing Date (and, in the case of the $20M Term Loan, payment in full by the Company or Parent of the debt and other outstanding obligations owed by the Company and its Subsidiaries under the $75M Term Loan and the Secured Notes referred to in clause (a) of the definition thereof), released;

(iii) Lien release documentation with respect to the Company Credit Facilities and the Secured Notes (collectively, the “Secured Indebtedness”), including (A) unconditional satisfactions of vessel mortgages with respect to each of the Non-Hawaii Vessels with respect to which a mortgage was filed securing the obligations under such Secured Indebtedness, in recordable form, (B) a UCC termination statement for any financing statement filed in connection with such Indebtedness, and (C) unconditional releases of any other Liens granted pursuant to the terms of such Indebtedness or pursuant to any document executed and delivered in connection with such Indebtedness, including in respect of any cash collateral or other accounts held by the lenders of such Indebtedness (it being understood that such satisfactions, UCC termination statements and releases shall be conditioned on receipt of the applicable Payoff Amounts described in Section 5.14(c)(ii) above and the redemption of the applicable Secured Notes, as the case may be);

(iv) termination amendments with respect to any financing statements filed in connection with the foregoing Secured Indebtedness with respect to equity interests of Company’s Subsidiaries, in each case in customary form and substance.

(d) On the Closing Date, upon payment by Parent of funds equal to amount of the relevant Payoff Amount, the Company shall, and shall cause its Subsidiaries to, (x) apply such funds to pay in full the Payoff Amount with respect to each Company Credit Facility in accordance with the terms of the applicable Payoff Letter (or direct the payment of a portion of the Payoff Amount to be transferred by wire transfer directly to the agent for such Company Credit Facility or otherwise in accordance with the applicable Payoff Letter) and (y) use reasonable best efforts to take all other necessary actions to facilitate and effect the termination and release of all Liens on the Company’s assets and the assets of the Company’s Subsidiaries securing the obligations under Company Credit Facilities, including using reasonable best efforts to negotiate and obtain the releases with respect to vessel mortgages and UCC financing statements filed in connection with such Company Credit Facility described in Section 5.14(c)); provided, that in no event shall the Company or any of its Subsidiaries be required to cause such termination or release unless the Closing shall occur concurrently therewith and the Company or its Subsidiaries have received funds from Parent to pay in full the Payoff Amount in connection with each Company Credit Facility (or the Payoff Amount for each Company Credit Facility shall have been transferred by wire transfer directly to the agent for such Company Credit Facility or otherwise in accordance with the applicable Payoff Letter) and, in the case of the $20M Term Loan, pay in full the debt and other outstanding obligations owed by the Company and its Subsidiaries under the $75M Term Loan and the Secured Notes referred to in clause (a) of the definition thereof.

(e) At the Closing, the Company shall deliver, or cause to be delivered, to Parent (i) duly completed and executed Payoff and Lien Release Documents in customary form and substance reasonably satisfactory to Parent and (ii) if required by the trustee for the Convertible Notes, a copy of the opinion of counsel of the Company addressed to the trustee with respect to the Merger contemplated by Article V of the Convertible Notes Indenture so long as all conditions set forth therein have been satisfied. For the avoidance of doubt, in the event Parent determines not to effect the Closing on the basis of the failure of the Company to deliver the documents required to be delivered pursuant to the first sentence of this Section 5.14(e), such determination shall not constitute a breach by Parent of its obligations under this Agreement and shall not entitle the Company to recover any Losses or seek specific performance under Section 8.9. The parties further agree that if the Company fails to deliver any of the documents required to be delivered pursuant to the first sentence of this Section 5.14(e), then the Closing shall be delayed up to ten (10) days until the Company makes such deliveries. The failure to deliver any of the documents contemplated by the first sentence of this Section 5.14(e) shall not constitute a breach by the Company of its obligations under this Agreement and shall not entitle Parent to recover any Losses or seek specific performance under Section 8.9; provided that the Company has complied with Section 5.14(c) above. In the event Parent fails to give effect to the Closing solely on the basis that the lenders of any Secured Indebtedness would not release the Liens on the Company’s assets upon receipt of full repayment of such Secured Indebtedness, such failure shall not itself constitute a breach by Parent or Merger Sub of their obligations in this Agreement and shall not entitle the Company to seek specific performance under Section 8.9.

(f) For the avoidance of doubt, between the date of this Agreement and the Closing Date, (i) Parent or any of its Subsidiaries, Affiliates or Representatives shall be permitted to purchase or offer or commit to purchase all or any portion of the Convertible Notes and (ii) the Company or any of its Subsidiaries shall be permitted to purchase or offer or commit to purchase all or any portion of the Convertible Notes (including pursuant to the Tender Offer) for consideration in the aggregate not in excess of $2,000,000.

(g) In the event that the Convertible Notes for any reason remain outstanding as of the Closing Date, Parent, the Company and its Subsidiaries shall use commercially reasonable efforts to cooperate with each other in connection with the suspension of covenants under the Convertible Notes Indenture and related security documents, in each case in accordance with the Fifth Supplemental Indenture dated as of November 11, 2014 to the Convertible Notes Indenture.

Section 5.15 Company Rights Agreement. Prior to the Closing, the Company shall take all actions necessary to provide that the Final Expiration Date (as such term is defined in the Company Rights Agreement) shall occur immediately prior to the Effective Time, without any payment being made in respect thereof.

Section 5.16 Certain Actions.

(a) Each of the actions set forth on Schedule 5.16(a)(i) and (a)(ii) shall be taken by the applicable parties referred to therein and on or by such dates as indicated therein, in each case subject to the terms, qualifications and limitations set forth on the applicable schedule, if any. In addition, during the period from the date hereof until the Closing, each party shall comply with its obligations on Schedule 5.16(a)(iii).

(b) At substantially the same time as circulated to management, between the date hereof and the Closing Date, the Company shall deliver to Parent the Company’s monthly “Financial Package” in a form substantially similar to the monthly Financial Packages that the Company has previously made available to Parent; provided, that such monthly Financial Packages shall not include information regarding the Acquired Hawaii Business.

Section 5.17 Contribution, Assumption and Purchase Agreement.

(a) The Company shall consult with Parent with respect to, and provide Parent an opportunity to review and comment upon, the Preliminary Closing Statement (as defined in Section 1.4(a) of the Contribution, Assumption and Purchase Agreement), and the Company shall consider for inclusion in such statement comments reasonably proposed by Parent, prior to delivery of the Preliminary Closing Statement to Pasha. Prior to the Closing, the Company shall keep Parent currently apprised of any differences between the Company and Pasha with respect to the computation of any of the items in the Preliminary Closing Statement and the resolution of any such differences.

(b) Prior to the Closing, the Company shall perform, and shall cause each of its Subsidiaries (including the Acquired Entities) to perform, in all material respects, their respective obligations required to be performed under the Contribution, Assumption and Purchase Agreement; provided, however, neither Parent nor Merger Sub may allege any breach or anticipated breach of this covenant or seek any remedy or exercise any right (including any remedy or right under Section 8.9) on the basis of any breach or anticipated breach by the Company of this covenant unless and until the Contribution, Assumption and Purchase Agreement has been terminated pursuant to its terms, and the Company’s liabilities under this covenant shall be limited to liabilities arising out of any willful and material breach of the Contribution, Assumption and Purchase Agreement by the Company. In addition, prior to the Closing, the Company shall not amend, waive or otherwise expressly modify (or agree to amend, waive or otherwise expressly modify) any term, provision or requirement of the Contribution, Assumption and Purchase Agreement in a manner that would or would reasonably be expected to adversely affect the Company in any material respect.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b) Regulatory Approvals. (i) Any waiting periods (and any extensions thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired and (ii) no litigation under the Antitrust Laws by any Governmental Authority shall be pending with respect to the Transactions or the Precedent Transaction that would reasonably be expected to adversely affect in any material respect Parent (including the Company after the Closing) with respect to the Hawaii Trade Lane, or require any of the actions described in Section 5.4(e).

(c) No Injunctions or Restraints. No Law or Order enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, “Restraints”) shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Merger or making the consummation of the Merger illegal.

Section 6.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties.

(i) The representations and warranties of the Company set forth in this Agreement (excluding the representations and warranties in Section 3.1, Section 3.2, Section 3.3, Section 3.14, Section 3.16(d), Section 3.22, Section 3.23 and Section 3.24), disregarding all qualifications and exceptions contained therein relating to materiality, Non-Hawaii Material Adverse Effect and/or dollar thresholds (other than the dollar thresholds in Section 3.16(a)), shall be true and correct as of the date of this Agreement and as of the Effective Time with the same effect as though made on and as of the Effective Time (except to the extent that such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure to be true and correct would not, individually or in the aggregate, have or reasonably be expected to have a Non-Hawaii Material Adverse Effect;

(ii) The representations and warranties in Section 3.14 shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time;

(iii) The representations and warranties in Section 3.1, Section 3.3, Section 3.16(d), Section 3.22 and Section 3.23 shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time with the same effect as though made on and as of the Effective Time;

(iv) The representations and warranties in Section 3.24 shall be true and correct as of the Closing Date as though made on the Closing Date except for such inaccuracies that, individually or in the aggregate, would not result in the failure to satisfy the closing condition in Section 7.2(a) of the Contribution, Assumption and Purchase Agreement;

(v) The representations and warranties in Section 3.2 shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time with the same effect as though made on and as of the Effective Time, except for such inaccuracies (A) that would not result in more than a de minimis increase in the aggregate Merger Consideration payable by Parent as contemplated by Article II hereof or (B) that arise from any change in the outstanding shares of capital stock of the Company occurring as a result of the events described in Section 2.6(a), (b) or (c) as long as the aggregate Merger Consideration payable by Parent to all security holders of the Company has been equitably adjusted in accordance with Section 2.6; and

(vi) Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to the effect set forth in the preceding Sections 6.2(a)(i) through (v).

(b) Performance of Obligations of the Company. The Company shall have (i) performed in all material respects all obligations required to be performed by it under this Agreement (other than under Section 5.1(a)(i)) and (ii) performed in all respects all obligations required to be performed by it under Section 5.1(a)(i)) except for non-performance (A) that would not result in more than a de minimis increase in the aggregate Merger Consideration payable by Parent as contemplated by Article II hereof or (B) that arises from any change in the outstanding shares of capital stock of the Company occurring as a result of the events described in Section 2.6(a), (b) or (c), as long as the aggregate Merger Consideration payable by Parent to all security holders of the Company has been equitably adjusted in accordance with Section 2.6, in each case, at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(c) Absence of Non-Hawaii Material Adverse Effect. Since the date of this Agreement, there shall not have occurred, individually or in the aggregate, a Non-Hawaii Material Adverse Effect.

(d) Precedent Transaction. The Precedent Transaction shall have been consummated in accordance with the terms of the Contribution, Assumption and Purchase Agreement and no term, provision, condition or requirement of the Contribution, Assumption and Purchase Agreement shall have been amended, waived or otherwise modified in any material respect which is adverse to the Company by any party thereto, except with the express written consent of Parent (Parent acknowledges and agrees that Pasha and the Company may waive the condition set forth in Section 7.1(c) of the Contribution, Assumption and Purchase Agreement in accordance with Section 7.5 of the Contribution, Assumption and Purchase Agreement and such waiver shall not constitute a failure to satisfy the condition set forth in this Section 6.2(d)).

(e) Emissions Control. In the event any Alaska Vessel’s main engines are operating on ULSD, the Company shall not have suffered Net Adverse Financial Impacts associated with such ULSD use in an amount in excess of $15,000,000 in the aggregate.

(f) FIRPTA Certificate. The Company shall have delivered to Parent (i) a properly executed certificate of the Company certifying that the Company is not, and has not been, a United States real property holding corporation, within the meaning of Section 897 of the Code, during the applicable period specified in Section 897(c)(1)(a)(ii) of the Code, which certificate complies with the requirements of Section 1445 of the Code and (ii) a form of notice to the IRS prepared in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2), each in substantially the form attached hereto as Exhibit A.

Section 6.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Parent Material Adverse Effect, shall be true and correct as of the date of this Agreement and as of the Effective

Time with the same effect as though made on and as of the Effective Time (except to the extent that such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure to be true and correct would not have a Parent Material Adverse Effect. The Company shall have received a certificate signed on behalf of Parent and Merger Sub by an executive officer of Parent and Merger Sub to the effect set forth in the preceding sentence.

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects the obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

Section 6.4 Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to use its reasonable best efforts to consummate the Merger and the other Transactions as provided in this Agreement.

ARTICLE VII

TERMINATION

Section 7.1 Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval:

(a) by the mutual written consent of the Company and Parent; or

(b) by either the Company or Parent:

(i) if the Merger shall not have been consummated on or before February 11, 2016 (the “End Date”) (it being agreed that if the End Date in the Contribution, Assumption and Purchase Agreement is extended pursuant to Section 9.1(a)(i) thereof, then the End Date in this Agreement shall be automatically extended for the same period); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to a party if the failure of the Merger to have been consummated on or before the End Date was primarily due to the failure of such party to perform any of its obligations under this Agreement; provided, further, that the End Date shall be extended by up to thirty (30) days (as necessary) if (A) all of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at or immediately prior to the Closing) have been satisfied or waived other than the Company’s obligation to take all of the actions set forth on Schedule 5.16(a) and (B) the Company has used reasonable best efforts to take the actions set forth on Schedule 5.16(a) prior to the End Date; provided, further, that the End Date shall be extended by ninety (90) days if all of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at or immediately prior to the Closing) have been satisfied or waived other than the condition set forth in Section 6.1(b)(ii); or

(ii) if any Restraint having the effect set forth in Section 6.1(c) shall be in effect and shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to a party if the issuance of such final, non-appealable Restraint was primarily due to the failure of such party to perform any of its obligations under this Agreement; or

(iii) if the Company Stockholders Meeting (including any adjournments or postponements thereof) shall have concluded and the Company Stockholder Approval contemplated by this Agreement shall not have been obtained; or

(iv) if the Contribution, Assumption and Purchase Agreement has been terminated in accordance with its terms; or

(c) by Parent:

(i) if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.1 or Section 6.2 and (B) cannot be cured by the Company by the End Date or, if capable of being cured, shall not have been cured within thirty (30) calendar days following receipt of written notice from Parent stating Parent’s intention to terminate this Agreement pursuant to this Section 7.1(c)(i) and the basis for such termination; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(i) if it is then in material breach of any representation, warranties, covenants or other agreements hereunder that would result in the closing conditions set forth in Section 6.1 or Section 6.3 not being satisfied; or

(ii) if the Company Board (or a duly authorized committee thereof) shall have effected a Company Adverse Recommendation Change; or

(d) by the Company:

(i) if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.1 or Section 6.3 and (B) cannot be cured by Parent or Merger Sub by the End Date or, if capable of being cured, shall not have been cured within thirty (30) calendar days following receipt of written notice from the Company stating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(d)(i) and the basis for such termination; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(d)(i) if it is then in material breach of any representation, warranties, covenants or other agreements hereunder that would result in the closing conditions set forth in Section 6.1 or Section 6.2 not being satisfied; or

(ii) prior to the receipt of the Company Stockholder Approval, if, in order to enter into a transaction that is a Superior Proposal in accordance with Section 5.3, the Company Board shall have authorized the Company to enter into an Alternative Agreement with respect to such Superior Proposal; provided, that subject to the proviso in Section 7.3(a), the right to terminate this Agreement pursuant to this Section 7.1(d)(ii) shall not be available to the Company unless the Company pays, has paid or causes to be paid to Parent, in accordance with Section 7.3, the Termination Fee and Parent Expenses; it being understood that, subject to the proviso in Section 7.3(a), the Company may enter into any transaction that is a Superior Proposal simultaneously with the termination of this Agreement pursuant to this Section 7.1(d)(ii) and the payment of the Termination Fee and Parent Expenses.

Section 7.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1 (other than any termination pursuant to Section 7.1(a), unless otherwise agreed), written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than Section 7.2 and Section 7.3, Article VIII and Section 5.6, all of which shall survive termination of this Agreement), and there shall be no liability on the part of Parent, Merger Sub or the Company or their respective directors, officers and Affiliates hereunder; provided, however, that, subject to Section 7.3 (including the limitations on liability contained therein, including Section 7.3(e)), no party shall be relieved or released from any liabilities or damages arising out of any willful or material breach of this Agreement or, to the extent provided under Section 5.17(b), any willful and material breach of the Contribution, Assumption and Purchase Agreement. The Confidentiality Agreement shall survive in accordance with its terms termination of this Agreement.

Section 7.3 Termination Fee; Parent Expenses.

(a) In the event that this Agreement is terminated by the Company pursuant to Section 7.1(d)(ii), the Company shall pay or cause to be paid as directed by Parent (i) an amount equal to all of the reasonable out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants) incurred by or on behalf of Parent, Merger Sub and their Affiliates in connection with, arising from or related to the authorization, preparation, investigation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby (the “Parent Expenses”), plus (ii) a termination fee of $17,149,600 (the “Termination Fee”), to the account set forth on Schedule 7.3. The Termination Fee shall be paid by the Company substantially concurrently with such termination. Parent Expenses shall be paid by the Company on or before the later of (C) substantially concurrently with such termination and (D) two (2) Business Days following Parent’s provision of the information described in subsection (d) of this Section 7.3 for the applicable Parent Expense; provided, that if Parent provides no or only partial documentation for Parent Expenses within forty-eight (48) hours following Parent’s receipt of the Company’s termination notice, the Company shall be entitled to terminate this Agreement pursuant to Section 7.1(d)(ii) and enter into any transaction that is a Superior Proposal immediately upon payment of the Termination Fee and those Parent Expenses for which Parent has provided documentation (it being understood that the termination of this Agreement shall not relieve the Company from its obligation to pay the remainder of the Parent Expenses pursuant to Section 7.3(d)).

(b) In the event that this Agreement is terminated by Parent pursuant to Section 7.1(c)(ii), the Company shall pay or cause to be paid to the account set forth on Schedule 7.3 (i) the Termination Fee within two (2) Business Days of such termination and (ii) Parent Expenses on or before that later of (A) two (2) Business Days of such termination and (B) twenty-four (24) hours of Parent providing the information described in subsection (d) of this Section 7.3 for the applicable Parent Expense.

(c) In the event that this Agreement is terminated (i) by Parent or the Company pursuant to Section 7.1(b)(iii), (ii) an Alternative Proposal shall have been publicly disclosed after the date hereof and not publicly withdrawn prior to the date of the Company Stockholders Meeting, and (iii) within twelve (12) months of the date this Agreement is terminated, the Company enters into an agreement with respect to any Alternative Proposal, then the Company shall pay or cause to be paid to the account set forth on Schedule 7.3 (1) the Termination Fee on or before the earlier of (x) the date of consummation or termination of such transaction or (y) eighteen (18) months after the date of the termination of this Agreement, irrespective of whether such transaction has been consummated; and (2) Parent Expenses on or before that later of (A) the earlier of (x) the date of consummation or termination of such transaction or (y) eighteen (18) months after the date of the termination of this Agreement, irrespective of whether such transaction has been consummated and (B) twenty-four (24) hours of Parent providing the information described in subsection (d) of this Section 7.3 for the applicable Parent Expense.

(d) Parent shall provide the amount of, and reasonable documentation (which will be satisfied by providing redacted copies of vendors’ monthly fees and expenses) for, each Parent Expense within forty-five (45) days after delivery of Parent’s notice of termination or Parent’s receipt of the Company’s termination notice, as applicable. The failure of Parent to provide such documentation for one or more Parent Expenses shall not affect the Company’s obligation to pay any other Parent Expenses for which Parent has provided such documentation, and the Company shall pay any such other Parent Expenses as and when Parent provides such documentation in accordance with this Section 7.3.

(e) Notwithstanding the foregoing, in no event shall the Company be required to pay the Termination Fee and the Parent Expenses on more than one (1) occasion. Notwithstanding anything to the contrary in this Agreement, the parties agree that the payment of the Termination Fee and the Parent Expenses shall be the sole and exclusive remedy of Parent, Merger Sub and their respective Affiliates and Representatives with respect to this Agreement and the Transactions in the event any such payments become due and payable, and, upon payment of the Termination Fee and the Parent Expenses, neither the Company nor any of its Affiliates or its and their respective directors, officers, employees, stockholders and Representatives shall have any further liability to Parent, Merger Sub or their respective Affiliates or Representatives under this Agreement.

(f) Any amount that becomes payable pursuant to this Section 7.3 shall be paid by wire transfer of immediately available funds to an account designated by Parent.

(g) The parties acknowledge that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 No Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties that by its terms contemplates performance in whole or in part after the Effective Time. The Confidentiality Agreement shall (a) survive termination of this Agreement in accordance with its terms and (b) terminate as of the Effective Time.

Section 8.2 Fees and Expenses. Except as provided in Section 7.3, whether or not the Transactions are consummated, all fees and expenses incurred in connection with the Transactions and this Agreement shall be paid by the party incurring or required to incur such fees or expenses.

Section 8.3 Amendment or Supplement. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Company Stockholder Approval, by written agreement of the parties hereto and delivered by duly authorized officers of the respective parties; provided, however, that following approval of the Transactions by the stockholders of the Company, there shall be no amendment or change to the provisions hereof which by Law would require further approval by the stockholders of the Company without such approval.

Section 8.4 Waiver. At any time prior to the Effective Time, any party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto, or (c) waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions; provided, however, that following approval of the Transactions by the stockholders of the Company, no waiver or extension may be made which by Law would require further approval by the stockholders of the Company without such approval. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 8.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 8.5 shall be null and void.

Section 8.6 Counterparts. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by electronic communication, facsimile or otherwise) to the other parties.

Section 8.7 Entire Agreement; Third-Party Beneficiaries. This Agreement, including the Company Disclosure Schedule, and the Exhibits and Schedules hereto, together with the other instruments referred to herein, including the Confidentiality Agreement, (a) constitute the entire agreement, and supersede all other prior agreements, arrangements, communications and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof and (b) except for (i) the rights of the Company’s stockholders and holders of Company Warrants, Company Options, Restricted Stock, Company RSUs to receive the Merger Consideration, Warrant Consideration and other payments (as applicable) pursuant to Article II at the Effective Time and (ii) the provisions of Section 5.8 and Section 5.14(b), are not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 8.8 Governing Law; Jurisdiction.

(a) This Agreement and any dispute, controversy or claim arising out of, relating to or in connection with this Agreement, the negotiation, execution, existence, validity, enforceability or performance of this Agreement, or for the breach or alleged breach thereof (whether in contract, in tort or otherwise) shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b) Each of the parties hereto hereby agrees that (i) all Actions arising out of or relating to this Agreement shall be heard and determined in the Chancery Court of the State of Delaware and any state appellate court therefrom sitting in New Castle County in the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) (such courts, “Delaware Courts”), (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) it will not bring any action relating to this Agreement or the Transactions in any court other than the aforesaid courts, and (iv) a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties hereto hereby irrevocably and unconditionally consents and submits itself and its properties and assets to the jurisdiction of any Delaware Court and waives any objection that it may now or hereafter have to the venue of any such Action in any such court or that such Action was brought in an inconvenient court and agrees not to plead or claim the same.

(c) Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in this Section 8.8 in any such Action by mailing copies thereof by registered or certified United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to this Article VIII. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

Section 8.9 Specific Enforcement. The parties agree that immediate, extensive and irreparable damage would occur for which monetary damages would not be an adequate remedy in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. Accordingly, the parties agree that, if for any reason Parent, Merger Sub or the Company shall have failed to perform its obligations under this Agreement or otherwise breached this Agreement, then the party seeking to enforce this Agreement against such nonperforming party under this Agreement shall be entitled to specific performance and the issuance of immediate injunctive and other equitable relief without the necessity of proving the inadequacy of money damages as a remedy, and the parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief, this being in addition to and not in limitation of any other remedy to which they are entitled at Law or in equity.

Section 8.10 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS.

Section 8.11 Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

If to Parent or Merger Sub, to:

Matson Navigation Company, Inc.

1411 Sand Island Parkway

Honolulu, Hawaii 96819

Attention: Peter Heilmann

Facsimile: (510) 628-7331

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

555 Mission Street

San Francisco, California 94105

Attention: Douglas D. Smith

     Michael L. Reed

Facsimile: (415) 393-8306

If to the Company, to:

Horizon Lines, Inc.

4064 Colony Road, Suite 200

Charlotte, NC 28211

Attention: Michael Zendan

Facsimile: (704) 973-7034

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attention: Daniel E. Wolf

     Yi (Claire) Sheng

Facsimile: (212) 446-4900

or such other address or facsimile number as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 8.12 Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

Section 8.13 Definitions. As used in this Agreement, the following terms shall have the meanings ascribed to them below:

“$20M Term Loan” shall mean that certain $20,000,000 Term Loan Agreement, dated as of January 31, 2013, by and among the Company, as guarantor, Horizon Lines, LLC, as borrower, the lenders party thereto and

U.S. Bank National Association, as administrative agent, collateral agent and ship mortgage trustee, as such agreement may be amended, supplemented, modified, renewed, replaced and/or restated from time to time.

“$75M Term Loan” shall mean that certain $75,000,000 Term Loan Agreement, dated as of January 31, 2013, by and among Horizon Lines Merchant Vessels, LLC, as guarantor, Horizon Lines Alaska Vessels, LLC, as borrower, Horizon Lines Alaska Terminals, LLC, as guarantor, the lenders party thereto and U.S. Bank National Association, as administrative agent, collateral agent and ship mortgage trustee, as such agreement may be amended, supplemented, modified, renewed, replaced and/or restated from time to time.

“2014-2015 Capital Plan” shall have the meaning set forth in Section 5.1(a)(iv).

“ABL Facility” shall mean that certain Credit Agreement, dated as of October 5, 2011, by and among the Company, Horizon Lines, LLC, as borrower, the lenders party thereto and Wells Fargo Capital Finance, LLC, as administrative agent, sole lead arranger and sole bookrunner, as such agreement may be amended, supplemented, modified, renewed, replaced and/or restated from time to time.

“ABS Reports” shall have the meaning set forth in Section 3.19(f).

“Acceptable Confidentiality Agreement” shall mean a customary confidentiality agreement that contains provisions that are not materially less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement (unless the Company offers to amend the Confidentiality Agreement to reflect such more favorable terms).

“Acquired Entities” shall have the meaning set forth in the Contribution, Assumption and Purchase Agreement.

“Acquired Hawaii Business” shall have the meaning set forth in the Contribution, Assumption and Purchase Agreement.

“Action” shall mean any action, suit, proceeding, subpoena, examination, audit, criminal prosecution, complaint, charge, lawsuit, grievance, claim, administrative proceeding or investigation by or before any Governmental Authority, or any arbitration, mediation or similar proceeding.

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Agreement” shall have the meaning set forth in the Preamble.

“Alternative Proposal” shall have the meaning set forth in Section 5.3(f).

“Antitrust Laws” shall mean the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, and all other applicable Laws issued by a U.S. or non-U.S. Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Antitrust Proceedings” shall have the meaning set forth in Section 5.4(a).

“Balance Sheet Date” shall have the meaning set forth in Section 3.5(b).

“Bankruptcy and Equity Exception” shall have the meaning set forth in Section 3.3(a).

“Book-Entry Shares” shall have the meaning set forth in Section 2.1(c).

“Business Day” shall mean a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York are authorized or required by Law to be closed.

“Certificate” shall have the meaning set forth in Section 2.1(c).

“Certificate of Merger” shall have the meaning set forth in Section 1.3.

“Claim” shall have the meaning set forth in Section 5.8(a).

“Clayton Act” shall mean the Clayton Act of 1914.

“Closing” shall have the meaning set forth in Section 1.2.

“Closing Date” shall have the meaning set forth in Section 1.2.

“Code” shall have the meaning set forth in Section 2.3(g).

“Company” shall have the meaning set forth in the Preamble.

“Company Adverse Recommendation Change” shall have the meaning set forth in Section 5.3(c).

“Company Board” shall mean the board of directors of the Company.

“Company Board Recommendation” shall have the meaning set forth in Section 5.2(c).

“Company Charter Documents” shall have the meaning set forth in Section 3.1(c).

“Company Common Stock” shall have the meaning set forth in Section 2.1.

“Company Credit Facilities” shall mean (a) the ABL Facility, (b) the $20M Term Loan, and (c) the $75M Term Loan (each, a “Company Credit Facility”).

“Company Disclosure Schedule” shall have the meaning set forth in the Article III Preamble.

“Company Employees” shall have the meaning set forth in Section 5.11(a).

“Company Incentive Plans” shall have the meaning set forth in Section 5.11(h).

“Company Material Contract” shall have the meaning set forth in Section 3.16(a).

“Company Option” shall have the meaning set forth in Section 2.5(a).

“Company Pension Plan” shall have the meaning set forth in Section 3.10(c).

“Company Permits” shall have the meaning set forth in Section 3.8(b).

“Company Plan” or “Company Plans” shall mean (a) each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA) that the Company or any of its Subsidiaries maintains, sponsors, participates in, is a party or contributes to, or with respect to which the Company or any of its Subsidiaries would reasonably be expected to have any liability and (b) each other employee benefit plan, program, Contract or arrangement, whether written or unwritten, including, without limitation, any stock option, stock purchase, stock appreciation right or other stock or stock-based incentive plan, cash bonus or incentive compensation arrangement, retirement or deferred compensation plan, supplemental executive retirement plan, profit sharing plan, unemployment or severance compensation plan, fringe benefit perquisite, or employment or individual consulting agreement, for any current or former employee or director of, or other individual service provider to, the Company or any of its Subsidiaries that does not constitute an “employee benefit plan” (as defined in Section 3(3) of ERISA), that the Company or any of its Subsidiaries maintains, sponsors, participates in, is a party or contributes to, or with respect to which the Company or any of its Subsidiaries would reasonably be expected to have any liability.

“Company Preferred Stock” shall have the meaning set forth in Section 3.2(a).

“Company Registered IP” shall mean all registered Marks (including domain names), Patents and registered Copyrights, including any pending applications to register any of the foregoing, owned (in whole or in part) by the Company or any of its Subsidiaries.

“Company Rights” shall mean the preferred share purchase rights granted pursuant to the Company Rights Agreement.

“Company Rights Agreement” shall mean that certain 382 Rights Agreement, dated as of August 27, 2012, by and between the Company and American Stock Transfer & Trust Company, as Rights Agent.

“Company RSU” shall have the meaning set forth in Section 2.5(c).

“Company SEC Documents” shall have the meaning set forth in Section 3.5(a).

“Company Securities” shall have the meaning set forth in Section 3.2(c).

“Company Stock Plans” shall mean, collectively, the Company’s Amended and Restated Equity Incentive Plan, 2009 Incentive Compensation Plan, 2012 Incentive Compensation Plan or any other plan, program or arrangement providing for the grant of equity-based awards to directors, officers, employees or other service providers of the Company or any of its Subsidiaries.

“Company Stockholder Approval” shall have the meaning set forth in Section 3.23.

“Company Stockholders Meeting” shall have the meaning set forth in Section 5.2(b).

“Company Warrants” shall have the meaning set forth in Section 2.2.

“Confidentiality Agreement” shall have the meaning set forth in Section 5.6(a).

“Confirmation” shall have the meaning set forth in Section 1.2.

“Consent Solicitation” shall have the meaning set forth in Section 5.14(b)(ii).

“Contract” shall mean any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, lease, license, contract or other agreement, whether written or oral, and including all exhibits and schedules thereto and all amendments and supplements thereto.

“Contribution, Assumption and Purchase Agreement” shall have the meaning set forth in the Recitals.

“Convertible Notes” shall mean the Company’s 6.00% Series A Convertible Senior Secured Notes due 2017, as governed by the Convertible Notes Indenture.

“Convertible Notes Indenture” shall mean that certain Indenture, dated as of October 5, 2011, between the Company, as issuer, and U.S. Bank National Association, as trustee and collateral agent, governing the Convertible Notes, as such indenture may be amended, supplemented, modified, renewed, replaced and/or restated from time to time.

“Copyrights” shall have the meaning set forth in the definition of Intellectual Property.

“Debt Offering Documents” shall have the meaning set forth in Section 5.14(b)(i).

“Delaware Courts” shall have the meaning set forth in Section 8.8(b).

“DGCL” shall have the meaning set forth in the Recitals.

“Disclosed Company Plans” shall have the meaning set forth in Section 3.10(a).

“Dissenting Shares” shall have the meaning set forth in Section 2.4.

“Dissenting Stockholders” shall have the meaning set forth in Section 2.4.

“ECA Engine Inspector” shall mean MAN Prime Serv, or such other engine inspector as the Company and Parent may reasonably agree should MAN Prime Serv not be available, as a third-party inspector.

“Effective Time” shall have the meaning set forth in Section 1.3.

“Encumbrances” shall mean any mortgage, deed of trust, lease, license, Lien, claim, limitation, restriction, hypothecation, option to purchase or lease or otherwise acquire any interest, right of first refusal or offer, conditional sales or other title retention agreement, adverse claim of ownership or use, easement, encroachment, right of way or other title defect, or other encumbrance of any kind or nature. The term “Encumbrance” shall not be deemed to include any license of, or other right with respect to, any Intellectual Property.

“End Date” shall have the meaning set forth in Section 7.1(b)(i).

“Environmental Laws” shall mean all Laws relating to pollution or protection of the environment or human health and safety (as it relates to exposure to Hazardous Materials), including, without limitation, Laws relating to management of or Releases of Hazardous Materials, as the foregoing are enacted and in effect on or prior to Closing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” shall have the meaning set forth in Section 3.10(d).

“ESPP” shall have the meaning set forth in Section 2.7.

“Event” shall have the meaning set forth in Section 3.6.

“Exchange Act” shall have the meaning set forth in Section 3.4.

“Exchange Fund” shall have the meaning set forth in Section 2.3(a).

“Federal Trade Commission Act” shall mean the Federal Trade Commission Act of 1914.

“GAAP” shall mean generally accepted accounting principles in the United States.

“Governmental Authority” shall mean any federal, state or local, domestic, foreign or multinational government, court, tribunal, judicial body, regulatory or administrative agency, commission, authority or other governmental or quasi-governmental instrumentality, including an arbitrator, mediator or any other similar body.

“Hawaii Business” shall have the meaning set forth in the Contribution, Assumption and Purchase Agreement.

“Hazardous Materials” shall mean any material, substance, pollutant, contaminant, or waste that is regulated under, or for which liability can arise pursuant to, any Environmental Law because of its hazardous or dangerous properties or characteristics, including, without limitation, all petroleum, crude oil or any fraction thereof, and natural, liquefied, and synthetic gas.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Inbound License Agreements” shall mean all Contracts granting to the Company or any of its Subsidiaries any license or other right to use any Intellectual Property owned by a third party, but excluding commercially available “off-the-shelf” software licensed to the Company or any of its Subsidiaries in object code form for an aggregate license fee of no more than $50,000.

“Indebtedness” shall mean, with respect to any specified Person, (a) any indebtedness for borrowed money, including any unpaid principal, premium, accrued and unpaid interest, prepayment penalties, commitment and other fees, reimbursements, indemnities and all other amounts payable in connection therewith, (b) other indebtedness and liabilities of such Person evidenced by notes, bonds or debentures or similar instruments or debt securities, (c) all obligations, contingent or otherwise, of such Person in respect of any letters of credit or bankers’ acceptances (to the extent drawn), (d) any interest rate swap or other hedging arrangement of such person, (e) all obligations of such Person for deferred purchase price of property or services, except trade accounts payable in the ordinary course of business, (f) any capital lease obligations, and (g) any guarantee of any such indebtedness or debt securities of any other Person described in clauses (a) through (f).

“Indemnitees” shall have the meaning set forth in Section 5.8(a).

“Indentures” shall mean (a) the Secured Notes Indentures and (b) the Convertible Notes Indenture.

“Intellectual Property” shall mean, in any and all jurisdictions throughout the world, all (a) patents and patent applications (“Patents”), (b) trademarks, trade names, service marks, logos, corporate names, internet domain names, and any registrations and applications for registration of any of the foregoing, together with all goodwill associated with each of the foregoing (“Marks”), (c) registered and unregistered copyrights, including copyrights in computer software, mask works and databases (“Copyrights”), and (d) trade secrets and other proprietary know-how (“Trade Secrets”).

“IRS” shall mean the U.S. Internal Revenue Service.

“Knowledge” shall mean, (a) in the case of the Company, the actual knowledge, as of the date of this Agreement, of the individuals listed on Section 8.13 of the Company Disclosure Schedule after reasonable inquiry and (b) in the case of Parent and Merger Sub, the actual knowledge, as of the date of this Agreement, of the individuals listed on Section 8.13 of the Parent Disclosure Schedule after reasonable inquiry.

“Laws” shall mean laws (including common law), statutes, ordinances, codes, rules, regulations, codes, injunctions, judgments, decrees and Orders of Governmental Authorities.

“Liens” shall mean any pledges, liens, charges, Encumbrances, options to purchase or lease or otherwise acquire any interest, and security interests of any kind or nature whatsoever. The term “Lien” shall not be deemed to include any license of, or other right with respect to, any Intellectual Property.

“Marks” shall have the meaning set forth in the definition of Intellectual Property.

“MARPOL” shall mean the International Convention for the Prevention of Pollution from Ships, 1973, as modified by the Protocol of 1978 relating thereto, and as subsequently amended.

“Material Indebtedness” shall mean Indebtedness pursuant to or related to the Company Credit Facilities or the Indentures.

“Merger” shall have the meaning set forth in the Recitals.

“Merger Consideration” shall have the meaning set forth in Section 2.1(c).

“Merger Sub” shall have the meaning set forth in the Preamble.

“Mortgage Release Documents” shall mean, collectively, a Satisfaction or Release of Mortgage, Claim of Lien or Preferred Mortgage with respect to each Vessel, and all other documents or instruments necessary to release all Liens on each Vessel securing the Secured Notes and the Company Credit Facilities.

“Net Adverse Financial Impacts” shall have the meaning set forth in Section 8.13 (NAFI) of the Company Disclosure Schedule.

“New Plans” shall have the meaning set forth in Section 5.11(b).

“Non-Hawaii Material Adverse Effect” shall mean any Event that (a) individually or in the aggregate, has been, or would reasonably be expected to be, materially adverse to the business, results of operations or financial condition of the Company and its Subsidiaries (other than to the extent limited to the Acquired Hawaii Business), other than any Event directly or indirectly arising out of, resulting from or relating to the following: (i) any Event generally affecting the economy, regulatory, political or geopolitical conditions or conditions in the financial, credit or securities markets (including changes in interest or currency exchange rates) in any country or region in which the Company or any of its Subsidiaries conducts business; (ii) any Event affecting any of the industries or markets in which the Company or any of its Subsidiaries operates; (iii) any acts of God, natural disasters (including earthquakes, tsunamis and hurricanes), terrorism, armed hostilities, sabotage, war or any escalation or worsening of acts of terrorism, armed hostilities or war; (iv) any enactment of, change in, or change in interpretation of, any Law or GAAP or governmental policy; (v) the announcement, pendency of or performance of the Transactions or the transactions contemplated by the Contribution, Assumption and Purchase Agreement, including by reason of the identity of Parent or Pasha or any communication by Parent regarding the plans or intentions of Parent with respect to the Company or any of its Subsidiaries and including the impact directly relating to any of the foregoing on any relationships, contractual or otherwise, with customers, suppliers, collaboration partners, employees, labor unions or regulators; (vi) any action specifically required pursuant to the terms of this Agreement or the Contribution, Assumption and Purchase Agreement, or taken with the written consent of Parent or Merger Sub; (vii) any change in the market price, or change in trading volume, of Company Common Stock or Company Warrants (it being understood that the facts or occurrences giving rise or contributing to such failure may be deemed to constitute, or be taken into account in determining, whether there has been, or would reasonably be expected to be, a Non-Hawaii Material Adverse Effect); (viii) any failure by the Company or its Subsidiaries to meet internal, analysts’ or other earnings estimates or financial projections or forecasts for any period, or any changes in credit ratings and any changes in any analysts’ recommendations or ratings with respect to the Company or any of its Subsidiaries (it being understood that the facts or occurrences giving rise or contributing to such failure may be deemed to constitute, or be taken into account in determining, whether there has been, or would reasonably be expected to be, a Non-Hawaii Material Adverse Effect); (ix) any pending, initiated or threatened Action against the Company, any of its Subsidiaries or any of their respective officers or directors, in each case, arising out of or relating to the execution of this Agreement or the Transactions, or the Contribution, Assumption and Purchase Agreement or the Precedent Transaction; and (x) the matters set forth on Section 8.13 (MAE) of the Company Disclosure Schedule; provided, however, that the Events set forth in the foregoing clauses (i) through (iv) may be taken into account in determining whether a Non-Hawaii Material Adverse Effect has occurred or would reasonably be expected to occur, in each case to the extent, and only to the extent, any such Event has a materially disproportionate adverse impact on the Company and its Subsidiaries (other than the Acquired Hawaii Business), taken as a whole, as compared to other companies that conduct business in the regions and in the industries in which the Company and its Subsidiaries conduct business, or (b) would, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation by the Company of the Transactions.

“Non-Hawaii Vessels” shall have the meaning set forth in Section 3.19(a).

“Non-U.S. Benefit Plan” shall have the meaning set forth in Section 3.10(i).

“Notice of Superior Proposal” shall have the meaning set forth in Section 5.3(d).

“Old Plans” shall have the meaning set forth in Section 5.11(b).

“Order” shall mean any order, judgment, decision, decree, fine, citation, injunction, ruling, writ or assessment of any Governmental Authority (whether temporary, preliminary or permanent) that is binding on any Person or its property or assets.

“Outbound License Agreements” shall mean all Contracts under which the Company or any of its Subsidiaries grants to a third party any license or other rights to use any Intellectual Property, other than non-exclusive licenses granted to customers or vendors in the ordinary course of business.

“Parent” shall have the meaning set forth in the Preamble.

“Parent Board” shall mean the board of directors of Parent.

“Parent Expenses” shall have the meaning set forth in Section 7.3(a).

“Parent Material Adverse Effect” shall mean any change, event, occurrence or effect that would, individually or in the aggregate, reasonably be expected to prevent or materially impede or delay the consummation by Parent or Merger Sub of the Transactions.

“Pasha” shall have the meaning set forth in the Recitals.

“Pasha Parent” shall have the meaning set forth in the Recitals.

“Pasha Sub” shall have the meaning set forth in the Recitals.

“Patents” shall have the meaning set forth in the definition of Intellectual Property.

“Paying Agent” shall have the meaning set forth in Section 2.3(a).

“Payoff Amount” shall have the meaning set forth in Section 5.14(c).

“Payoff Letters” shall have the meaning set forth in Section 5.14(c).

“Permits” shall have the meaning set forth in Section 3.8(b).

“Permitted Encumbrances” shall mean (a) zoning, building codes and other land use Laws regulating the use or occupancy of such real property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such real property, (b) the right of any Governmental Authority to exercise its power to revoke the use right granted by such Governmental Authority with respect to any real property, and (c) easements, rights-of-way, encroachments, restrictions, covenants, conditions and other similar Encumbrances, that individually or in the aggregate, (i) are not substantial in character, amount or extent in relation to the applicable real property and (ii) do not materially interfere with the utility, value or the Company’s current or contemplated use of the applicable real property or otherwise materially interfere with the Company’s present or contemplated business operations at such location.

“Permitted Liens” shall mean (a) statutory Liens for Taxes, assessments or other charges imposed by Governmental Authorities not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings, in each case for which adequate reserves have been established in accordance with GAAP, (b) mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar Liens granted or which arise in the ordinary course of business and that are not yet due and delinquent, the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP, (c) Liens that are disclosed on the consolidated balance sheet of the Company as of December 22, 2013 (including the notes thereto) contained in the Company’s Annual Report on Form 10-K dated March 21, 2014, (d) Liens arising under or in connection with applicable building and zoning Laws, codes, ordinances, and state and federal regulations, and (e) Permitted Maritime Liens.

“Permitted Maritime Liens” shall mean: (a) Liens for crew wages (including wages of the master of the Vessels) incurred in the ordinary course of business and that are not yet due and payable or that are being contested in good faith by appropriate proceedings by the Company or its Subsidiaries so long as the Company has set aside on its books adequate reserves with respect to such Liens and such deferment in payment does not subject any Vessel to sale, forfeiture or loss; (b) Liens for general average or salvage (including contract salvage) and Liens for wages of stevedores employed by or on behalf of the Company, its Subsidiaries or the operator, agent or master of the Vessels, which in each case are not yet due and payable unless any such Lien is being contested in good faith and by appropriate proceedings by the Company or its Subsidiaries and the Company has set aside on its books adequate reserves with respect to such Liens and such deferment in payment does not subject any Vessel to sale, forfeiture or loss; (c) Liens for necessaries provided to the Vessels incurred in the ordinary course of business that are not yet due and payable or that are being contested in good faith by appropriate proceedings by the Company or its Subsidiaries so long as the Company has set aside on its books adequate reserves with respect to such Liens and such deferment in payment does not subject any Vessel to sale, forfeiture or loss; (d) Liens for damages arising from maritime torts (i) that are unclaimed, (ii) that have been claimed and are covered by insurance, or (iii) in respect of which a bond or other security has been posted on behalf of the Company or its Subsidiaries with the appropriate court or other tribunal to prevent the arrest or to secure the release of the applicable Vessel from arrest; and (e) other Liens arising by operation of law in the ordinary course of business in connection with operating, maintaining or repairing the Vessels that are not yet due and payable or that are being contested in good faith by appropriate proceedings by the Company or its Subsidiaries so long as the Company has set aside on its books adequate reserves with respect to such Liens and such deferment in payment does not subject any Vessel to sale, forfeiture or loss.

“Permitted Surviving Indebtedness” shall mean any Indebtedness of the Company and its Subsidiaries permitted hereunder to survive the consummation of the Merger (which, for the avoidance of doubt, will not include any Secured Indebtedness).

“Person” shall mean an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act), including a Governmental Authority.

“Precedent Transaction” shall have the meaning set forth in the Recitals.

“Proxy Statement” shall have the meaning set forth in Section 5.2(a).

“Redemption” shall have the meaning set forth in Section 5.14(a).

“Redemption Notices” shall have the meaning set forth in Section 5.14(a).

“Release” shall mean any release, spill, emission, discharge, leaking, pumping, injection, disposal, migration or leaching into or through the environment.

“Representatives” shall mean, with respect to any Person, such Person’s and its Subsidiaries’ and controlled Affiliates’ directors, officers, employees, advisors, attorneys, accountants, investment bankers, consultants or other representatives (acting in such capacity) retained by such Person, its Subsidiaries or any of its controlled Affiliates, together with directors, officers and employees of such Person and its Subsidiaries.

“Represented Employee” shall have the meaning set forth in Section 5.11(d).

“Restraints” shall have the meaning set forth in Section 6.1(c).

“Restricted Stock” shall have the meaning set forth in Section 2.5(b).

“Sarbanes-Oxley Act” shall have the meaning set forth in Section 3.5(a).

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Second Lien Notes” shall mean the Company’s Second Lien Senior Secured Notes due 2016.

“Second Request” shall have the meaning set forth in Section 5.4(b).

“Secured Indebtedness” shall have the meaning set forth in Section 5.14(e).

“Secured Notes” shall mean (a) the Company’s 11.00% First Lien Senior Secured Notes due 2016 and (b) the Company’s Second Lien Senior Secured Notes due 2016, in each case, as governed by the applicable Secured Notes Indenture.

“Secured Notes Indentures” shall mean (a) that certain Indenture dated as of October 5, 2011 (as amended, supplemented, modified, renewed, replaced and/or restated from time to time) between Horizon Lines, LLC, as issuer, and U.S. Bank National Association, as trustee and collateral agent, governing the 11.00% First Lien Senior Secured Notes due 2016, and (b) that certain Indenture dated as of October 5, 2011 (as amended, supplemented, modified, renewed, replaced and/or restated from time to time) between Horizon Lines, LLC, as issuer, and U.S. Bank National Association, as trustee and collateral agent, governing the Second Lien Senior Secured Notes due 2016 (each, a “Secured Notes Indenture”).

“Securities Act” shall have the meaning set forth in Section 3.1(b).

“Sherman Act” shall mean the Sherman Antitrust Act of 1890.

“Subsidiary” when used with respect to any party, shall mean any corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity and more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such party or one or more Subsidiaries of such party or by such party and one or more Subsidiaries of such party.

“Subsidiary Charter Documents” shall have the meaning set forth in Section 3.1(c).

“Superior Proposal” shall have the meaning set forth in Section 5.3(g).

“Surviving Corporation” shall have the meaning set forth in Section 1.1.

“Tax Returns” shall have the meaning set forth in Section 3.9(c).

“Taxes” shall have the meaning set forth in Section 3.9(c).

“Technology Agreements” shall mean all Contracts relating to hardware or otherwise to information technology which would require payments by the Company or to the Company under any such Contract of more than $50,000 after the date of this Agreement, other than Inbound License Agreements and Outbound License Agreements.

“Tender Offer” shall have the meaning set forth in Section 5.14(b).

“Termination Fee” shall have the meaning set forth in Section 7.3(a).

“Transactions” refers collectively to this Agreement and the transactions contemplated hereby, including the Merger and the repayment and termination of the Secured Notes, and the Company Credit Facilities. For the avoidance of doubt, the term “Transactions” shall not include the Precedent Transaction, except that this term shall include the Precedent Transaction solely for purposes of Section 3.3(b)(iii) and Section 3.23.

“Trade Secrets” shall have the meaning set forth in the definition of Intellectual Property.

“Transferred Assets” shall have the meaning set forth in the Contribution, Assumption and Purchase Agreement.

“Transferred Liabilities” shall have the meaning set forth in the Contribution, Assumption and Purchase Agreement.

“ULSD” shall have the meaning set forth in Schedule 5.16(a)(ii).

“U.S. Citizen” shall mean a Person that is a citizen of the United States within the meaning of 46 U.S.C. § 50501(a), (b) and (d), and the regulations promulgated thereunder (as each may be amended from time to time), eligible and qualified to own and operate U.S.-flag vessels in the U.S. Coastwise Trade.

“U.S. Coastwise Trade” shall mean the carriage or transport of merchandise and/or other materials and/or passengers in the coastwise trade of the United States of America within the meaning of Chapter 551 of Title 46 of the United States Code.

“Vessel” shall mean a vessel owned, leased or chartered by the Company or any Subsidiary of the Company.

“WARN Act” shall have the meaning set forth in Section 3.11(b).

“Warrant Agent” shall mean The Bank of New York Mellon Trust Company, N.A.

“Warrant Consideration” shall have the meaning set forth in Section 2.2.

Section 8.14 Interpretation.

(a) When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. References to days mean calendar days unless otherwise specified. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified, restated, replaced or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein and the rules and regulations promulgated thereunder. References to a Person are also to its permitted assigns and successors.

(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

HORIZON LINES, INC.

By:	/s/ Mike Zendan
Name: Michael Zendan
Title: Secretary

HOGAN ACQUISITION INC.

By:	/s/ Matt Cox
Name: Matt Cox
Title: President and Chief Executive Officer

MATSON NAVIGATION COMPANY, INC.

By:	/s/ Matt Cox
Name: Matt Cox
Title: President and Chief Executive Officer

Appendix B

CONTRIBUTION, ASSUMPTION AND PURCHASE AGREEMENT

Dated as of November 11, 2014

by and among

THE PASHA GROUP,

SR HOLDINGS LLC,

HORIZON LINES, INC.

and

SUNRISE OPERATIONS LLC

i

(continued)

ii

(continued)

iii

CONTRIBUTION, ASSUMPTION AND PURCHASE AGREEMENT

This CONTRIBUTION, ASSUMPTION AND PURCHASE AGREEMENT, dated as of November 11, 2014 (this “Agreement”), is entered into by and among The Pasha Group, a California corporation (“Pasha Parent”), SR Holdings LLC, a California limited liability company and wholly owned subsidiary of Pasha Parent (“Pasha Sub” and together with Pasha Parent, “Pasha”), Horizon Lines, Inc., a Delaware corporation (“Horizon”), and Sunrise Operations LLC, a California limited liability company (“Hawaii LLC”). Defined terms used herein have the meanings set forth in Section 10.13.

W I T N E S S E T H

WHEREAS, the parties intend that Horizon transfer the Acquired Hawaii Business, which consists of substantially all of the Hawaii Business, to Pasha Sub and Hawaii LLC, on the terms and conditions set forth in this Agreement;

WHEREAS, the board of directors of Horizon (the “Horizon Board”) has unanimously (a) determined that it is advisable, fair to, and in the best interests of, Horizon and its stockholders to enter into this Agreement and (b) approved the execution and delivery of and performance by Horizon of this Agreement and the consummation of the transactions contemplated hereby;

WHEREAS, Pasha Parent, as the sole member of Pasha Sub, Horizon Lines, LLC, as the sole member of Hawaii LLC, and the board of directors of Pasha Parent, have each approved this Agreement and the transactions contemplated hereby;

WHEREAS, concurrently with and conditioned upon the execution and delivery of this Agreement, Matson Navigation Company, Inc., a Hawaii corporation (“Matson”), Hogan Acquisition Inc., a Delaware corporation and wholly owned subsidiary of Matson (“Merger Sub”), and Horizon, will have entered into that certain Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, immediately following the consummation of the Transactions, Merger Sub shall be merged with and into Horizon, with Horizon continuing as the surviving corporation on the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, upon the consummation of the transactions contemplated by this Agreement and the Merger Agreement, Pasha and Matson will concurrently acquire different businesses, which acquisitions, taken together, constitute the acquisition of Horizon’s entire business from Horizon’s public shareholders; and

WHEREAS, Pasha, Horizon and Hawaii LLC desire to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Pasha, Horizon and Hawaii LLC hereby agree as follows:

ARTICLE I

CONTRIBUTION, ASSUMPTION AND PURCHASE

Section 1.1 Transactions. Upon the terms and subject to the conditions of this Agreement, at or prior to the Closing, Pasha, Horizon and its Subsidiaries and Hawaii LLC shall take the following actions (along with such other actions contemplated by this Agreement, the “Transactions”):

(a) Contribution. Horizon and its Subsidiaries shall contribute, assign, transfer, convey and deliver to Hawaii LLC all of Horizon’s and its Subsidiaries’ right, title and interest in and to the Contributed Assets, and Hawaii LLC shall acquire and accept the Contributed Assets, in each case in accordance with the Step Plan.

Horizon and its Subsidiaries shall also transfer all of the Hawaii Employees (other than Hawaii Employees of Sea-Logix or HSI, who shall remain employees of Sea-Logix or HSI, and the Disabled Hawaii Employees, who shall be transferred to or hired by Pasha or Hawaii LLC after the Closing in accordance with Section 6.5) to Hawaii LLC (the “Transferred Employees”), as described in further detail in Section 6.5.

(b) Assumption. Horizon and its Subsidiaries shall contribute, assign, transfer, convey and deliver to Hawaii LLC the Assumed Liabilities, and Hawaii LLC shall acquire, accept and assume the Assumed Liabilities.

(c) Purchase. Immediately following the contribution of the Contributed Assets and the transfer of the Transferred Employees, as described in further detail in Section 6.5, by Horizon and its Subsidiaries to Hawaii LLC and assumption of the Assumed Liabilities by Hawaii LLC, Horizon shall, and (as applicable) shall cause its Subsidiaries to, (i) sell, assign, transfer, convey and deliver to Pasha Sub, free and clear of all Liens and Encumbrances, and Pasha Sub shall purchase from Horizon and (as applicable) its Subsidiaries (A) one hundred percent (100%) of the issued and outstanding membership interests of Hawaii LLC (the “Hawaii LLC Units”) and (B) one hundred percent (100%) of the issued and outstanding membership interests of Sea-Logix (the “Sea-Logix Units”) and (ii) sell, assign, transfer, convey and deliver to Pasha Parent, free and clear of all Liens and Encumbrances, and Pasha Parent shall purchase from Horizon, one hundred percent (100%) of the issued and outstanding capital stock of HSI (the “HSI Shares” and, together with the Hawaii LLC Units and the Sea-Logix Units, the “Purchased Interests”).

Section 1.2 Consideration. In consideration for: (x) the contribution, acceptance and assumption, assignment, transfer, conveyance and delivery of the Contributed Assets and the Assumed Liabilities to and/or by Hawaii LLC; (y) the sale, assignment, transfer, conveyance and delivery of the Purchased Interests to Pasha Parent and Pasha Sub; and (z) the cancellation of the Intercompany Arrangements between Horizon and its Subsidiaries, on the one hand, and the Acquired Entities, on the other hand, pursuant to Section 6.7:

(a) at the Closing, Pasha shall pay to Horizon an amount equal to the Estimated Purchase Price; and

(b) following the Closing, (i) Pasha and Horizon shall adjust the Purchase Price as and to the extent required pursuant to Section 1.4 and make any payments required thereunder; and (ii) Horizon, Pasha and Hawaii LLC shall continue to perform their respective obligations under the terms of this Agreement, including without limitation the indemnification obligations in Sections 2.6, 6.5, 6.6 and 6.16 and Article VIII.

Section 1.3 Closing.

(a) The consummation of the Transactions and the payment of the Estimated Purchase Price shall take place at a closing (the “Closing”) at the offices of Gibson, Dunn & Crutcher LLP, 200 Park Avenue, New York, New York: (i) on the later of (A) subject to Section 7.4, the second (2nd) Business Day after the first day on which all of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time) are satisfied and (B) the date that is thirty (30) days following the first day on which the conditions set forth in Sections 7.1(a) and (b) are satisfied or, if applicable, waived; or (ii) on such other date, time or place as is agreed to in writing by the parties hereto. The date on which the Closing occurs shall be referred to herein as the “Closing Date.”

(b) At the Closing:

(i) Pasha shall deliver, or cause to be delivered, to Horizon the following: (A) by wire transfer (to a bank account designated in writing by Horizon to Pasha Parent at least two (2) Business Days prior to the Closing Date) an amount equal to the Estimated Purchase Price in immediately available funds in United States dollars; and (B) the certificates to be delivered pursuant to Section 7.3(a) and Section 7.3(b);

(ii) Horizon shall deliver, or cause to be delivered, to Pasha (or the Mortgage Release Escrow Agent, as applicable) the following: (A) certificates representing the Purchased Interests, together with transfer powers executed in blank; (B) the certificates to be delivered pursuant to Section 7.2(a) and

Section 7.2(b); (C) upon Horizon’s receipt of the Estimated Purchase Price, a receipt acknowledging payment of the Estimated Purchase Price by Pasha in full satisfaction of Pasha’s obligations under Section 1.3(b)(i)(A); (D)(1) duly completed and executed Payoff and Lien Release Documents (excluding the Payoff and Lien Release Documents described in Section 6.20(a)(iv)), in customary form and substance reasonably satisfactory to Pasha; and (2) if required by the Convertible Notes Indenture, a copy of the opinion of counsel delivered by Horizon’s counsel to the trustee pursuant to Section 16.04 of the Convertible Notes Indenture for the release of Liens and Encumbrances with respect to the Acquired Hawaii Business; and

(iii) each of Pasha and Horizon shall execute and deliver to each other:

(A) An IRS Form 8023 with respect to the purchase of the HSI Shares in substantially the form attached hereto as Exhibit A (“Form 8023”);

(B) The Sea-Logix Assignment and Assumption Agreement in form and substance as mutually agreed by the Parties (the “Sea-Logix Assignment and Assumption Agreement”);

(C) The Hawaii Business Assignment and Assumption Agreement in form and substance as mutually agreed by the Parties (the “Hawaii Assignment and Assumption Agreement”); and

(D) The Transition Services Agreement in substantially the form attached hereto as Exhibit C (the “Transition Services Agreement”).

(c) No item shall be deemed delivered pursuant to Section 1.3(b) until all other items to be delivered pursuant to Section 1.3(b) are delivered. If a party fails to make any delivery required by the terms of Section 1.3(b), (i) there shall be no obligation for any other party to make any other delivery required by the terms of Section 1.3(b), (ii) there shall be no liability for any such other party not making such delivery required by the terms of Section 1.3(b) and (iii) the Closing shall not be deemed to have occurred. For the avoidance of doubt, in the event Pasha determines not to pay the Estimated Purchase Price or deliver any items required to be delivered by Pasha at Closing on the basis of the failure of Horizon to deliver the documents required to be delivered pursuant to Section 1.3(b)(ii)(D), such determination shall not constitute a breach by Pasha of its obligations under this Agreement and shall not entitle Horizon to recover any Losses or seek specific performance under Section 10.9. The parties further agree that if Horizon fails to deliver any of the items in Section 1.3(b)(ii)(D), then the Closing shall be delayed up to ten (10) days until Horizon makes such deliveries and no Additional Closing Payment Amount shall be payable by Pasha during such delay (up to ten (10) days). The failure to deliver any of the documents contemplated by Section 1.3(b)(ii)(D) shall not constitute a breach by Horizon of its obligations under this Agreement and shall not entitle Pasha to recover any Losses or seek specific performance under Section 10.9; provided that Horizon has complied with Section 6.20(a).

Section 1.4 Purchase Price Adjustment.

(a) At least three (3) Business Days prior to the Closing Date, Horizon shall prepare, or cause to be prepared, and Horizon shall deliver to Pasha Parent a statement (the “Preliminary Closing Statement”) setting forth (i) a good-faith estimate of (A) Net Working Capital (“Estimated Net Working Capital”), (B) Hawaii Capital Expenditures (“Estimated Hawaii Capital Expenditures”), (C) Excess Out of Class Defect Cost (the “Estimated Excess Out of Class Defect Cost”), (D) Non-Ordinary Course Expenses and Liabilities (the “Estimated Non-Ordinary Course Expenses and Liabilities”), and (E) Paid Non-Ordinary Course Liabilities (the “Estimated Paid Non-Ordinary Course Expenses and Liabilities”), each determined as of the Closing Date, based on Horizon’s books and records and other information available at the Closing, (ii) the Additional Closing Payment Amount, (iii) an estimate of Transaction AMT (the “Estimated Transaction AMT”) and (iv) on the basis of the foregoing, a calculation of the Estimated Purchase Price. An illustrative example of a Preliminary Closing Statement and a calculation of Net Working Capital, Hawaii Capital Expenditures, Excess Out of Class Defect Cost, Non-Ordinary Course Expenses and Liabilities, Paid Non-Ordinary Course Expenses and Liabilities,

Additional Closing Payment Amount, Estimated Transaction AMT and Estimated Purchase Price is set forth as Exhibit B (the “Sample Statement”). Estimated Net Working Capital, Estimated Hawaii Capital Expenditures, Estimated Excess Out of Class Defect Cost, Estimated Non-Ordinary Course Expenses and Liabilities and Estimated Paid Non-Ordinary Course Expenses and Liabilities shall be calculated on a basis consistent with Schedule 1.4(a), the Sample Statement and the Applicable Accounting Principles. Prior to the Closing, Horizon and Pasha Parent in good faith shall seek to resolve any differences that they may have with respect to the computation of any of the items in the Preliminary Closing Statement.

(b) Within ninety (90) days after the Closing Date, Horizon shall cause to be prepared and delivered to Pasha Parent a written statement (the “Final Closing Statement”) that shall include and set forth a calculation in reasonable detail of the (i) actual (A) Net Working Capital (“Closing Net Working Capital”), (B) Hawaii Capital Expenditures (“Closing Hawaii Capital Expenditures”), (C) Excess Out of Class Defect Cost (“Closing Excess Out of Class Defect Cost”), (D) Non-Ordinary Course Expenses and Liabilities (“Closing Non-Ordinary Course Expenses and Liabilities”), and (E) Paid Non-Ordinary Course Expenses and Liabilities (“Closing Paid Non-Ordinary Course Expenses and Liabilities”), each determined as of the Closing Date, as well as (ii) a revised estimate of Transaction AMT, if applicable (“Further Estimated Transaction AMT”). Closing Net Working Capital, Closing Hawaii Capital Expenditures, Closing Excess Out of Class Defect Cost, Closing Non-Ordinary Course Liabilities and Closing Paid Non-Ordinary Course Expenses and Liabilities shall each be prepared on a basis consistent with Schedule 1.4(a), the Applicable Accounting Principles and the Sample Statement.

(c) Subject to further adjustments to the Further Estimated Transaction AMT as described in Section 6.16, the Final Closing Statement shall become final and binding on the thirtieth (30th) day following delivery thereof, unless prior to the end of such period, Pasha Parent delivers to Horizon written notice of its disagreement (a “Notice of Disagreement”) specifying the nature and amount of any dispute as to Closing Net Working Capital, Closing Hawaii Capital Expenditures, Closing Excess Out of Class Defect Cost, Further Estimated Transaction AMT, Closing Non-Ordinary Course Expenses and Liabilities and/or Closing Paid Non-Ordinary Course Expenses and Liabilities as set forth on the Final Closing Statement. Pasha shall be deemed to have agreed with all items and amounts of Closing Net Working Capital, Closing Hawaii Capital Expenditures, Closing Excess Out of Class Defect Cost, Further Estimated Transaction AMT, Closing Non-Ordinary Course Liabilities and/or Closing Paid Non-Ordinary Course Expenses and Liabilities not specifically referenced in the Notice of Disagreement, and such items and amounts shall not be subject to review in accordance with Section 1.4(d).

(d) During the fifteen (15) day period following delivery of a Notice of Disagreement by Pasha Parent to Horizon, the parties in good faith shall seek to resolve in writing any differences that they may have with respect to the calculation of Closing Net Working Capital, Closing Hawaii Capital Expenditures, Closing Excess Out of Class Defect Cost, Closing Non-Ordinary Course Expenses and Liabilities, Closing Paid Non-Ordinary Course Expenses and Liabilities and/or Further Estimated Transaction AMT as specified in the Notice of Disagreement. Any disputed items resolved in writing between Horizon and Pasha Parent within such fifteen (15) day period shall be final and binding with respect to such items, and if Horizon and Pasha Parent agree in writing on the resolution of each disputed item specified by Pasha Parent in the Notice of Disagreement and the amount of Closing Net Working Capital, Closing Hawaii Capital Expenditures, Closing Excess Out of Class Defect Cost, Closing Non-Ordinary Course Expenses and Liabilities, Closing Paid Non-Ordinary Course Expenses and Liabilities and Further Estimated Transaction AMT, the amounts so determined shall be final and binding on the parties for all purposes hereunder. If Horizon and Pasha Parent have not resolved all such differences by the end of such fifteen (15) day period, Horizon and Pasha Parent shall submit, in writing, to an independent public accounting firm (the “Independent Accounting Firm”), their briefs detailing their views as to the correct nature and amount of each item remaining in dispute and the amounts of Closing Net Working Capital, Closing Hawaii Capital Expenditures, Closing Excess Out of Class Defect Cost, Closing Non-Ordinary Course Expenses and Liabilities, Closing Paid Non-Ordinary Course Expenses and Liabilities and/or Further Estimated Transaction AMT, and the Independent Accounting Firm shall make a written determination as to each such disputed item and the amount of Closing Net Working Capital, Closing Hawaii Capital Expenditures, Closing Excess Out of Class Defect Cost, Closing Non-Ordinary Course Expenses and Liabilities, Closing Paid

Non-Ordinary Course Expenses and Liabilities and/or Further Estimated Transaction AMT. The Independent Accounting Firm shall be PricewaterhouseCoopers LLP or, if such firm is unable or unwilling to act, such other independent public accounting firm as shall be agreed in writing by Horizon and Pasha Parent. Pasha and Horizon shall use their reasonable best efforts to cause the Independent Accounting Firm to render a written decision resolving the matters submitted to it within thirty (30) days following the submission thereof (the date of such decision, the “Determination Date”). The Independent Accounting Firm shall consider only those items and amounts in Pasha’s and Horizon’s respective calculations of Closing Net Working Capital, Closing Hawaii Capital Expenditures, Closing Excess Out of Class Defect Cost, Closing Non-Ordinary Course Expenses and Liabilities, Closing Paid Non-Ordinary Course Expenses and Liabilities and/or Further Estimated Transaction AMT that are identified as being items and amounts to which Pasha and Horizon have been unable to agree. Except with respect to the calculation of Further Estimated Transaction AMT, the scope of the disputes to be resolved by the Independent Accounting Firm shall be limited to correcting mathematical errors and determining whether the items and amounts in dispute were determined in accordance with Schedule 1.4(a), the Applicable Accounting Principles and the Sample Statement and the Independent Accounting Firm is not to make any other determination, including any determination as to whether Target Net Working Capital, Target Hawaii Capital Expenditures or any estimates on the Preliminary Closing Statement are correct, adequate or sufficient. In resolving any disputed item, the Independent Accounting Firm may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The Independent Accounting Firm’s determination of Closing Net Working Capital, Closing Hawaii Capital Expenditures, Closing Excess Out of Class Defect Cost, Closing Non-Ordinary Course Expenses and Liabilities, Closing Paid Non-Ordinary Course Expenses and Liabilities and/or Further Estimated Transaction AMT shall be based solely on written materials submitted by Pasha and Horizon (i.e., not on independent review). The determination of the Independent Accounting Firm shall be conclusive and binding upon the parties hereto and shall not be subject to appeal or further review, except with respect to Transaction AMT as further provided herein. In acting under this Agreement, the Independent Accounting Firm will be entitled to the privileges and immunities of an arbitrator.

(e) The costs of any dispute resolution pursuant to this Section 1.4, including the fees and expenses of the Independent Accounting Firm and of any enforcement of the determination thereof, shall be borne by Horizon and Pasha in inverse proportion as they may prevail on the matters resolved by the Independent Accounting Firm, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be determined by the Independent Accounting Firm at the time the determination of such firm is rendered on the merits of the matters submitted. The fees and disbursements of the Affiliates and Representatives of each party incurred in connection with the preparation or review of the Final Closing Statement and preparation or review of any Notice of Disagreement, as applicable, shall be borne by such party.

(f) Each party will afford the other party and its Representatives reasonable access, during normal business hours and upon reasonable prior notice, and consistent with applicable Laws and regulations, to the personnel, properties, books and records of such party and its Subsidiaries and to any other information reasonably requested for purposes of preparing and reviewing the calculations contemplated by this Section 1.4. Each party shall authorize its accountants to disclose work papers generated by such accountants in connection with preparing and reviewing the calculations specified in this Section 1.4; provided, that such accountants shall not be obligated to make any work papers available except in accordance with such accountants’ disclosure procedures and then only after the non-client party has signed an agreement relating to access to such work papers in form and substance acceptable to such accountants.

(g) Subject to adjustment as provided in Section 6.16(e) below, the Purchase Price shall equal the Estimated Purchase Price, adjusted, upwards or downwards, as follows:

(i) For the purposes of this Agreement, the “Net Adjustment Amount” means an amount, which may be positive or negative, equal to (A) Closing Net Working Capital, as finally determined pursuant to this Section 1.4, minus Estimated Net Working Capital, plus (B) Closing Hawaii Capital Expenditures, as finally determined pursuant to this Section 1.4, minus Estimated Hawaii Capital Expenditures, plus (C) Closing Excess Out of Class Defect Cost, as finally determined pursuant to this Section 1.4, minus Estimated Excess Out of Class Defect Cost, plus (D) Estimated Retained Non-Ordinary Course Expenses and Liabilities, minus Closing Retained Non-Ordinary Course Expenses and Liabilities, as finally determined pursuant to this Section 1.4, plus, (E) Closing Paid Non-Ordinary Course Expenses and Liabilities, as finally determined pursuant to this Section 1.4, minus Estimated Paid Non-Ordinary Course Expenses and Liabilities, plus (F) Further Estimated Transaction AMT, as finally determined pursuant to this Section 1.4 (and taking into account any adjustment to the Transaction AMT made pursuant to Section 6.16 prior to the completion of the Purchase Price adjustment under this Section 1.4, it being understood that such amount is subject to further adjustment provided in Section 6.16), minus Estimated Transaction AMT.

(ii) If the Net Adjustment Amount is positive, the Purchase Price shall equal the Estimated Purchase Price plus an amount equal to the Net Adjustment Amount, and Pasha shall promptly pay the Net Adjustment Amount to Horizon.

(iii) If the Net Adjustment Amount is negative (in which case the “Net Adjustment Amount” for purposes of this clause (iii) shall be deemed to be equal to the absolute value of such amount), the Purchase Price shall equal the Estimated Purchase Price minus an amount equal to the Net Adjustment Amount, and Horizon shall promptly pay the Net Adjustment Amount to Pasha.

(iv) Amounts to be paid pursuant to this Section 1.4(g) shall bear interest from the Determination Date to the date of such payment at a rate equal to the London Interbank Offered Rate for interest periods of one year plus three percent (3.00%), calculated on the basis of a year of 365 days and the actual number of days elapsed. Payment of the amounts described in this Section 1.4(g) shall be made within three (3) Business Days of the final determination of the Net Adjustment Amount pursuant to the provisions of this Section 1.4 by wire transfer of immediately available funds to such account or accounts as may be designated in writing by the party entitled to such payment at least two (2) Business Days prior to such payment date.

(h) The parties agree that the estimated allocation of the Estimated Purchase Price set forth on Schedule 2.7 represents a good faith estimate as of the date hereof of the allocation of such estimated amount among the Transferred Assets and such estimate and allocation shall be adjusted in accordance with Section 2.7 based on the information available to the parties when they finalize the calculation of the Estimated Purchase Price, the Purchase Price or any component thereof.

ARTICLE II

CONTRIBUTED ASSETS

Section 2.1 Contributed Assets. “Contributed Assets” shall mean all of Horizon’s and its Subsidiaries’ right, title and interest in and to all of the following assets owned by Horizon and/or its Subsidiaries, and as such assets exist at the time of the Closing (other than as explicitly provided below), but excluding the Excluded Assets:

(a) the vessels as listed in Schedule 2.1(a) (the “Hawaii Vessels”);

(b) all owned and leased containers and related equipment as listed in Schedule 2.1(b);

(c) all chassis and related equipment as listed in Schedule 2.1(c);

(d) all raw materials, work-in-progress, finished goods, supplies, packaging materials and other inventories listed in Schedule 2.1(d);

(e) (i)all Contracts to which Horizon and/or any of its Subsidiaries is a party or by which Horizon and/or any of its Subsidiaries is bound that exclusively arise out of or relate to the conduct or operation of the Hawaii Business and (ii) any Assumed or Novated Multi-Tradelane Contract (together, the “Hawaii Contracts”);

(f) all equipment used for the operation of terminals, including cranes and other terminal equipment, as listed on Schedule 2.1(f);

(g) (i) all machinery, engines, instruments, rigging, anchors, chains, cables, lashing equipment, tackle, apparel, accessories, equipment, radio installation and navigational equipment, parts, spare parts and other appurtenances related to a vessel (“Vessel Equipment”) that is on board the Hawaii Vessels, (ii) all Vessel Equipment exclusively usable by, but that is not on board, a C-9 class vessel ((i) and (ii), the “Exclusive Hawaii Vessel Equipment”), and (iii) other than the Exclusive Hawaii Vessel Equipment and the Exclusive non-Hawaii Vessel Equipment, (A) a fifty percent (50%) proportional share of any remaining Vessel Equipment that is exclusively usable by a C-8 Class vessel, and (B) a thirty-three and one-third percent (33.33%) proportional share of any remaining Vessel Equipment that is not on board a vessel and is not exclusively usable by, or related to, a particular vessel or class of vessels (collectively, the “Hawaii Vessel Equipment”);

(h) all fuel, lubes and stores on board the Hawaii Vessels;

(i) all Permits listed on Schedule 2.1(i) (the “Hawaii Business Permits”), but only to the extent such Hawaii Business Permits may be transferred under applicable Law;

(j) all of Horizon’s rights and all of its Subsidiaries’ rights under warranties, indemnities and all similar rights against third parties to the extent such warranties, indemnities and similar rights are related to any Contributed Assets;

(k) all originals of personnel records relating solely to the Hawaii Employees;

(l) all originals of separate financial, accounting, Tax (other than Income Tax), operational, regulatory and other records exclusively relating to the Acquired Entities, other than those relating to the Sea-Logix Transferred Employees, Sea-Logix Transferred Assets and/or Sea-Logix Transferred Liabilities (the “Exclusive Acquired Entity Documents”), and copies of all other financial, accounting, Tax (other than Income Tax), operational, regulatory and other records (or portions thereof) relating to the Acquired Hawaii Business or the Contributed Assets (in each case, whether such records are in written, graphic, electronic or any other form or medium whatsoever, and including all source tables and data for all tariff, payable, receivable, general ledger, fixed asset, booking, order management and operations management records);

(m) all real property, leaseholds and other interests in real property listed in Schedule 2.1(m), together in each case with Horizon’s and/or its Subsidiaries’ right, title and interest in and to all structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances relating to the foregoing;

(n) all accounts receivable, notes receivable and other receivables due to Horizon and/or its Subsidiaries that are Hawaii Business Balance Sheet Assets and any receivables under any Assumed or Novated Multi-Tradelane Contract (the “Hawaii Receivables”), together with any unpaid interest or fees accrued thereon or other amounts due with respect thereto;

(o) all credits, prepaid expenses and security deposits, other than insurance policies (which are addressed in Section 6.10), that are Hawaii Business Balance Sheet Assets and all advances to crew that are Hawaii Business Balance Sheet Assets;

(p) all rights to causes of action, lawsuits, judgments, claims and demands of any nature in favor of Horizon and/or its Subsidiaries that are Hawaii Business Balance Sheet Assets, including all rights under all guarantees, warranties, indemnities and similar rights in favor of Horizon and/or its Subsidiaries that are Hawaii Business Balance Sheet Assets, unless any such right relates to a liability or obligation of Horizon that was paid or performed by Horizon prior to Closing;

(q) all Intellectual Property listed on Schedule 2.1(q);

(r) all advances to masters (“masters’ cash”), other cash advances and any petty cash onboard the Hawaii Vessels at Closing;

(s) all other assets acquired, licensed or leased after the date of this Agreement in accordance with the Hawaii Budget or otherwise in the ordinary course of business that would reasonably have been expected to have been listed on a schedule referred to in (a)-(r) above had such asset existed as of the date hereof; and

(t) any other physical assets of Horizon and/or its Subsidiaries located in California, Hawaii or Nevada that are Hawaii Business Balance Sheet Assets and not included on a schedule referred to in subsections (a)-(r) above (excluding subsections (a), (b), (c), (g) and (h)), but that should reasonably have been expected to have been listed on a schedule referred to in subsections (a)-(r) (excluding subsections (a), (b), (c), (g) and (h)).

For the avoidance of doubt, except as expressly provided above, any assets held by HSI or Sea-Logix at Closing, after giving effect to the transactions contemplated by the Sea-Logix Assignment and Assumption Agreement, (1) will not be included in the definition of Contributed Assets, but will instead be transferred pursuant to the purchase of the Purchased Interests, and (2) are included in the definition of Transferred Assets.

For purposes of this Agreement, “Hawaii Business Balance Sheet Assets” shall mean (i) assets exclusively arising out of or relating to the conduct or operation of the Hawaii Business and (ii) with respect to assets that are used in part, but not exclusively, in the Hawaii Business, such assets that are, or would reasonably be expected to be, reflected as assets on a balance sheet for the Hawaii Business on a basis consistent with Schedule 1.4(a) and the Applicable Accounting Principles. For purposes of defining assets that are Hawaii Business Balance Sheet Assets, any disposition or sale of any business or material assets by Horizon or any of its Subsidiaries after the date of this Agreement shall be disregarded.

Section 2.2 Excluded Assets. Notwithstanding anything contained in Section 2.1 to the contrary, the term “Contributed Assets” shall expressly exclude the following assets of Horizon and/or its Subsidiaries, all of which shall be retained by Horizon and/or its Subsidiaries (collectively, the “Excluded Assets”):

(a) all cash and cash equivalents, including any and all cash and cash equivalents of HSI and Sea-Logix (other than advances to masters (“masters’ cash”), other cash advances and any petty cash onboard the Hawaii Vessels at Closing);

(b) corporate books and records of internal corporate proceedings, work papers and books and records that Horizon and/or its Subsidiaries are required by Law to retain;

(c) all bank accounts other than bank accounts of HSI and Sea-Logix (but Excluded Assets shall include the cash held in any bank accounts of HSI or Sea-Logix);

(d) all Intellectual Property that is not listed on Schedule 2.1(q);

(e) one copy of the Exclusive Acquired Entity Documents (provided that Horizon shall not be required to destroy any system back-up media, such as copies of any computer records or files which have been created pursuant to automatic archiving or back-up procedures), except to the extent not permitted by applicable Law, and all originals of all other financial, accounting, Tax, operational, regulatory and other records (or portions thereof) of Horizon and its Subsidiaries (in each case, whether such records are in written, graphic, electronic or any other form or medium whatsoever, and including all source tables and data for all tariff, payable, receivable, general ledger, fixed asset, booking, order management and operations management records);

(f) any interest in or right to any refund of Income Taxes, whether or not relating to the Hawaii Business, the Acquired Entities (for the sake of clarity, including refunds or credits of Income Taxes paid by the Acquired Entities prior to Closing), the Transferred Assets or the Transferred Liabilities for, or applicable to, any taxable period (or portion thereof) ending on or prior to the Closing Date (it being understood that this Section 2.2(f) shall not affect Pasha’s rights under Section 6.16(j));

(g) except to the extent contemplated by Section 6.10, any insurance policies and any insurance premiums and rights, claims or causes of action thereunder;

(h) any rights under warranties, indemnities and all similar rights against third parties except to the extent such warranties, indemnities and similar rights arise out of or are related to the Contributed Assets;

(i) all rights, claims and causes of action relating to any Excluded Asset or any Excluded Liability;

(j) (i) all Vessel Equipment that is on board the vessels owned by Horizon and its Subsidiaries that are not Hawaii Vessels, (ii) all Vessel Equipment that is exclusively usable by, but that is not on board, the vessels owned by Horizon and its Subsidiaries that are not Hawaii Vessels ((i) and (ii), the “Exclusive non-Hawaii Vessel Equipment”), and (iii) any and all remaining Vessel Equipment that is not included in the definition of Hawaii Vessel Equipment;

(k) any and all other assets of Horizon and/or its Subsidiaries except those that are (i) included in Sections 2.1(a) through (t) above or (ii) will be owned by HSI or Sea-Logix at Closing, after giving effect to the transactions contemplated by the Sea-Logix Assignment and Assumption Agreement; and

(l) all rights of Horizon and/or its Subsidiaries and Affiliates under this Agreement.

For the avoidance of doubt, except as expressly provided above, any assets held by HSI or Sea-Logix at Closing, after giving effect to the transactions contemplated by the Sea-Logix Assignment and Assumption Agreement, (1) will not be included in the definition of Excluded Assets, but will instead be transferred to Pasha or Pasha Sub, as applicable, pursuant to the purchase of the Purchased Interests, and (2) are included in the definition of Transferred Assets.

Section 2.3 Assumed Liabilities. In connection with the contribution and acceptance of the Contributed Assets and the acquisition by Pasha of the Purchased Interests pursuant to this Agreement, at the Closing, Hawaii LLC shall assume all liabilities and obligations of any kind and nature, whether known or unknown, express or implied, primary or secondary, direct or indirect, absolute, accrued or unaccrued, contingent or otherwise and whether due or to become due, of Horizon and/or its Subsidiaries that are (x) Hawaii Business Balance Sheet Liabilities or (y) not Hawaii Business Balance Sheet Liabilities but are primarily related to the conduct or operation of the Hawaii Business, any Contributed Assets or the ownership or use of the Contributed Assets, in each case, whenever arising or incurred (before or after Closing) (the “Assumed Liabilities”), including but not limited to:

(a) (i) all such liabilities and obligations reflected or reserved against in the Financial Statements or the notes thereto, and (ii) all such liabilities and obligations not required by GAAP to be reflected or reserved against in the Financial Statements or the notes thereto, including liabilities arising under Environmental Laws;

(b) except for Taxes allocated to Horizon under Section 6.16(c)(i), all such liabilities and obligations (including Taxes), whether or not incurred in the ordinary course of business consistent with past practice;

(c) all such liabilities and obligations arising out of or relating to the delivery of services, including but not limited to under Contracts relating to, or the compensation for, those services, by any Hawaii Employee, former Hawaii Employee or any other Person (other than any Transferred Sea-Logix Employee) who has provided, is currently providing or may in the future provide services to the Hawaii Business (including without limitation by providing services to HSI or Sea-Logix) to the extent such services were, are or will be provided to the Hawaii Business;

(d) all such liabilities and obligations arising out of or relating to the Horizon Plans, including but not limited to pension plans, collective bargaining agreements and benefit plans, to the extent relating to the Hawaii Business or any Hawaii Employee or former Hawaii Employee (other than any Transferred Sea-Logix Liabilities);

(e) all such liabilities and obligations under the Hawaii Contracts and/or the Hawaii Business Permits, including all obligations under the Hawaii Contracts and/or the Hawaii Business Permits to be performed before, on or after, or in respect of periods following, the Closing Date (other than any Transferred Sea-Logix Liabilities);

(f) all such liabilities and obligations arising out of or relating to any equipment, capital or other operating leases;

(g) all such liabilities and obligations arising from or relating to any services provided, marketed, distributed or sold by the Hawaii Business, including without limitation product liability and negligence claims and liabilities and obligations for refunds, adjustments, allowances, repairs, exchanges, returns and warranty or similar claims;

(h) all liabilities and obligations payable on or after the Closing Date (including without limitation all damages, fees, costs, expenses, attorneys’ fees, restitution, liens, liabilities or obligations payable on or after the Closing Date) arising out of or relating to United States of America ex rel. Mario Rizzo v. Horizon Lines, LLC, et al., Case No. 10-CV-7409 PA (AJWx) currently pending in the United States District Court for the Central District of California (the “Rizzo Matter”);

(i) all Unpaid Non-Ordinary Course Expenses and Liabilities; and

(j) except Taxes allocated to Horizon under Section 6.16(c)(i), any currently unknown liabilities and obligations that become known after the Closing Date arising out of or relating to the conduct or operation of the Hawaii Business, any Transferred Assets or the ownership or use of the Transferred Assets, whenever incurred.

For purposes of this Agreement, “Hawaii Business Balance Sheet Liabilities” shall mean (i) liabilities and obligations exclusively arising out of or relating to the conduct or operation of the Hawaii Business, any Transferred Assets or the ownership or use of the Transferred Assets, and (ii) with respect to liabilities and obligations that do not exclusively arise out of or relate to the conduct or operation of the Hawaii Business, any Transferred Assets or the ownership or use of the Transferred Assets, such liabilities and obligations that are, or would reasonably be expected to be, reflected as liabilities or obligations on a balance sheet for the Hawaii Business on a basis consistent with Schedule 1.4(a) and the Applicable Accounting Principles. Notwithstanding the foregoing, Hawaii Business Balance Sheet Liabilities shall not include (x) any cost and expenses relating to real property that is not Hawaii Leased Property or (y) any fixed or general corporate overhead costs and expenses of Horizon and its Subsidiaries (other than the Acquired Entities), including any allocation of employee time of the employees of Horizon or its Subsidiaries who are not Hawaii Employees, in each case of (x) and (y), that arise or are incurred after the Closing unless any of Pasha, HSI, Sea-Logix or Hawaii LLC or their Subsidiaries will receive benefits or services relating to such real property or corporate overhead or under a Contract to which such real property or corporate overhead relates (other than pursuant to the Transition Services Agreement). For purposes of defining Hawaii Business Balance Sheet Liabilities and liabilities and obligations “primarily related to” the Hawaii Business or the Contributed Assets, any disposition or sale of any business or material assets by Horizon or any of its Subsidiaries after the date of this Agreement shall be disregarded.

Section 2.4 Excluded Liabilities. Notwithstanding any other provision of this Agreement to the contrary, (a) Hawaii LLC is not assuming (i) any liabilities and obligations of Horizon and its Subsidiaries that are not Assumed Liabilities, (ii) the liabilities and obligations set forth on Schedule 2.4 to the extent set forth therein, and (iii) any Taxes allocated to Horizon under Section 6.16(c)(i), and (b) Horizon and/or its Subsidiaries shall retain any liabilities and obligations of Horizon and its Subsidiaries that are not Transferred Liabilities (the “Excluded Liabilities”).

Section 2.5 Further Assurances.

(a) Each party agrees to use their reasonable best efforts to cooperate, before and after the Closing Date, in the equitable distribution of the Contributed Assets, which may include the substitution of specific items or assets with similar items or assets that are reasonably consistent in terms of quantity, quality and value. At the request of Pasha, Horizon shall deliver any specific Contributed Asset not transferred at Closing to Pasha at Pasha’s expense and at the request of Horizon, Pasha shall deliver any specific Excluded Asset transferred at Closing at Horizon’s expense. Notwithstanding the foregoing, the apportionment and settlement of owned and leased containers, chassis, gensets and related equipment shall be completed in a manner consistent with Schedule 2.5(a).

(b) To the extent a Contract relates in part, but not exclusively, to the Hawaii Business (other than those Contracts that relate to the Hawaii Business solely due to historical cost allocation in a manner consistent with Schedule 1.4(a) and the Applicable Accounting Principles) (any such Contract, a “Multi-Tradelane Contract”), the parties shall use their reasonable best efforts and reasonably cooperate, in accordance with applicable Laws and regulations, before and after the Closing Date, to cause any necessary novation, amendment, assignment and/or assumption and equitable partition of the rights and obligations of the Multi-Tradelane Contract, such that Pasha and/or Hawaii LLC and the counterparties to such Multi-Tradelane Contract will enter into and be bound by the terms of a new Contract that relates exclusively to the Hawaii Business (any such novated, amended, assigned or assumed Multi-Tradelane Contract or related new Contract entered into by Pasha and/or Hawaii LLC, an “Assumed or Novated Multi-Tradelane Contract”). The parties will each bear their own internal and out-of-pocket costs and expenses incurred in connection with obtaining any such novation, amendment, assignment and/or assumption; provided that Pasha and Hawaii LLC, on the one hand, and Horizon, on the other hand, shall each bear and pay fifty percent (50%) of any fees, penalties, concessions or other consideration that is required to be paid to the counterparties to such Multi-Tradelane Contract in order to obtain any such novation, amendment, assignment and/or assumption (“Novation Fees”). Notwithstanding the foregoing, Novation Fees shall not include any payments, service fees, subscription fees, license fees, contract fees, operating costs, performance bonds, guarantees or similar arrangements, or any other obligations, payments, fees, expenses or costs arising from or related to the performance of, the receipt of goods, services or other benefits under, or the grant of rights under, any Multi-Tradelane Contract (“Service Fees”). Pasha and Hawaii LLC shall bear and pay one hundred percent (100%) of any Service Fees relating to any Assumed or Novated Multi-Tradelane Contract and Horizon shall bear and pay one hundred percent (100%) of any Service Fees relating to the portion of the Multi-Tradelane Contract that remains with Horizon after such novation, amendment, assignment and/or assumption and partition. This Section 2.5 shall not apply to (i) any collective bargaining agreement to which Horizon or any of its Subsidiaries is a party pertaining to the Hawaii Business, which collective bargaining agreements shall be subject to the provisions set forth in the Step Plan, (ii) any Contract relating to IT or fixed or general corporate overhead of Horizon and its Subsidiaries (other than the Acquired Entities) that is not a Multi-Tradelane Contract unless Pasha, HSI, Sea-Logix or Hawaii LLC or their Subsidiaries will receive benefits or services under such Contract (other than pursuant to the Transition Services Agreement) after the Closing Date, or (iii) any insurance Contract or policy, which shall be subject to the provisions of Section 6.10(e).

Section 2.6 Consents to Certain Assignments. Notwithstanding anything to the contrary contained in this Agreement, to the extent that the grant, sale, assignment, sublease, transfer, conveyance, novation or delivery or attempted grant, sale, sublease, assignment, transfer, conveyance, novation or delivery to Hawaii LLC of any asset (including any Contract) that would be a Contributed Asset or any claim or right or any benefit arising thereunder or resulting therefrom is prohibited by any applicable Law or would require any governmental or third party authorizations, approvals, consents or waivers, and such authorizations, approvals, consents or waivers shall not have been obtained prior to the Closing, the Closing shall proceed without the grant, sale, assignment, sublease, transfer, conveyance, novation or delivery of such Contributed Asset unless such failure causes a failure of any of the conditions to Closing set forth in Article VII, in which event the Closing shall proceed only if the failed condition is waived by the party or parties entitled to the benefit thereof. In the event that there is no failed condition to Closing, or any failed condition to Closing is waived, and the Closing proceeds without the grant, transfer, sale, sublease, assignment, transfer, conveyance, novation or delivery of any such asset, then following the Closing, the parties shall use their reasonable best efforts, and cooperate with each other, to obtain promptly such authorizations, approvals, consents or waivers; provided, that any such cooperation and related actions by Horizon, its Subsidiaries or any of their Affiliates shall be considered Transition Services (as defined in the Transition Services Agreement) and subject to the terms of the Transition Services Agreement, and any related costs and expenses incurred by Horizon, its Subsidiaries or any of their Affiliates shall be paid by Pasha and Hawaii LLC pursuant to Section 3.1 of the Transition Services Agreement. Pending such authorization, approval, consent or waiver, the parties shall use their reasonable best efforts to cooperate with each other in any mutually agreeable, reasonable and lawful arrangements designed to provide to Hawaii LLC the benefits of use of such asset and to Horizon the benefits, including any indemnities, that it would have obtained had the asset been conveyed to Hawaii LLC at Closing. Once authorization, approval, consent or waiver for the grant, sale, assignment, sublease, transfer, conveyance, novation or delivery of any such asset not granted, sold, assigned, subleased, transferred, conveyed, novated or delivered at the Closing is obtained, Horizon shall or shall cause the relevant Subsidiary to, assign, transfer, convey and deliver such asset to Hawaii LLC at no additional cost. To the extent that any such asset cannot be transferred or the full benefits of use of any such asset cannot be provided to Hawaii LLC following the Closing pursuant to this Section 2.6, then Hawaii LLC and Horizon, to the extent permitted by applicable law or any Contract, shall enter into such arrangements (including subleasing, sublicensing or subcontracting) to provide to the parties hereto the economic (taking into account Tax costs and benefits) and operational equivalent of obtaining such authorization, approval, consent or waiver and the performance by Hawaii LLC of the obligations thereunder; provided, that any such arrangement and related actions by Horizon, its Subsidiaries or any of their Affiliates shall be considered Transition Services (as defined in the Transition Services Agreement) and subject to the terms of the Transition Services Agreement, and any related costs and expenses incurred by Horizon, its Subsidiaries or any of their Affiliates shall be paid by Pasha and Hawaii LLC pursuant to Section 3.1 of the Transition Services Agreement. Horizon shall hold in trust for and pay to Hawaii LLC promptly upon receipt thereof, all income, proceeds and other monies received by Horizon or any of its Subsidiaries in connection with Hawaii LLC’s use of any such asset and Hawaii LLC shall assume all liabilities and obligations arising from or relating to any such asset and shall indemnify (in accordance with Article VIII) Horizon, its Subsidiaries, and each of their Affiliates and Representatives from and against all Losses they, or any of them, may incur in connection with Hawaii LLC’s use of, or any liabilities and obligations arising from or relating to, such asset.

Section 2.7 Allocation of Purchase Price.

(a) Schedule 2.7 sets forth the parties’ allocation of the Estimated Purchase Price (and any Transferred Liabilities that are treated as consideration for the Contributed Assets for federal income Tax purposes), based on the parties’ estimate of the components thereof as of the date hereof, among the Contributed Assets, the assets of Sea-Logix and the HSI Shares for all Tax purposes in a manner consistent with Section 1060 of the Code and the Treasury regulations promulgated thereunder, as well as an allocation of the portion of such amount allocable to the HSI Shares (and any liabilities of HSI treated as purchase price for federal income Tax purposes) among the assets of HSI in a manner consistent with Section 338(h)(10) of the Code and the Treasury regulations promulgated thereunder (the “Purchase Price Allocation”). Within thirty (30) days after the completion of the Purchase Price adjustment under Section 1.4(g) above, Pasha shall prepare and deliver to Horizon a schedule (the “Allocation Schedule”) allocating the Purchase Price (and any Transferred Liabilities that are treated as consideration for the Contributed Assets for federal income Tax purposes) among the Contributed Assets, the assets of Sea-Logix and the HSI Shares as well as an allocation of such amount allocable to the HSI Shares (and any liabilities of HSI treated as purchase price for federal income Tax purposes) among the assets of HSI, in each case, in a manner consistent with Schedule 2.7. Horizon shall have the right to review the Allocation Schedule, and, within thirty (30) days after its receipt thereof, Horizon shall notify Pasha in writing of any proposed changes thereto; provided, that, if Horizon does not provide any written changes within such 30-day period, Horizon shall be deemed to have agreed to the Allocation Schedule as prepared by Pasha. If the parties do not resolve all disputed items relating to the Allocation Schedule within thirty (30) days after Horizon’s written notification to Pasha of proposed changes, the parties shall submit all remaining disputed items to the Independent Accounting Firm for resolution. The Independent Accounting Firm’s review shall be limited to the remaining disputed items, and its determination shall be conclusive and binding on the parties hereto and shall not be subject to appeal or further review. The costs of the Independent Accounting Firm shall be borne by Horizon and Pasha in the same manner in which costs are borne by the parties under Section 1.4(e) above. If the

Purchase Price changes by reason of Section 1.4 or Section 6.16, Pasha shall promptly after the completion of such adjustment revise the Allocation Schedule, and the foregoing time periods and dispute resolution mechanisms shall apply to such revised Allocation Schedule as if it were the original Allocation Schedule (the Allocation Schedule, as finally determined pursuant to this Section 2.7, the “Final Allocation Schedule”).

(b) Each party agrees to timely file Internal Revenue Service Forms 8594 and 8883 reflecting the Purchase Price Allocation as set forth in the Final Allocation Schedule for the taxable year that includes the Closing Date (and, if applicable, the year in which the final amount of the Purchase Price has been determined) and to make any timely filing required by other applicable Tax Laws. The Final Allocation Schedule shall be binding on Horizon and Pasha for all Tax reporting purposes. Unless otherwise required by a “determination” within the meaning of Section 1313 of the Code (or similar provisions of state or local Law), neither Horizon nor Pasha shall take any position inconsistent with the Final Allocation Schedule in connection with any Tax proceeding, except that Pasha’s cost for the Contributed Assets, the assets of Sea-Logix and the HSI Shares may differ from the amount so allocated to the extent necessary to reflect Pasha’s capitalized acquisition costs not included in the amount realized by Horizon. If any Governmental Authority disputes the Final Allocation Schedule, the party receiving notice of the dispute shall promptly notify the other party hereto of such dispute, and the parties hereto shall cooperate in good faith for purposes of responding to such dispute.

(c) Any indemnification payment or other adjustment to Purchase Price (in addition to those potential adjustments identified in Section 2.7(a) above) that is treated as an adjustment to Purchase Price for Tax purposes shall be reflected as an adjustment to the price allocated to a specific asset, if any, giving rise to such adjustment, or, if such adjustment does not relate to a specific asset, such adjustment shall be allocated among the Contributed Assets, the assets of Sea-Logix and the assets of HSI in accordance with the allocation method provided in the Final Allocation Schedule.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF HORIZON AND HAWAII LLC

Except (i) as disclosed in the disclosure schedule delivered by Horizon to Pasha simultaneously with the execution of this Agreement (the “Horizon Disclosure Schedule”) (which schedule sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article III, except that any information set forth in one section or subsection of the Horizon Disclosure Schedule will be deemed to apply to any other sections or subsections thereof (other than Section 3.8) to the extent that the relevance of such information to such other sections and subsections is reasonably apparent on its face from a reading of such disclosure (without being required to review any document referenced in such disclosure) and the sections or subsections of this Agreement to which such disclosure relates) or (ii) as disclosed in the body of any registration statements, reports and proxy statements (excluding any exhibit or schedule thereto or document or information incorporated by reference therein) filed with or furnished to the SEC between March 12, 2013 and the date of this Agreement, where the relevance of the information so disclosed to a particular representation or warranty is reasonably apparent on its face from a reading of such disclosure and the representation or warranty to which it relates, excluding (A) any matters required to be disclosed for purposes of Section 3.1, Section 3.2, Section 3.3, Section 3.4, Section 3.8, Section 3.13, Section 3.16, Section 3.19 and Section 3.21, which matters shall be specifically disclosed in the applicable sections or subsections of the Horizon Disclosure Schedule, and (B) any disclosures in the “Risk Factors” or “Forward-Looking Statements” sections of any such statements or reports or any other statements therein of risks or that are similarly predictive or forward-looking in nature, in each case other than any specific factual information contained therein), Horizon represents and warrants to Pasha that:

Section 3.1 Organization, Standing and Power.

(a) Horizon is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. HSI is a corporation duly organized, validly existing and in good standing under the Laws of the State of Hawaii. Sea-Logix is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Hawaii LLC is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of California. Each of Horizon, HSI and Sea-Logix has all requisite corporate or limited liability company power and authority, as applicable, necessary to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted. Hawaii LLC will have, as of the Closing, all requisite limited liability company power and authority necessary to own, lease or operate the Contributed Assets and to carry on the Acquired Hawaii Business as it is proposed to be conducted as of the Closing. Each of Horizon, HSI and Sea-Logix is, and Hawaii LLC will be as of the Closing, duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such qualification or license necessary, except where the failure to be so licensed, qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Hawaii Material Adverse Effect.

(b) Section 3.1(b)(1) of the Horizon Disclosure Schedule sets forth a true and complete list of each Acquired Entity as of the date of this Agreement, indicating its jurisdiction of incorporation or formation, and a true and complete list of each other corporation, partnership, limited liability company or other entity that is not a Subsidiary but in which any Acquired Entity, as the case may be, directly or indirectly, holds an equity interest. Each Subsidiary of any Acquired Entity is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization. Each Subsidiary of HSI and Sea-Logix has, and as of the Closing each Subsidiary of Hawaii LLC will have, all requisite corporate or limited liability company power, as applicable, and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted, or, with respect to each Subsidiary of Hawaii LLC, as it is proposed to be conducted as of the Closing, except where the failure to have such corporate or limited liability company power and authority would not reasonably be expected to prevent or materially delay the consummation by Horizon of the Transactions or adversely affect the operation of the Hawaii Business in any material respect. Each Subsidiary of HSI and Sea-Logix is, and each Subsidiary of Hawaii LLC will be as of the Closing, duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such qualification, license or good standing necessary, except where the failure to be so qualified, licensed or in good standing would not reasonably be expected to have, individually or in the aggregate, a Hawaii Material Adverse Effect. All the outstanding shares of capital stock of, or other equity interests in, each Acquired Entity are owned directly or indirectly by Horizon and each Subsidiary of each Acquired Entity are owned directly or indirectly by such Acquired Entity, in each case, free and clear of all Liens, Encumbrances, pledges, security interests and transfer restrictions, except for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933 (the “Securities Act”), and other applicable securities Laws. Except as set forth on Section 3.1(b)(2) of the Horizon Disclosure Schedule, none of the Acquired Entities nor any of their respective Subsidiaries owns, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for any of the foregoing in any Person other than each of their respective Subsidiaries, nor are any of them under any current or prospective obligation to form or participate in, provide funds, make any loan, capital contribution or other investment in any Person.

(c) Horizon has made available to Pasha complete and correct copies of the certificate of incorporation and bylaws of each of Horizon and HSI and the limited liability operating agreement of each of Hawaii LLC and Sea-Logix, in each case as amended to the date of this Agreement (the “Hawaii Charter Documents”), and the certificate of incorporation and bylaws (or comparable organizational documents) of each Subsidiary of any Acquired Entity, in each case as amended to the date of this Agreement. Horizon has made available to Pasha true and correct copies of the minutes, to the extent finalized and approved by applicable board or any committee thereof, of all meetings of the board of directors (or similar governing body) of each Acquired Entity, and of each committee of each such board of directors (or similar governing body), held since January 1, 2011.

Section 3.2 Capitalization. Section 3.2(a) of the Horizon Disclosure Schedule sets forth the authorized and outstanding capitalization of each Acquired Entity as of the date of this Agreement, including the shares, membership interests or other equity interests reserved for issuance, if any. All of the HSI Shares have been duly authorized and are validly issued, fully paid and nonassessable, and all of the Hawaii LLC Units and the Sea-Logix Units have been duly authorized and are validly issued and outstanding. The HSI Shares constitute all of the issued and outstanding capital stock of HSI. The Hawaii LLC Units and the Sea-Logix Units constitute all of the issued and outstanding membership interests of Hawaii LLC and Sea-Logix, respectively. Except as contemplated by the Step Plan, there are no preemptive or other outstanding rights, options, warrants, conversion rights, subscriptions, stock appreciation rights, phantom stock rights, redemption rights, repurchase rights, Contracts or commitments (contingent or otherwise), arrangements, calls or rights of any kind issued or authorized by any Acquired Entity or any of its Subsidiaries (i) that relate to any issued or unissued capital stock, membership interests or other equity interests of any Acquired Entity or any of its Subsidiaries, (ii) that obligate any Acquired Entity or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock, membership interests or other equity interests or options, warrants, other securities of such entity or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of any Acquired Entity or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding, or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of capital stock, membership interests or other equity interests of any Acquired Entity or any of its Subsidiaries. There are no outstanding contractual obligations of Horizon or any Acquired Entity or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Acquired Entities’ or their respective Subsidiaries’ shares of capital stock, membership interest or other equity interests.

Section 3.3 Authority; Noncontravention.

(a) Each of Horizon and Hawaii LLC has all necessary corporate or limited liability company power and authority, as applicable, to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Horizon and Hawaii LLC, the performance by Horizon and Hawaii LLC of their obligations under this Agreement, and the consummation by Horizon and Hawaii LLC of the Transactions, have been duly authorized and approved by the Board of Directors (or similar governing body) of each Horizon and Hawaii LLC, and no other corporate action on the part of Horizon or Hawaii LLC is necessary to authorize the execution and delivery of this Agreement, performance by Horizon or Hawaii LLC of their obligations under this Agreement or the consummation by either of them of the Transactions. This Agreement has been duly executed and delivered by Horizon and Hawaii LLC and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of Horizon and Hawaii LLC, enforceable against them in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in an Action at law or in equity ((i) and (ii) collectively, the “Bankruptcy and Equity Exception”). No vote or other approval of the stockholders of Horizon is required to authorize this Agreement or to consummate the Transactions.

(b) Except as set forth on Section 3.3(b) of the Horizon Disclosure Schedule, neither the execution and delivery of this Agreement by Horizon or Hawaii LLC, nor the consummation by Horizon or Hawaii LLC of the Transactions, nor compliance by Horizon or Hawaii LLC with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the Hawaii Charter Documents, (ii) assuming that each of the consents, authorizations and approvals referred to in Section 3.4 are obtained (and any condition precedent to any such consent, authorization or approval has been satisfied) and each of the filings referred to in Section 3.4 are made and any applicable waiting periods referred to therein have expired, violate any Law applicable to Horizon or any of its Subsidiaries other than violations that, individually or in the aggregate, would not reasonably be expected to prevent or materially delay the consummation by Horizon or Hawaii LLC of the Transactions or adversely affect the operation of the Hawaii Business in any material respect, or (iii) result in any material breach of, or constitute a material default (with or without notice or lapse of time, or both) under, require any consent of any counterparty pursuant to, or give rise to any right of termination, amendment, acceleration or cancellation of, any Hawaii Material Contract to which Horizon or any of its Subsidiaries is a party, or result in the creation of a Lien or Encumbrance on any Transferred Assets (other than any Liens and Encumbrances incurred in connection with Pasha’s financing arrangements).

(c) The Horizon Board, at a meeting duly called and held on November 11, 2014, has unanimously approved the execution and delivery of this Agreement by Horizon, the performance by Horizon of its obligations under this Agreement and the consummation of the Transactions. Horizon and the Horizon Board have taken all actions necessary to exempt this Agreement and the Transactions from any anti-takeover or similar provisions of the Hawaii Charter Documents, and any provisions of any “moratorium”, “control share acquisition”, “fair price”, “interested stockholder”, “affiliate transaction”, “business combination” or other antitakeover Laws.

Section 3.4 Governmental Approvals. Except as set forth on Section 3.4 of the Horizon Disclosure Schedule and except for any filings required under, and compliance with other applicable requirements of, the HSR Act, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution and delivery of this Agreement by Horizon and Hawaii LLC and the consummation by Horizon and Hawaii LLC of the Transactions other than any filings, consents, approvals, declarations or registrations that, individually or in the aggregate, would not reasonably be expected to prevent or materially delay the consummation by Horizon or Hawaii LLC of the Transactions or adversely affect the operation of the Hawaii Business in any material respect.

Section 3.5 Absence of Certain Changes. Since the Balance Sheet Date and through the date of this Agreement, (a) except as expressly contemplated by this Agreement in connection with the Transactions, the Hawaii Business has been conducted in all material respects in the ordinary course of business consistent with past practice, (b) there has not been or occurred any change, event, development or occurrence (each, an “Event”), that has had or would reasonably be expected to have, individually or in the aggregate, a Hawaii Material Adverse Effect and (c) except as set forth on Section 3.5(c) of the Horizon Disclosure Schedule, neither Horizon nor any of its Subsidiaries have taken any action that, if taken after the date hereof, would have required Pasha Parent’s consent under Section 6.1(a)(iv) through (viii), (x), (xiii) through (xvi), or (xix).

Section 3.6 Legal Proceedings.

(a) Except as set forth on Section 3.6 of the Horizon Disclosure Schedule, there is no pending or, to the Knowledge of Horizon, threatened, Action by or against Horizon or any of its Subsidiaries, any of their respective present or former employees, officers or directors in such individual’s capacity as such, any of the assets, properties or rights of Horizon or any of its Subsidiaries, in each case involving or relating to the Hawaii Business, that, individually or in the aggregate with any related Actions, would reasonably be expected to (i) involve a payment obligation or potential damages, liability or other obligation greater than $100,000, in the case of any Action (excluding any complaints, charges, grievances and claims) or $250,000, in the case of any complaints, charges, grievances and claims, (ii) prevent or materially delay the consummation by Horizon of the Transactions or (iii) adversely affect the operation of the Hawaii Business in any material respect.

(b) Except as set forth on Section 3.7 of the Horizon Disclosure Schedule, there are no Orders imposed upon Horizon or any of its Subsidiaries or to which Horizon or any of its Subsidiaries, any of their respective present or former employees, officers or directors in such individual’s capacity as such or any of their respective assets, properties or rights are subject, in each case involving or relating to the Hawaii Business, that (i) involves an amount or potential damages, liability or other obligation greater than $100,000 individually or $1,000,000 in the aggregate, (ii) would individually or in the aggregate reasonably be expected to prevent or materially delay the consummation by Horizon of the Transactions or (iii) would individually or in the aggregate reasonably be expected to adversely affect the operation of the Hawaii Business in any material respect.

Section 3.7 Compliance With Laws; Permits.

(a) Except as set forth on Section 3.7(a) of the Horizon Disclosure Schedule, the Hawaii Business is, and at all times since January 1, 2012 has been, conducted in compliance in all material respects with all Laws applicable to the Hawaii Business (other than Environmental Laws, which are governed exclusively under Section 3.11). Since January 1, 2012, neither Horizon nor any of its Subsidiaries has received written notice or other written communication alleging or relating to a possible material violation of any Law applicable to the Hawaii Business.

(b) Except as set forth on Section 3.7(b)(i) of the Horizon Disclosure Schedule, Horizon and its Subsidiaries hold, and are in compliance with, all Hawaii Business Permits (other than those under Environmental Laws, which are governed exclusively by Section 3.11), other than any failure to hold or be in compliance with any Hawaii Business Permit that, individually or in the aggregate, would not reasonably be expected to prevent or materially delay the consummation by Horizon of the Transactions or adversely affect the operation of the Hawaii Business in any material respect. There has occurred no violation of, default (with or without notice or lapse of time or both) under or, to the Knowledge of Horizon, Event, that, with or without notice or lapse of time or both, would result in any revocation, non-renewal, adverse modification or cancellation of, any Hawaii Business Permit, other than any such violations, defaults or Events that, individually or in the aggregate, would not reasonably be expected to prevent or materially delay the consummation by Horizon of the Transactions or adversely affect the operation of the Hawaii Business in any material respect and, except as set forth on Section 3.7(b)(ii) of the Horizon Disclosure Schedule, the consummation of the Transactions would not result in any such revocation, non-renewal, adverse modification or cancellation. Neither Horizon nor any of its Subsidiaries has received written notice or other written communication from any Governmental Authority that any Hawaii Business Permit will be terminated or adversely modified or cannot be renewed in the ordinary course of business consistent with past practice, and Horizon has no Knowledge of any reasonable basis for any such termination, modification or non-renewal.

Section 3.8 Tax Matters.

(a) Except for those matters set forth in Section 3.8(a) of the Horizon Disclosure Schedule:

(i) each of Horizon and its Subsidiaries has timely filed, or has caused to be timely filed on its behalf (taking into account any valid extension of time within which to file), all material Tax Returns required to be filed by it, and all such filed Tax Returns are correct and complete in all material respects;

(ii) all material amounts of Taxes (whether or not assessed) required to be withheld and/or paid by or on behalf of each of Horizon and its Subsidiaries have been withheld and paid, as applicable (whether or not such Taxes are shown or required to be shown on a Tax Return);

(iii) the unpaid Taxes of Horizon and its Subsidiaries do not materially exceed the reserve for liabilities for Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and taxable income) shown on the face of the most recent balance sheet included in Horizon SEC Documents (excluding any notes thereto) as adjusted solely for Taxes incurred and paid in the ordinary course of business since the Balance Sheet Date consistent (except for differences resulting from ordinary course fluctuations in the income, assets or operations of Horizon and its Subsidiaries or any applicable changes in Law or in GAAP) with Taxes incurred and paid in the most recent comparable prior period;

(iv) neither Horizon nor any of its Subsidiaries has outstanding Contracts or waivers extending (or having the effect of extending) any statute of limitations with respect to any Tax Returns required to be filed by or with respect to Horizon or any of its Subsidiaries;

(v) no Action with respect to Taxes is pending, in progress or has been threatened in writing with respect to Horizon or any of its Subsidiaries, and no written notice of such an Action has been received by Horizon or any of its Subsidiaries;

(vi) no claim has been made by a Governmental Authority in a jurisdiction where Horizon or any of its Subsidiaries does not file Tax Returns that such Person is or may be subject to taxation by such jurisdiction that has not been resolved;

(vii) neither Horizon nor any of its Subsidiaries (A) is or has been a member of any affiliated, consolidated, combined or unitary group for Tax purposes (other than any such group of which Horizon is the common parent), (B) is a party to, or is bound by, any Tax allocation, sharing, indemnity or other similar Contract with respect to Taxes (other than one or more Tax-related provisions in a commercial agreement a principal purpose of which is not the allocation or sharing of any Tax), (C) is a party to or bound by any closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign Law) or any other Contract with any Governmental Authority with respect to Taxes, or has requested or received a ruling from any Governmental Authority with respect to Taxes, that individually or in the aggregate could have a material effect on the liability of Horizon or any Subsidiary for Taxes after the date hereof, or (D) is liable for the Taxes of another Person (other than Horizon or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law, or as a transferee or successor;

(viii) neither Horizon nor any of its Subsidiaries has been party to any “reportable transaction” as defined in Treasury Regulations Section 1.6011-4 (or similar transaction for purposes of comparable provisions of state, local or foreign Law) that has not been properly reported in a Tax Return;

(ix) neither Horizon nor any of its Subsidiaries will be required to include a material item of income in, or exclude a material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, in each case, as a result of an action taken on or prior to the Closing Date (other than in the ordinary course of business consistent with past practice), including by virtue of a change in method of accounting under Section 481 of the Code (or any similar provision of state, local or foreign Law) made on or prior to the Closing Date, an installment sale or open transaction effected on or prior to the Closing Date, a prepaid amount received on or prior to the Closing Date or an election pursuant to Section 108(i) of the Code (or any similar provision of state, local or foreign Law) made prior to the Closing Date;

(x) neither Horizon nor any of its Subsidiaries has any material deferred gain or loss arising out of any deferred intercompany transactions, as described in Treasury Regulations Section 1.1502-13 (or any similar provision of state, local or foreign Law), or, in the case of any Subsidiary, has a material excess loss account in its stock, as described in Treasury Regulations Section 1.1502-19 (or any similar provision of state, local or foreign Law);

(xi) no material Tax ruling, Tax holiday or other Contract entered into by Horizon or any of its Subsidiaries with any Governmental Authority with respect to Taxes will expire, be revoked or otherwise terminate, whether as a result of the Transactions, the transactions contemplated by the Merger Agreement or otherwise prior to the stated or applicable term thereof as provided therein; and

(xii) within the past two (2) years, neither Horizon nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(b) For purposes of this Agreement: (i) “Taxes” shall mean all (x) federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including but not limited to all income, alternative minimum, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, registration, lease, service, service use, withholding, payroll, employment, social security, unemployment, welfare, workers’ compensation, disability, environmental, capital production, premium, windfall profits, title, excise, severance, stamp, occupation, escheat, property, tonnage and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever and all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority in connection with any of the foregoing, and (y) liability in respect of any items described in clause (x) above payable pursuant to a Contract (other than a commercial Contract, a principal purpose of which is not the allocation or sharing of any Tax), assumption, successor or transferee liability, or operation of law, including Treasury Regulations Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision of state, local or foreign Law); and (ii) “Tax Returns” shall mean any return, report, claim for refund, election, certificate, estimate, information return or statement or other similar document relating to, or filed or submitted or required to be filed or submitted with any Governmental Authority with respect to, Taxes, including any schedule, attachment or supplement thereto, and including any amendment thereof.

Section 3.9 Employee Benefits Matters.

(a) Section 3.9(a)(i) of the Horizon Disclosure Schedule sets forth a complete and correct list of all material Horizon Plans (the “Disclosed Horizon Plans”). Section 3.9(a)(ii) of the Horizon Disclosure Schedule sets forth a complete and correct list of all Disclosed Horizon Plans sponsored by an Acquired Entity (“Acquired Entity Plans”). Horizon has made available to Pasha, to the extent applicable, current, correct and complete copies of (i) each Disclosed Horizon Plan, (ii) the three most recent annual reports on Form 5500 required to be filed with the IRS with respect to each Horizon Plan (if any such report was required), (iii) the most recent summary plan description for each Horizon Plan for which such summary plan description is required (together with any summary of material modifications, if applicable), (iv) each trust agreement and insurance or group annuity contract relating to any Horizon Plan and (v) with respect to each Acquired Entity Plan, all material documents and correspondence relating to the Acquired Entity Plan received from or provided to the U.S. Department of Labor, the Pension Benefit Guaranty Corporation, the IRS or any other Governmental Authority during the past three years.

(b) Each Horizon Plan has been established, maintained, funded and administered in all material respects in compliance with its terms and in compliance in form and in operation with the applicable provisions of ERISA, the Code and all other applicable Laws. There are no pending or, to the Knowledge of Horizon, threatened Actions (other than claims for benefits in the ordinary course) with respect to, or any Liens filed against or with respect to, any Horizon Plans other than claims made in the ordinary course of business which are not, individually or in the aggregate, material. All contributions required to be made by Horizon and its Subsidiaries have been timely made in compliance with applicable Law with respect to all Horizon Plans, and there are no material unfunded obligations of Horizon or any of its Subsidiaries under any Horizon Plan that are not accurately reflected in Horizon’s financial statements and accrued in accordance with GAAP.

(c) All Horizon Plans, other than any “multiemployer plan” (as defined in Section 3(37) of ERISA) that are “employee pension benefit plans” (as defined in Section 3(2) of ERISA) that are intended to be Tax qualified under Section 401(a) of the Code (each, a “Horizon Pension Plan”) have received a favorable determination letter from the IRS on which Horizon may currently rely, or has filed a timely application therefor. Horizon has made available to Pasha a correct and complete copy of the most recent determination letter received with respect to each Horizon Pension Plan, as well as a correct and complete copy of each pending application for a determination letter, if any. To the knowledge of Horizon, no fact exists or Event has occurred since the date of such letter or letters from the IRS that would reasonably be expected to result in the loss of the qualified status of any such Horizon Plan or the exempt status of any such trust.

(d) Except as set forth on Section 3.9(d) of the Horizon Disclosure Schedule, neither Horizon nor any trade or business, whether or not incorporated, that together with Horizon would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA (including any entity that during the past six (6) years was a Subsidiary of Horizon) (each such entity, an “ERISA Affiliate”) has now or at any time within the previous six (6) years contributed to, sponsored, or maintained a multiemployer plan (as defined in Section 3(37) of ERISA) or a plan subject to Section 302 or Title IV of ERISA or Section 412 of the Code. Horizon and each ERISA Affiliate have satisfied the minimum funding standards under Section 412 or Section 430 of the Code or Section 302 or Section 303 of ERISA. Neither Horizon nor any ERISA Affiliate has incurred any withdrawal liability with respect to a complete or partial withdrawal from any Horizon Plan that is a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA). No Horizon Plan is a “multiple employer welfare arrangement” as such term is defined in Section 3(40)(A) of ERISA.

(e) Except as set forth on Section 3.9(e) of the Horizon Disclosure Schedule, the execution and delivery of this Agreement and the consummation of the Transactions will not, either alone or in combination with another Event, except as expressly provided in this Agreement, (i) entitle any current or former employee, officer, director or consultant of the Hawaii Business to severance pay, unemployment compensation or any other payment from Horizon or any of its Affiliates under any Horizon Plan, (ii) accelerate the time of payment or vesting, or increase the amount of compensation or otherwise enhance any benefit due any such employee, officer, director or consultant or (iii) otherwise trigger any material obligations or penalties under, breach of or default under (with or without notice or lapse of time, or both), any Horizon Plan, including under any “multiemployer plan” (as defined in Section 3(37) of ERISA). Neither Horizon nor any Subsidiary is in material breach of or material default under the terms of any Horizon Plan. To the Knowledge of Horizon, no other party to any Horizon Plan is in material breach of or material default under the terms of any Horizon Plan.

(f) Neither Horizon nor any of its Subsidiaries is a party to any Contract, arrangement or plan (including any Horizon Plan) that has resulted or would result, separately or in the aggregate, in connection with the Transactions (either alone or in combination with any other Events), in the payment of any “excess parachute payments” to any “disqualified individual,” in each case within the meaning of Section 280G of the Code. There is no Contract, plan or other arrangement to which Horizon or any of its Subsidiaries is a party which provides for a gross-up in respect of taxes or other penalties imposed pursuant to Section 409A or 4999 of the Code.

(g) All premiums or other payments that are required to be paid have been timely paid with respect to each such Horizon Plan that is an employee welfare benefit plan (as defined in Section 3(1) of ERISA, whether or not such Horizon Plan is subject to ERISA) or are accurately accrued and reflected in Horizon’s financial statements in accordance with GAAP. Except as set forth on Section 3.9(g) of the Horizon Disclosure Schedule, no Horizon Plan provides health or welfare benefits (whether or not insured), with respect to current or former employees or directors of Horizon or any of its Subsidiaries beyond their retirement or other termination of service, other than health continuation coverage as required by Section 4980B of the Code, the full cost of which is borne by the current or former employee or director.

(h) No fiduciary or party in interest of any Horizon Plan has participated in, engaged in or been a party to any transaction that is prohibited under Section 4975 of the Code or Section 406 of ERISA and not exempt under Section 4975 of the Code or Section 408 of ERISA, respectively, or has otherwise acted or failed to act with respect to any Horizon Plan in a manner, in either case, that could reasonably be expected to subject Horizon or any of its Subsidiaries to any material liability under ERISA or any other applicable Law.

(i) For each Horizon Plan which is a “group health plan” within the meaning of Section 5000(b)(1) of the Code, Horizon or an Acquired Entity has complied in all material respects with the notice and continuation coverage requirements of Section 4980B of the Code, the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder.

(j) None of the Horizon Plans covering any Hawaii Employees are subject to the Laws of any country other than the United States.

(k) Neither Horizon nor any of its ERISA Affiliates has any legally binding plan or commitment to create any additional Horizon Plans or modify or change any existing Horizon Plans that would affect any employee or terminated employee of an Acquired Entity or any employee or terminated employee providing services to the Hawaii Business.

Section 3.10 Labor and Employment Matters.

(a) Except as set forth on Section 3.10(a)(1) of the Horizon Disclosure Schedule, neither Horizon nor any of its Subsidiaries is a party to any collective bargaining agreement covering Hawaii Employees or the

Hawaii Business with any labor organization or similar representative, nor is any such agreement presently being negotiated by Horizon or any of its Subsidiaries. Except as set forth on Section 3.10(a)(2) of the Horizon Disclosure Schedule, there are no: (i) unfair labor practice complaints by any Hawaii Employees or other employees of the Hawaii Business pending against Horizon or any of its Subsidiaries, or in which Horizon or any of its Subsidiaries is identified as an interested party, before the National Labor Relations Board or any other labor relations tribunal or authority; (ii) representation petitions by any Hawaii Employees or other employees of the Hawaii Business pending against Horizon or any of its Subsidiaries , or in which Horizon or any of its Subsidiaries is identified as an interested party, before the National Labor Relations Board or any other labor relations tribunal or authority; (iii) grievances or other Actions involving any Hawaii Employees or other employees of the Hawaii Business pending against Horizon or any of its Subsidiaries filed by a labor organization recognized by Horizon or any of its Subsidiaries; (iv) strikes, work stoppages, slowdowns or other labor disputes involving a group of Hawaii Employees or other employees of the Hawaii Business pending or, to the Knowledge of Horizon, threatened against Horizon or any of its Subsidiaries; or (v) other liabilities or contingent liabilities in respect of Hawaii Employees or other employees of the Hawaii Business that have not been paid and that have not been accrued or reserved against in the balance sheet included in the Interim Financial Statements, arising from employment guarantees under any collective bargaining agreements to which Horizon or any of its Subsidiaries is a party, in the case of (i) and (iii), except for any such matter that would not reasonably be expected to (x) involve a payment obligation or potential damages, liability or other obligation greater than $250,000, (y) prevent or materially delay the consummation by Horizon of the Transactions or (z) adversely affect the operation of the Hawaii Business in any material respect.

(b) Except as set forth on Section 3.10(b) of the Horizon Disclosure Schedule: (i) Horizon and its Subsidiaries (in respect of the Hawaii Business) are, and since January 1, 2012 have been, in compliance in all material respects with all state, federal, and local Laws respecting labor and employment, including all Laws relating to discrimination, disability, labor relations, unfair labor practices, hours of work, payment of wages, employee benefits, retirement benefits, compensation, immigration, workers’ compensation, working conditions, occupational safety and health, family and medical leave, reductions in force, plant closings, notification of employees, and employee terminations and (ii) neither Horizon nor any of its Subsidiaries has any outstanding liabilities in respect of the Hawaii Business under the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any state or local Laws requiring notice with respect to employee layoffs or terminations.

(c) Except as set forth in Section 3.10(c) of the Horizon Disclosure Schedule, since January 1, 2012, (i) no Governmental Authority has initiated or threatened any Actions with respect to the Hawaii Business arising out of, in connection with, or otherwise relating to any Hawaii Employees or any Laws governing labor or employment and (ii) no Governmental Authority has issued or, to Horizon’s Knowledge, threatened to issue any significant Order against Horizon or any of its Subsidiaries with respect to any Hawaii Employees or any Laws governing labor or employment. in each case of (i) and (ii), other than any such Action or Order that, individually or together with any related or substantially similar Actions or Orders, would not reasonably be expected to (x) involve a payment obligation or potential damages, liability or other obligation greater than $250,000, (y) prevent or materially delay the consummation by Horizon of the Transactions or (z) adversely affect the operation of the Hawaii Business in any material respect.

(d) Except as set forth on Section 3.10(d) of the Horizon Disclosure Schedule, with respect to any current or former employee, officer, consultant or other service provider of the Hawaii Business, there are no Actions against Horizon or any of its Affiliates pending, or to Horizon’s Knowledge, threatened to be brought or filed, in connection with the employment or engagement of any current or former employee, officer, consultant or other service provider of the Hawaii Business, including any claim relating to employment discrimination, harassment, retaliation, equal pay, employment classification or any other employment related matter arising under applicable Laws, except where such Actions would not, individually or in the aggregate, result in Horizon or any of its Subsidiaries incurring any material liability.

(e) Except as set forth on Section 3.10(e) of the Horizon Disclosure Schedule or with respect to any Horizon Plan (which subject is addressed in Section 3.9 above), the execution of this Agreement and the consummation of the Transactions will not result in any breach or violation of, or cause any payment to be made under, any applicable Laws respecting labor and employment or any collective bargaining agreement to which Horizon or any of its Subsidiaries is a party.

(f) Section 3.10(f) of the Horizon Disclosure Schedule sets forth, as of the date hereof, the following information with respect to each employee, officer, consultant or other service provider providing services with respect to the Hawaii Business (whether or not such individual is employed by an Acquired Entity): (i) each such person’s title or job/position; (ii) each such person’s employment type (i.e., full time, part time, regular, casual); (iii) each such person’s location of employment; (iv) each such person’s employing entity; (v) each such person’s annual base rate of compensation and, if applicable, target annual bonus amount, in each case, in effect prior to the date hereof; and (vi) each such person’s status (i.e., active or approved leave of absence), and, if applicable, whether such person is on short-term disability under Horizon’s short-term disability policy.

Section 3.11 Environmental Matters. Except as set forth on Section 3.11 of the Horizon Disclosure Schedule, (a) each of Horizon and its Subsidiaries and their respective facilities, Vessels and real properties, whether owned, operated or leased, are, and at all times since January 1, 2011 has been, in compliance in all material respects with all applicable Environmental Laws in connection with the conduct or operation of the Hawaii Business and the ownership or use of the Transferred Assets, which compliance includes obtaining, maintaining and complying with all Hawaii Business Permits required under Environmental Laws, (b) there is no Action, Lien or Encumbrance relating to or arising from any noncompliance with, or liability under, Environmental Laws (including, without limitation, relating to or arising from the Release or threatened Release of any Hazardous Materials) that is pending or, to the Knowledge of Horizon, threatened against Horizon or any of its Subsidiaries in respect of the conduct or operation of the Hawaii Business and the ownership or use of the Transferred Assets, and would reasonably be expected to (i) involve a payment obligation or potential damages, liability or other obligation greater than $100,000, (ii) prevent or materially delay the consummation by Horizon of the Transactions or (iii) adversely affect the operation of the Hawaii Business in any material respect, (c) since January 1, 2011, neither Horizon nor any of its Subsidiaries has received any notice of, or entered into or become subject to any Order or settlement involving uncompleted, outstanding or unresolved liabilities, compliance obligations, or corrective or remedial obligations relating to or arising under Environmental Laws (including, without limitation, relating to or arising from the Release or threatened Release of, any Hazardous Materials) in respect of the conduct or operation of the Hawaii Business (including any real property used in the Hawaii Business), the ownership or use of the Transferred Assets and (d) neither Horizon nor any of its Subsidiaries are parties to any indemnification or other agreements or Contracts pursuant to which Horizon or any of its Subsidiaries have assumed material liabilities or obligations relating to Environmental Laws in respect of the conduct or operation of the Hawaii Business and the ownership or use of the Transferred Assets. This Section 3.11 constitutes the sole and exclusive representation and warranty of Horizon regarding Environmental Laws or relating to Hazardous Materials.

Section 3.12 Property.

(a) Section 3.12(a) of the Horizon Disclosure Schedule sets forth a true, complete and correct list of all real property leased or subleased or otherwise used or occupied in the conduct of the Hawaii Business (the “Hawaii Leased Property”). Except as set forth on Section 3.12(a) of the Horizon Disclosure Schedule, Horizon or a Subsidiary of Horizon has valid leasehold interests in or rights to use all of the Hawaii Leased Property, free and clear of all Liens and Encumbrances (in all cases other than Permitted Liens and Permitted Encumbrances). Neither Horizon nor any of its Subsidiaries owns any real property that is used in the conduct of the Hawaii Business.

(b) Horizon has made available to Pasha true, complete and correct lists of (i) all containers (including all other cargo carrying units such as flat racks, reefers, platforms, open tops, etc.), chassis and gen sets owned or leased by Horizon or any of its Subsidiaries as of July 22, 2014 and (ii) all other personal properties, assets and equipment owned or leased by Horizon or any of its Subsidiaries as of July 22, 2014 with a book value in excess of $25,000 or under any Contract by Horizon or any of its Subsidiaries that requires annual payments in excess of $25,000. Horizon or one of its Subsidiaries has good and valid title to all of the personal properties and assets, tangible or intangible (excluding Intellectual Property), that they purport to own, and valid leasehold interests in all of the material personal properties and assets that they purport to lease, in each case to the extent such personal properties and assets constitute Transferred Assets, free and clear of all Liens and Encumbrances (in all cases other than Permitted Liens and Permitted Encumbrances), except for any failure to have such title or leasehold interest that would not, individually or in the aggregate, materially interfere with Horizon’s current or contemplated use, utility or value of the applicable properties or assets or otherwise materially interfere with Horizon’s present or contemplated operation of the Hawaii Business. The representations and warranties in this Section 3.12(b) do not apply to the Hawaii Vessels, which are covered in Section 3.16(b).

(c) Subject to (x) the Bankruptcy and Equity Exception and (y) the right of any Governmental Authority to exercise its power to revoke the use right granted by such Governmental Authority with respect to any real property, all leases under which Horizon or any of its Subsidiaries lease any Hawaii Leased Property or material personal properties and assets to the extent used in the conduct of the Hawaii Business are valid and in full force and effect against Horizon or any of its Subsidiaries and, to Horizon’s Knowledge, the counterparties thereto, in accordance with their respective terms, and there is not, to Horizon’s Knowledge, under any of such leases, any existing default by Horizon or any of its Subsidiaries or any facts or circumstances existing which, with notice or lapse of time or both, would become a default by Horizon or any of its Subsidiaries that would, individually or in the aggregate, materially interfere with Horizon’s current or contemplated use, utility or value of the applicable real property, personal properties or assets or otherwise materially interfere with Horizon’s present or contemplated operation of the Hawaii Business.

Section 3.13 Contracts.

(a) Except for this Agreement, any Horizon Plan or as set forth in Section 3.13(a) of the Horizon Disclosure Schedule, as of the date of this Agreement, neither Horizon nor any of its Subsidiaries is a party to or expressly bound by, and none of their respective properties or assets is subject to, any Contract relating to, arising from or otherwise involving or affecting the Hawaii Business that:

(i) is (x) a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act) of Horizon or (y) a Contract attached as an exhibit to a Current Report on Form 8-K filed by Horizon with the SEC under which Horizon or any of its Subsidiaries still has any material rights or obligations;

(ii) relates to any joint venture, partnership, limited liability or other similar agreements or arrangements relating to the formation, creation, operation, management or control of any joint venture, partnership or other similar arrangement;

(iii) is (x) an indenture, credit agreement, loan agreement, security agreement, guarantee, credit enhancement, note, mortgage or other Contract providing for or securing Indebtedness (other than capital lease obligations) of Horizon or any of its Subsidiaries (in each case, whether incurred, assumed, guaranteed or secured by any asset) in excess of $100,000 or (y) a capital lease obligation in excess of $1,000,000;

(iv) is (x) an Inbound License Agreement, (y) an Outbound License Agreement or (z) a Technology Agreement;

(v) is a settlement, conciliation or similar Contract with any Governmental Authority which (x) would require Horizon or any of its Subsidiaries to pay consideration of more than $100,000 after the date of this Agreement or (y) would otherwise limit the operation of Horizon (or, following the consummation of the Transactions, Pasha or any of its Affiliates) in any material respect after the Closing;

(vi) limits the ability of Horizon or any of its Subsidiaries (or which, following the consummation of the Transactions, would restrict the ability of Pasha or any of its Affiliates) (x) to engage in any line of business, to compete with any Person or operate at any geographic location, or to sell or supply any service

(including any non-compete, exclusivity or “most-favored nation” provisions), or (y) to purchase or acquire an ownership interest in any other entity, or includes a covenant not to sue a third party, except, in the case of (x) and (y), for any such Contract that may be canceled without penalty or other liability of Horizon upon notice of ninety (90) days or less;

(vii) is a Contract under which Horizon or any of its Subsidiaries is (w) a lessee of real property, (x) a lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by a third person or entity, (y) a lessor of real property or (z) a lessor of any tangible personal property owned by Horizon or any of its Subsidiaries, in each case of (w), (x), (y) and (z), which requires future payments in excess of $100,000 per annum;

(viii) involves any directors, executive officers (as such term is defined in the Exchange Act) or five-percent (5%) stockholders of Horizon or, to the Knowledge of Horizon, any of its Affiliates (other than Horizon) or immediate family members of any of the foregoing;

(ix) is a consulting agreement requiring Horizon or any of its Subsidiaries to pay consideration of more than $1,000,000 per annum or a collective bargaining agreement;

(x) provides for (x) “earn-outs” or similar contingent payment obligations Horizon or any of its Subsidiaries or (y) continuing indemnification obligations outside the ordinary course consistent with past practice by Horizon or any of its Subsidiaries, in each case of (x) and (y) other than any such Contract with respect to which there are no further obligations of more than $100,000 under such provisions;

(xi) was entered into after January 1, 2012, or has not yet been consummated, and involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of a business or capital stock or other equity interest of another Person or any assets or properties with a value of more than $100,000, excluding acquisitions or dispositions of equipment or other personal assets (other than any vessels) in the ordinary course consistent with past practice;

(xii) (x) contains a standstill or similar provision pursuant to which Horizon or any of its Subsidiaries has agreed not to acquire assets or securities of a third party, (y) contains any “non-solicitation”, “no hire” or similar provision which restricts Horizon or any of its Subsidiaries from soliciting, hiring, engaging, retaining or employing such third party’s current or former employees in a manner or to an extent that would materially interfere with the conduct of the Hawaii Business or (z) contains a confidentiality obligation, except for (A) any agreement containing a confidentiality obligation entered into by Horizon or any of its Subsidiaries in the ordinary course of business consistent with past practice and (B) any non-disclosure agreement entered into in connection with a potential sale of Horizon or one or more of its businesses;

(xiii) prohibits the payment of dividends or distributions in respect of, or the pledging of, any equity interest of, or the issuance of guarantees by, Horizon or any of its Subsidiaries;

(xiv) involves a grant to any Person of any right of first offer or right of first refusal to purchase, lease, sublease, use, possess or occupy any material assets, rights or properties of Horizon or any of its Subsidiaries;

(xv) would be reasonably expected to involve aggregate payments by Horizon or any of its Subsidiaries, or to Horizon or any of its Subsidiaries, of more than $1,000,000 per annum, other than any bill of lading and any such Contract that may be canceled without penalty or other liability of Horizon upon notice of thirty (30) days or less;

(xvi) involves any obligation to provide equity or debt financing to any Person (other than any Acquired Entity or any of its Subsidiaries), or provide any guarantee or credit enhancement to any Person (other than any Acquired Entity or any of its Subsidiaries) in an amount in excess of $100,000; or

(xvii) with a Governmental Authority, other than (x) any bill of lading or other one-time shipping Contracts or (y) any non-customer Contract for services provided to Horizon in the ordinary course of business consistent with past practice that is not material to the Hawaii Business.

Each Contract of the type described in this Section 3.13(a) is referred to herein as a “Hawaii Material Contract.”

(b) Each Hawaii Material Contract is valid and binding on Horizon and any of its Subsidiaries to the extent Horizon or such Subsidiary is a party thereto, as applicable, and to the Knowledge of Horizon, each other party thereto, and is in full force and effect and enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception). Neither Horizon nor any Subsidiary of Horizon is in material breach of or material default under the terms of any Hawaii Material Contract. To the Knowledge of Horizon, no other party to any Hawaii Material Contract is in material breach of or material default under the terms of any Hawaii Material Contract. No Event or condition has occurred that constitutes, or, after notice or lapse of time or both, would constitute, a material default on the part of the Horizon or any of its Subsidiaries or, to the Knowledge of Horizon, any other party thereto under any such Hawaii Material Contract, nor has Horizon or any of its Subsidiaries received any notice of any such material default, Event or condition.

(c) Horizon has made available to Pasha complete and correct copies of each of the Hawaii Material Contracts in effect as of the date hereof.

(d) Except as set forth on Section 3.13(d) of the Horizon Disclosure Schedule, neither Horizon nor any of its Subsidiaries is a party to or bound by any guarantee, performance bond, bid bond or other similar Contract in any amount relating to the Hawaii Business, the Acquired Entities, the Transferred Assets or the Transferred Liabilities, or guaranteeing any obligation, payment or performance of or by any of the Hawaii Business, the Acquired Entities, the Transferred Assets or the Transferred Liabilities.

Section 3.14 Insurance. Horizon and its Subsidiaries maintain insurance policies in such amounts, with such deductibles and against such risks and losses as are commercially reasonable for the Transferred Assets and the conduct of the Hawaii Business. Section 3.14 of the Horizon Disclosure Schedule sets forth (a) each and every insurance policy and (b) each and every entry into a P&I Club and mutual club. Except as set forth on Section 3.14 of the Horizon Disclosure Schedule, (A) all material insurance policies of Horizon and its Subsidiaries covering the Transferred Assets are in full force and effect, (B) all premiums due with respect to such material insurance policies have been paid, (C) neither the Horizon nor any of its Subsidiaries is in material breach or material default, and has not taken any action or failed to take any action which (with or without notice or lapse of time, or both) would constitute such a material breach or material default, or would permit termination or modification of, any such policy, (D) to the Knowledge of Horizon, no insurer issuing any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation, and (E) neither Horizon nor any of its Subsidiaries has received notice of any pending or threatened cancellation or premium increase with respect thereto (other than expirations or premium increases in the ordinary course of business), nor do the terms of any such policy provide for the cancellation or any premium increase as a result of the consummation of the Transactions.

Section 3.15 U.S. Citizen. Each of Horizon and its Subsidiaries that owns and/or operates any Hawaii Vessels in the U.S. Coastwise Trade is, and has been during any period that it has owned and/or operated any Hawaii Vessels in the U.S. Coastwise Trade, a U.S. Citizen. Hawaii LLC is a U.S. Citizen.

Section 3.16 Hawaii Vessels.

(a) Section 3.16(a) of the Horizon Disclosure Schedule sets forth (except as may be noted on such section of the Horizon Disclosure Schedule) a true, correct and complete list of all of the Hawaii Vessels (all of which are documented under the U.S. flag), including with respect to each Hawaii Vessel (i) its name, (ii) its official number, (iii) its International Maritime Organization (IMO) number and (iv) its owner.

(b) As of the date hereof, Horizon Lines, LLC has good, valid and marketable title to each Hawaii Vessel, free and clear of all Encumbrances and Liens, other than Liens securing the Notes and the Horizon Credit Facilities and Permitted Maritime Liens. Upon the Closing, Hawaii LLC, or its Subsidiaries, as applicable, will have good, valid and marketable title to each Hawaii Vessel, free and clear of all Encumbrances and Liens, other than (i) unrecorded Permitted Maritime Liens and (ii) Liens and Encumbrances created by Pasha’s or any of its Affiliate’s acts or omissions (including those created in connection with any of Pasha’s financing arrangements). Neither Horizon nor any of its Subsidiaries has agreed to “scrap” or sell any Hawaii Vessels.

(c) The Hawaii Vessels (i) were built in the United States, (ii) are eligible for use in the U.S. Coastwise Trade, (iii) are documented as U.S.-flag vessels and their Certificates of Documentation have coastwise endorsements and are valid and unexpired and (iv) have never (x) been owned by or sold to any Person, or demise or sub-demise chartered or leased to any Person, that did not qualify as a U.S. Citizen, (y) been registered under the Laws of a foreign country or (z) been rebuilt foreign, as defined in 46 C.F.R. § 67.177.

(d) Horizon or Horizon Lines, LLC maintains valid Certificates of Financial Responsibility (Oil Pollution) issued by the U.S. Coast Guard pursuant to the Federal Water Pollution Control Act and valid California Department of Fish and Game Certificates issued by the State of California for its Hawaii Vessels, in each case, to the extent that such certificates are required by applicable Law in the course of the operation of any such Hawaii Vessels. All classification and operating certificates (for hull, engines, anchors, chains, etc.), as well as plans and specifications for the Hawaii Vessels are on board the Hawaii Vessels or in Horizon’s possession for the Hawaii Vessels and, if the latter, they shall be provided to Pasha prior to the Closing.

(e) None of the Hawaii Vessels is (i) subject to any transfer or trading restrictions that arise under the Construction-Differential Subsidy program pursuant to Title V of the Merchant Marine Act, 1936, as amended, or (ii) financed by U.S. Government financing guaranties issued pursuant to Chapter 537 of Title 46 of the United States Code (or its predecessor). Section 3.16(e) of the Horizon Disclosure Schedule lists those Hawaii Vessels that are subject to the restrictions of the Capital Construction Fund Program established under Chapter 535 of Title 46 of the United States Code (or its predecessor). Such restrictions do not restrict the use of the Hawaii Vessels by Horizon or its Subsidiaries in its business as presently conducted.

(f) Horizon has made available to Pasha the Survey Status Report prepared by the American Bureau of Shipping (the “ABS Report”) on each Hawaii Vessel as of a date no earlier than ten (10) days prior to the date of this Agreement. Except as set forth in Section 3.16(f) of the Horizon Disclosure Schedule, each Hawaii Vessel (i) has no material defects, (ii) is in all material respects in good operating condition and repair (ordinary wear and tear excepted), (iii) has in all material respects been reasonably maintained consistent with standards generally followed in the industry and required by the classification society and applicable Law (ordinary wear and tear excepted), (iv) is adequate and suitable for its present uses in all material respects and is in a seaworthy condition and (v) is in class with its classification society, free of all outstanding conditions and recommendations, except for any outstanding conditions and recommendations set forth in the ABS Reports made available by Horizon to Pasha prior to the date of this Agreement.

Section 3.17 Ownership. Horizon is the legal, beneficial and record owner of, and has good and valid title to, all of the HSI Shares, and Horizon Lines, LLC is the legal, beneficial and record owner of, and has good and valid title to, all of the Hawaii LLC Units and the Sea-Logix Units, in each case free and clear of any Liens and Encumbrances, except restrictions on transfer under applicable securities Laws. Upon consummation of the Transactions, Horizon will, or will cause Horizon Lines, LLC to, convey to Pasha good and valid title to all of the HSI Shares, the Hawaii LLC Units and the Sea-Logix Units, free and clear of all Liens and Encumbrances, except (i) restrictions under applicable securities Laws and (ii) Liens and Encumbrances created by Pasha’s or any of its Affiliate’s acts or omissions (including those created in connection with any of Pasha’s financing arrangements).

Section 3.18 Title to Contributed Assets. Subject to Section 3.16(b), upon the Closing, Hawaii LLC or one of its Subsidiaries will have good and valid title to, leasehold interest in or right to use all of the Contributed Assets (other than those Contributed Assets that are to be assigned, conveyed or transferred to Hawaii LLC or one of its Subsidiaries after the Closing pursuant to Section 2.6), free and clear of all Liens and Encumbrances other than Permitted Liens and Permitted Encumbrances and those arising pursuant to this Agreement (including those created in connection with any of Pasha’s financing arrangements).

Section 3.19 Financial Statements; No Undisclosed Liabilities.

(a) As of their respective effective dates (in the case of the Horizon SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective filing dates (in the case of all other Horizon SEC Documents), or in the case of amendments thereto, as of the filing date of the last such amendment, the Horizon SEC Documents complied in all material respects with applicable Law, including the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act of 2002, as the case may be, and the rules and regulations promulgated thereunder, applicable to such Horizon SEC Documents, and none of the Horizon SEC Documents as of such respective dates (or, if amended through the date of this Agreement, the date of the filing of such amendment, with respect to the disclosures that are amended) contained, in respect of the Hawaii Business, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) Section 3.19(b) of the Horizon Disclosure Schedule contains a true, correct and complete copy of (i) the unaudited balance sheets and statements of income of the Hawaii Business for the quarterly period ending July 20, 2014 (collectively, the “Interim Financial Statements”) and (ii) the unaudited balance sheets and statements of income of the Hawaii Business for the year ended December 22, 2013 (collectively, the “Year-End Financial Statements”). The Year-End Financial Statements and the Interim Financial Statements, collectively, are hereinafter referred to as the “Financial Statements.” The Financial Statements (i) have been prepared in a manner consistent with the books and records of the Horizon and its Subsidiaries in all material respects, (ii) have been prepared in accordance with GAAP (except for the absence of notes to the Financial Statements) consistently applied throughout the periods indicated, and (iii) present fairly in all material respects the consolidated financial condition and results of operations of the Hawaii Business as of the times and for the periods referred to therein. Since December 22, 2013 (the “Balance Sheet Date”), Horizon has not made any change in the accounting practices or policies applied in the preparation of the consolidated financial statements, except as required by GAAP, SEC rule or applicable Law. The books and records of Horizon and its Subsidiaries to the extent relating to the Hawaii Business have been, and are being, maintained in all material respects in accordance with GAAP (to the extent applicable) and any other applicable legal and accounting requirements.

(c) Section 3.19(c) of the Horizon Disclosure Schedule sets forth the Indebtedness (excluding any Indebtedness contemplated by clause (f) of the definition of Indebtedness) of the Acquired Entities as of the date of this Agreement.

(d) None of the Acquired Entities has any liabilities or obligations (whether accrued, absolute, contingent or otherwise) that would be required to be reflected or reserved against on a balance sheet for the Hawaii Business prepared in accordance with GAAP, except for liabilities (i) accrued or reserved against on the balance sheet included in the Financial Statements or disclosed in the notes thereto, (ii) incurred after June 22, 2014 in the ordinary course of business consistent with past practice that do not constitute Indebtedness and are not, individually or in the aggregate, material in amount to the Hawaii Business, (iii) as contemplated by this Agreement or otherwise arising in connection with the Transactions, (iv) as set forth on Section 3.19(d) of the Horizon Disclosure Schedule, or (v) which would not, individually or in the aggregate, be material to the Hawaii Business.

(e) Neither Horizon nor any of its Subsidiaries (including the Acquired Entities) is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among Horizon and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Hawaii Business in Horizon’s or such Subsidiary’s published financial statements or other Horizon SEC Documents.

Section 3.20 Intellectual Property.

(a) All Intellectual Property listed on Schedule 2.1(q) is subsisting and, to the Knowledge of Horizon, valid and enforceable.

(b) To the Knowledge of Horizon, the conduct of the Hawaii Business as currently conducted, and the provision of any products or services by the Acquired Entities, have not, since January 1, 2012, infringed or otherwise violated, and is not infringing or otherwise violating any Person’s Intellectual Property. There is no claim of such infringement or other violation of any Person’s Intellectual Property currently pending or, to the Knowledge of Horizon, threatened, against Horizon or any of its Subsidiaries. To the Knowledge of Horizon, no Person is currently infringing or otherwise violating any Intellectual Property listed on Schedule 2.1(q) in any material respect. No claims of infringement or other violation of the Intellectual Property listed on Schedule 2.1(q) are currently pending or threatened in writing against any Person by Horizon or any of its Subsidiaries.

(c) Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of, or result in any other material and adverse modification to, any material Intellectual Property listed on Schedule 2.1(q) or (ii) give rise to any right of any counterparty to adversely modify any of Horizon’s or any of its Subsidiaries’ rights or obligations under any material Inbound License Agreement or material Outbound License Agreement in any material respect.

Section 3.21 Brokers and Other Advisors. Except for Goldman, Sachs & Co., the fees of which will be paid by Horizon, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee in connection with the Transactions based upon arrangements made by or on behalf of Horizon or any of its Subsidiaries.

Section 3.22 No Other Representations or Warranties. Except for the representations and warranties expressly made by Horizon in this Article III, neither Horizon nor any other Person makes any other representation or warranty, express or implied, with respect to Horizon or its Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to Pasha or any of its Affiliates or Representatives of any documentation, business plan, forecasts or other information with respect to any one or more of the foregoing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PASHA

Each of Pasha Parent and Pasha Sub, jointly and severally, represents and warrants to Horizon:

Section 4.1 Organization, Standing and Corporate Power. Pasha Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of California and has all requisite corporate power and authority necessary to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted. Pasha Parent is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such qualification or license necessary, except where the failure to be so qualified, licensed or in good standing would not have a Pasha Material Adverse Effect. Pasha Sub is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of California and has all requisite limited liability company power and authority necessary to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted. Pasha Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a Pasha Material Adverse Effect.

Section 4.2 Authority; Noncontravention.

(a) Pasha Parent has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. Pasha Sub has all necessary limited liability company power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of and performance by Pasha Parent and Pasha Sub under this Agreement, and the consummation by Pasha Parent and Pasha Sub of the Transactions, have been duly authorized and approved by all necessary corporate action by Pasha Parent and limited liability company action by Pasha Sub (including by the board of directors of Pasha Parent and the board of directors of Pasha Sub) and no other corporate action on the part of Pasha Parent or limited liability company action on the part of Pasha Sub is necessary to authorize the execution and delivery of and performance by Pasha Parent and Pasha Sub under this Agreement and the consummation by Pasha Parent and Pasha Sub of the Transactions. This Agreement has been duly executed and delivered by Pasha Parent and Pasha Sub and, assuming due authorization, execution and delivery hereof by Horizon and Hawaii LLC, constitutes a legal, valid and binding obligation of each of Pasha Parent and Pasha Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) Neither the execution and delivery of this Agreement by Pasha Parent and Pasha Sub, nor the consummation by Pasha Parent or Pasha Sub of the Transactions, nor compliance by Pasha Parent or Pasha Sub with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the articles of incorporation and bylaws of Pasha Parent or organizational documents of Pasha Sub, in each case, as amended to the date of this Agreement, (ii) assuming that each of the consents, authorizations and approvals referred to in Section 4.3 (and any condition precedent to any such consent, authorization or approval has been satisfied) and each of the filings referred to in Section 4.3 are made and any applicable waiting periods referred to therein have expired, violate any Law applicable to Pasha Parent or Pasha Sub or any of their respective Subsidiaries or (iii) result in any breach of, or constitute a default (with or without notice or lapse of time or both) under, require any consent of any Person pursuant to, or give rise to any right of termination, amendment, acceleration or cancellation of, any Contract to which Pasha Parent or Pasha Sub or any of their respective Subsidiaries is a party, except, in the case of clauses (ii) and (iii), as would not be reasonably expected to have, individually or in the aggregate, a Pasha Material Adverse Effect.

Section 4.3 Governmental Approvals. Except for any filings required under, and compliance with other applicable requirements of, the HSR Act, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution and delivery of this Agreement by Pasha Parent or Pasha Sub and the consummation by Pasha Parent and Pasha Sub of the Transactions, other than as would not be reasonably expected to have, individually or in the aggregate, a Pasha Material Adverse Effect.

Section 4.4 Brokers and Other Advisors. Except for AMA Capital Partners, the fees of which will be paid by Pasha Parent, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee in connection with the Transactions based upon arrangements made by or on behalf of Pasha Parent or Pasha Sub or any of their respective Subsidiaries.

Section 4.5 Legal Proceedings. There is no pending or, to the Knowledge of Pasha, threatened, Action against Pasha Parent or Pasha Sub or any of their respective Subsidiaries, nor is there any Order imposed upon Pasha Parent or Pasha Sub or any of their respective Subsidiaries, in each case, by or before any Governmental Authority, that would be reasonably expected to have, individually or in the aggregate, a Pasha Material Adverse Effect.

Section 4.6 No Vote of Pasha Stockholders. No vote of the stockholders of Pasha Parent or the holders of any other securities of Pasha Parent (equity or otherwise) is required by any applicable Law or the articles of incorporation or bylaws of Pasha Parent in order for Pasha Parent or Pasha Sub to consummate the Transactions.

Section 4.7 Investment Purpose. Pasha will be purchasing the Purchased Interests for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof in violation of applicable federal or state securities Laws. Pasha acknowledges that the sale of the Purchased Interests hereunder has not been registered under the Securities Act or any state securities Laws, and that the Purchased Interests may not be sold, transferred, offered for sale, pledged, hypothecated, or otherwise disposed of without registration under the Securities Act, pursuant to an exemption from the Securities Act or in a transaction not subject thereto.

Section 4.8 U.S. Citizen. Each of Pasha Parent and Pasha Sub is a U.S. Citizen.

Section 4.9 Opinion of Financial Advisor. The board of directors of Pasha Parent has received the opinion of AMA Securities Inc., dated as of the date of this Agreement, to the effect that, as of such date, and subject to the assumptions and qualifications set forth therein, the consideration to be paid by Pasha in connection with the Transaction is fair, from a financial point of view, to Pasha. Pasha will make available to Horizon and Matson a correct and complete copy of the form of such opinion solely for informational purposes.

Section 4.10 No Other Agreements. As of the date of this Agreement, neither Pasha nor any of its Subsidiaries is a party to or bound by any Contract related to the Transactions with Matson or any of its Subsidiaries.

Section 4.11 Investigation and Reliance; No Other Representations or Warranties.

(a) Pasha is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Acquired Hawaii Business, including the Transferred Assets, the Transferred Liabilities, the Purchased Interests and the Acquired Entities, and the transactions contemplated hereby, which investigation, review and analysis were conducted by Pasha together with expert advisors, including legal counsel, that it has engaged for such purpose. Pasha acknowledges that, to the Knowledge of Pasha, it and its Representatives have received access to such books and records, facilities, equipment, contracts and other assets of Horizon and its Subsidiaries relating to the Acquired Hawaii Business, including the Transferred Assets, the Transferred Liabilities, the Purchased Interests and the Acquired Entities, which Pasha and its Representatives have desired or requested to review, and that Pasha and its Representatives have had an opportunity to meet with the management of Horizon and to discuss the business and assets of the Acquired Hawaii Business, including the Acquired Entities, the Transferred Assets, the Transferred Liabilities, and Purchased Interests.

(b) Pasha acknowledges that neither Horizon nor any Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information (including any due diligence materials made available in the data room, in connection with management presentations, or in other form in connection with the transactions contemplated by this Agreement) regarding the Acquired Hawaii Business, including the Transferred Assets, the Transferred Liabilities, the Purchased Interests and the Acquired Entities, furnished or made available to Pasha and its Representatives, except as expressly set forth in this Article III, and neither Horizon, its Affiliates or any of their respective Representatives, nor any other Person shall be subject to any liability to Pasha or any other Person resulting from Horizon’s making available to Pasha, or Pasha’s use of, such information. Pasha has not relied and is not relying on any statement, representation or warranty, oral or written, express or implied (including any representation or warranty as to merchantability or fitness for a particular purpose), made by Horizon, any of its Affiliates or any of their respective Representatives, except as expressly set forth in Article III, all of which terminate at the Closing. Pasha acknowledges and agrees that the representations and warranties in Article III are the result of arm’s length negotiations between sophisticated parties and such representations and warranties are made, and Pasha is relying on such representations and warranties, solely for the purposes of Section 7.2(a) hereof and acknowledges that the representations and warranties in Article III expire at the Closing. Without limiting the foregoing, neither Horizon, its Affiliates or any of their respective Representatives, nor any other Person makes any representation or warranty regarding any estimates, projections, forecasts and other forward-looking information, as well as any forward-looking business plan information, regarding the business and assets of the Acquired Hawaii Business, including the Acquired Entities, the Transferred Assets, the Transferred Liabilities and the Purchased Interests. Pasha, on its behalf and on behalf of its Affiliates and its and their Representatives, acknowledges that Pasha and its Affiliates are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, other forward-looking information and forward-looking business plan information furnished to them by Horizon and its Representatives (including the reasonableness of the underlying assumptions), and expressly waives any and all claims relating to such estimates, projections, forecasts and other forward looking statements, and such business plans. Pasha has no Knowledge or reason to believe that any of the representations or warranties made by Horizon are untrue, incomplete or inaccurate as of the date hereof.

ARTICLE V

[Intentionally Omitted]

ARTICLE VI

COVENANTS

Section 6.1 Conduct of Business.

(a) Except as contemplated or expressly permitted by this Agreement (including the Step Plan), as required by applicable Law or as contemplated by Schedule 6.1, during the period from the date of this Agreement until the Closing, unless Pasha otherwise consents in writing, Horizon shall, and shall cause its Subsidiaries to, (1) conduct the Hawaii Business in all material respects in the ordinary course of business consistent with past practice and (2) use reasonable best efforts to preserve intact the Hawaii Business, maintain the Hawaii Business Permits, preserve the Transferred Assets in reasonably good repair and condition and preserve satisfactory relationships with Governmental Authorities, employees, vendors, suppliers, contractors and customers and other Persons with which Horizon or its Subsidiaries have material business dealings with respect to the Hawaii Business. With respect to the Hawaii Vessels this shall include, subject to the terms of this Agreement, using reasonable best efforts prior to the Closing Date to (x) implement, conduct and pay for Horizon’s life extension program for the Hawaii Vessels, including, if applicable, ballast tank re-coating and cosmetic painting, (y) schedule each required drydocking of the Hawaii Vessels in order that the work required to be performed during such drydocking may be performed and fund all drydocking expenses as contemplated by the Hawaii Budget, and (z) implement and conduct, in accordance with applicable Law, and pay for the Continuous Survey recommendations of the American Bureau of Shipping (the “Classification Society”) with respect to each of the Hawaii Vessels, in each case of (x), (y) and (z), to the extent consistent with the Hawaii Budget; provided that any and all costs and expenses incurred by Horizon or any of its Subsidiaries described in (x), (y) or (z) shall constitute Hawaii Capital Expenditures. Pasha shall be provided with reasonable prior notice of each scheduled drydocking of a Hawaii Vessel and an opportunity to observe such drydocking. Without limiting the generality of the foregoing, except as set forth on Schedule 6.1 or as otherwise explicitly required by this Agreement, from the date of this Agreement until the Closing, unless Pasha otherwise consents in writing (which consent shall not be unreasonably withheld with respect to Sections 6.1(a)(ix) (excluding severance arrangements) and (xii)), Horizon shall not, nor shall Horizon permit any of its Subsidiaries to, take any of the following actions:

(i) issue, sell, grant or pledge, or authorize or propose the issuance, sale, grant or pledge of, any capital stock, membership interests or other equity interests of the Acquired Entities, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any such capital stock, membership interests or other equity interests, or any rights, warrants or options to purchase any such capital stock, membership interests or other equity interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any such capital stock, membership interests or other equity interests;

(ii) redeem, purchase or otherwise acquire any outstanding capital stock, membership interests or other equity interests of the Acquired Entities, or any rights, warranties or options to acquire any such capital stock, membership interests or other equity interests;

(iii) (A) declare, authorize, set aside for payment or pay any dividend on, or make any other distribution (whether in cash, stock or property) in respect of, any capital stock, membership interests or other equity interests of any Acquired Entity, other than cash dividends paid by any Acquired Entity to Horizon or any wholly owned Subsidiary of the Horizon or (B) adjust, split, combine, subdivide, reclassify or exchange or enter into any similar transaction with respect to any capital stock, membership interests or other equity interests of any Acquired Entity;

(iv) allow any of the Acquired Entities or any of their respective Subsidiaries to incur, assume, guarantee, prepay, replace, renew, extend, refinance, refund or otherwise become liable for any Indebtedness, except for (A) any intercompany Indebtedness that will be terminated pursuant to Section 6.7, (B) borrowings under, or letters of credit issued against, the ABL Facility in the ordinary course of business, and (C) capital leases within the allocation contemplated by the budget for the Hawaii Business set forth in Schedule 6.1(a)(iv) (such budget, the “Hawaii Budget”);

(v) allow any of the Acquired Entities or any of their respective Subsidiaries to make any loans, advances or capital contributions to, or any investments in, any other Person not expressly required by this Agreement (other than (A) loans or advances among any of the Acquired Entities or their Subsidiaries, (B) extensions of trade credit in the ordinary course of business consistent with past practice, or (C) advance of business expenses to employees in the ordinary course of business consistent with past practice);

(vi) sell, assign, lease, sublease, license, sell and leaseback, mortgage, pledge or otherwise encumber or dispose of any Transferred Assets or any interest therein, except (A) pursuant to, and in accordance with the present terms of any Contracts in force on the date of this Agreement, (B) for equipment disposals contemplated by the Hawaii Budget, and (C) the non-exclusive license of any Intellectual Property or the disposition of any Intellectual Property in the ordinary course of business;

(vii) make any capital expenditures in respect of the Hawaii Business other than as contemplated by the Hawaii Budget or in the ordinary course of business consistent with past practice;

(viii) allow any of the Acquired Entities or any of their respective Subsidiaries to make any acquisition (including by merger) of the capital stock or a material portion of the assets of any other Person, except pursuant to Contracts in force on the date of this Agreement in accordance with their present terms;

(ix) increase the compensation, benefits or severance arrangements of any Hawaii Employees, except as required pursuant to applicable Law or the terms of Horizon Plans, any collective bargaining agreement or other employee benefit plans or arrangements in effect on the date of this Agreement;

(x) (A) hire any person to provide services primarily to the Hawaii Business, except, with respect only to positions subordinate to the title of vice president, to fill positions that are open on the date of this Agreement or to fill vacancies that are created after the date of this Agreement, or (B) retain any person to serve as consultant or advisor or independent contractor for the Hawaii Business, except in the ordinary course of business consistent with past practice;

(xi) adopt or amend any Horizon Plan or other employee benefit plans, except as required by Law or in the ordinary course of business consistent with past practice;

(xii) (A) terminate or cancel or waive, release or assign any material rights or claims with respect to any Hawaii Material Contract; (B) make any material modifications or amendments to any Hawaii Material Contract; (C) enter into any Contract that if in effect on the date hereof would be a Hawaii Material Contract, or modify or amend any Contract so that it would become a Hawaii Material Contract, with respect to this clause (C), other than (x) the entry into any Hawaii Contract (other than any Technology Agreement or real property lease) that, if in effect on the date hereof, would be required to be disclosed on Section 3.13(a)(iv) or (vii) of the Horizon Disclosure Schedule, (y) the entry into any Hawaii Contract

(excluding any collective bargaining agreement) in the ordinary course of business that, if in effect on the date hereof, would be required to be disclosed on Section 3.13(a)(ix) or (xv) of the Horizon Disclosure Schedule and (z) the entry into any rates, tariff or other Contract with any customer in the ordinary course of business or any amendment or modification to customer Contracts;

(xiii) make or adopt any change to its methods, principles and policies of accounting for the Hawaii Business in effect at December 22, 2013, except as required by GAAP (or any interpretation thereof), Regulation S-X of the Exchange Act, as required by a Governmental Authority or quasi-Governmental Authority (including the Financial Accounting Standards Board or any similar organization) or as required by applicable Law;

(xiv) amend any Hawaii Charter Document or any organizational documents of the Acquired Entities’ respective Subsidiaries;

(xv) except as described on Schedule 6.1(a)(xv), solely with respect to any of the Acquired Entities, (A) make any material Tax election outside the ordinary course of business consistent with past practice (or make any election with respect to the Income Tax treatment of any of the Acquired Entities), or change or revoke any material Tax election; (B) adopt or change any material method of Tax accounting; (C) apply for any ruling or benefit with respect to a material amount of Taxes, enter into any “closing agreement” as described in Section 7121 of the Code (or any comparable or similar provision of applicable Law) or any other Contract relating to a material amount of Taxes (or relating to any Taxes incurred following the date hereof) with any Governmental Authority, settle or compromise any liability with respect to Taxes or surrender any claim for a refund of Taxes; (D) file any amended Income Tax or other material Tax Return or take any position on a Tax Return materially inconsistent with a position taken on a Tax Return previously filed unless required by applicable Law; or (E) consent to any extension or waiver of the limitations period applicable to any claim or assessment with respect to any Income Tax or other material Tax;

(xvi) settle, pay or discharge any pending or threatened Action arising out of or relating to or otherwise in respect of the conduct or operation of the Acquired Hawaii Business, other than any settlement, payment or discharge that constitutes Excluded Liabilities or that involves only the payment of monetary damages not in excess of $100,000 individually or $2,000,000 in the aggregate;

(xvii) grant any Encumbrance or Lien on material Transferred Assets, other than Permitted Encumbrances and Permitted Liens;

(xviii) enter into any Hawaii Contract which contains a change of control or similar provision that would require a payment to the other party or parties thereto in connection with the Transactions (including in combination with any other event or circumstance);

(xix) adopt a plan or Contract of complete or partial liquidation or dissolution, restructuring, recapitalization, merger, consolidation or other reorganization of any of the Acquired Entities or any of their respective Subsidiaries (other than as contemplated by this Agreement or the Merger Agreement);

(xx) take any action that would reasonably be expected to prevent or materially impede, materially interfere with, materially hinder or materially delay the consummation of the Transactions by Horizon or its Affiliates; or

(xxi) agree, resolve, authorize or commit to take any of the foregoing actions.

(b) During the period from the date of this Agreement until the Closing, neither Pasha Parent nor any of its Subsidiaries shall take any action that would reasonably be expected to prevent or materially impede, materially interfere with, materially hinder or materially delay the consummation by Pasha Parent or any of its Subsidiaries of the Transactions; provided, that nothing in this Agreement shall restrict Pasha from engaging and competing in its business or from taking any action in furtherance of competition.

(c) Without in any way limiting the rights or obligations of any party hereto under this Agreement, the parties hereto acknowledge and agree that (i) nothing in this Agreement shall give Pasha or any of its

Subsidiaries, directly or indirectly, the right to control or direct the operations of Horizon or any of its Subsidiaries prior to the Closing and (ii) prior to the Closing, Horizon shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ operations.

(d) Horizon shall promptly deliver to Pasha or its Representatives complete and correct copies of any material amendment, restatement, supplement or other modifications to or waiver of each Hawaii Material Contract entered into after the date hereof. Horizon agrees to promptly notify Pasha Parent upon acquiring Knowledge of any material breach or material default under the terms of any Hawaii Material Contract. The parties agree that any failure by Horizon to provide such copies or to promptly notify Pasha of such breach or default pursuant to this Section 6.1(d) on its own shall be treated only as a breach of Section 3.13(b) or Section 3.13(c) for purposes of Article VII and not a breach of a covenant or obligation in this Section 6.1(d).

Section 6.2 Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, each of Horizon and Pasha shall use its respective reasonable best efforts to (i) cause the Transactions to be consummated as soon as practicable, (ii) make promptly any required submissions and filings under applicable Antitrust Laws with respect to the Transactions, (iii) promptly furnish information required in connection with any such submissions and filing under such Antitrust Laws, (iv) keep the other parties reasonably informed with respect to the status of any such submissions and filings under Antitrust Laws, including with respect to (A) the receipt of any nonaction, action, clearance, consent, approval or waiver, (B) the expiration of any waiting period, (C) the commencement or proposed or threatened commencement of any investigation, litigation or administrative or judicial action or proceeding under Antitrust Laws (“Antitrust Proceedings”) and (D) the nature and status of any objections raised or proposed or threatened to be raised under Antitrust Laws with respect to the Transactions and (v) obtain any other actions or nonactions, approvals, consents, waivers, registrations, permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the Transactions as soon as practicable. For purposes hereof, “Antitrust Laws” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act and all other applicable Laws issued by a U.S. or non-U.S. Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(b) In furtherance and not in limitation of the foregoing, (i) each party hereto agrees to (A) make any appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions, if necessary, as soon as practicable and in any event within thirty (30) days after the date hereof (unless the parties otherwise agree to a different date), (B) supply as soon as practicable any additional information and documentary material that may be requested pursuant to the HSR Act or pursuant to any civil investigation demand, subpoena or similar request from the Federal Trade Commission or Department of Justice and (C) use its reasonable best efforts to take, or cause to be taken, all other actions consistent with this Section 6.2 necessary to cause the expiration or termination of any applicable waiting periods under the HSR Act (including any extensions thereof) as soon as practicable and (ii) each party agrees to cooperate with each other and use its reasonable best efforts to take or cause to be taken all actions consistent with this Section 6.2 as necessary to obtain any other necessary approvals, consents, waivers, permits, authorizations or other actions or nonactions from each Governmental Authority as soon as practicable. For the avoidance of doubt, obligations relating to “reasonable best efforts” and “as soon as practicable” in this Section 6.2 shall mean, among other things, using reasonable best efforts to be prepared to complete a certification of compliance with any request for additional information issued by the Department of Justice or Federal Trade Commission in connection with the Transactions (“Second Request”) as soon as practicable, and, in any event, each of Horizon and Pasha shall use reasonable best efforts to substantially comply with a Second Request within seventy-five (75) days from the issuance of the Second Request.

(c) Each of Horizon and Pasha shall keep the other reasonably informed of any developments, meetings or discussions with any Governmental Authority in respect of any filings, investigation, or inquiry concerning the

Transactions. Subject to Pasha’s rights under Section 6.2(e), Pasha and Horizon shall cooperate with each other and consult each other on the strategy and tactics for (x) obtaining any necessary consents or waivers from Governmental Authorities for the Transactions (including Antitrust Clearance) and (y) contesting any objections to or legal proceedings challenging the Transactions (including Antitrust Proceedings). Horizon shall (i) promptly notify Pasha Parent of, and if in writing, furnish Pasha Parent with copies of (or, in the case of oral communications, advise Pasha Parent of the contents of) any communication to Horizon from a Governmental Authority and permit Pasha Parent to review and discuss in advance (and shall fully consider any comments made by Pasha Parent in good faith in relation to) any proposed written communication to a Governmental Authority and (ii) not independently participate in any meeting or discussions with a Governmental Authority in respect of any filings, investigation or inquiry concerning the Transactions (excluding those meetings or discussions involving routine or non-substantive matters) without giving Pasha Parent prior notice of such meeting or discussions and unless prohibited by such Governmental Authority, the opportunity to attend and participate, and if Pasha Parent does not attend, report to Pasha Parent promptly thereafter. Subject to Pasha’s rights under Section 6.2(e), Pasha Parent shall (i) promptly notify Horizon of, and if in writing, furnish Horizon with copies of (or, in the case of oral communications, advise Horizon of the contents of), any communication to Pasha from a Governmental Authority concerning the Transactions and permit Horizon to review and discuss in advance (and shall fully consider any comments made by Horizon in good faith in relation to) any proposed written communication to a Governmental Authority concerning the Transactions and (ii) not independently participate in any meeting or discussions with a Governmental Authority in respect of any filings, investigation or inquiry concerning the Transactions without giving Horizon prior notice of such meeting or discussions and report to Horizon promptly thereafter. However, each of Pasha and Horizon may designate any nonpublic information provided to any Governmental Authority or any meetings or discussions with any Governmental Authority as restricted to “Outside Antitrust Counsel” only and any such information shall not be shared with employees, officers or directors or their equivalents of the other party without approval of the party providing the nonpublic information.

(d) In furtherance and not in limitation of the foregoing and subject to Pasha’s rights pursuant to the first sentence of Section 6.2(e), Pasha and Horizon shall use reasonable best efforts to contest, litigate and resist any Antitrust Proceedings and to have vacated, lifted, reversed or overturned any Order that is in effect and that prohibits, prevents or restricts consummation of the Transactions, including reasonably pursuing administrative and judicial appeal.

(e) With respect to the foregoing matters and subject to Horizon’s participation and consultation rights under Section 6.2(c), it is agreed that Pasha shall have the exclusive right to determine whether and how long to contest or litigate any Antitrust Proceeding. Pasha shall also determine strategy for and lead all Antitrust Proceedings, and coordinate all activities to the extent pertaining to Antitrust Clearance, including, without limitation, in litigating, if applicable, or otherwise contesting objections to or Antitrust Proceedings challenging the consummation of the Transactions. Horizon and Pasha agree to cooperate with each other and to take such actions as are deemed prudent by Pasha in order to secure needed clearances or consents from any Governmental Authority, including cooperating with Pasha on any remedy deemed prudent by Pasha for purposes of obtaining Antitrust Clearance, and, if applicable, to assist Pasha in litigating or otherwise contesting objections to or Antitrust Proceedings challenging the consummation of the Transactions; provided, however, in no event shall Horizon be obligated to take any action with respect to its businesses, operations, assets or properties that is not conditioned upon the Closing. Pasha shall make all strategic and tactical decisions as to the manner in which to contest or respond to all Antitrust Proceedings; provided, that, subject to applicable Laws and as required by any Governmental Authority, Pasha shall keep Horizon promptly informed of the status of any Antitrust Proceedings, including by promptly furnishing Horizon with copies of all notices or other communications received by Pasha from any Governmental Authority in connection with any Antitrust Proceedings; provided, further, that in no event shall Pasha enter into any agreement with any Governmental Authority to extend any waiting period under Antitrust Laws or to delay or not to consummate the Transactions without Horizon’s prior written consent, which consent shall not be unreasonably withheld.

(f) Horizon shall be solely responsible for the fees and expenses it incurs including the fees and related disbursements of its counsel incurred for purposes of obtaining Antitrust Clearance and the fees and expenses of its counsel in connection with any Antitrust Proceedings. Pasha shall be solely responsible for all other fees and expenses (including any necessary HSR filing fees and all attorneys’ fees of Pasha’s counsel and related disbursements) incurred in connection with the Parties’ efforts to obtain Antitrust Clearance, including those incurred in connection with any Antitrust Proceedings. Pasha shall determine when and whether to retain any economist(s) or other expert(s) and shall be solely responsible for any fees and expenses of such economist(s) or expert(s).

(g) Nothing in this Agreement shall require, or be deemed to require, Pasha to agree to or effect any divestiture, hold separate order, or take any similar action.

Section 6.3 Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release of Horizon and Pasha Parent to be reasonably agreed upon by Horizon and Pasha Parent. Following such initial press release, Horizon and Pasha shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system (and then only after as much advance notice and consultation as is feasible); provided, however, that the restrictions set forth in this Section 6.3 shall not apply to any release or public statement in connection with any dispute between the parties regarding this Agreement or the Transactions; provided, further, that the foregoing shall not limit the ability of any party hereto to make internal announcements to their respective employees and other stockholders that are not inconsistent in any material respects with the prior public disclosures regarding the Transactions. Neither party shall issue any press release or joint press release with respect to the execution of this Agreement or the Transactions that includes the name of or any information regarding Matson or the Merger Agreement without the prior written approval of such press release by Matson.

Section 6.4 Access to Information; Confidentiality; Notification of Certain Matters.

(a) Subject to applicable Laws relating to the exchange of information, from the date hereof until the earlier of the Closing or the date on which this Agreement is terminated in accordance with its terms, Horizon shall, and shall cause each of its Subsidiaries to, afford Pasha Parent and its Representatives reasonable access during normal business hours to Horizon’s and its Subsidiaries’ officers, employees, agents, properties, books, financial statements, forecasts and other financial data, Tax Returns, Contracts, litigation files and other records to the extent related to or involving the Hawaii Business and Horizon shall furnish promptly such other documents and information concerning its business, personnel, assets, liabilities and properties to the extent related to or involving the Hawaii Business as Pasha Parent and its Representatives may reasonably request; provided, that Pasha Parent and its Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of Horizon and its Subsidiaries; provided, further, that, other than with respect to a customary due diligence investigation by any financing sources or their Representatives, Horizon and its Subsidiaries shall not be obligated to provide such access or information if Horizon determines, in its reasonable judgment after consultation with outside counsel, that doing so would violate applicable Law or a Contract or obligation of confidentiality owing to a third party, jeopardize the protection of the attorney-client privilege, or expose such party to risk of liability for disclosure of sensitive or personal information. In addition, notwithstanding anything to the contrary in this Agreement, Horizon shall have no obligation to provide access for, and neither Pasha nor any of its Affiliates or Representatives shall have the right to perform, any sampling or analysis of soil, groundwater, building materials, effluent, indoor air or other environmental media commonly known as Phase II environmental assessment work. The information provided will be subject to the terms of the confidentiality letter agreement, dated as of December 27, 2013, between Pasha Parent and Horizon (as it may be amended from time to time, the “Confidentiality Agreement”), and, without limiting the generality of the foregoing, Pasha and Horizon shall not, and Pasha and Horizon shall cause their respective Representatives not to, use such information for any purpose unrelated to the consummation of the Transactions. Pasha further agrees to destroy, promptly, but in no case later than five (5) Business Days following the Closing Date, all Evaluation Material (as defined in the Confidentiality Agreement) and other information subject to the terms of the Confidentiality Agreement to the extent that it does not pertain to the Hawaii Business without keeping any copies, in whole or part thereof in any medium whatsoever, and, following such destruction, to cause an authorized officer to deliver to Horizon a certificate stating that Pasha has complied with the foregoing. No investigation pursuant to this Section 6.4 or information provided, made available or delivered to Pasha Parent pursuant to this Agreement shall modify any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the parties hereunder.

(b) Until the Closing, Horizon and Pasha shall promptly notify each other in writing of (i) any notice or other communication received by such party from any Governmental Authority in connection with the transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, (ii) any other material notice or communication from any Governmental Authority in connection with the Transactions, (iii) any Action commenced or, to such party’s Knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relates to the Transactions, or (iv) any Event, fact, change, condition, circumstance or occurrence or nonoccurrence of any Event (A) that (x) with respect to any representation or warranty that is qualified as to materiality, Hawaii Material Adverse Effect or Pasha Material Adverse Effect, renders or would reasonably be expected to render any representation or warranty of such party set forth in this Agreement (disregarding any materiality qualification contained therein) to be untrue or inaccurate in any respect or (y) with respect to any representation or warranty that is not qualified as to materiality, Hawaii Material Adverse Effect or Pasha Material Adverse Effect, renders or would reasonably be expected to render any representation or warranty of such party set forth in this Agreement to be untrue or inaccurate in any material respect, or (B) that results or would reasonably be expected to result in any failure of such party to comply with or satisfy in any material respect any covenant, condition or Contract (including any condition set forth in Article VII) to be complied with or satisfied hereunder; provided, however, that no such notification pursuant to this Section 6.4 or information provided shall modify any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the parties hereunder. Without limiting the foregoing, five (5) days prior to the Closing Date, Horizon shall provide Pasha Parent with (x) an updated list setting forth any and all Hawaii Contracts that, as of the date of such supplement, would have been required to be set forth on Section 3.13(a) of the Horizon Disclosure Schedule had the date of this Agreement been the date of such supplement (any such Contract, “New Material Hawaii Contract”), (y) updated Sections 3.2(a) and (b) of the Horizon Disclosure Schedule setting forth such information that, as of the date of such supplement, would have been required to be set forth on Sections 3.2(a) and (b) of the Horizon Disclosure Schedule had the date of this Agreement been the date of such supplement and (z) an updated list setting forth the persons that, as of the date of such supplement, would have been required to be set forth on Part I or Part II of Schedule 6.5(a) had the date of this Agreement been the date of such supplement. Such supplement shall not be deemed to cure any breach of any representation or warranty made in this Agreement or have any effect for purposes of determining the satisfaction of the conditions set forth in Section 7.2 or the compliance by Horizon with any covenant set forth herein (other than this Section 6.4). Each party acknowledges and agrees that the failure to notify the other party of any breach of a representation or warranty pursuant to this Section 6.4 or, in the case of Horizon, the failure to provide any disclosure supplement pursuant to this Section 6.4, on its own shall be treated only as a breach of the applicable representation or warranty for purposes of Article VII and not a breach of a covenant or obligation in this Section 6.4(b).

Section 6.5 Employee Matters.

(a) Immediately prior to the Closing, Horizon shall cause Hawaii LLC to (i) become the employer with respect to each Hawaii Employee then actively performing services as a common-law employee or on a leave of absence (including, without limitation, vacation or sick leave, but excluding only those Hawaii Employees who are both (A) not Represented Hawaii Employees (as defined in Section 6.5(f)) and (B) on short-term disability or long-term disability (any such employee on short-term or long-term disability leave shall be referred to as a “Disabled Hawaii Employee”)), as of the date of such transfer of employment (other than Hawaii Employees of Sea-Logix or HSI, who shall remain employees of Sea-Logix or HSI, respectively), with such employment in the identical geographic location, and with base pay at least equal to his or her base rate of pay as in effect with respect to such individual immediately prior to such transfer of employment to Hawaii LLC and (ii) assume all obligations and Contracts relating to each Hawaii Employee (other than (A) Hawaii Employees of Sea-Logix or HSI, whose obligations and Contracts shall remain with Sea-Logix or HSI, respectively, (B) any collective bargaining agreement with respect to Represented Hawaii Employees (which collective bargaining agreements are addressed elsewhere in this Agreement and the Step Plan) and (C) the Disabled Hawaii Employees, who shall be transferred after the Closing in accordance with Section 6.5(b)) on the same terms as in effect with respect to such Hawaii Employee immediately prior to such date of transfer of employment (for those Hawaii Employees whose employment is transferred) or the Closing Date (for all other Hawaii Employees). Such employment and/or assumption by Hawaii LLC shall commence upon the Closing, and shall be deemed for all purposes to have occurred with no interruption or break in service. “Hawaii Employees” shall mean: (w) any and all individuals who are, were or prior to the Closing will be (1) a common law employee or a Represented Employee domiciled in California or Hawaii (which includes certain employees who may perform services, in whole or in part, for non-Hawaii tradelanes) or (2) a Represented Employee of MEBA acting as a shore-side port engineer and domiciled in California, Hawaii or Washington; (x) any consultant, independent contractor or other service provider who at any time prior to or as of the Closing Date primarily provides, provided or will provide services with respect to the Hawaii Business, including any Acquired Entity and (y) any employee, consultant, independent contractor or other service provider performing services on board a Hawaii Vessel at any time prior to or as of the Closing Date. To the Knowledge of Horizon, the Hawaii Employees (other than Represented Hawaii Employees and Disabled Hawaii Employees) as of the date hereof are listed on Part I of Schedule 6.5(a) and Disabled Hawaii Employees as of the date hereof are listed on Part II of Schedule 6.5(a). Such schedules shall be updated by Horizon from time to time prior to the Closing in accordance with Section 6.4, but for avoidance of doubt, the inclusion or exclusion of an individual from Schedule 6.5(a) Part I or II shall not determine whether or not such individual is a Hawaii Employee.

(b) Each Disabled Hawaii Employee shall continue to remain an employee of Horizon or one of its Subsidiaries until such time as Horizon, Pasha or Hawaii LLC has been notified that such Disabled Hawaii Employee has obtained a medical release authorizing such Disabled Hawaii Employee to return to work. The retention of such Disabled Hawaii Employees by Horizon, its Subsidiaries or any of their Affiliates shall be considered Transition Services (as defined in the Transition Services Agreement) and subject to the terms of the Transition Services Agreement. Notwithstanding the foregoing, Pasha and Hawaii LLC shall be responsible for, shall pay, and shall indemnify Horizon and its Subsidiaries and Affiliates in accordance with Article VIII from and against, any and all cost, expenses, liabilities, Losses, salary, benefits, severance and other amounts associated with any Disabled Hawaii Employee. Pasha Parent shall cause Pasha Sub and/or Hawaii LLC become the employer with respect to, and assume the obligations and Contracts relating to, each Disabled Hawaii Employee on terms that are the same in all material respects to those set forth in Section 6.5(a) (e.g., with base pay at least equal to his or her base rate of pay as in effect immediately prior to such Disabled Hawaii Employee’s disability) within an administratively reasonable period of time after Horizon, Pasha or Hawaii LLC has been notified that such Disabled Hawaii Employee has obtained a medical release authorizing such Disabled Hawaii Employee to return to work.

(c) Notwithstanding any other provision of this Agreement to the contrary, if, within one (1) year following the Closing Date, the employment of any Hawaii Employee is involuntarily terminated by an Acquired Entity, other than for cause, death or disability, Pasha and Hawaii LLC shall provide such Hawaii Employee with severance benefits at levels no less favorable than and pursuant to the terms of Horizon’s current severance policies or, if more favorable, then as required by applicable local Law, or as may be required under the terms of an individual agreement in effect with such Hawaii Employee on the date of this Agreement as provided in Section 6.5(e).

(d) Following the Closing Date, Horizon shall provide health care continuation coverage to all Hawaii Employees (other than Represented Hawaii Employees and Disabled Hawaii Employees) who (i) become eligible to elect such coverage under Section 601 et. seq. of ERISA or other comparable law (“COBRA”) and (ii) timely elect such coverage until the first day of the calendar month following thirty (30) days after the Closing Date. The provision of such COBRA coverage by Horizon, its Subsidiaries or any of their Affiliates shall be considered Transition Services (as defined in the Transition Services Agreement) and subject to the terms of the Transition Services Agreement. Notwithstanding the foregoing, Pasha and Hawaii LLC shall be responsible for, shall pay, and shall indemnify Horizon and its Subsidiaries and Affiliates in accordance with Article VIII from and against, any and all cost, expenses, liabilities, Losses, salary, benefits, severance and other amounts associated with such COBRA coverage. Except as set forth in the first sentence of this subsection (d), Pasha and Hawaii LLC shall use commercially reasonable efforts, to the extent permitted by applicable Law, to provide that for all purposes (including purposes of vesting, eligibility to participate and level of benefits but not for purposes of defined benefit pension accrual) under the employee benefit plans of Pasha and Hawaii LLC providing benefits to any Hawaii Employee after the Closing (including the Horizon Plans) (the “New Plans”), each Hawaii Employee shall be credited with his or her years of service with Horizon and its Subsidiaries and their respective predecessors before the Closing, to the same extent as such Hawaii Employee was entitled, before the Closing, to credit for such service under any similar Horizon Plan in which such Hawaii Employee participated or was eligible to participate immediately prior to the Closing, provided, that the foregoing shall not apply to the extent that its application would result in a duplication of benefits with respect to the same period of service. In addition, and without limiting the generality of the foregoing, Pasha and Hawaii LLC shall use reasonable best efforts to provide that (i) each Hawaii Employee shall be eligible to participate as of the first of the month following thirty (30) days after the Closing Date, without any further waiting time, in any and all New Plans to the extent coverage under such New Plan is replacing comparable coverage under a Horizon Plan in which such Hawaii Employee participated immediately before the Closing (such plans, collectively, the “Old Plans”) and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Hawaii Employee, Pasha and Hawaii LLC shall cause all preexisting condition exclusions and actively-at-work requirements of such New Plan to be waived for such Hawaii Employee and his or her covered dependents, to the extent such conditions were inapplicable or waived under the comparable Old Plans of Horizon or its Subsidiaries in which such Hawaii Employee participated immediately prior to the Closing. Pasha and Hawaii LLC shall use reasonable best efforts to cause any eligible expenses incurred by any Hawaii Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Hawaii Employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Hawaii Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan. Notwithstanding anything to the contrary contained in this Agreement, Pasha and its Subsidiaries shall provide group health coverage consistent with this Section 6.5 to the Hawaii Employees no later than the first day of the calendar month following thirty (30) days following the Closing Date.

(e) From and after the Closing, Pasha and its Subsidiaries (including Hawaii LLC) shall honor all obligations under the Horizon Plans and compensation and severance arrangements and agreements in accordance with their terms as in effect immediately before the Closing and set forth on Schedule 6.5(e) for the period ending at the Closing and any additional period at or after the Closing during which such Horizon Plan remains in effect, and each of Pasha and Hawaii LLC acknowledges and agrees that the Transactions shall be deemed to constitute a “change in control,” “change of control,” “corporate transaction” or similar term under each such Horizon Plan, arrangement or agreement.

(f) Notwithstanding anything to the contrary contained in this Agreement and subject to the terms of the Step Plan, with respect to each Hawaii Employee who is a Represented Employee (each, a “Represented Hawaii Employee”), each such applicable collective bargaining agreement shall govern such Represented Hawaii Employee’s terms and conditions of employment (including compensation and benefits) for so long as such collective bargaining agreement remains in effect in accordance with, or as otherwise required by, applicable

Law. A “Represented Employee” means any employee who is represented by a labor organization, including those whose terms and conditions of employment are covered by a collective bargaining agreement to or by which Horizon or any of its Subsidiaries is a party or bound.

(g) Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Agreement shall (i) be treated as an amendment to any Horizon Plan, (ii) obligate Pasha or Hawaii LLC to (A) maintain any particular Horizon Plan or other benefit plan, program or arrangement or (B) retain the employment of any particular employee for any specified period of time or (iii) prevent Pasha or Hawaii LLC from amending or terminating any Horizon Plan or any other benefit plan, program or arrangement.

(h) Horizon shall provide all required notice(s) to each employee of Horizon and its Subsidiaries that could be entitled to such notice(s) in accordance with the WARN Act and any similar state Laws related to actions of Horizon and its Subsidiaries prior to the Closing Date or the planned actions of Pasha after the Closing Date.

(i) Horizon shall provide Pasha, no later than five (5) Business Days prior to the Closing, with a schedule by individual recipient of any and all payments to be made under the Company Incentive Plans (as such term is defined in the Merger Agreement) to the Hawaii Employees based on (i) for the quarterly bonus, the actual performance for the Horizon’s then current fiscal quarter through the Closing Date and pro-rated for the number of days worked in the fiscal quarter during which the Closing occurs and (ii) for the full year bonus (without duplication of the amount payable pursuant to the preceding clause (i)), the actual performance for Horizon’s then current fiscal year through the Closing Date and pro-rated for the number of days worked in the fiscal year during which the Closing occurs. For avoidance of doubt, no payments shall be made in connection with or following the Closing under any Company Incentive Plan for performance based on any period of time other than the fiscal quarter during which the Closing occurs. All payments required to be made under the Company Incentive Plans in connection with this Section 6.5(i) shall be made as soon as practicable following the Closing by the Pasha through its payroll processing system.

(j) Nothing in this Section 6.5 shall create any third-party beneficiary right in any Person other than the parties to this Agreement, including any current or former Hawaii Employee, any participant in any Horizon Plan, or any dependent or beneficiary thereof, or any right to continued employment with Horizon, Pasha, Hawaii LLC or any of their respective Affiliates.

Section 6.6 Financing.

(a) Horizon will provide to Pasha, and will cause its Subsidiaries to provide, at Pasha’s cost and expense as provided in Section 6.6(c), and will use reasonable best efforts to cause its Representatives to provide, all cooperation reasonably requested by Pasha that is customary and necessary in connection with arranging, obtaining and syndicating debt financing relating to this Agreement and the Transactions (the “Financing”) and causing the conditions in the definitive agreements contained in any debt commitment letters relating to the Financing to be satisfied (such definitive agreements, together with any such debt commitment letters, the “Financing Agreements”), including using reasonable best efforts in (i) assisting with the preparation of offering and syndication documents and materials in connection with the Financing (all such documents and materials, collectively, the “Offering Documents”), (ii) preparing and furnishing to Pasha and the Financing Sources as promptly as practicable with customary financial information regarding Horizon and its Subsidiaries, in each case as may be reasonably requested by Pasha to assist in preparation of the Offering Documents (including execution of customary authorization and management representation letters and the delivery of reports and consents of Horizon’s independent auditors), (iii) having Horizon designate a member of senior management of Horizon to participate in a reasonable number of presentations (including customary one-on-one meetings), road shows, due diligence sessions, drafting sessions and sessions with ratings agencies in connection with the Financing and to cooperate with prospective sources of financing to do their due diligence, (iv) causing Horizon’s independent auditors to cooperate with and assist Pasha in preparing any pro forma financial statements reasonably required by Pasha and to deliver any cold comfort letters as may be reasonably requested by Pasha, (v) subject to any contractual agreements in effect, facilitating the pledging of collateral for the Financing, (vi) assisting Pasha to obtain from Horizon’s existing lenders such consents, approvals, authorizations and instruments which may be reasonably requested by Pasha in connection with the Financing and collateral arrangements, including customary payoff letters, lien releases, instruments of termination or discharge, (vii) cooperating with the marketing efforts of Pasha and the Financing Sources, (viii) providing such corporate resolutions, certificates and solvency and other documents as may be reasonably requested by Pasha in connection therewith, (ix) entering into and causing Subsidiaries to enter into the Financing Agreements (including credit agreements, notes, guarantees, pledge and security agreements and other documents as may be reasonably requested by Pasha), (x) obtaining opinions of counsel to Horizon and its Subsidiaries and using reasonable best efforts to obtain the assistance of accountants of Horizon to provide consents for the use of their reports in the materials related to the Financing and (xi) at least ten (10) Business Days prior to the Closing Date, providing all customary documentation and other information about Horizon and each of its Subsidiaries as is reasonably requested by the Financing Sources with respect to “know your customer” and anti-money laundering and anti-corruption rules and regulations, including the USA PATRIOT Act. Horizon hereby consents to the use of the Horizon’s logos in connection with the Financing in a form and manner mutually agreed with the Horizon; provided, however, that such logos are used solely in a manner that is not intended, or reasonably likely, to harm or disparage Horizon or any of its Subsidiaries or the reputation or goodwill of Horizon or any of its Subsidiaries.

(b) Notwithstanding the requirements of Section 6.6(a), (i) Pasha alone shall be responsible for provision of any post-Closing pro forma financial information, including cost savings, synergies, capitalization, ownership or other pro forma adjustments (provided, that for the avoidance of doubt, Horizon shall provide Pasha with financial and other information relating to Horizon and its Subsidiaries reasonably requested by Pasha to allow Pasha to prepare such pro forma financial information) and any financial projections of Horizon for and after the Closing, (ii) neither Horizon nor any of its Subsidiaries nor any of their respective Affiliates or Representatives shall be required to enter into any certificate, document, agreement or instrument which will be effective prior to the Closing, (iii) nothing herein shall require cooperation contemplated thereby to the extent it would interfere unreasonably with the business or operations of Horizon or any of its Subsidiaries, (iv) none of Horizon or any of its Subsidiaries will be required to pay any commitment or other similar fee or incur any other liability in connection with the Financing prior to the Closing and (v) nothing herein shall require cooperation or assistance from a Horizon director, officer or employee to the extent such Horizon director, officer or employee is reasonably likely to incur any personal financial liability by providing such cooperation or assistance that will not be repaid or reimbursed in full by the Pasha.

(c) Pasha will promptly, upon request by Horizon, reimburse Horizon for all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees but excluding any allocation of employee time of employees of Horizon or its Subsidiaries and any other fixed overhead costs and expenses of Horizon and its Subsidiaries) incurred by Horizon or any of its Subsidiaries in connection with the cooperation of Horizon and its Subsidiaries contemplated by and performed pursuant to Section 6.6(a). Pasha shall save, defend, indemnify and hold harmless Horizon, its Subsidiaries, their successors and assigns and each of their respective Affiliates and Representatives from and against any and all Losses asserted against, sustained, suffered or incurred by any of the foregoing as a result of, arising out of or relating to the arrangement of the Financing (including any action taken in accordance with this Section 6.6) and any information used in connection therewith; provided, however, that the foregoing indemnity will not, as to Horizon, its Subsidiaries, their successors and assigns and each of their respective Affiliates and Representatives, apply to Losses to the extent they arise from (i) any information relating to Horizon or any of its Subsidiaries provided in writing by such Person for use in the Financing or (ii) the willful misconduct, bad faith or gross negligence of such Person (“Financing Losses”). If the Closing has occurred, any claim for indemnification pursuant to this Section 6.6(c) shall be made in accordance with and subject to Article VIII (excluding Section 8.3(f)); if the Closing has not occurred or if this Agreement is terminated, any claim for indemnification pursuant to this Section 6.6(c) shall be made in accordance with the procedures and subject to the terms and conditions in Section 8.3, excluding Section 8.3(f)).

(d) All nonpublic or otherwise confidential information regarding Horizon or its Subsidiaries or any of their respective Affiliates obtained by Pasha or its Representatives pursuant to Section 6.6(a) shall be kept confidential in accordance with the Confidentiality Agreement.

(e) Pasha acknowledges and agrees that the obtaining of Financing is not a condition to Closing and reaffirms its obligation to consummate the Transactions irrespective and independently of the availability of the Financing, subject to fulfillment or waiver of the conditions set forth in Article VII and compliance with Section 1.3(b).

Section 6.7 Intercompany Arrangements. At the Closing, all then outstanding intercompany receivables, payables, obligations, agreements and contracts between each Acquired Entity, on the one hand, and Horizon or any of its Affiliates (other than each such Acquired Entity), on the other hand, (the “Intercompany Arrangements”), shall be cancelled, released, terminated or otherwise eliminated, at no cost to Horizon, the Acquired Entities, Pasha or their respective Subsidiaries and Affiliates, and in all cases none of Horizon, Pasha, the Acquired Entities or any of their respective Subsidiaries and Affiliates shall have any further liability or obligation in respect of any such Intercompany Arrangements; provided that Intercompany Arrangements shall not include, and nothing in this Section 6.7 shall modify any of the covenants, agreements, obligations or liabilities of Pasha Parent, Pasha Sub, the Acquired Entities or Horizon as set forth in, this Agreement, the Hawaii Assignment and Assumption Agreement, the Sea-Logix Assignment and Assumption Agreement, or any other Contract or obligation contemplated hereby or thereby and/or the Transition Services Agreement.

Section 6.8 Release of Guarantees. The parties hereto agree to cooperate and use their reasonable best efforts to obtain on, or as soon as possible after, the Closing Date the release of Horizon, its Subsidiaries and their Affiliates that are a party to any guarantees, performance bonds, bid bonds, letters of credit and other similar Contracts relating to the Hawaii Business, including those listed in Schedule 6.8 (the “Guarantees”). The parties will each bear their own internal and out-of-pocket costs and expenses incurred in connection with obtaining any such release; provided that Pasha and Hawaii LLC, on the one hand, and Horizon, on the other hand, shall each bear and pay fifty percent (50%) of any fees, penalties, concessions or other consideration that is required to be paid to the counterparties to such Guarantees in order to obtain any such release (“Release Fees”). Notwithstanding the foregoing, Release Fees shall not include the cost of any replacement or substitute guarantee, bond, letter of credit or similar obligation or arrangement, or any obligations, payments, fees, expenses or costs arising from or related to the replacement or substitute guarantee, bond, letter of credit or similar obligation or arrangement (“Guarantee Fees”), and Pasha and Hawaii LLC shall bear and pay one hundred percent (100%) of any such Guarantee Fees for any replacement or substitute guarantee, bond, letter of credit or similar obligation or arrangement relating to the Hawaii Business.

Section 6.9 Use of Names. Other than as provided in this Section 6.9, Horizon is not conveying ownership rights or granting Pasha, Hawaii LLC or any of their respective Affiliates a license to use any of the trade names, trademarks, service marks, logos or domain names of Horizon or any of its Affiliates (including the name “Horizon Lines” or any trade name, trademark, service mark, logo or domain name incorporating the name “Horizon Lines”) and, after the Closing, neither Pasha nor Hawaii LLC shall use, or permit any its Affiliates to use, in any manner the names or marks of Horizon or any of its Affiliates or any word that is similar in sound or appearance to such names or marks. Horizon shall permit Pasha and Hawaii LLC, and any of their respective Affiliates, to use any of the trade names, trademarks, service marks, or logos of Horizon or any of its Affiliates (including the name “Horizon Lines” or any trade name, trademark, service mark, logo or domain name incorporating the name “Horizon Lines”) in any form used immediately prior to the Closing temporarily (but in no case for longer than five (5) years following the Closing) until such time as Pasha and Hawaii LLC can eliminate the use of such trade names, trademarks, service marks and logos from the assets of the Acquired Entities.

Section 6.10 Refunds and Remittances; Insurance.

(a) After the Closing, if Horizon or any of its Subsidiaries or Affiliates receive payment of any Hawaii Receivable or any refund or other amount that is a Contributed Asset or is otherwise properly due and owing to

Pasha, the Acquired Entities or their respective Subsidiaries or Affiliates in accordance with the terms of this Agreement, Horizon or such Subsidiary or Affiliate, as the case may be, shall promptly remit, or shall cause to be remitted, such amounts to Pasha.

(b) After the Closing, if Pasha, any of the Acquired Entities or any of their respective Subsidiaries or Affiliates receive any refund or other amount that is an Excluded Asset or is otherwise properly due and owing to Horizon or any of its Subsidiaries or Affiliates in accordance with the terms of this Agreement, Pasha, such Acquired Entity, such Subsidiary or such Affiliate, as the case may be, shall promptly remit, or shall cause to be remitted, such amounts to Horizon.

(c) After the Closing, if Horizon or any of its Subsidiaries or Affiliates actually receive any insurance proceeds in respect of an Out of Class Defect, which proceeds were not taken into account in determining the Closing Excess Out of Class Defect Cost and which would have, had such proceeds been received prior to determination of the Closing Excess Out of Class Defect Cost, reduced the amount of Closing Excess Out of Class Defect Cost, then Horizon or such Subsidiary or Affiliate, as the case may be, shall promptly remit, or shall cause to be remitted, to Pasha an amount equal to the amount by which the Closing Excess Out of Class Defect Cost would have been reduced had such proceeds been received prior to determination of the Closing Excess Out of Class Defect Cost.

(d) After the Closing, if Horizon or any of its Subsidiaries or Affiliates actually receive any insurance proceeds in respect of any Non-Ordinary Course Expenses and Liabilities, which proceeds were not taken into account in determining the Closing Non-Ordinary Course Expenses and Liabilities and Closing Retained Non-Ordinary Course Expenses and Liabilities and which would have, had such proceeds been received prior to determination of the Closing Non-Ordinary Course Expenses and Liabilities and Closing Retained Non-Ordinary Course Expenses and Liabilities, reduced the amount of Closing Non-Ordinary Course Expenses and Liabilities and Closing Retained Non-Ordinary Course Expenses and Liabilities, then Horizon or such Subsidiary or Affiliate, as the case may be, shall promptly remit, or shall cause to be remitted, to Pasha an amount equal (i) the amount by which the Closing Non-Ordinary Course Expenses and Liabilities would have been reduced had such proceeds been received prior to determination of the Closing Non-Ordinary Course Expenses and Liabilities, minus (ii) the amount by which the Closing Retained Non-Ordinary Course Expenses and Liabilities would have been reduced had such proceeds been received prior to determination of the Closing Retained Non-Ordinary Course Expenses and Liabilities.

(e) On or before the Closing Date, Horizon shall use its reasonable best efforts to seek from each entity (an “Insurer”) that issued an insurance policy or agreement listed on the insurance schedule attached to the Step Plan (“Horizon Insurance Agreements”) a written consent assigning to Pasha, Pasha Sub, Hawaii LLC and the Four Vessel LLCs (as defined in the Step Plan), as their interests appear, all of the rights that a named insured would have under the Horizon Insurance Agreements relating to the Assumed Liabilities, which consent to assignment shall be effective as of the Closing Date (“Written Consent to Assignment”). Horizon agrees it will use reasonable best efforts as set forth in the Step Plan to assist Pasha to seek the delivery of each such Written Consent to Assignment at least fifteen (15) days prior to the Closing Date. Any additional premium (including any costs, taxes, fees or commission associated with such coverage, a “Premium”) charged by any insurer or underwriter to obtain such Written Consents to Assignment shall be paid by Pasha. No Written Consent to Assignment shall have any effect on, limit or reduce the coverage that Horizon and/or its Subsidiaries have under any Horizon Insurance Agreement relating to liabilities that are not Assumed Liabilities. For the avoidance of doubt, in no event shall the refusal by any Insurer to provide any Written Consent to Assignment contemplated by this Section 6.10(e) be deemed a breach by Horizon of its obligations under this Section 6.10(e).

(f) Except as expressly stated in this subparagraph (f), after the Closing, Horizon and/or its Subsidiaries, on the one hand, and Pasha, Pasha Sub and Hawaii LLC, on the other hand, shall each pay or bear any retention or deductible specifically related to any claim or action each makes that is covered under a Horizon

Insurance Agreement. Notwithstanding the preceding sentence, Horizon and its Subsidiaries, on the one hand, and Pasha, Pasha Sub and Hawaii LLC, on the other hand, shall share, in the ratio of sixty-six and two-thirds percent (66 2/3%) and thirty-three and one-third per cent (33 1/3%), respectively, (the “Sharing Ratio”) the following: (1) any aggregate retention or deductible (in excess of the event deductible applicable to each claim for coverage made under such Horizon Insurance Agreement) (“AAD Amount”) ;and (2) the amount of any final judgment, order, or decree against any such entity or settlement by such entity in excess of the aggregate policy limits that would otherwise have been covered and paid under a Horizon Insurance Agreement (“EPL Amount”). Within 10 days after the end of each quarter after the Closing Date during which Horizon, any Horizon Subsidiary, Pasha, Pasha Sub and/or Hawaii LLC has paid an AAD Amount or an EPL Amount, such entity shall submit to Aon (“Broker”) the information and supporting documentation to enable the Broker to validate each AAD Amount and EPL Amount paid and to allow the Broker to calculate any amount owed by Horizon and its Subsidiaries, on the one hand, and Pasha, Pasha Sub and Hawaii LLC, on the other hand, to the other in order to apply the Sharing Ratio. The Broker shall determine the net amount owing by Horizon and its Subsidiaries, on the one hand, and Pasha, Pasha Sub and Hawaii LLC, on the other hand, to the other within fifteen (15) days based on the information provided by the 10th day after the end of the quarter. The net amount owing shall be paid within ten (10) days.

(g) After the Closing Date, Horizon and each of Pasha, Pasha Sub and Hawaii LLC agree that (i) any release call and any supplementary call shall be allocated to the vessel to which such call is associated and payment of such call shall be the obligation of the party owning such vessel, and (ii) any Premium adjustment or audit that results in additional Premium on any Horizon Insurance Agreement (including any costs, taxes, fees or commission associated with such Horizon Insurance Agreement) for any period prior to the Closing Date shall be allocated between Horizon, on the one hand, and Pasha, Pasha Sub and Hawaii LLC, on the other hand, in the same proportion to the Hawaii Business as the basis on which the Premium is calculated.

(h) Within fifteen (15) days after the first date upon which the respective obligations of each party to this Agreement to consummate the transactions contemplated herein are satisfied (or waived in writing by Pasha and Horizon, if permissible under applicable Law), Horizon shall use its reasonable best efforts to purchase extended reporting policies for any and all claims made Horizon Insurance Agreements that shall commence on the Closing Date, provide for a six (6) year reporting period and have terms and coverage limits substantially the same as the Horizon Insurance Agreements; provided that Horizon shall have no obligation to purchase such extended reporting policies unless Matson and, if applicable pursuant to the next sentence, Pasha, shall have provided sufficient funds for the purchase of such policies to the Broker. To the extent that any of Pasha, Pasha Sub, Hawaii LLC and the Four Vessel LLCs are named on the extended reporting policies as a named insured as of Closing, the Premiums for the foregoing extended reporting policies shall be paid thirty-three and one-third percent (33 1/3%) by Pasha, Pasha Sub and Hawaii LLC and sixty-six and two-thirds percent (66 2/3%) by Horizon (provided that Matson shall fund Horizon’s payment obligation). The retention or deductible for the foregoing coverage shall be shared between Horizon and its Subsidiaries, on the one hand, and Pasha, Pasha Sub and Hawaii LLC, on the other hand, in the manner described in subparagraph (f).

Section 6.11 Bulk Transfer Laws. Each of Pasha and Hawaii LLC hereby waives compliance by Horizon with the provisions of any so-called “bulk transfer laws” of any jurisdiction in connection with the contribution and subsequent sale of the Transferred Assets to Pasha and Hawaii LLC.

Section 6.12 Sea-Logix Assignment and Assumption. Prior to the Closing, Horizon shall transfer out of Sea-Logix in accordance with the terms of the Sea-Logix Assignment and Assumption Agreement (a) those employees of Sea-Logix listed in Schedule 6.12(a), if any (such employees, the “Transferred Sea-Logix Employees”), (b) the assets of Sea-Logix listed on Schedule 6.12(b), if any (such assets, the “Transferred Sea-Logix Assets”), and (c) the liabilities and obligations of Sea-Logix listed in Schedule 6.12(c), if any (such liabilities and obligations, the “Transferred Sea-Logix Liabilities”).

Section 6.13 Hawaii Assignment and Assumption. At the Closing, Horizon and certain of its Subsidiaries and Hawaii LLC shall enter into, execute and deliver the Hawaii Assignment and Assumption Agreement.

Section 6.14 Transition Services Agreement. At the Closing, Horizon, Pasha and Hawaii LLC shall enter into, execute and deliver the Transition Services Agreement, pursuant to which Horizon shall provide certain transition services to Pasha and Hawaii LLC.

Section 6.15 Resignation of Officers and Directors. At the written request of Pasha (which request shall be delivered at least three (3) Business Days prior to the Closing Date), Horizon shall cause any so requested officer and member of the boards of directors or other governing body of each of the Acquired Entities to tender his or her resignation from such position effective immediately prior to the Closing Date and in the event any such individual does not tender his or her resignation, Horizon shall take such actions necessary to remove such individuals from such positions.

Section 6.16 Tax Matters.

(a) Section 338(h)(10) Election. Horizon and Pasha agree that, if the Closing occurs, they shall promptly (and in no event after the due date thereof) cause the Form 8023 to be filed, reflecting an election under Section 338(h)(10) of the Code (and comparable elections under state or local law, if applicable) (“Section 338(h)(10) Election”) with respect to the sale and purchase of the stock of HSI. Horizon and Pasha shall also file the accompanying Form 8883 in a manner consistent with Section 2.7.

(b) Tax Treatment of Purchase of Hawaii LLC Units & Sea-Logix Units. The parties agree that, for applicable Income Tax purposes, the purchase of the Hawaii LLC Units and the Sea-Logix Units shall be treated by Pasha as the purchase of the assets owned at Closing by Hawaii LLC and Sea-Logix, respectively, and by Horizon and/or its Affiliates, as applicable, either as a sale of assets (in the case of Sea-Logix) or as a sale of assets or interests in an entity treated as a partnership for applicable Income Tax purposes (in the case of Hawaii LLC).

(c) Indemnity for Taxes.

(i) From and after the Closing, Horizon shall be liable for, and shall indemnify Pasha and its Affiliates against and hold them harmless on an after-Tax basis from, all Losses arising from Pre-Closing Income Taxes, fifty percent (50%) of any Transfer Taxes, and any Taxes incurred by Pasha or any of its Affiliates after the Closing as a result of a breach by Horizon or any Affiliate of Horizon after the Closing of any covenant herein relating to Taxes.

(ii) From and after the Closing, Pasha shall be liable for, and shall indemnify Horizon and its Affiliates against and hold them harmless on an after-Tax basis from, all Losses arising from any Transaction AMT, fifty percent (50%) of any Transfer Taxes, any Excluded Transfer Taxes, any Taxes of any Acquired Entity or with respect to the Contributed Assets or the Acquired Hawaii Business (other than any Pre-Closing Income Taxes and any Taxes incurred by Pasha or any of its Affiliates after the Closing as a result of a breach by Horizon or any Affiliate of Horizon after the Closing of any covenant herein relating to Taxes), and any Taxes incurred by Horizon or any of its Affiliates after the Closing as a result of a breach by Pasha or any Affiliate of Pasha after the Closing of any covenant herein relating to Taxes.

(iii) The party liable for payments pursuant to this Section 6.16(c) shall pay to the party entitled to the payment, as applicable, by wire transfer of immediately available funds, any such payment required to be made under this Section 6.16(c) within ten (10) days after the party entitled to such payment makes demand therefor, but in no case earlier than five (5) Business Days prior to the date on which the relevant Taxes are required to be paid to a Governmental Authority (including as estimated Tax payments).

(d) Transfer Taxes. Pasha and Horizon shall each be responsible for fifty percent (50%) of all Transfer Taxes and Pasha shall be responsible for any Excluded Transfer Taxes, and the parties shall reasonably cooperate to take all commercially reasonable steps to minimize the amount of Transfer Taxes and Excluded Transfer Taxes required to be paid. Other than any determination as to whether a particular Tax Return relating to Transfer

Taxes or Excluded Transfer Taxes is required to be filed under applicable Law, which determination, if disputed, shall be made by the Independent Accounting Firm pursuant to Section 6.16(l), Pasha shall (i) prepare all Tax Returns required to be filed with respect to Transfer Taxes and Excluded Transfer Taxes, (ii) deliver a draft of each such Tax Return to Horizon at least thirty (30) days prior to the due date for filing such Tax Return, and (iii) consider in good faith any comments submitted by Horizon to Pasha in writing at least fifteen (15) days before such due date and promptly finalize such Tax Return. Unless otherwise required by applicable Law, Pasha shall file any Tax Return required to be filed with respect to Transfer Taxes or Excluded Transfer Taxes. The non-filing party shall pay its allocable share of the applicable Transfer Tax or Excluded Transfer Tax liability to the filing party at least three (3) days before the due date for filing the applicable Tax Return, and shall join, or, if applicable, shall cause its Affiliate to join, in the execution of the applicable Tax Return. Promptly following any filing in respect of Transfer Taxes or Excluded Transfer Taxes, the filing party shall furnish the other party with a copy of such filing and a copy of a receipt showing payment of any applicable Transfer Taxes or Excluded Transfer Taxes.

(e) Tax Returns.

(i) Income Tax Returns. Horizon shall prepare and timely file, or cause to be prepared and timely filed, in accordance with applicable Laws and, where applicable, past practice all Tax Returns with respect to Income Taxes that are required to be filed with respect to any Acquired Entity for any taxable period ending on or before(or including) the Closing Date, including the consolidated federal and combined or unitary state Tax Returns of Horizon and its Subsidiaries for the taxable year ending on the closing date of the merger under the Merger Agreement which shall reflect any revisions to the calculation of Transaction AMT since the determination of the Further Estimated Transaction AMT. Any Tax Return with respect to Income Taxes for a Straddle Period shall, to the extent permitted by applicable Law, be filed on the basis that the relevant taxable period ended as of the close of business on the Closing Date.

(ii) Closing Statement Returns. Pasha shall prepare and timely file, or cause to be prepared and timely filed, in accordance with applicable Laws and, where applicable, past practice, all Closing Statement Returns.

(iii) Applicable Tax Return Review Procedures. The party required to prepare a Tax Return described in clause (i) or (ii) above (the “Preparing Party”) shall deliver to the other party (Pasha or Horizon, respectively) (the “Receiving Party”) a copy of such Tax Return (or, in the case of a Tax Return (other than a Tax Return that reports Transaction AMT) filed on an affiliated, consolidated, combined or unitary basis, a pro forma return limited to the relevant Acquired Entity) at least forty-five (45) days prior to the due date for filing such Tax Return (after giving effect to any applicable extensions); provided, however, that the Preparing Party shall not be required to submit a copy of a Tax Return to the Receiving Party (and the Receiving Party shall have no right to review or comment on such Tax Return) if neither the Receiving Party nor any of its Affiliates is required to sign such Tax Return or has any liability for (or right to any refund of) the Tax that is the subject of such Tax Return (whether under this Agreement, applicable Law or otherwise). The Receiving Party shall have the right to review the Tax Return provided by the Preparing Party, and, within fifteen (15) days after its receipt thereof, the Receiving Party shall notify the Preparing Party in writing of any proposed changes thereto; provided, that, if the Receiving Party does not provide any written changes within such fifteen (15)-day period, the Receiving Party shall (without prejudice to its other rights in this Agreement, including its rights under Section 6.16(c)) be deemed to have agreed to the Tax Return originally provided by the Preparing Party. If the parties do not resolve all disputed items relating to such Tax Return within fifteen (15) days after such Tax Return was provided to the Receiving Party, Section 6.16(l) shall apply. To the extent the Receiving Party or an Affiliate thereof is required to sign and/or file any Tax Return subject to this Section 6.16(e), it shall do so promptly upon such Tax Return becoming final in accordance with this Section 6.16. To the extent the party not filing the applicable Tax Return is liable for any Tax reflected on such Tax Return, such party shall pay its share (if any) of the applicable Tax liability reflected in any such Tax Return under Section 6.16(c) to the other party at least three (3) days before the due date for such Taxes (without prejudice to the paying party’s other rights in this

Agreement, including its rights under Section 6.16(c)). For the avoidance of doubt, in the case of a Tax Return that reflects the calculation of Transaction AMT as determined upon or following the filing of the Tax Return for the taxable year including the Closing Date and any audit with respect thereto is different from the Transaction AMT as most recently determined, the parties shall make a payment to each other in order for the net amount of Transaction AMT paid by Pasha (taking into account Estimated Transaction AMT, Further Estimated Transaction AMT and any adjustments with respect thereto) to equal the Transaction AMT as so determined.

(iv) Adjustments. Notwithstanding the foregoing, if the time between the end of the applicable Tax period to which a Tax Return subject to this Section 6.16(e)(iii) relates and the due date thereof is less than sixty (60) days, then (A) in lieu of the forty-five (45)-day period referred to in clause (iii) above, the parties shall use a number of days equal to 2/3 of the number of days between the end of the applicable Tax period and the date the Tax Return is due (without regard to available extensions), rounded to the nearest whole number, and (B) in lieu of the fifteen (15)-day period referred to in clause (iii) above, the parties shall use a number of days equal to 2/3 of the number of days in the period referred to in clause (A), rounded to the nearest whole number.

(f) Tax Contests. If any party receives notice of any audit, examination or other Tax proceeding from a Governmental Authority involving a Tax for which another party may have liability under applicable Laws or hereunder (a “Tax Claim”), the party receiving such notice shall promptly notify the other parties of such Tax Claim; provided, however, that failure to give such prompt notice of a Tax Claim shall relieve the party entitled to receive such prompt notice hereunder from its indemnity obligations under this Section 6.16 only if, and only to the extent that, such failure shall have actually prejudiced such party with respect to such Tax Claim. The party responsible under this Agreement for the Tax to which such Tax Claim relates (and Horizon in the case of a Tax Claim that could affect the amount of Transaction AMT) shall control all proceedings with respect to such Tax Claim; provided, however, that (i) the other party and counsel or other advisors of its own choosing shall have the right to participate fully in all aspects of the prosecution, defense and settlement of such Tax Claim if such party has a good faith basis to conclude that it or an Affiliate thereof faces a realistic possibility of liability (determined without regard to its indemnity rights under this Agreement) with respect thereto or that such Tax Claim could affect the amount of any refund of Taxes to which such party or an Affiliate of such party may be entitled, and (ii) the controlling party shall not settle any such Tax Claim without the prior written consent of the other party to the extent such settlement could adversely affect such other party or an Affiliate thereof, which consent shall not be unreasonably withheld, delayed or conditioned.

(g) FIRPTA Affidavit. On or prior to the Closing Date, each of Horizon and any Affiliate of Horizon that is treated as a transferor for U.S. federal income Tax purposes shall deliver to Pasha a certificate of non-foreign status (in a form reasonably acceptable to Pasha) pursuant to Treasury Regulation Section 1.1445-2(b)(2).

(h) Tax Cooperation. Horizon and Pasha agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to any Acquired Entity or the Acquired Hawaii Business (including access to Tax Returns and other books and records) as is reasonably necessary in connection with any Tax matter relating to any Acquired Entity or the Acquired Hawaii Business, including the filing of any Tax Return, the making of any election relating to Taxes (unless prohibited under this Agreement), the preparation for any audit by any Governmental Authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax, in each case, relating to any Acquired Entity or the Acquired Hawaii Business. Notwithstanding the foregoing or anything to the contrary in this Agreement, Horizon shall not be required to disclose any Tax Return relating to Income Taxes of Matson and its Subsidiaries (other than any such Tax Return (or the portion thereof) of Horizon and/or any of its Subsidiaries to the extent related solely to the Acquired Hawaii Business or the reporting of Transaction AMT).

(i) Termination of Tax Sharing Agreements. On the Closing Date, all Tax allocation, sharing, indemnity or other similar agreements, arrangements, understandings or practices between (i) any Acquired

Entity, on the one hand, and (ii) Horizon or any of its Affiliates (other than any Acquired Entity), on the other hand, shall be terminated effective as of the close of business on the Closing Date and shall have no further effect for any taxable period. Horizon shall take all steps necessary to ensure that each such termination is effective in the manner described above.

(j) Refunds. Any Tax refund and any interest actually received from a Governmental Authority with respect to Taxes for which Horizon is responsible under Section 6.16(c)(i) that is received by Pasha or an Affiliate thereof, and credits in lieu of a cash Tax refund of such Income Taxes, shall be for the account of Horizon. Any Tax refund and any interest actually received from a Governmental Authority with respect to Taxes for which Pasha is responsible under Section 6.16(c)(ii) that is received by Horizon or an Affiliate thereof, and credits in lieu of a cash Tax refund of such Taxes, shall be for the account of Pasha. The party receiving and required to pay over such refund (the “Refund Paying Party”) or credit shall pay over to the party entitled thereto (the “Refund Receiving Party”) any such refund and any interest actually received from the relevant Governmental Authority or the amount of any such credit within fifteen (15) days after receipt or entitlement thereto, net of (i) any reasonable costs associated with obtaining such refund, and (ii) any Taxes incurred in respect of the receipt of such refund or credit by the Refund Paying Party and payment of such refund or credit to the Refund Receiving Party (except that, in the case of a credit, such amount shall be paid when such credit actually reduces the amount of any Tax otherwise required to be paid). If, subsequent to a Governmental Authority’s allowance of a refund or credit, such Governmental Authority reduces or eliminates such refund or credit, such refund or credit (or the relevant portion thereof), plus any interest received thereon, previously forwarded to the Refund Receiving Party under this Section 6.16(j) shall be returned to Refund Paying Party within five (5) Business Days of the date on which the Refund Paying Party is informed of such reduction or elimination. Notwithstanding anything to the contrary set forth in this Agreement, all refunds and credits of Taxes attributable to a reduction in the amount of the alternative minimum Tax liability (calculated at the rate imposed under Section 55 of the Code, plus any applicable state and local alternative minimum Tax rate) payable by Horizon and its Affiliates (including HSI with respect to the period ending on the closing date of the merger under the Merger Agreement) with respect to the Transactions shall be split equally by Horizon and Pasha, and Horizon shall pay to Pasha any such amounts owing to Pasha in a manner consistent with the provisions of this Section 6.16(j). For the avoidance of doubt, (x) none of Horizon or any of its Affiliates shall be entitled to any refunds or credits of Taxes of any Acquired Entity or with respect to the Contributed Assets or the Acquired Hawaii Business, unless such Taxes were Pre-Closing Income Taxes or were paid by Horizon or any of its Affiliates following the Closing Date and not otherwise reimbursed by Pasha or any of its Affiliates and (y) none of Pasha or any of its Affiliates shall be entitled to any refunds or credits of Pre-Closing Income Taxes, unless such Taxes were paid by Pasha or any of its Affiliates following the Closing Date and not otherwise reimbursed by Horizon or any of its Affiliates.

(k) Indemnification Payments; Adjustments to Purchase Price. Any indemnification payment made pursuant to this Section 6.16 or Article VIII, and any adjustments to the Purchase Price pursuant to Section 1.4, shall be treated as adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

(l) Third Party Resolution of Certain Tax Disputes. If pursuant to Section 6.16(e) or Section 6.16(m) a dispute with respect to a Tax Return is to be resolved pursuant to this Section 6.16(l), the dispute shall be submitted to the Independent Accounting Firm using procedures similar to those set forth in Section 1.4(d), provided that the parties shall use commercially reasonable efforts to cause the Independent Accounting Firm to resolve any such dispute in time to file the applicable Tax Return on a timely basis. If, during the process of resolving a dispute concerning a Tax Return such Tax Return becomes due (taking into account valid extensions, which shall be obtained if available), then the party required by applicable Law to file such Tax Return (if the Tax Return becomes due, taking into account extensions of time to file, which shall be obtained if available) may file such Tax Return or cause such Tax Return to be filed reflecting any changes that were agreed upon prior to filing; provided, however, that, if as a result of the resolution of the dispute, the Independent Accounting Firm determines that such Tax Return should have been prepared differently, an amended Tax Return shall be prepared and filed accordingly. Nothing herein shall limit a party’s right to indemnification under Section 6.16(c)

with respect to any Tax Return that is the subject of this Section 6.16(l). This Section 6.16(l) shall also apply to any dispute concerning whether the Preparing Party is required to file a particular Tax Return, with equitable adjustments to the time periods to reflect the facts surrounding the dispute; provided that, with the exception of such determination, a Tax Return with respect to Transfer Taxes or Excluded Transfer Taxes shall be governed exclusively by Section 6.16(d) above.

(m) Amended Tax Returns. Except as otherwise required by applicable Law, none of Horizon or any of its Affiliates shall file an amended Tax Return with respect to Income Taxes of Horizon and its Subsidiaries for a taxable period ending on or before, or including, the Closing Date and the closing date of the merger under the Merger Agreement without Pasha’s prior written consent, not to be unreasonably withheld, conditioned or delayed; provided, however, that any dispute regarding the content of such Tax Return and/or whether any such amended Tax Return is required to be filed under applicable Law shall be resolved by the Independent Accounting Firm pursuant to Section 6.16(l). Except as otherwise required by applicable Law, none of Pasha or any of its Affiliates shall file an amended Tax Return with respect to Income Taxes of any Acquired Entity for a taxable period ending on or before, or including, the Closing Date and the closing date of the merger under the Merger Agreement without Horizon’s prior written consent, not to be unreasonably withheld, conditioned or delayed; provided, however, that any dispute regarding the content of such Tax Return and/or whether any such amended Tax Return is required to be filed under applicable Law shall be resolved by the Independent Accounting Firm pursuant to Section 6.16(l).

(n) Survival. The obligations of the parties set forth in this Section 6.16 shall survive the Closing and shall remain in full force and effect until sixty (60) days after the expiration of all applicable statutes of limitation (including any extensions thereof) for the assessment or collection of Taxes for which indemnification may be claimed under this Section 6.16.

Section 6.17 Other Transactions.

(a) From and after the date hereof and until the earlier of the Closing Date or the termination of this Agreement, Horizon shall not, and shall cause each of the Acquired Entities and its and their respective Subsidiaries, Affiliates and Representatives not to, directly or indirectly, (i) discuss, encourage, negotiate, undertake, initiate, authorize, recommend, propose or enter into, whether as the proposed surviving, merged, acquiring or acquired corporation or otherwise, any transaction involving a merger, consolidation, business combination, purchase or disposition of any of the Hawaii Business (or any portion thereof), including the properties or assets of the Hawaii Business, other than the transactions contemplated by this Agreement (an “Acquisition Transaction”), (ii) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers with respect to an Acquisition Transaction, (iii) furnish or cause to be furnished to any Person any information concerning the business, operations, properties or assets of the Hawaii Business in connection with an Acquisition Transaction or (iv) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing. From and after the date hereof and until the earlier of the Closing Date or the termination of this Agreement, if Horizon or any of the Acquired Entities or any of their respective Subsidiaries, Affiliates or Representatives shall receive any proposal with respect to any Acquisition Transaction, Horizon shall promptly (but in no event later than twenty-four (24) hours) communicate to Pasha the existence of any such proposal. Notwithstanding anything to the contrary in this Agreement, Horizon, the Acquired Entities and its and their respective Subsidiaries, Affiliates and Representatives shall be permitted to take any actions otherwise prohibited or limited by this Section 6.17(a) with respect to any Alternative Proposal (as such term is defined in the Merger Agreement) if and solely to the extent such actions are taken in furtherance of permitted activities under Section 5.3 of the Merger Agreement with respect to such Alternative Proposal.

(b) Horizon shall, and shall cause each of the Acquired Entities and its and their respective Subsidiaries, Affiliates and Representatives to, cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Pasha) conducted heretofore with respect to any Acquisition

Transaction. Subject to the last sentence of Section 6.17(a), Horizon agrees, and shall cause each of the Acquired Entities and their respective Subsidiaries to agree, not to release any third party from the confidentiality and standstill provisions of any agreement to which such party or any of their respective Subsidiaries is a party in connection with an Acquisition Transaction.

(c) Nothing contained in this Section 6.17 shall be deemed to prevent or restrict the ability of Horizon to make a Company Adverse Recommendation Change (as defined in the Merger Agreement) in response to a Superior Proposal (as defined in the Merger Agreement) and/or terminate the Merger Agreement pursuant to Section 7.1(d)(ii) thereof subject, in each case, to Horizon’s payment of the Termination Fee to Pasha pursuant to Section 9.4 hereof to the extent required thereby.

Section 6.18 Sales and Transfer Agreement. On or prior to Closing, Horizon shall, and shall cause Hawaii LLC to, enter into written agreements that comply with and satisfy the “Sales and Transfer” provisions of each collective bargaining agreement applicable to the Hawaii Business, which agreements shall commit Hawaii LLC to (a) employ the full complement of union employees currently employed on any sold or transferred vessel or operations, and terminate employees only for just cause, (b) provide employees with wages and benefits at least equal to those they received from Horizon or (c) agree to arbitrate disputes, including any arising from the written agreement.

Section 6.19 Hawaii Vessel Inspection. Within thirty (30) days prior to the Closing, Horizon shall give Pasha the option, at Pasha’s cost and expense, to arrange for an inspection of any or each of the Hawaii Vessels, including a review of each of the Hawaii Vessels’ log books and maintenance records and an underwater inspection of any or each of the Hawaii Vessels by a diver approved by the Classification Society. Horizon shall make the Hawaii Vessels available for such inspection when next in port in accordance with each such vessel’s normal port schedule, which inspection shall be carried out in the presence of the Classification Society surveyor arranged for by Horizon and paid for by Pasha; provided, that Horizon shall have the right to refuse a particular inspection of a Hawaii Vessel if such inspection would reasonably be expected to delay the on-time schedule of the Hawaii Vessel. If any defect or damage is found on a Hawaii Vessel that results in an “Outstanding Recommendation of Class” that requires immediate repair in order for such Hawaii Vessel to continue to trade (an “Out of Class Defect”), then such Out of Class Defect shall be repaired by Horizon, at its cost and expense, to the reasonable satisfaction of the Classification Society.

Section 6.20 Payoff and Lien Release Documents.

(a) Prior to the Closing, Horizon shall use reasonable best efforts to negotiate and seek to obtain the following payoff and lien release documents (such documents, collectively, “Payoff and Lien Release Documents”) (it being understood that Pasha and its Representatives shall be afforded the opportunity to review and comment on the Payoff and Lien Release Documents):

(i) Mortgage Release Documents in recordable form and appropriate documentation releasing all Liens and Encumbrances on the Hawaii Vessels other than unrecorded Permitted Maritime Liens;

(ii) payoff and termination agreement or lien release agreement (in each case, in customary form and substance) from the lenders or their respective representatives with respect to each of the Horizon Credit Facilities, providing for either (x) the release of any Liens and Encumbrances on the Acquired Hawaii Business securing such Horizon Credit Facility and the release and termination of the obligations of any Acquired Entities under their respective guaranties and security documents supporting the repayment of such Horizon Credit Facility, in each case upon consummation of the sale of the Acquired Hawaii Business, or (y) the Payoff Amount for such Horizon Credit Facility, and the termination of such Horizon Credit Facility (except for obligations that by the terms of such Horizon Credit Facility survive such termination), the release of all Liens and Encumbrances securing such Horizon Credit Facility, and the termination and release of the obligations of any Subsidiaries of Horizon under their respective guaranties and security documents supporting the repayment of such Horizon Credit Facility, in each case upon the receipt of Payoff Amount;

(iii) lien release agreements (in each case, in customary form and substance) from the trustee or other representatives of the holders of the Notes, in each case providing for either (x) the release of any Liens and Encumbrances on the Acquired Hawaii Business securing the applicable Notes and the release and termination of the obligations of any Acquired Entities under their respective guaranties and security documents supporting the repayment of such Notes, in each case upon consummation of the sale of the Acquired Hawaii Business, or (y) the release of the Liens and Encumbrances securing the applicable Notes and the release and termination of the obligations of any Subsidiaries of Horizon under their respective guaranties and security documents supporting the repayment of such Notes, in each case upon receipt of payment in full of all debt and other obligations due and owing or accrued under such Notes;

(iv) appropriate documentation releasing any and all other Liens and Encumbrances (other than Permitted Liens and Permitted Encumbrances) on the Transferred Assets, the Acquired Entities and the Purchased Interests (other than the Hawaii Vessels); and

(v) termination amendments with respect to any financing statements filed in connection with such Secured Indebtedness with respect to the Transferred Assets, the Acquired Entities and the Purchased Interests, in each case in customary form and substance.

(b) With respect to the Horizon Credit Facilities that are to be terminated in connection with the Closing, Horizon shall, and shall cause its Subsidiaries to, use reasonable best efforts to deliver all notices and take all other reasonably necessary actions to facilitate the termination of commitments and the repayment of all outstanding obligations under such Horizon Credit Facility and the release of all Liens and Encumbrances securing the same on the Acquired Hawaii Business; provided that in no event shall Horizon or any of its Subsidiaries be required to cause such termination or release unless the Closing shall occur concurrently therewith and Horizon or its Subsidiaries have received funds from Matson and Pasha to pay in full the Payoff Amount. On the Closing Date, Horizon shall and shall cause its Subsidiaries to, upon receipt from Matson and Pasha of funds to pay in full the Payoff Amount, apply such amounts to the payment of the Horizon Credit Facilities in accordance with the terms of the payoff letters referred to in Section 6.20(a)(ii)(y) above.

(c) Prior to the Closing, Horizon and Pasha shall engage Marine Documentation, Inc. or a similar service company as escrow agent for the purpose of facilitating the filing and recordation of Mortgage Release Documents, other appropriate documentation releasing any recorded Permitted Maritime Liens and any and all Hawaii Vessel title transfer documentation (such service company, the “Mortgage Release Escrow Agent”). Horizon and Pasha will use reasonable best efforts to cause the trustees, administrative agents, collateral agents and any other lienholders (as applicable) for the Secured Indebtedness and any recorded Permitted Maritime Liens to enter into escrow arrangements with the Mortgage Release Escrow Agent prior to the Closing so that the Mortgage Release Documents and documentation releasing any recorded Permitted Maritime Liens, as applicable, may be placed in escrow with the Mortgage Release Escrow Agent at or prior to the Closing.

Section 6.21 Treatment of Existing Notes. As part of the Transactions and the transactions contemplated by the Merger Agreement, Horizon shall call for the redemption of all outstanding First Lien Notes and Second Lien Notes on the Closing Date pursuant to the terms of the applicable Note Documents. In anticipation thereof, Horizon shall, and shall cause its Subsidiaries to, use reasonable best efforts to deliver all notices and take all other reasonably necessary actions to facilitate the redemption, defeasance or payoff of all First Lien Notes and Second Lien Notes, the payment of all outstanding and unpaid principal, interest, premiums, penalties, attorneys’ fees and other costs and expenses owed under the applicable Note Documents (collectively, the “Notes Payoff Amount”), and the release of all Liens and Encumbrances on the Acquired Hawaii Business securing such Notes, in each case to occur on the Closing Date; provided, that in no event shall Horizon or any of its Subsidiaries be required to cause such redemption, defeasance and payment or release unless the Closing shall occur concurrently therewith and Horizon or its Subsidiaries shall have received funds from Matson and Pasha to pay in full the Notes Payoff Amount. Without limiting the generality of the foregoing, Horizon shall notify the trustees under the First Lien Notes and the Second Lien Notes not later than forty (40) days prior to the anticipated Closing Date of its intention to exercise its optional redemption rights pursuant to the applicable Note

Documents and deliver to Pasha not later than thirty-five (35) days prior to the Closing Date copies of such notices. As part of the Transactions, Horizon shall take all actions necessary under the Convertible Notes Indenture for the release of all Liens and Encumbrances securing the same on the Acquired Hawaii Business, including, without limitation, obtaining the opinion of counsel required to be delivered by Horizon’s counsel pursuant to Section 16.04 of the Convertible Notes Indenture for the release of Liens and Encumbrances with respect to the Acquired Hawaii Business.

Section 6.22 Implementation of Step Plan. Prior to the Closing, each of Horizon and Pasha shall, and shall cause their respective Subsidiaries and Representatives to, cooperate with each other and use reasonable best efforts to implement the step plan set forth on Schedule 6.23 (as may be amended or modified in accordance with the next sentence, the “Step Plan”). Each of Horizon and Pasha shall, to the extent appropriate or desirable in furtherance of the consummation of the Transactions, discuss with each other in good faith and, if mutually agreed, make such changes, amendments or modifications to the Step Plan. Each party shall, and shall cause its Representatives to, prepare the filings, notices and other documentation necessary or desirable to implement the Step Plan that are designated in the Step Plan to be prepared by such party; provided, that each party shall give the other party and its Representatives a reasonable opportunity to review and comment on any such document, and shall consider in good faith and incorporate any comments provided by such other party and its Representatives.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.1 Conditions to Obligations of Each Party. The respective obligations of each party hereto to consummate the transactions contemplated by this Agreement (other than Pasha’s obligations under Section 9.3) shall be subject to the satisfaction (or waiver in writing by Pasha and Horizon, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Regulatory Approvals. Any waiting periods (and any extensions thereof) applicable to the Transactions under the HSR Act shall have been terminated or shall have expired (“Antitrust Clearance”).

(b) No Injunctions or Restraints. No Law or Order enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, “Restraints”) shall be in effect enjoining, restraining, preventing or prohibiting consummation of the transactions contemplated by this Agreement or making the consummation of the transactions contemplated by this Agreement illegal.

(c) Merger. The conditions to the closing of the transactions contemplated by the Merger Agreement shall have been satisfied or waived (to the extent permitted by applicable Law and other than the conditions relating to the consummation of the transactions contemplated by this Agreement and those conditions that by their nature are to be satisfied at the closing of the Subsequent Transactions, but subject to the satisfaction or waiver of those conditions at such time) and Matson and Horizon shall have delivered the Confirmations (as defined in the Merger Agreement).

Section 7.2 Conditions to Obligations of Pasha. The obligations of Pasha to effect the transactions contemplated by this Agreement are further subject to the satisfaction (or waiver in writing by Pasha, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of Horizon and Hawaii LLC (i) set forth in Sections 3.2 (Capitalization), 3.5(b) (Absence of Certain Changes), 3.16(b) (Title to Hawaii Vessels) and 3.17 (Ownership) shall be true and correct in all respects as of the Closing Date, as if made as of such date (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct in all respects as of such earlier date), (ii) set forth in Sections 3.1 (Organization, Standing and Power), 3.3(a) (Authority; Noncontravention) and 3.21 (Brokers and Other Advisors) shall be true and correct in all material respects as of the Closing Date, as if made as of such date (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct in all material respects as of such earlier date), and (iv) each of the other representations and warranties of Horizon and Hawaii LLC set forth in Article III shall be true and correct (without giving effect to any exception or qualification contained therein relating to materiality or a Hawaii Material Adverse Effect) as of the Closing Date, as if made as of such date (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date) except where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Hawaii Material Adverse Effect. Pasha shall have received a certificate signed on behalf of Horizon by an executive officer of Horizon to such effect.

(b) Performance of Obligations of Horizon. Each of Horizon and Hawaii LLC shall have performed in all material respects all of the obligations required to be performed by it under this Agreement, at or prior to the Closing Date, and Pasha shall have received a certificate signed on behalf of Horizon by an executive officer of Horizon to such effect.

(c) Absence of Hawaii Material Adverse Effect. Since the date of this Agreement, there shall not have occurred, individually or in the aggregate, a Hawaii Material Adverse Effect.

(d) Step Plan. The steps that are designated in the Step Plan as “Required At or Prior to Close” and with Horizon as the responsible party shall have been completed in accordance with the Step Plan.

Section 7.3 Conditions to Obligations of Horizon. The obligation of Horizon to effect the transactions contemplated by this Agreement is further subject to the satisfaction (or waiver in writing by Horizon, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of Pasha (i) set forth in Sections 4.1 (Organization, Standing and Corporate Power), 4.2(a) (Authority; Noncontravention) and 4.4 (Brokers and Other Advisors) shall be true and correct in all material respects as of the Closing Date, as if made as of such date (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct in all material respects as of such earlier date), and (ii) each of the other representations and warranties of Pasha set forth in Article IV shall be true and correct (without giving effect to any exception or qualification contained therein relating to materiality or a Pasha Material Adverse Effect) as of the Closing Date, as if made as of such date (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date) except where the failure of such representations and warranties to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Pasha Material Adverse Effect. Horizon shall have received a certificate signed on behalf of Pasha by an executive officer of Pasha to such effect.

(b) Performance of Obligations of Pasha. Pasha shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Horizon shall have received a certificate signed on behalf of Pasha by an executive officer of Pasha to such effect.

Section 7.4 Frustration of Closing Conditions. Neither Horizon nor Pasha may rely on the failure of any condition set forth in Section 7.1, Section 7.2 and Section 7.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to use its reasonable best efforts to consummate the transactions contemplated by this Agreement.

Section 7.5 Certain Events. In the event that (x) all of the conditions to Closing set forth in Article VII shall have been satisfied (other than the condition set forth in Section 7.1(c) and the conditions that by their nature are to be satisfied at the Closing) and (y) all of the conditions to the Closing set forth in Article VI of the Merger

Agreement have been satisfied (other than the conditions that by their nature are to be satisfied at or immediately prior to the Closing, including the condition contemplated by Section 6.2(d) thereof) except that the condition in Section 6.1(b)(ii) has not been satisfied, Pasha may notify Horizon in writing that (1) it irrevocably waives the closing condition set forth in Section 7.1(c) and (2) it is ready, willing and able to consummate the Transactions (such notice, the “Transaction Notification”). Within thirty (30) days following delivery of the Transaction Notification, Horizon shall elect to, by written notice to Pasha:

(a) waive the condition set forth in Section 7.1(c) immediately, effective upon the delivery of such notice by Horizon, in which case the Closing shall occur pursuant to Section 1.3; or

(b) irrevocably commit to waive the condition set forth in Section 7.1(c) on the date that is forty (40) days prior to the End Date if the closing condition set forth in Section 6.1(b)(ii) of the Merger Agreement has not been satisfied or waived by such date.

If Horizon fails to deliver such written notice to Pasha within thirty (30) days following delivery of the Transaction Notification, Horizon shall be deemed to have made the election in Section 7.5(a). Notwithstanding anything to the contrary contained herein (including Section 9.3), upon the proper delivery of the Transaction Notification following the satisfaction of all of the conditions to Closing set forth in Article VII (other than the condition set forth in Section 7.1(c) and the conditions that by their nature are to be satisfied at the Closing), Pasha shall have no obligation to pay the Antitrust Termination Fee.

ARTICLE VIII

INDEMNIFICATION

Section 8.1 Indemnification by Pasha. From and after the Closing Date, each of Pasha and Hawaii LLC, jointly and severally, shall save, defend, indemnify and hold harmless Horizon, its Subsidiaries, their successors and assigns and each of their respective Affiliates and Representatives, from and against any and all losses, damages, liabilities, deficiencies, claims, interest, awards, judgments, settlements, penalties, fines, and out-of-pocket costs and expenses (including reasonable attorneys’ and accountants’ fees, costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing) and Taxes (but only to the extent arising from a non-Tax claim, it being understood that claims for Taxes are addressed in Section 6.16) (hereinafter collectively, “Losses”) asserted against, incurred, sustained or suffered by any of the foregoing as a result of, arising out of or relating to the following:

(a) the Hawaii Business after the Closing;

(b) the Transferred Assets;

(c) the Transferred Liabilities;

(d) Pasha and Hawaii LLC’s indemnification obligations set forth in, and any Losses described in, Section 2.6, Section 6.5(b) and (d), and Section 6.6(c) of this Agreement;

(e) any withdrawal liability with respect to the pension plans set forth on Schedule 8.1(e) hereto to the extent resulting from any action or inaction by Pasha or Hawaii LLC, or any of their respective Subsidiaries or Affiliates after the Closing;

(f) any Antitrust Proceeding or other Action under Antitrust Laws as a result of, arising out of, or relating to this Agreement or the transactions contemplated hereby, the Hawaii Business or the assets of the Hawaii Business, but only in the event that the closing of the transactions contemplated by the Merger Agreement occurs substantially contemporaneously with the Closing of the transactions contemplated by this Agreement and such indemnity shall cover only monetary Losses; or

(g) any breach of any covenant or agreement by Pasha or any of its Affiliates contained in this Agreement or any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby (including as a result of the action or failure to act of Pasha or any of its Affiliates) after the Closing.

Section 8.2 Indemnification by Horizon. Horizon shall save, defend, indemnify and hold harmless Pasha, Hawaii LLC, their successors and assigns, and each of their respective Affiliates and Representatives, successors and assigns, from and against any and all Losses asserted against, incurred, sustained or suffered by any of the foregoing, as a result of, arising out of or relating to:

(a) the Excluded Assets;

(b) the Excluded Liabilities;

(c) any stockholder litigation, arbitration, suit, proceeding, action or dispute against Horizon or any of its Affiliates that arises out of or relates to this Agreement and the transactions contemplated hereby or the Merger Agreement and the transactions contemplated thereby (the “Indemnified Litigation”), subject to Section 8.3(f); or

(d) any breach of any covenant or agreement by Horizon or any of its Affiliates contained in this Agreement or any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby (including as a result of the action or failure to act of Horizon or any of its Affiliates) after the Closing.

Section 8.3 Procedures.

(a) A party seeking indemnification (the “Indemnified Party”) in respect of, arising out of or involving a Loss or a claim or demand made by any person (other than the Indemnifying Party or its Affiliates) against the Indemnified Party (a “Third Party Claim”) shall deliver notice (a “Claim Notice”) in respect thereof to the party against whom indemnity is sought (the “Indemnifying Party”) with reasonable promptness after receipt by such Indemnified Party of notice of a Third Party Claim, and shall provide the Indemnifying Party with such information with respect thereto as the Indemnifying Party may reasonably request. The failure to deliver a Claim Notice, however, shall not release the Indemnifying Party from any of its obligations under this Article VIII except to the extent that the Indemnifying Party is materially prejudiced by such failure.

(b) If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party against any and all Losses that may result from a Third Party Claim that is exclusively for civil monetary damages at law pursuant to the terms of this Agreement, the Indemnifying Party shall have the right, upon written notice to the Indemnified Party within fifteen (15) days of receipt of a Claim Notice from the Indemnified Party in respect of such Third Party Claim, to assume the defense thereof at the expense of the Indemnifying Party with counsel selected by the Indemnifying Party and satisfactory to the Indemnified Party. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim for equitable or injunctive relief, any claim that would impose criminal liability or damages, and the Indemnified Party shall have the right to defend, at the expense of the Indemnifying Party, any such Third Party Claim. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has failed to assume the defense thereof. If the Indemnifying Party does not expressly elect to assume the defense of such Third Party Claim within the time period and otherwise in accordance with the first sentence of this Section 8.3(b), the Indemnified Party shall have the sole right to assume the defense of and to settle such Third Party Claim. The Indemnified Party shall not settle a Third Party Claim requiring payment of any amounts without the consent of the Indemnifying Party (such consent not to be unreasonably withheld or delayed) unless it agrees to waive its rights against the Indemnifying Party with respect to that portion of indemnification related to such settled Third Party Claim. If the Indemnifying Party assumes the defense of such Third Party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless (i) the employment of such counsel shall have been specifically authorized in writing by the Indemnifying Party or (ii) the named parties to the Third Party Claim (including any impleaded parties) include both the Indemnified Party and the Indemnifying Party, and the Indemnified Party reasonably determines that representation by counsel to the Indemnifying Party of both the Indemnifying Party and such Indemnified Party may present such counsel with a conflict of interest. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party shall, at the Indemnifying Party’s expense, cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, enter into any settlement or compromise or consent to the entry of any judgment with respect to such Third Party Claim if such settlement, compromise or judgment (i) involves a finding or admission of wrongdoing, (ii) does not include an unconditional written release by the claimant or plaintiff of the Indemnified Party from all liability in respect of such Third Party Claim or (iii) imposes equitable remedies or any obligation on the Indemnified Party other than solely the payment of money damages for which the Indemnified Party will be indemnified hereunder.

(c) An Indemnified Party seeking indemnification in respect of, arising out of or involving a Loss or a claim or demand hereunder that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Party (a “Direct Claim”) shall deliver a Claim Notice in respect thereof to the Indemnifying Party with reasonable promptness after becoming aware of facts supporting such Direct Claim, and shall provide the Indemnifying Party with such information with respect thereto as the Indemnifying Party may reasonably request. The failure to deliver a Claim Notice, however, shall not release the Indemnifying Party from any of its obligations under this Article VIII except to the extent that the Indemnifying Party is materially prejudiced by such failure and shall not relieve the Indemnifying Party from any other obligation or liability that it may have to the Indemnified Party or otherwise than pursuant to this Article VIII. If the Indemnifying Party agrees that it has an indemnification obligation or does not notify the Indemnified Party within ten (10) days following its receipt of a Claim Notice in respect of a Direct Claim that the Indemnifying Party disputes its liability to the Indemnified Party hereunder, such Direct Claim specified by the Indemnified Party in such Claim Notice shall be conclusively deemed a liability of the Indemnifying Party hereunder and the Indemnifying Party shall pay the amount of such liability promptly to the Indemnified Party on demand. If the Indemnifying Party agrees that it has an indemnification obligation but asserts that it is obligated to pay a lesser amount than that claimed by the Indemnified Party, the Indemnifying Party shall pay such lesser amount promptly to the Indemnified Party, without prejudice to or waiver of the Indemnified Party’s claim for the difference.

(d) The Indemnifying Party shall not be entitled to require that any action be made or brought against any other Person before action is brought or claim is made against it hereunder by the Indemnified Party.

(e) Under no circumstances shall any Indemnified Party be indemnified for any special, consequential, punitive, indirect or exemplary damages (except, in each case, to the extent included in a Third Party Claim). The party seeking indemnification under this Article VIII shall use its commercially reasonable efforts to mitigate any Loss which forms the basis of an indemnification claim hereunder. For purposes of computing the amount of Losses incurred, paid or accrued by a party pursuant to this Article VIII, any net insurance proceeds or other reimbursements or benefits relating to such Losses that a party actually receives shall be subtracted from such Losses, or delivered to the Indemnifying Party, in the event such Loss has already been paid by such party. No party hereto shall be obligated to indemnify any other Person with respect to any Losses with respect to any matter if such matter was included in the calculation of the adjustment to the Purchase Price pursuant to Section 1.4.

(f) In the event of any Losses asserted against, incurred, sustained or suffered by Pasha, Hawaii LLC, their successors and assigns or any of their respective Affiliates and Representatives as a result of, arising out of or relating to the Indemnified Litigation pursuant to Section 8.2(c), the parties agree that Horizon, on the one hand, and Pasha, on the other hand, shall each be responsible for fifty percent (50%) of the first two hundred thousand dollars ($200,000) of any such Losses and Horizon shall be solely responsible for any such Losses in excess of the first two hundred thousand dollars ($200,000).

(g) Notwithstanding the provisions of Section 10.7, each Indemnifying Party hereby consents to the nonexclusive jurisdiction of any court in which an action in respect of a Third Party Claim is brought against any Indemnified Party for purposes of any claim that an Indemnified Party may have under this Agreement with respect to such action or the matters alleged therein and agrees that process may be served on each Indemnifying Party with respect to such claim anywhere.

(h) Notwithstanding anything to the contrary set forth herein, the provisions of this Section 8.3 shall not apply with respect to Tax matters (other than Taxes arising from non-Tax claims), which Tax matters shall be governed by Section 6.16 above.

Section 8.4 Joint Interest in Claims. Notwithstanding Section 8.3 and subject to Section 2.6, with respect to any claim against a third party that involves either (x) an asset of the type described in Section 2.1(p) a portion of which is a Contributed Asset and a portion of which is an Excluded Asset, or (y) a liability or obligation a portion of which is a Assumed Liability and a portion of which is an Excluded Liability, and with respect to which the respective claims, rights and/or obligations of Pasha and Hawaii LLC, on the one hand, and Horizon and its Subsidiaries, on the other hand, are unable to be separated or partitioned (a “Shared Claim”):

(a) The parties will cooperate and work together in good faith to pursue and resolve the Shared Claim and will make available to the other party all witnesses, pertinent records, materials and information in such party’s possession or under the such party’s control relating thereto as is reasonably required to pursue and resolve the Shared Claim. The party with the greater economic interest in such claim, right and/or obligation (the “Majority Party”) shall control and direct, and shall pay all costs and expenses associated with, the prosecution of such Shared Claim; provided that the other party (the “Minority Party”) shall have the right to employ separate counsel and to participate in the Shared Claim at its own expense. If a party disputes the right of the other party to control and direct a Shared Claim (a “Dispute”), such party will deliver written notice of such Dispute to the other party. During the 60-day period following delivery of notice of a Dispute, the parties shall use good faith efforts to resolve the Dispute. If the Dispute is not resolved in such 60-day period, the parties will discuss in good faith the submission of the Dispute to a mutually acceptable alternative dispute resolution procedure. Notwithstanding the foregoing, if the Minority Party shall reasonably determine that representation by counsel to the Majority Party of both the Majority Party and the Minority Party may present such counsel with a conflict of interest, or the Shared Claim involves anything other than a claim or demand for civil monetary damages, then the Majority Party shall not control and direct the Shared Claim on behalf of the Minority Party and each of the Majority Party and the Minority Party shall jointly control and direct such Shared Claim at their own cost and expense.

(b) Neither party shall, without the prior written consent of the other party (such consent not to be unreasonably withheld or delayed), enter into any settlement or compromise or consent to the entry of any judgment with respect to such Shared Claim. In the event of a recovery relating to a Shared Claim, such recovery shall be allocated among the parties in the same proportion as their respective interests in such Shared Claim or as the parties shall otherwise mutually agree.

Section 8.5 Remedies Not Affected by Investigation, Disclosure or Knowledge. If the transactions contemplated hereby are consummated, each party expressly reserves the right to seek indemnity or other remedy for any Losses, notwithstanding any investigation by, disclosure to or knowledge of such party in respect of any fact or circumstances that reveals the occurrence of any such breach, whether before or after the execution and delivery hereof.

Section 8.6 Sole and Exclusive Remedies. Following the Closing, the rights and remedies of Horizon and Pasha under Section 1.4, Section 2.6, Section 6.5(b) and (d), Section 6.6(c), Section 6.16 and this Article VIII are exclusive and in lieu of any and all other rights and remedies which Horizon and Pasha may have under this Agreement or otherwise against each other with respect to the transactions contemplated by this Agreement for monetary relief (other than causes of action arising from fraud); provided that this Section 8.6 shall not limit a Party’s rights to specific performance under Section 10.9 in the event of a breach, failure to perform or default under any covenant that is to be performed after the Closing.

ARTICLE IX

TERMINATION

Section 9.1 Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Closing:

(a) by either of Horizon or Pasha:

(i) if the Transactions shall not have been consummated on or before February 11, 2016 (the “End Date”) (it being agreed that (x) if, pursuant to Section 1.3(a), the Closing Date is to occur after the then-applicable End Date as a result of the provisions of clause (B) of Section 1.3(a) but would have occurred on or prior to the then-applicable End Date pursuant to the provisions of clause (A) of Section 1.3(a), then the End Date shall be automatically extended to the third Business Day after the date on which the Closing is to occur pursuant to such clause (B), and (y) if the End Date in the Merger Agreement is extended pursuant to Section 7.1(b)(i) thereof, then the End Date in this Agreement shall be automatically extended for the same period); provided, however, that in the event that a termination notice is delivered by Pasha pursuant to Section 9.1(e) and the Hawaii Material Adverse Effect identified in the termination notice is capable of being cured by Horizon and such Hawaii Material Adverse Effect is cured by Horizon, the End Date shall be extended by the number of days that elapse from the receipt of such notice until such Hawaii Material Adverse Effect is cured in accordance with Section 9.1(e), subject to a maximum extension of forty-five (45) calendar days; provided, further, that in the event that Pasha delivers the Transaction Notification within ninety (90) days of the End Date, the End Date shall be extended to the date that is ninety (90) days following the delivery of the Transaction Notification; provided, that the right to terminate this Agreement pursuant to this Section 9.1(a)(i) shall not be available to a party if the failure of the Transactions to have been consummated on or before the End Date was primarily due to the failure of such party to perform any of its obligations under this Agreement;

(ii) if any Restraint having the effect set forth in Section 7.1(b) shall be in effect and shall have become final and non-appealable; provided, that the right to terminate this Agreement under this Section 9.1(a)(ii) shall not be available to a party if the issuance of such final, non-appealable Restraint was primarily due to the failure of such party to perform any of its obligations under this Agreement; or

(iii) if the Merger Agreement shall have been terminated in accordance with its terms;

(b) by the mutual written consent of Horizon and Pasha;

(c) by Pasha if Horizon or Hawaii LLC shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.2(a) or Section 7.2(b) and (ii) cannot be cured by Horizon by the End Date or, if capable of being cured, shall not have been cured within thirty (30) calendar days following receipt of written notice from Pasha stating Pasha’s intention to terminate this Agreement pursuant to this Section 9.1(c) and the basis for such termination; provided, that Pasha shall not have the right to terminate this Agreement pursuant to this Section 9.1(c) if it is then in material breach of any representation, warranties, covenants or other agreements hereunder that would result in the closing conditions set forth in Section 7.3(a) or Section 7.3(b) not being satisfied;

(d) by Horizon if Pasha shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b) and (ii) cannot be cured by Pasha by the End Date or, if capable of being cured, shall not have been cured within thirty (30) calendar days following receipt of written notice from Horizon stating Horizon’s intention to terminate this Agreement pursuant to this Section 9.1(d) and the basis for such termination; provided, that Horizon shall not have the right to terminate this Agreement pursuant to this Section 9.1(d) if it is then in material breach of any representation, warranties, covenants or other agreements hereunder that would result in the closing conditions set forth in Section 7.2(a) or Section 7.2(b) not being satisfied;

(e) by Pasha, if since the date of this Agreement, there shall have occurred a Hawaii Material Adverse Effect, which Hawaii Material Adverse Effect cannot be cured by Horizon or, if capable of being cured, shall not have been cured within forty-five (45) calendar days following receipt of written notice from Pasha stating Pasha’s intention to terminate this Agreement pursuant to this Section 9.1(e) and the basis for such termination; or

(f) by Horizon, if Pasha has failed to actively and in good faith pursue Antitrust Clearance and such failure shall not have been cured by Pasha within thirty (30) calendar days following receipt of written notice from Horizon stating Horizon’s intention to terminate this Agreement pursuant to this Section 9.1(f).

Section 9.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.1, written notice thereof shall be given to the other party, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than this Section 9.2, Section 9.3, Section 9.4, Article X, Section 6.4 and Section 6.6(c), all of which shall survive termination of this Agreement), and there shall be no liability on the part of Pasha, Horizon or their respective directors, officers and Affiliates hereunder; provided, however, that, subject to Section 9.3 and Section 9.4 (including the limitations on liability contained therein), no party shall be relieved or released from any liabilities or damages arising out of any willful or material breach of this Agreement. The Confidentiality Agreement shall survive in accordance with its terms termination of this Agreement.

Section 9.3 Antitrust Termination Fee.

(a) In the event that (i) this Agreement is terminated by Horizon or Pasha pursuant to Section 9.1(a)(i) or (ii) and at the time of such termination the conditions set forth in Section 7.1(a) and/or (b) are not then satisfied and all other conditions to the Closing set forth in Article VII shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing but which conditions would be satisfied or would be capable of being satisfied if the Closing Date were the date of such termination) or (ii) this Agreement is terminated by Horizon pursuant to Section 9.1(f), then Pasha shall pay or cause to be paid as directed by Horizon a termination fee of thirty million dollars ($30,000,000) (the “Antitrust Termination Fee”) substantially concurrently with the termination of this Agreement. Pasha acknowledges and agrees that Pasha shall be the sole party responsible for the payment of the Antitrust Termination Fee and Pasha may not seek contribution or payment of funds from any other Person, including Matson and the Financing Sources, for the payment of the Antitrust Termination Fee. For the avoidance of doubt, the parties hereto acknowledge that if any regulatory approval or other condition required for the consummation of the Merger Agreement has not been obtained or satisfied, such fact in and of itself shall not give rise to any obligation to pay the Antitrust Termination Fee under this Section 9.3.

(b) In no event shall Pasha be required to pay the fee referred to in this Section 9.3 on more than one occasion. Notwithstanding anything to the contrary in this Agreement, the parties agree that the payment of the Antitrust Termination Fee shall be the sole and exclusive remedy available to Horizon and any other Person (whether at law, in equity, in contract, in tort or otherwise) with respect to this Agreement and the Transactions in the event any such payment becomes due and payable pursuant to Section 9.3(a), and, upon and subject to payment of the Antitrust Termination Fee, neither Pasha nor any of its Affiliates or its and their respective directors, officers, employees, stockholders and Representatives shall have any further liability, whether at law or equity, in contract, in tort or otherwise, to Horizon, Matson or any other Person under this Agreement, the transactions contemplated hereby and thereby (or the abandonment or termination thereof) or any matter forming the basis for any termination hereof or thereof, and none of Horizon, Matson or any other Person shall be entitled to bring or maintain any claim, action or proceeding against Pasha or any of its Affiliates or its and their respective directors, officers, employees, stockholders and Representatives arising out of or in connection with this Agreement, or the Guarantee, any of the transactions contemplated hereby or thereby (or the abandonment or termination thereof) or any matters forming the basis for any termination hereof or thereof. For the avoidance of doubt, in the event that the Antitrust Termination Fee is paid, no Person may seek specific performance under this Agreement.

(c) Any amount that becomes payable pursuant to this Section 9.3 shall be paid by wire transfer of immediately available funds to an account designated by Horizon.

(d) The parties acknowledge that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement.

Section 9.4 Termination Fee.

(a) In the event that this Agreement is terminated by Horizon or Pasha pursuant to Section 9.1(a)(iii) following termination of the Merger Agreement by Horizon pursuant to Section 7.1(d)(ii) thereof, Horizon shall pay or cause to be paid as directed by Pasha a termination fee of (i) $4,950,400 plus (ii) all of Pasha’s documented, out-of-pocket costs and expenses (collectively, the “Termination Fee”) substantially concurrently with the termination of this Agreement.

(b) In the event that this Agreement is terminated by Horizon or Pasha pursuant to Section 9.1(a)(iii) following termination of the Merger Agreement by Parent (as defined in the Merger Agreement) pursuant to Section 7.1(c)(ii) thereof, Horizon shall pay or cause to be paid as directed by Pasha the Termination Fee within two (2) Business Days of such termination.

(c) In the event that this Agreement is terminated by Horizon or Pasha pursuant to Section 9.1(a)(iii) following termination of the Merger Agreement (i) by Parent or Horizon pursuant to Section 7.1(b)(iii) thereof, (ii) an Alternative Proposal (as defined in the Merger Agreement) shall have been publicly disclosed after the date hereof and not publicly withdrawn prior to the date of Horizon Stockholder Meeting (as defined in the Merger Agreement), and (iii) within twelve (12) months of the date the Merger Agreement is terminated, Horizon enters into an agreement with respect to any Alternative Proposal, then Horizon shall pay or cause to be paid as directed by Pasha the Termination Fee on the date of consummation of such transaction.

(d) In no event shall Horizon be required to pay the fees referred to in this Section 9.4 on more than one occasion. Notwithstanding anything to the contrary in this Agreement, the parties agree that the payment of the Termination Fee shall be the sole and exclusive remedy available to Pasha and any other Person (whether at law, in equity, in contract, in tort or otherwise) with respect to this Agreement and the Transactions in the event any such payment becomes due and payable, and, upon payment of the Termination Fee, neither Horizon nor any of its Affiliates or its and their respective directors, officers, employees, stockholders and Representatives shall have any further liability, whether at law or equity, in contract, in tort or otherwise, to Pasha or any other Person under this Agreement, the transactions contemplated hereby (or the abandonment or termination thereof) or any matter forming the basis for any termination hereof, and neither Pasha nor any other Person shall be entitled to bring or maintain any claim, action or proceeding against Horizon or any of its Affiliates or its and their respective directors, officers, employees, stockholders and Representatives arising out of or in connection with this Agreement, any of the transactions contemplated hereby (or the abandonment or termination thereof) or any matters forming the basis for any termination hereof. For the avoidance of doubt, in the event that a Termination Fee (as defined in the Merger Agreement) become payable under the Merger Agreement, the Termination Fee (as defined herein) shall also become payable.

(e) Any amount that becomes payable pursuant to this Section 9.4 shall be paid by wire transfer of immediately available funds to an account designated by Pasha.

(f) The parties acknowledge that the agreements contained in this Section 9.4 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement.

ARTICLE X

MISCELLANEOUS

Section 10.1 No Survival of Representations and Warranties. None of the representations and warranties in this Agreement shall survive the Closing and, should the Closing occur, Pasha shall acquire the Acquired Hawaii Business, Acquired Entities, Transferred Assets, Transferred Liabilities and Purchased Interests without any surviving representations or warranties, or any surviving covenant regarding the absence or release of Liens and Encumbrances, on an “as is” and “where is” basis. This Section 10.1 shall not limit any covenant or agreement of the parties that by its terms contemplates performance in whole or in part after the Closing. The Confidentiality Agreement shall survive termination of this Agreement in accordance with its terms.

Section 10.2 Fees and Expenses. Except as expressly provided in Section 2.5, Section 2.6, Section 6.2, Section 6.8, Section 6.16 or Section 9.3, whether or not the Transactions are consummated, all fees and expenses incurred in connection with the Transactions and this Agreement shall be paid by the party incurring or required to incur such fees or expenses.

Section 10.3 Amendment or Supplement. This Agreement may be amended or supplemented in any and all respects only by written agreement of the parties hereto and delivered by duly authorized officers of the respective parties.

Section 10.4 Waiver. At any time prior to the Closing Date, any party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto or (c) waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions. Notwithstanding the foregoing, no failure or delay by Pasha or Horizon in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 10.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by either party; provided, that (a) Pasha may (x) assign any of its rights or interests or delegate any of its obligations under this Agreement to any Subsidiary so long as Pasha retains its obligations under this Agreement or (y) assign any of its rights under this Agreement to any Financing Source, so long as Pasha retains its obligations under this Agreement, and (b) Horizon shall have the right to assign its rights and obligations under this Agreement (1) to any successor or assign in connection with any acquisition, sale of all or substantially of the assets or merger of Horizon with and into another entity, so long as such successor or assignee agrees in a writing reasonably acceptable to Pasha to assume all of the rights and obligations of Horizon under this Agreement, and (2) as a result of the merger contemplated by the Merger Agreement, and in each case of (1) and (2), so long as such successor, assign or surviving corporation (which, for the avoidance of doubt, in the case of the merger contemplated by the Merger Agreement shall be Horizon) maintains within such successor, assign or surviving corporation at all times following such assignment or merger a minimum net worth of fifteen million dollars ($15,000,000) until the date that is three (3) years from the Closing Date. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 10.5 shall be null and void.

Section 10.6 Counterparts. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by electronic communication, facsimile or otherwise) to the other parties.

Section 10.7 Entire Agreement; Third Party Beneficiaries. This Agreement, including the Horizon Disclosure Schedules, and the other schedules and exhibits hereto, together with the other instruments referred to herein, including the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof and is not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 10.8 Governing Law; Jurisdiction.

(a) This Agreement and any dispute, controversy or claim arising out of, relating to or in connection with this Agreement, the negotiation, execution, existence, validity, enforceability or performance of this Agreement, or for the breach or alleged breach thereof (whether in contract, in tort or otherwise) shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b) Each of the parties hereto hereby agrees that (i) all actions and proceedings arising out of or relating to this Agreement shall be heard and determined in the Chancery Court of the State of Delaware and any state appellate court therefrom sitting in New Castle County in the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) (such courts, “Delaware Courts”), (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) it will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than the aforesaid courts and (iv) a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties hereto hereby irrevocably and unconditionally consents and submits itself and its properties and assets to the jurisdiction of any Delaware Court and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same.

(c) Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in this Section 10.8 in any such action or proceeding by mailing copies thereof by registered or certified United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to this Section 10.8. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

Section 10.9 Specific Enforcement. The parties agree that immediate, extensive and irreparable damage would occur for which monetary damages would not be an adequate remedy in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. Accordingly, the parties agree that, if for any reason Horizon, Hawaii LLC or Pasha shall have failed to perform any of their respective obligations under this Agreement or otherwise breached this Agreement, then the party seeking to enforce this Agreement against such nonperforming party under this Agreement shall be entitled to specific performance and the issuance of immediate injunctive and other equitable relief without the necessity of proving the inadequacy of money damages as a remedy, and the parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief, this being in addition to and not in limitation of any other remedy to which they are entitled at Law or in equity.

Section 10.10 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS.

Section 10.11 Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

If to Pasha or, following the Closing, Hawaii LLC, to:

The Pasha Group

4040 Civic Center Drive, Suite 350

San Rafael, CA 94903

Attention:         Amy Sherburne Manning

Facsimile:         (415) 927-0885

with a copy (which shall not constitute notice) to:

Cadwalader, Wickersham & Taft LLP

One World Financial Center

New York, New York 10281

Attention:         Louis J. Bevilacqua

Facsimile:         (212) 504-6666

If to Horizon or, prior to the Closing, Hawaii LLC to:

Horizon Lines, Inc.

4064 Colony Road, Suite 200

Charlotte, NC 28211

Attention:          Michael Zendan

Facsimile:         (704) 973-7034

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attention:          Daniel E. Wolf

                           Yi (Claire) Sheng

Facsimile:         (212) 446-4900

or such other address or facsimile number as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 10.12 Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 10.13 Definitions. As used in this Agreement, the following terms shall have the meanings ascribed to them below:

“$20M Term Loan” shall mean that certain $20,000,000 Term Loan Agreement, dated as of January 31, 2013, by and among Horizon, as guarantor, Horizon Lines, LLC, as borrower, the lenders party thereto and U.S. Bank National Association, as administrative agent, collateral agent and ship mortgage trustee, as such agreement may be amended, supplemented, modified, renewed and/or restated from time to time.

“ABL Facility” shall mean that certain Credit Agreement, dated as of October 5, 2011, by and among Horizon, Horizon Lines, LLC, as borrower, the lenders party thereto and Wells Fargo Capital Finance, LLC, as administrative agent, sole lead arranger and sole bookrunner, as such agreement may be amended, supplemented, modified, renewed and/or restated from time to time.

“AAD Amount” shall have the meaning set forth in Section 6.10(f).

“ABS Report” shall have the meaning set forth in Section 3.16(f).

“Acquired Entities” shall mean Hawaii LLC, Sea-Logix and HSI.

“Acquired Entity Plan” shall have the meaning set forth in Section 3.9(a).

“Acquired Hawaii Business” shall mean the Transferred Assets, the Transferred Liabilities, the Purchased Interests and the Acquired Entities, and their respective properties, assets, employees (including the Hawaii Employees), finances, businesses, plans, prospects and operations thereof acquired by Pasha under this Agreement.

“Acquisition Transaction” shall have the meaning set forth in Section 6.17(a).

“Action” shall mean any action, suit, proceeding, subpoena, examination, audit, criminal prosecution, complaint, charge, lawsuit, grievance, claim, administrative proceeding or investigation by or before any Governmental Authority, or any arbitration, mediation or similar proceeding.

“Additional Closing Payment Amount” shall mean the amount equal to product of (a) $125,000 multiplied by (b) the number of days that elapse from (i) the date the Closing should have occurred in accordance with Section 1.3(a)(i) to and including (ii) the actual Closing Date.

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Agreement” shall have the meaning set forth in the Preamble.

“Allocation Schedule” shall have the meaning set forth in Section 2.7(a).

“Antitrust Laws” shall have the meaning set forth in Section 6.2(a).

“Antitrust Proceedings” shall have the meaning set forth in Section 6.2(a).

“Antitrust Termination Fee” shall have the meaning set forth in Section 9.3(a).

“Applicable Accounting Principles” shall mean GAAP, consistent with the past principles and procedures used by Horizon for the Hawaii Business, and applied on a basis consistent with the Financial Statements.

“Assumed Liabilities” shall have the meaning set forth in Section 2.3.

“Assumed or Novated Multi-Tradelane Contract” shall have the meaning set forth in Section 2.5(b).

“Balance Sheet Date” shall have the meaning set forth in Section 3.19(b).

“Bankruptcy and Equity Exception” shall have the meaning set forth in Section 3.3(a).

“Broker” shall have the meaning set forth in Section 6.10(f).

“Business Day” shall mean a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York are authorized or required by Law to be closed.

“Claim Notice” shall have the meaning set forth in Section 8.3(a).

“Classification Society” shall have the meaning set forth in Section 6.1(a).

“Clayton Act” shall mean the Clayton Act of 1914.

“Closing” shall have the meaning set forth in Section 1.3(a).

“Closing Date” shall have the meaning set forth in Section 1.3(a).

“Closing Excess Out of Class Defect Cost” shall have the meaning set forth in Section 1.4(a).

“Closing Hawaii Capital Expenditures” shall have the meaning set forth in Section 1.4(b).

“Closing Net Working Capital” shall have the meaning set forth in Section 1.4(b).

“Closing Non-Ordinary Course Expenses and Liabilities” shall have the meaning set forth in Section 1.4(b).

“Closing Paid Non-Ordinary Course Expenses and Liabilities” shall have the meaning set forth in Section 1.4(b).

“Closing Retained Non-Ordinary Course Expenses and Liabilities” shall mean an amount equal to 50% of the aggregate amount of Closing Non-Ordinary Course Expenses and Liabilities; provided, that the aggregate amount of Closing Retained Non-Ordinary Course Expenses and Liabilities shall not exceed $7,500,000.

“Closing Statement Return” shall mean any Tax Return required to be filed with respect to Taxes (other than Transaction AMT, Transfer Taxes, Excluded Transfer Taxes and Taxes for which Pasha is liable solely as a result of a breach by Pasha or any Affiliate of Pasha after the Closing of any covenant herein relating to Taxes) for which Pasha is liable pursuant to Section 6.16(c)(ii) that was not filed prior to the Closing Date.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” shall have the meaning set forth in Section 6.4.

“Contract” shall mean any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, lease, license, contract or other agreement, whether written or oral, and including all exhibits and schedules thereto and all amendments and supplements thereto.

“Contributed Assets” shall have the meaning set forth in Section 2.1.

“Convertible Notes” shall mean the (i) Horizon’s 6.00% Series A Convertible Senior Secured Notes due 2017 and (ii) 6.00% Series B Mandatorily Convertible Senior Secured Notes, each as governed by the Convertible Notes Indenture.

“Convertible Notes Indenture” shall mean that certain Indenture, dated as of October 5, 2011, between Horizon, as issuer, and U.S. Bank National Association, as trustee and collateral agent, governing the Convertible Notes, as such indenture may be amended, supplemented, modified, renewed, replaced and/or restated from time to time.

“Current Assets” shall mean the current assets of the Acquired Hawaii Business as of Closing as set forth on the Closing trial balance, as determined in accordance with Schedule 1.4(a) and the Applicable Accounting Principles. Current Assets shall include prepaid Tax assets to the extent arising out of or related to the Hawaii Business, other than Income Tax assets (including refunds of Income Taxes), and the Hawaii Fuel Amount. Current Assets shall exclude cash other than advances to masters (“masters’ cash”), other cash advances and any petty cash onboard the Hawaii Vessels at Closing, or any other cash, transferred to Hawaii LLC pursuant to Section 2.1(r).

“Current Liabilities” shall mean the current liabilities of the Acquired Hawaii Business as of Closing as set forth on the Closing trial balance, as determined in accordance with Schedule 1.4(a) and the Applicable Accounting Principles. Current Liabilities shall (a) include accrued Tax liabilities to the extent arising out of or related to the Hawaii Business, other than any Pre-Closing Income Taxes, Transfer Taxes, Excluded Transfer Taxes and Transaction AMT, and (b) exclude any liabilities or obligations relating to the Rizzo Matter, any Out of Class Defect, any Hawaii Capital Expenditures, any Non-Ordinary Course Expenses and Liabilities, any Indemnified Litigation, any allocation of corporate overhead of Horizon and its Subsidiaries, Intercompany Arrangements and any liabilities and expenses arising out of the execution, delivery, performance and consummation of the Transactions.

“Delaware Courts” shall have the meaning set forth in Section 10.8(b).

“Determination Date” shall have the meaning set forth in Section 1.4(d).

“Direct Claim” shall have the meaning set forth in Section 8.3(c).

“Disclosed Horizon Plans” shall have the meaning set forth in Section 3.19(a).

“Dispute” shall have the meaning set forth in Section 8.4(a).

“Encumbrances” shall mean any mortgage, deed of trust, lease, license, Lien, claim, limitation, restriction, hypothecation, option to purchase or lease or otherwise acquire any interest, right of first refusal or offer, conditional sales or other title retention agreement, adverse claim of ownership or use, easement, encroachment, right of way or other title defect, or other encumbrance of any kind or nature. The term “Encumbrance” shall not be deemed to include any license of, or other right with respect to, any Intellectual Property.

“End Date” shall have the meaning set forth in Section 9.1(a)(i).

“Environmental Laws” shall mean all Laws relating to pollution or protection of the environment or human health and safety (as it relates to exposure to Hazardous Materials), including without limitation, Laws relating to management of or Releases of Hazardous Materials, as the foregoing are enacted and in effect on or prior to Closing.

“EPL Amount” shall have the meaning set forth in Section 6.10(f).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” shall have the meaning set forth in Section 3.9(d).

“Estimated Excess Out of Class Defect Cost” shall have the meaning set forth in Section 1.4(a).

“Estimated Hawaii Capital Expenditures” shall have the meaning set forth in Section 1.4(a).

“Estimated Net Working Capital” shall have the meaning set forth in Section 1.4(a).

“Estimated Paid Non-Ordinary Course Expenses and Liabilities” shall have the meaning set forth in Section 1.4(a).

“Estimated Purchase Price” shall mean (a) $141,500,000.00, plus (b) Working Capital Overage, if any, minus (c) Working Capital Underage, if any, plus (d) Hawaii Capital Expenditures Overage, if any, minus (e) Hawaii Capital Expenditures Underage, if any, plus (f) Estimated Excess Out of Class Defect Cost, if any, plus (g) Estimated Paid Non-Ordinary Course Expenses and Liabilities, if any, minus (h) Estimated Retained Non-Ordinary Course Expenses and Liabilities, if any, plus (i) the Additional Closing Payment Amount, if any, plus (j) the Estimated Transaction AMT, if any.

“Estimated Retained Non-Ordinary Course Expenses and Liabilities” shall mean an amount equal to 50% of the aggregate amount of Estimated Non-Ordinary Course Expenses and Liabilities; provided, that the aggregate amount of Estimated Retained Non-Ordinary Course Expenses and Liabilities shall not exceed $7,500,000.

“Estimated Transaction AMT” shall have the meaning set forth in Section 1.4(a).

“Event” shall have the meaning set forth in Section 3.5.

“Excess Out of Class Defect Cost” shall mean the reasonably documented, out-of-pocket costs to Horizon, if any, of repairing any Out of Class Defect, in accordance with Section 6.19, after deducting from such costs (a) any insurance proceeds actually received by Horizon in respect of such Out of Class Defect and (b) two million dollars ($2,000,000). For the avoidance of doubt, Excess Out of Class Defect Costs shall not be less than zero and shall exclude any allocation of fixed or general corporate overhead costs and expenses of Horizon and its Subsidiaries unless such overhead is related to an Out of Class Defect.

“Exchange Act” shall mean the Securities Exchange Act of 1934.

“Excluded Assets” shall have the meaning set forth in Section 2.2.

“Excluded Liabilities” shall have the meaning set forth in Section 2.4.

“Excluded Transfer Taxes” shall have the meaning set forth in in the definition of Transfer Taxes.

“Exclusive Acquired Entity Documents” shall have the meaning set forth in Section 2.1(l).

“Exclusive Hawaii Vessel Equipment” shall have the meaning set forth in Section 2.1(g).

“Exclusive non-Hawaii Vessel Equipment” shall have the meaning set forth in Section 2.2(j).

“Federal Trade Commission Act” shall mean the Federal Trade Commission Act of 1914.

“Final Closing Statement” shall have the meaning set forth in Section 1.4(b).

“Financial Statements” shall have the meaning set forth in Section 3.19(b).

“Financing” shall have the meaning set forth in Section 6.6.

“Financing Agreements” shall have the meaning set forth in Section 6.6(a).

“Financing Sources” shall mean, in its capacity as such, any lender providing a commitment pursuant to the any commitment letters with respect to debt facilities relating to the Financing or any Affiliates, employees, officers, directors, agents or advisors of any such lender.

“First Lien Notes” shall mean, collectively, each of the 11.00% First Lien Senior Secured Notes Due 2016 issued by Horizon Lines, LLC and outstanding on the Closing Date.

“Form 8023” shall have the meaning set forth in Section 1.3(b).

“Further Estimated Transaction AMT” shall have the meaning set forth in Section 1.4(b).

“GAAP” shall mean generally accepted accounting principles in the United States.

“Governmental Authority” shall mean any federal, state or local, domestic, foreign or multinational government, court, tribunal, judicial or arbitral body, arbitrator, regulatory or administrative agency, commission, authority or other governmental or quasi-governmental instrumentality.

“Guarantee Fees” shall have the meaning set forth in Section 6.8.

“Guarantees” shall have the meaning set forth in Section 6.8.

“Hawaii Assignment and Assumption Agreement” shall have the meaning set forth in Section 1.3(b)(iii)(C).

“Hawaii Budget” shall have the meaning set forth in Section 6.1(a)(iv).

“Hawaii Business” shall mean Horizon’s and its Subsidiaries’ Jones Act and U.S. Coastwise Trade container shipping business serving the market of Hawaii from the continental United States, including but not limited to Horizon’s and its Subsidiaries’
(including HSI and Sea-Logix) properties, assets, employees, finances, businesses, plans and operations used in such market. For the avoidance of doubt, the Hawaii Business shall in no event include any liabilities or obligations related to Horizon’s and its Subsidiaries’ Guam and China operations and businesses.

“Hawaii Business Balance Sheet Assets” shall have the meaning set forth in Section 2.1.

“Hawaii Business Balance Sheet Liabilities” shall have the meaning set forth in Section 2.3.

“Hawaii Business Permits” shall have the meaning set forth in Section 2.1(i).

“Hawaii Capital Expenditures” shall mean any and all costs incurred or paid by Horizon or any of its Subsidiaries after and including the date of this Agreement until and including the Closing Date (1) with respect to any capital expenditures or other capitalized cost for the Hawaii Business, and (2) in connection with dry docks of the Hawaii Vessels, in each case, determined in accordance with Schedule 1.4(a) and the Applicable Accounting Principles. Hawaii Capital Expenditures shall exclude any liabilities or obligations relating to any Out of Class Defect and any allocation of fixed or general corporate overhead costs and expenses of Horizon and its Subsidiaries (other than the Acquired Entities), unless such overhead is related to a Hawaii Capital Expenditure.

“Hawaii Capital Expenditures Overage” shall exist when (and shall be equal to the amount by which) Estimated Hawaii Capital Expenditures exceeds Target Hawaii Capital Expenditures.

“Hawaii Capital Expenditures Underage” shall exist when (and shall be equal to the amount by which) Target Hawaii Capital Expenditures exceeds Estimated Hawaii Capital Expenditures.

“Hawaii Charter Documents” shall have the meaning set forth in Section 3.1(c).

“Hawaii Contracts” shall have the meaning set forth in Section 2.1(e).

“Hawaii Employees” shall have the meaning set forth in Section 6.5(a).

“Hawaii Fuel Amount” shall mean the (a) aggregate volume (measured in tons) of fuel on board the Hawaii Vessels on the Closing Date multiplied by (b) the average price per ton of fuel at Oakland, CA, Long Beach, CA and Seattle, WA. during the five (5) days prior to the Closing Date For purposes of measuring actual Hawaii Fuel Amount as of the Closing Date, a fuel survey will be conducted on each Hawaii Vessel either (a) if the vessel is then in port, on the Closing Date, or (b) if the vessel is not in port on the Closing Date, when such vessel makes its next port call after the Closing Date, and the amount of fuel shall be calculated as of the Closing Date based on such survey (i.e., by adding back the volume of fuel used between the Closing Date and the date of the fuel survey).

“Hawaii Leased Property” shall have the meaning set forth in Section 3.12.

“Hawaii LLC” shall have the meaning set forth in the Preamble.

“Hawaii LLC Units” shall have the meaning set forth in Section 1.1(c)(i)(A).

“Hawaii Material Adverse Effect” shall mean any Event that (a) individually or in the aggregate, has been, or would reasonably be expected to be, materially adverse to the business, results of operations or financial condition of the Acquired Hawaii Business, other than any Event directly or indirectly arising out of, resulting from or relating to the following: (i) any Event generally affecting the economy, regulatory, political or geopolitical conditions or conditions in the financial, credit or securities markets (including changes in interest or currency exchange rates) in any country or region in which the Acquired Hawaii Business is conducted; (ii) any Event affecting any of the industries or markets in which the Acquired Hawaii Business operates; (iii) any acts of God, natural disasters (including earthquakes, tsunamis and hurricanes), terrorism, armed hostilities, sabotage, war or any escalation or worsening of acts of terrorism, armed hostilities or war; (iv) any enactment of, change in, or change in interpretation of, any Law or GAAP or governmental policy; (v) the announcement, pendency of or performance of the Transactions or the transaction contemplated by the Merger Agreement, including by reason of the identity of Pasha or Matson or any communication by Pasha regarding the plans or intentions of Pasha with respect to the Acquired Hawaii Business and including the impact directly relating to any of the foregoing on any relationships, contractual or otherwise, with customers, suppliers, collaboration partners, employees, labor unions or regulators, including the loss of any employees; (vi) any action specifically required pursuant to the terms of this Agreement or the Merger Agreement or taken with the written consent of Pasha; (vii) any change in the market price, or change in trading volume, of Horizon Common Stock or Horizon Warrants (it being understood that the facts or occurrences giving rise or contributing to such failure may be deemed to constitute, or be taken into account in determining, whether there has been, or would reasonably be expected to be, a Hawaii Material Adverse Effect); (viii) any failure by Horizon or its Subsidiaries to meet internal, analysts’ or other earnings estimates or financial projections or forecasts for any period, or any changes in credit ratings and any changes in any analysts recommendations or ratings with respect to Horizon or any of its Subsidiaries (it being understood that the facts or occurrences giving rise or contributing to such failure may be deemed to constitute, or be taken into account in determining, whether there has, or would reasonably be expected to have, a Hawaii Material Adverse Effect); and (ix) any pending, initiated or threatened Action against Horizon or any of its officers or directors, in each case, arising out of or relating to the execution of this Agreement or the Transactions, or the Merger Agreement or the transactions contemplated thereby; provided, however, that the Events set forth in the foregoing clauses (i) through (iv) may be taken into account in determining whether a Hawaii Material Adverse Effect has occurred or would reasonably be expected to occur, in each case to the extent, and only to the extent any such Event has a materially disproportionate adverse impact on the Acquired Hawaii Business as compared to other companies that conduct business in the regions and in the industries in which the Acquired Hawaii Business conducts business, or (b) would, individually or in the aggregate, reasonably be expected to prevent or materially delay Horizon’s consummation of the Transactions. For the avoidance of doubt, the loss of a Hawaii Vessel or total constructive loss of a Hawaii Vessel which cannot be remedied within 120 days of such loss shall be deemed a Hawaii Material Adverse Effect.

“Hawaii Material Contract” shall have the meaning set forth in Section 3.13(a).

“Hawaii Receivables” shall have the meaning set forth in Section 2.1(n).

“Hawaii Vessel Equipment” shall have the meaning set forth in Section 2.1(g).

“Hawaii Vessels” shall have the meaning set forth in Section 2.1(a).

“Hawaii LLC” shall have the meaning set forth in the Preamble.

“Hawaii LLC Units” shall have the meaning set forth in Section 1.1(c)(i).

“Hazardous Materials” shall mean any material, substance, pollutant, contaminant, or waste that is regulated under, or for which liability can arise pursuant to, any Environmental Law because of its hazardous or dangerous properties or characteristics, including without limitation all petroleum, crude oil or any fraction thereof, and natural, liquefied, and synthetic gas.

“Horizon” shall have the meaning set forth in the Preamble.

“Horizon Board” shall have the meaning set forth in the Recitals.

“Horizon Common Stock” shall mean shares of common stock, par value $0.01 per share, of Horizon.

“Horizon Credit Facilities” shall mean the ABL Facility and the $20M Term Loan.

“Horizon Disclosure Schedule” shall have the meaning set forth in the Article III Preamble.

“Horizon Insurance Agreements” shall have the meaning set forth in Section 6.10(e).

“Horizon Pension Plan” shall have the meaning set forth in Section 3.9(c).

“Horizon Plans” shall mean (a) each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA) that Horizon or any of its Subsidiaries maintains, sponsors, participates in, is a party or contributes to, or with respect to which Horizon or any of its Subsidiaries would reasonably be expected to have any material liability (contingent or otherwise) and (b) each other employee benefit plan, program, agreement or arrangement, whether written or unwritten, including without limitation, any stock option, stock purchase, stock appreciation right or other stock or stock-based incentive plan, cash bonus or incentive compensation arrangement, retirement or deferred compensation plan, supplemental executive retirement plan, profit sharing plan, unemployment or severance compensation plan, fringe benefit perquisite, or employment or individual consulting agreement, for any current or former employee or director of, or other individual service provider to, Horizon or any of its Subsidiaries that does not constitute an “employee benefit plan” (as defined in Section 3(3) of ERISA), that Horizon or any of its Subsidiaries maintains, sponsors, participates in, is a party or contributes to, or with respect to which Horizon or any of its Subsidiaries would reasonably be expected to have any material liability (contingent or otherwise), in each case of (a) and (b), to the extent affecting any Hawaii Employee.

“Horizon SEC Documents” shall mean, collectively, all registration statements, reports, proxy statements and other documents filed with or furnished to the SEC by Horizon or any of its Subsidiaries since January 1, 2012, in each case including all exhibits and schedules thereto and documents incorporated by reference therein, as such statements and reports may have been amended since the date of their filing through the date of this Agreement.

“Horizon Warrants” shall mean the outstanding unexercised warrants to purchase or otherwise acquire shares of Horizon Common Stock.

“HSI” shall mean Hawaii Stevedoring, Inc., a Hawaii corporation.

“HSI Shares” shall have the meaning set forth in Section 1.1(c)(ii).

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Income Taxes” shall mean Taxes based upon or measured by net income imposed under the Code or any analogous provision of state, local or foreign Law (including, for the avoidance of doubt, the tax on notional shipping income imposed pursuant to Section 1352 of the Code) and any Taxes imposed by the State of Washington on a combined basis (including any such State of Washington Taxes imposed on gross receipts).

“Inbound License Agreements” shall mean all Contracts granting to Horizon or any of its Subsidiaries any license or other right to use any Intellectual Property owned by a third party, but excluding commercially available “off-the-shelf” software licensed to Horizon or any of its Subsidiaries in object code form for an aggregate license fee of no more than $50,000.

“Indebtedness” shall mean, with respect to any specified Person, (a) any indebtedness for borrowed money, including any unpaid principal, premium, accrued and unpaid interest, prepayment penalties, commitment and other fees, reimbursements, indemnities and all other amounts payable in connection therewith, (b) other indebtedness and liabilities of such Person evidenced by notes, bonds or debentures or similar instruments or debt securities, (c) all obligations, contingent or otherwise, of such Person in respect of any letters of credit or bankers’ acceptances (to the extent drawn), (d) any interest rate swap or other hedging arrangement of such person, (e) all obligations of such Person for deferred purchase price of property or services, except trade accounts payable in the ordinary course of business, (f) any capital lease obligations and (g) any guarantee of any such indebtedness or debt securities of any other Person described in clauses (a) through (f).

“Indemnified Litigation” shall have the meaning set forth in Section 8.2(c).

“Indemnified Party” shall have the meaning set forth in Section 8.3(a).

“Indemnifying Party” shall have the meaning set forth in Section 8.3(a).

“Independent Accounting Firm” shall have the meaning set forth in Section 1.4(d).

“Insurer” shall have the meaning set forth in Section 6.10(e).

“Intellectual Property” shall mean, in any and all jurisdictions throughout the world, all (a) patents and patent applications (“Patents”), (b) trademarks, trade names, service marks, logos, corporate names, internet domain names, and any registrations and applications for registration of any of the foregoing, together with all goodwill associated with each of the foregoing (“Marks”), (c) registered and unregistered copyrights, including copyrights in computer software, mask works and databases (“Copyrights”) and (d) trade secrets and other proprietary know-how (“Trade Secrets”).

“Intercompany Arrangements” shall have the meaning set forth in Section 6.7.

“Interim Financial Statements” shall have the meaning set forth in Section 3.19(b).

“IRS” shall mean the U.S. Internal Revenue Service.

“Jones Act” shall mean 46 U.S.C. § 50501(a), (b) and (d), and the regulations promulgated thereunder (as each may be amended from time to time).

“Knowledge” shall mean, (a) in the case of Horizon, the actual knowledge, as of the date of this Agreement, of the individuals listed on Schedule 10.13(a) after reasonable inquiry, and (b) in the case of Pasha, the actual knowledge, as of the date of this Agreement, of the individuals listed on Schedule 10.13(b) after reasonable inquiry.

“Laws” shall mean laws, statutes, ordinances, codes, rules, regulations, codes, injunctions, judgments, decrees and Orders of Governmental Authorities.

“Liens” shall mean any pledges, liens, charges, encumbrances, options to purchase or lease or otherwise acquire any interest, and security interests of any kind or nature whatsoever. The term “Lien” shall not be deemed to include any license of, or other right with respect to, any Intellectual Property.

“Losses” shall have the meaning set forth in Section 8.1.

“Matson” shall have the meaning set forth in the Recitals.

“Merger Agreement” shall have the meaning set forth in the Recitals.

“Merger Sub” shall have the meaning set forth in the Recitals.

“Mortgage Release Documents” shall mean, collectively, a Satisfaction or Release of Mortgage, Claim of Lien or Preferred Mortgage with respect to each Hawaii Vessel, and all other documents or instruments necessary to release all Liens and Encumbrances on each Hawaii Vessel securing the Notes and the Horizon Credit Facilities.

“Mortgage Release Escrow Agent” shall have the meaning set forth in Section 6.20(c).

“Multi-Tradelane Contract” shall have the meaning set forth in Section 2.5(b).

“Net Adjustment Amount” shall have the meaning set forth in Section 1.4(g)(i).

“Net Working Capital” shall mean, without duplication, an amount (which may be positive or negative) equal to the sum of Current Assets, minus Current Liabilities for the Acquired Hawaii Business as of the Closing Date,, prepared and calculated in accordance with the Schedule 1.4(a) and the Applicable Accounting Principles. For the avoidance of doubt, all Intercompany Arrangements of the Acquired Hawaii Business shall be excluded from the calculation of Net Working Capital.

“New Plans” shall have the meaning set forth in Section 6.5(c).

“Non-Ordinary Course Expenses and Liabilities” shall mean any Event, Loss, liability, Action or Order occurring or incurred between and including the date of this Agreement and the Closing Date with respect to the Hawaii Business, the Acquired Entities, the Transferred Liabilities, the Transferred Assets, or the Hawaii Employees that results or is reasonably expected to result in a payment, payment obligation or Loss, liability or other obligation (after deducting any insurance proceeds actually received by Horizon or any of its Subsidiaries) to Horizon or any of its Subsidiaries in an amount greater than one million dollars ($1,000,000) and that occurs or arises outside the ordinary course of business consistent with past practice and experience , whether or not paid as of the Closing Date, and for which notice is given to Pasha and Matson prior to Closing Date. Non-Ordinary Course Expenses and Liabilities shall not include (a) Hawaii Capital Expenditures, alternative minimum Tax (calculated at the rate imposed under Section 55 of the Code, plus any applicable state and local alternative minimum Tax rate) payable by Horizon and its Affiliates (including HSI with respect to the period ending on the closing date of the merger under the Merger Agreement) with respect to the Transactions, Out of Class Defects, Indemnified Litigation or any allocation of fixed or general corporate overhead costs and expenses of Horizon and its Subsidiaries (other than the Acquired Entities), unless such overhead is related to the Non-Ordinary Course Expenses and Liabilities.

“Note Documents” shall mean, collectively, the Notes and all other documents, instruments or agreements executed and delivered by Horizon or any of its Affiliates in connection therewith.

“Noteholders” shall mean, collectively, the holders of any of the Notes.

“Notes” shall mean, collectively, the First Lien Notes, the Second Lien Notes and the Convertible Notes.

“Notes Payoff Amount” shall have the meaning set forth in the Section 6.20(b).

“Notice of Disagreement” shall have the meaning set forth in Section 1.4(c).

“Novation Fees” shall have the meaning set forth in Section 2.5(b).

“Offering Documents” has the meaning set forth in Section 6.6(a).

“Old Plans” shall have the meaning set forth in Section 6.5(c).

“Order” shall mean any order, judgment, decision, decree, fine, citation, injunction, ruling, writ or assessment of any Governmental Authority (whether temporary, preliminary or permanent) that is binding on any Person or its property or assets.

“Out of Class Defect” shall have the meaning set forth in Section 6.19.

“Outbound License Agreements” shall mean all Contracts under which Horizon or any of its Subsidiaries grants to a third party any license or other rights to use any Intellectual Property, other than non-exclusive licenses granted to customers or vendors in the ordinary course of business.

“Paid Non-Ordinary Course Expenses and Liabilities” shall mean the amount of Non-Ordinary Course Expenses and Liabilities that are paid, settled or discharged by Horizon or any of its Subsidiaries on or before the Closing Date.

“Pasha” shall have the meaning set forth in the Preamble.

“Pasha Material Adverse Effect” shall mean any change, event, occurrence or effect that would, individually or in the aggregate, reasonably be expected to prevent or materially impede or delay the consummation by Pasha of the Transactions.

“Pasha Parent” shall have the meaning set forth in the Preamble.

“Pasha Sub” shall have the meaning set forth in the Preamble.

“Payoff Amount” shall mean, with respect to each Horizon Credit Facility, the total amount required to be paid to fully satisfy all outstanding and unpaid principal, interest, prepayment premiums, penalties, breakage costs, attorneys’ fees and other costs and expenses, or similar outstanding and unpaid obligations related to all indebtedness and other obligations owed under such Horizon Credit Facility as of the anticipated Closing Date (and the daily accrual thereafter).

“Payoff and Lien Release Documents” shall have the meaning set forth in the Section 6.20(a).

“Permitted Encumbrances” shall mean (a) zoning, building codes and other land use Laws regulating the use or occupancy of such real property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such real property, (b) the right of any Governmental Authority to exercise its power to revoke the use right granted by such Governmental Authority with respect to any real property and (c) easements, rights-of-way, encroachments, restrictions, covenants, conditions and other similar Encumbrances that individually or in the aggregate, (i) are not substantial in character, amount or extent in relation to the applicable real property and (ii) do not materially interfere with Horizon’s current or contemplated use, utility or value of the applicable real property or otherwise materially interfere with Horizon’s present or contemplated business operations at such location.

“Permitted Liens” shall mean (a) statutory Liens for Taxes, assessments or other charges imposed by Governmental Authorities not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings, in each case, for which adequate reserves have been established in accordance with GAAP, (b) mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar Liens granted or which arise in the ordinary course of business and that are not yet due and delinquent, the amount or validity of which are being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP, and (c) Liens arising under or in connection with applicable building and zoning Laws, codes, ordinances, and state and federal regulations and (d) Permitted Maritime Liens.

“Permitted Maritime Liens” shall mean: (a) Liens for crew wages (including wages of the master of the Hawaii Vessels) incurred in the ordinary course of business and that are not yet due and payable or that are being contested in good faith by appropriate proceedings by Horizon or its Subsidiaries so long as Horizon has set aside on its books adequate reserves with respect to such Liens and such deferment in payment does not subject any Hawaii Vessel to sale, forfeiture or loss; (b) Liens for general average or salvage (including contract salvage) and Liens for wages of stevedores employed by or on behalf of Horizon, its Subsidiaries or the operator, agent or master of the Hawaii Vessels, which in each case are not yet due and payable unless any such Lien is being contested in good faith and by appropriate proceedings by Horizon or its Subsidiaries and Horizon has set aside on its books adequate reserves with respect to such Liens and such deferment in payment does not subject any Hawaii Vessel to sale, forfeiture or loss; (c) Liens for necessaries provided to the Hawaii Vessels incurred in the ordinary course of business that are not yet due and payable or that are being contested in good faith by appropriate proceedings by Horizon or its Subsidiaries so long as Horizon has set aside on its books adequate reserves with respect to such Liens and such deferment in payment does not subject any Hawaii Vessel to sale, forfeiture or loss; (d) Liens for damages arising from maritime torts (i) that are unclaimed, (ii) that have been claimed and are covered by insurance or (iii) in respect of which a bond or other security has been posted on behalf of Horizon or its Subsidiaries with the appropriate court or other tribunal to prevent the arrest or to secure the release of the applicable Hawaii Vessel from arrest; (e) Liens arising by operation of law in favor of the charterer with respect to the bareboat charters contemplated by the Step Plan; and (f) other Liens arising by operation of law in the ordinary course of business in connection with operating, maintaining or repairing the Hawaii Vessels that are not yet due and payable or that are being contested in good faith by appropriate proceedings by Horizon or its Subsidiaries so long as Horizon has set aside on its books adequate reserves with respect to such Liens and such deferment in payment does not subject any Hawaii Vessel to sale, forfeiture or loss.

“Person” shall mean an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act), including a Governmental Authority.

“Pre-Closing Income Taxes” shall mean (a) Income Taxes attributable to any taxable period (or portion thereof) ending on or before the Closing Date (including any alternative minimum Tax liability payable by Horizon and its Affiliates with respect to the Transactions in excess of any Transaction AMT), (b) Income Taxes other than those described in clause (a) above arising solely from the inclusion of an Acquired Entity in an affiliated, consolidated, combined or unitary group for Income Tax purposes at any time prior to the Closing, and (c) interest, penalties and additions to tax with respect to the foregoing clauses (a) and (b). In the case of any Straddle Period, the pre-Closing portion of such Income Taxes shall be determined as if the taxable year ended on the Closing Date, with deductions claimed on an annual basis (such as depreciation and amortization) allocated based on the number of days in such period up to and including the Closing Date divided by the total number of days in such period, and income of any entity treated as a partnership for applicable Income Tax purposes shall be allocated based upon a closing of the books of such entity as of the Closing Date.

“Preliminary Closing Statement” shall have the meaning set forth in Section 1.4(a).

“Premium” shall have the meaning set forth in Section 6.10(e).

“Preparing Party” shall have the meaning set forth in Section 6.16(e)(iii).

“Purchased Interests” shall have the meaning set forth in Section 1.1(c)(ii).

“Purchase Price” shall mean the Estimated Purchase Price, subject to adjustment in accordance with Section 1.4.

“Purchase Price Allocation” shall have the meaning set forth in Section 2.7(a).

“Receiving Party” shall have the meaning set forth in Section 6.16(e)(iii).

“Refund Paying Party” shall have the meaning set forth in Section 6.16(j).

“Refund Receiving Party” shall have the meaning set forth in Section 6.16(j).

“Release” shall mean any release, spill, emission, discharge, leaking, pumping, injection, disposal or leaching into the environment.

“Release Fees” shall have the meaning set forth in Section 6.8.

“Representatives” shall mean, with respect to any Person, such Person’s and its Subsidiaries’ and controlled Affiliates’ directors, officers, employees, advisors, attorneys, accountants, investment bankers, consultants or other representatives (acting in such capacity) retained by such Person, its Subsidiaries or any of its controlled Affiliates, together with directors, officers and employees of such Person and its Subsidiaries.

“Represented Employee” shall have the meaning set forth in Section 6.5(f).

“Represented Hawaii Employee” shall have the meaning set forth in Section 6.5(f).

“Restraints” shall have the meaning set forth in Section 7.1(b).

“Rizzo Matter” shall have the meaning set forth in Section 2.3(h).

“Sample Statement” shall have the meaning set forth in Section 1.4(a).

“Sea-Logix” shall mean Sea-Logix, LLC, a Delaware limited liability company. For purposes of this Agreement, all references to “Sea-Logix” in any representations, warranties, covenants or other agreements shall refer to Sea-Logix, LLC excluding the Transferred Sea-Logix Employees, the Transferred Sea-Logix Assets and the Transferred Sea-Logix Liabilities.

“Sea-Logix Units” shall have the meaning set forth in Section 1.1(c)(i)(B).

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Second Lien Notes” shall mean, collectively, each of the Second Lien Senior Secured Notes Due 2016 issued by Horizon Lines, LLC and outstanding on the Closing Date.

“Second Request” shall have the meaning set forth in Section 6.2(b).

“Section 338(h)(10) Election” shall have the meaning set forth in Section 6.16(a).

“Secured Indebtedness” shall mean the Horizon Credit Facilities and the Notes.

“Securities Act” shall have the meaning set forth in Section 3.1(b).

“Service Fees” shall have the meaning set forth in Section 2.5(b).

“Sharing Ratio” shall have the meaning set forth in Section 6.10(f).

“Sherman Act” shall mean the Sherman Antitrust Act of 1890.

“Step Plan” shall have the meaning set forth in the Section 6.22.

“Straddle Period” shall mean a taxable period beginning on or before, and ending after, the Closing Date.

“Subsidiary” when used with respect to any party, shall mean any corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than fifty percent (50%) of the equity and more than fifty percent (50%) of the ordinary voting power (or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests) are, as of such date, owned by such party or one or more Subsidiaries of such party or by such party and one or more Subsidiaries of such party.

“Technology Agreements” shall mean all Contracts relating to hardware or otherwise to information technology which would require payments by Horizon or to Horizon under any such Contract of more than $50,000 after the date of this Agreement, other than Inbound License Agreements and Outbound License Agreements.

“Target Hawaii Capital Expenditures” shall mean the amount equal to twenty nine thousand eight hundred sixty-three ($29,863) multiplied by the number of days that elapse from the date of this Agreement until the Closing Date. For example, if the Closing takes place one hundred (100) days after signing, Target Hawaii Capital Expenditures would be: $2.9863 million ($29,863 x 100).

“Target Net Working Capital” shall mean seven million dollars ($7,000,000).

“Tax Claim” shall have meaning set forth in Section 6.16(f).

“Tax Returns” shall have the meaning set forth in Section 3.8(b).

“Taxes” shall have the meaning set forth in Section 3.8(b).

“Termination Fee” shall have the meaning set forth in the Section 9.4(a).

“Third Party Claim” shall have the meaning set forth in Section 8.3(a).

“Transaction AMT” shall mean an amount equal to fifty percent (50%) of the alternative minimum Tax liability (calculated at the rate imposed under Section 55 of the Code, plus any applicable state and local alternative minimum Tax rate) payable by Horizon and its Affiliates (including HSI with respect to the period ending on the closing date of the merger under the Merger Agreement) with respect to the Transactions. Transaction AMT shall be determined on a “with and without” basis, such that the amount of Transaction AMT shall equal 50% of the amount by which (a) the alternative minimum Tax liability (using the rates specified above) of Horizon and its Affiliates taking into account the effect of the Transactions, exceeds (b) the alternative minimum Tax liability (using the rates specified above) of Horizon and its Affiliates without taking into account the effects of the Transactions; provided, however, that Transaction AMT shall be subject to adjustment and payment in a manner consistent with Section 1.4 and Section 6.16. For the avoidance of doubt, the amount of any Transaction AMT owed by Pasha pursuant to this Agreement at any point in time shall take into account any previous payments of Transaction AMT made by Pasha pursuant to Section 1.4 and/or Section 6.16.

“Transaction Notification” shall have the meaning set forth in Section 7.5.

“Transactions” shall have the meaning set forth in Section 1.1.

“Transfer Taxes” shall mean any federal, state, county, local, foreign and other sales, use, excise, transfer, conveyance, documentary transfer, recording or other similar Taxes imposed with respect to the Transactions, and any interest, penalties and additions to Tax in respect thereof; provided, however, that Transfer Taxes shall not include any such amounts incurred with respect to the transfer of Hawaii Vessels pursuant to this Agreement and the Step Plan that would not have been incurred if the Hawaii Vessels were transferred directly to the applicable Subsidiary of Hawaii LLC as opposed to being transferred first to Hawaii LLC and then to the applicable Subsidiary of Hawaii LLC (any amounts subject to this proviso, “Excluded Transfer Taxes”).

“Transferred Assets” shall mean the Contributed Assets together with the assets held by HSI and Sea-Logix.

“Transferred Liabilities” shall mean the Assumed Liabilities together with the liabilities and obligations of HSI and Sea-Logix. For the avoidance of doubt, Transferred Liabilities shall not include any Taxes allocated to Horizon under Section 6.16(c)(i).

“Transferred Sea-Logix Assets” shall have the meaning set forth in Section 6.12(b).

“Transferred Sea-Logix Employees” shall have the meaning set forth in Section 6.12(a).

“Transferred Sea-Logix Liabilities” shall have the meaning set forth in Section 6.12(c).

“Transition Services Agreement” shall have the meaning set forth in Section 1.3(b)(iii)(D).

“U.S. Citizen” shall mean a Person that is a citizen of the United States within the meaning of 46 U.S.C. § 50501(a), (b) and (d), and the regulations promulgated thereunder (as each may be amended from time to time), eligible and qualified to own and operate U.S.-flag vessels in the U.S. Coastwise Trade.

“U.S. Coastwise Trade” shall mean the carriage or transport of merchandise and/or other materials and/or passengers in the coastwise trade of the United States of America within the meaning of Chapter 551 of Title 46 of the United States Code.

“Unpaid Non-Ordinary Course Expenses and Liabilities” shall mean the amount of Non-Ordinary Course Expenses and Liabilities that remain unpaid, unsettled or non-discharged as of the Closing Date.

“Vessel Equipment” shall have the meaning set forth in Section 2.1(g).

“WARN Act” shall have the meaning set forth in Section 3.10(b).

“Working Capital Overage” shall exist when (and shall be equal to the amount by which) Estimated Net Working Capital exceeds Target Net Working Capital.

“Working Capital Underage” shall exist when (and shall be equal to the amount by which) Target Net Working Capital exceeds Estimated Net Working Capital.

“Written Consent to Assignment” shall have the meaning set forth in Section 6.10(e).

Section 10.14 Interpretation.

(a) When a reference is made in this Agreement to an Article, a Section, an Exhibit or a Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All references to “material” in this Agreement in relation to the Hawaii Business shall be determined with reference to the Hawaii Business on a standalone basis and not with reference to Horizon and its Subsidiaries as a whole. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. References to days mean calendar days unless otherwise specified. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified, restated or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein and the rules and regulations promulgated thereunder. References to a Person are also to its permitted assigns and successors.

(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

The Pasha Group

By:	/s/ George Pasha
Name: George W. Pasha, IV
Title: President and Chief Executive Officer

SR Holdings LLC

By:	/s/ George Pasha
Name: George W. Pasha, IV
Title: President and Chief Executive Officer

Horizon Lines, Inc.

By:	/s/ Mike Zendan
Name: Michael Zendan
Title: Secretary

Sunrise Operations LLC

By:	/s/ Mike Zendan
Name: Michael Zendan
Title: Secretary

[Signature Page to Contribution, Assumption and Purchase Agreement]

Appendix C

Opinion of Goldman Sachs & Co.

PERSONAL AND CONFIDENTIAL

November 11, 2014

Board of Directors

Horizon Lines, Inc.

4064 Colony Road

Suite 200

Charlotte, North Carolina 28211

Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders (other than Matson Navigation Company, Inc. (“Parent”) and its subsidiaries) of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Horizon Lines, Inc. (the “Company”) of the $0.72 in cash per Share to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of November 11, 2014 (the “Agreement”), by and among Parent, Hogan Acquisition Inc., a wholly owned subsidiary of Parent, and the Company.

Goldman, Sachs & Co. (“Goldman Sachs”) and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Parent, any of their respective affiliates and third parties, including Beach Point Capital Management, Caspian Capital Management, Pioneer Investment Management, Inc., Western Asset Management Co., Ship Finance International Ltd. and Archview Investment Group LP, each a significant stockholder and/or debtholder of the Company (each, a “Company Security Holder”), and The Pasha Group (“Pasha”), a party to the Contribution, Assumption and Purchase Agreement (as defined in the Agreement), and any of their respective affiliates, or any currency or commodity that may be involved in the transactions contemplated by the Agreement (collectively, the “Transaction”). We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, all of which are contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We have provided certain financial advisory and/or underwriting services to the Company and/or its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation. We may also in the future provide financial advisory and/or underwriting services to the Company, Parent, Pasha, the Company Security Holders and their respective affiliates for which our Investment Banking Division may receive compensation. Affiliates of Goldman Sachs also may have co-invested with certain of the Company Security Holders and their respective affiliates from time to time and may have invested in limited partnership units of affiliates of certain of the Company Security Holders from time to time and may do so in the future.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five fiscal years ended December 22, 2013; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; certain publicly available research analyst reports for the Company; and certain internal financial analyses and forecasts for the Company prepared by its management, as approved for our use by the Company (the “Forecasts”). We have also held discussions with members of the

Board of Directors

Horizon Lines, Inc.

November 11, 2014

senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the Shares; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the maritime industry and in other industries; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the expected benefits of the Transaction in any way meaningful to our analysis. We have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition, the effect of which would be in any way meaningful to our analysis.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view to the holders (other than Parent and its subsidiaries) of Shares, as of the date hereof, of the $0.72 in cash per Share to be paid to such holders pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any agreements relating to the sales of business lines of the Company (including the Contribution, Assumption and Purchase Agreement) or any transaction contemplated by such agreements (such transactions, the “Divestiture Transactions”) or any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, the fairness of the consideration to be received by the Company pursuant to the Divestiture Transactions or the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the $0.72 in cash per Share to be paid to the holders (other than Parent and its subsidiaries) of Shares pursuant to the Agreement or otherwise. We are not expressing any opinion as to (i) the impact of the Transaction on the solvency or viability of the Company, Parent, Pasha or the entities resulting from the Divestiture Transactions (the “Divested Businesses”), (ii) the ability of the Company to complete the Divestiture Transactions or (iii) the ability of the Company, Parent, Pasha or the Divested Businesses to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman Sachs.

Board of Directors

Horizon Lines, Inc.

November 11, 2014

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $0.72 in cash per Share to be paid to the holders (other than Parent and its subsidiaries) of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

(GOLDMAN, SACHS & CO.)

Appendix D

Section 262 of the General Corporation Law of the State of Delaware

§ 262. Appraisal rights [For application of this section, see 79 Del. Laws, c. 72, § 22 and 79 Del. Laws, c. 122, § 12]

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to

§ 251(h) of this title, later than the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

SPECIAL MEETING OF STOCKHOLDERS OF

HORIZON LINES, INC.

, 2015

GO GREEN e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://www.horizonlines.com

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

00003000303000000000

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x

The Board of Directors recommends you vote FOR the following proposals:

FOR AGAINST ABSTAIN

1. To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of November 11, 2014 (as it may be amended, the “merger agreement”), by and among the Company, Matson Navigation Company, Inc., a Hawaii corporation (“Parent”), and Hogan Acquisition Inc., a Delaware corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will merge with and into the Company (the “merger”), with the Company surviving the merger and becoming a wholly-owned subsidiary of Parent;

2. To consider and cast an advisory (non-binding) vote with respect to certain compensation that will or may become payable by the Company to its named executive officers in connection with the merger (referred to as merger-related executive compensation);

3. To consider and vote upon a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement; and

This Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this Proxy will be voted FOR Proposals 1, 2 and 3 and, at the Proxy’s direction, on any other matter that may properly come before the Special Meeting.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Stockholder

Date:

Signature of Stockholder

Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

HORIZON LINES, INC.

SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON __, 2015

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned appoints Michael F. Zendan II, Esq. and Michael T. Avara, and each of them, as proxies, each with the power to appoint his substitute, and authorizes each of them to represent and vote, as designated below, all of the shares of stock of Horizon Lines, Inc. held of record by the undersigned on __, 2015, at the Special Meeting of Stockholders of Horizon Lines, Inc. to be held on , 2015, and at any and all adjournments or postponements thereof. The Board of Directors recommends a vote in favor of Proposal 1, Proposal 2 and Proposal 3.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Proposal 1, FOR Proposal 2 and FOR Proposal 3.

14475

SPECIAL MEETING OF STOCKHOLDERS OF

HORIZON LINES, INC.

, 2015

PROXY VOTING INSTRUCTIONS

INTERNET—Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

Vote online until 11:59 PM?EST?the day before the meeting.

MAIL—Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN?PERSON—You may vote your shares in person by attending the Special Meeting.

GO GREEN—e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

COMPANY NUMBER

ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://www.horizonlines.com

Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet.

00003000303000000000

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE

The Board of Directors recommends you vote FOR the following proposals:

FOR AGAINST ABSTAIN

1. To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of November 11, 2014 (as it may be amended, the “merger agreement”), by and among the Company, Matson Navigation Company, Inc., a Hawaii corporation (“Parent”), and Hogan Acquisition Inc., a Delaware corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will merge with and into the Company (the “merger”), with the Company surviving the merger and becoming a wholly-owned subsidiary of Parent;

2. To consider and cast an advisory (non-binding) vote with respect to certain compensation that will or may become payable by the Company to its named executive officers in connection with the merger (referred to as merger-related executive compensation);

3. To consider and vote upon a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement; and

This Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this Proxy will be voted FOR Proposals 1, 2 and 3 and, at the Proxy’s direction, on any other matter that may properly come before the Special Meeting.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Stockholder Date: Signature of Stockholder Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.